Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHITING PETROLEUM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	20-0098515
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1700 Broadway, Suite 2300

Denver, Colorado 80290-2300

(303) 837-1661

(Address, Including ZIP Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James J. Volker

Chairman, President and Chief Executive Officer

1700 Broadway, Suite 2300

Denver, Colorado 80290-2300

(303) 837-1661

(Name, Address, Including ZIP Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Benjamin F. Garmer, III, Esq. Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 271-2400	Kendor P. Jones, Esq. Welborn Sullivan Meck & Tooley, P.C. 821 17th Street, Suite 500 Denver, Colorado 80202 (303) 830-7500	Stuart A. Fredman, Esq. Holme Roberts & Owen LLP 299 South Main Street, Suite 1800 Salt Lake City, Utah 84111 (801) 521-9639

Approximate date of commencement of proposed sale to the public: As soon as practicable following consummation of the merger described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE

Common Stock, par value $0.001 per share	N/A	N/A	$48,479,534	$6,143

(1)	Pursuant to Rule 457(o) under the Securities Act, this information is not included.

(2)	This registration statement relates to common stock of Whiting Petroleum Corporation to be issued in the proposed merger of Equity Oil Company with WPC Equity Acquisition Corp. through which Equity Oil Company will become a wholly owned subsidiary of Whiting Petroleum Corporation. The Proposed Maximum Aggregate Offering Price was calculated pursuant to Rules 457(c) and 457(f) as 12,029,661 (the maximum number of shares of Equity Oil Company common stock that are to be converted into shares of Whiting Petroleum Corporation common stock) multiplied by $4.03 (the average of the high and low prices of Equity Oil Company common stock on the Nasdaq National Market on March 11, 2004).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The securities being offered by this proxy statement/prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.

Preliminary Proxy Statement/Prospectus

Subject to completion, dated March 18, 2004

Merger Proposed—Your Vote is Very Important

To the Shareholders of Equity Oil Company:

I am writing to you today about our proposed merger with Whiting Petroleum Corporation. The boards of directors of both Equity Oil Company and Whiting have unanimously approved the agreement and plan of merger pursuant to which Whiting will acquire Equity. In order to complete the merger, the holders of at least two-thirds of the outstanding shares of Equity common stock must approve and adopt the merger agreement and the merger. We are excited by the opportunities we envision for the combined company. Whiting is a holding company for Whiting Oil and Gas Corporation, which engages in oil and natural gas acquisition, exploitation and exploration activities primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States.

Your board of directors has determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of Equity and its shareholders and unanimously recommends that you vote to approve and adopt the merger agreement and the merger. In connection with the merger, two members of the board of directors (myself and Mr. John W. Straker, Jr.), in our individual capacities as Equity shareholders, have agreed with Whiting to vote our Equity shares representing approximately 16.6% of the shares entitled to vote at the special meeting in favor of the merger and have given Whiting an option to acquire our shares under certain circumstances.

Pursuant to the merger agreement, a subsidiary of Whiting will merge with and into Equity and Equity will become a wholly-owned subsidiary of Whiting. As a result of the merger, you will be entitled to receive 0.185 shares of Whiting common stock for each of your shares of Equity common stock owned just before the merger. Whiting common stock is listed on the New York Stock Exchange under the symbol “WLL.”

You generally will not recognize gain or loss for federal income tax purposes on your receipt of Whiting common stock in the merger. However, Whiting will pay cash instead of issuing fractional shares of common stock in the merger and you generally will recognize gain or loss on any cash you receive instead of a fractional share.

You will be asked to vote on the merger agreement and the merger at a special meeting of Equity shareholders to be held on             , 2004, at 10:00 a.m. Mountain Time, at our executive offices at 10 West 300 South, Suite 806 in Salt Lake City, Utah, 84101. Only shareholders who hold shares of Equity common stock at the close of business on                 , 2004 will be entitled to vote at the special meeting.

Petrie Parkman & Co., Inc., an investment banking firm engaged by Equity in connection with the merger, has rendered an opinion, dated February 1, 2004, to the board of directors of Equity that, as of such date and based upon and subject to the matters set forth in the opinion, the exchange ratio contained in the merger agreement is fair, from a financial point of view, to holders of Equity common stock.

You should know that Equity’s officers and directors will receive benefits from the merger that are in addition to those received by other Equity shareholders. These benefits are described in greater detail in the section of this proxy statement/prospectus titled “The Merger — Interests of Equity Directors and Officers in the Merger.” These benefits include the vesting on an accelerated basis of our options, the cashing out of such options on the merger closing date and the receipt of payments by certain Equity officers upon the termination of their employment pursuant to change of control agreements that were put in place between Equity and such officers between 1997 and 2001.

Your vote is very important. Regardless of the number of shares you own, your board of directors hopes that you will attend the special shareholders’ meeting in person. Whether or not you plan to attend, please take the time to vote by completing the enclosed proxy card and promptly mailing it to Equity as requested to ensure that your shares are represented at the meeting. Please do not send any Equity stock certificates at this time. Shareholders who execute proxies retain the right to revoke them at any time prior to the voting of those proxies. To approve and adopt the merger agreement and the merger, you must vote FOR the proposal by following the instructions stated on the enclosed proxy card. If you sign and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the approval and adoption of the merger agreement and the merger. If you do not vote at all, it will, in effect, count as a vote against the approval and adoption of the merger agreement and the merger. Your board of directors urges you to vote FOR this proposal.

This document is a prospectus of Whiting relating to the issuance of shares of Whiting’s common stock to be issued in connection with the merger and a proxy statement for Equity to use in soliciting proxies for its meeting. It contains answers to frequently asked questions beginning on page 1 and a summary description of the merger beginning on page 4, followed by a more detailed discussion of the merger and related matters. You should also consider the matters discussed under “Risk Factors” beginning on page 19 of this proxy statement/prospectus. We urge you to review the entire document carefully.

If you have any questions about the merger or need assistance voting your shares, please call D. F. King & Co., Inc., who is assisting us, toll-free at 1-800-848-3416.

Paul M. Dougan
President and Chief Executive Officer Equity Oil Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Whiting common stock to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated             , 2004 and was first mailed to Equity shareholders on or about             , 2004.

10 West 300 South, Suite 806

Salt Lake City, Utah, 84101

Notice Of Special Meeting of

Equity Oil Company Shareholders

To be Held on                             , 2004

To the shareholders of

Equity Oil Company:

Notice is hereby given that a special meeting of shareholders of Equity Oil Company will be held on                     , 2004, at 10:00 a.m. Mountain Time, at Equity’s executive offices at 10 West 300 South, Suite 806 in Salt Lake City, Utah, 84101, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated February 1, 2004, by and among Whiting Petroleum Corporation, WPC Equity Acquisition Corp., which is a newly formed, wholly-owned subsidiary of Whiting, and Equity Oil Company, pursuant to which WPC Equity Acquisition Corp. will be merged with and into Equity and Equity will become a wholly-owned subsidiary of Whiting, on the terms and conditions set forth in the merger agreement, and to approve and adopt the merger; and

2.	To transact such other business as may properly be brought before the special meeting and any adjournment or postponement of the special meeting.

Your board of directors has determined that the merger is advisable, fair to and in the best interests of Equity and its shareholders and unanimously recommends that you vote to approve and adopt the merger agreement and the merger. The terms of the proposed merger with Whiting and the related merger agreement are more fully described in the proxy statement/ prospectus attached to this notice.

Only holders of record of Equity common stock at the close of business on                     , 2004 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

Whether or not you expect to attend the special meeting in person, please mark, sign, date, and return the accompanying proxy in the return envelope provided. No postage is necessary if mailed in the United States. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the special meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors,

Russell V. Florence Corporate Secretary

Salt Lake City, Utah

                        , 2004

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Equity Oil Company from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents related to Equity that are incorporated by reference in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from Corporate Secretary, Equity Oil Company, 10 West 300 South, Suite 806, Salt Lake City, Utah 84101, (801) 521-3515 or from Investor Relations, Whiting Petroleum Corporation, 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300, (303) 837-1661.

If you would like to request documents, please do so by                     , 2004 to receive them before the special meeting.

See “Where You Can Find More Information.”

i

Appendix A	—	Agreement and Plan of Merger dated as of February 1, 2004, by and among Equity, Whiting and WPC Equity Acquisition Corp.
Appendix B	—	Opinion of Petrie Parkman & Co., Inc.
Appendix C	—	Shareholder Agreement, dated as of February 1, 2004, by and among Whiting, WPC Equity Acquisition Corp. and Paul M. Dougan.
Appendix D	—	Shareholder Agreement, dated as of February 1, 2004, by and among Whiting, WPC Equity Acquisition Corp. and John W. Straker, Jr.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	What am I being asked to vote upon at the special meeting?

A.	You are being asked to vote to adopt the merger agreement entered into among Whiting Petroleum Corporation, or Whiting, WPC Equity Acquisition Corp., or Merger Sub, and Equity Oil Company, or Equity, and to approve the merger contemplated by the merger agreement. In the merger, Merger Sub, a wholly-owned subsidiary of Whiting, will be merged with and into Equity. After the merger is completed, Equity will be the company surviving the merger and will become a wholly-owned subsidiary of Whiting.

Q.	What vote is required to complete the merger?

A.	Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of two-thirds of the shares of Equity common stock outstanding on the record date. Failures to vote, abstentions and broker non-votes will not be deemed to be cast either “FOR” or “AGAINST” the merger agreement and the merger. However, because adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Equity common stock, failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement and the merger. In connection with the merger agreement, two of Equity’s directors, who collectively beneficially own approximately 16.6% of the outstanding shares of Equity common stock, entered into shareholder agreements with Whiting and Merger Sub, in their capacities as shareholders of Equity, pursuant to which they agreed to vote their shares of Equity common stock in favor of adoption of the merger agreement and approval of the merger. See “The Merger—Interests of Equity Directors and Officers in the Merger—Shareholder Agreements.”

Q.	What does Equity’s Board of Directors recommend?

A.	After careful consideration of numerous factors, including a fairness opinion from Petrie Parkman & Co., Inc., an investment banking firm, Equity’s board of directors has unanimously approved the merger and the merger agreement. Equity’s board recommends that the Equity shareholders vote “FOR” the proposal to approve the merger and the merger agreement.

Q.	What will I receive for my Equity common stock?

A.	For each share of Equity common stock that you own, you will receive 0.185 shares of Whiting common stock. You will not receive any fractional shares of Whiting common stock. Instead, you will receive cash, without interest, for any fractional share of Whiting common stock you might otherwise have been entitled to receive based on the closing price of the Whiting common stock on the date on which the closing of the merger occurs.

Q.	Can the value of the transaction change between now and the time the merger is completed?

A.	Yes. The merger consideration is composed of Whiting common stock, the market price of which will in all likelihood change. Therefore, the market value of the total transaction, and of the Whiting common stock you may receive in the merger, will increase or decrease as the trading price of Whiting common stock increases or decreases.

Q.	When will the merger be completed?

A.	It is intended that the merger will be completed as soon as possible after Equity’s shareholders approve the merger and the merger agreement and the other conditions to the closing have been satisfied.

Q.	What should I do now?

A.	Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of Equity common stock may be represented at the special meeting. It is important that the proxy card be received as soon as possible and, in any event, before the special meeting.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, Whiting will instruct Computershare Trust Company, Inc., as the exchange agent, to send you written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy card.

Q.	How will I receive my shares of Whiting common stock and cash?

A.	After the merger is completed, you will receive a letter of transmittal, which you should fill out at that time and return with your Equity stock certificates in accordance with the instructions contained in the letter of transmittal.

Q.	What should I do if my shares of Equity common stock are held by my broker or otherwise in “street name?”

A.	If you hold your shares of Equity common stock in “street name” (i.e., your bank or broker holds your shares for you), you should receive instructions regarding voting procedures directly from your bank or broker. If you have any questions regarding these procedures, you should contact your bank or broker directly, or you may contact Whiting or Equity at the addresses or telephone numbers listed on the next page.

Q.	Can I change my vote after I mail my proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	First, you can send a written notice to Equity’s corporate secretary stating that you would like to revoke your proxy.

•	Second, you can complete and submit a new proxy card to Equity’s corporate secretary.

•	Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

If you choose either of the first or second methods, you must submit your notice of revocation or your new proxy card to Equity’s corporate secretary prior to the special meeting. Your submission must be mailed to Equity’s corporate secretary at the address listed below. See “Information Regarding the Special Meeting—How You Can Revoke Your Proxy or Change Your Vote.”

Q.	Am I entitled to dissenters’ rights?

A.	No. Under Colorado law, you will not have dissenters’ rights with respect to the merger.

Q.	Are there risks I should consider in deciding whether to vote for the approval and adoption of the merger agreement and the merger?

A.	Yes. You should consider carefully the matters discussed in the section entitled “Risk Factors.”

Q.	Will I be able to sell the Whiting common stock I receive in the merger?

A.	Yes, in most cases. The shares of Whiting common stock to be issued in the merger will be registered under the Securities Act of 1933 and listed on the New York Stock Exchange. However, certain shareholders who are deemed to be “affiliates” of Equity under the Securities Act (generally, directors, executive officers and shareholders of Equity holding 10% or more of the outstanding shares of Equity common stock), must abide by certain transfer restrictions under the Securities Act. See “The Merger—Restrictions on Sales of Whiting Stock.”

Q.	What are the tax consequences of the merger to me?

A.

The exchange of your Equity shares for Whiting common stock in the merger has been structured to be tax-free to you for United States federal income tax purposes. However, you will have to pay taxes on cash received for fractional shares. Your tax basis in your total shares of Whiting common stock received and fractional shares deemed received in the merger will equal your tax basis in your Equity common stock. Tax matters are complicated, and the consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you. For more detail, see “The Merger—Material United States Federal Income Tax Consequences.”

Q.	Whom should I call with questions?

A.	If you have more questions about the merger, you should contact:

Corporate Secretary

Equity Oil Company

10 West 300 South, Suite 806

Salt Lake City, Utah 84101

(801) 521-3515

or

Investor Relations

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290-2300

(303) 837-1661

SUMMARY

The following summary does not contain a complete description of all material features of the merger agreement or the transactions contemplated thereby and is subject to and qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this proxy statement/prospectus, including the Appendices hereto. Shareholders of Equity are urged to read carefully the entire proxy statement/prospectus, including the Appendices. Throughout this proxy statement/prospectus the term “you” is occasionally used. On these occasions, “you” refers to all Equity shareholders. You can find definitions for the oil and natural gas terms used in this proxy statement/prospectus in the “Glossary of Oil and Natural Gas Terms” included in this proxy statement/prospectus.

The Companies

Whiting Petroleum Corporation (Whiting)	1700 Broadway, Suite 2300 Denver, Colorado 80290 (303) 837-1661

Whiting Petroleum Corporation is a Delaware corporation and a holding company for Whiting Oil and Gas Corporation. Whiting Oil and Gas Corporation is engaged in oil and natural gas acquisition, exploitation and exploration activities primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States.

Equity Oil Company (Equity)	10 West 300 South, Suite 806 Salt Lake City, Utah 84101 (801) 521-3515

Equity Oil Company is a Colorado corporation and an independent energy company that explores, exploits and produces oil and natural gas in North America. Equity Oil Company’s oil and gas exploration operations are focused in California, Colorado, North Dakota and Wyoming.

WPC Equity Acquisition Corp. (Merger Sub)

1700 Broadway, Suite 2300

Denver, Colorado 80290

(303) 837-1661

WPC Equity Acquisition Corp. is a Colorado corporation and a wholly owned direct subsidiary of Whiting and is referred to in this proxy statement/prospectus as Merger Sub. Merger Sub was formed exclusively for the merger. Merger Sub will merge with and into Equity, and Equity will be the surviving corporation.

The Special Meeting

(see page 28)

Time; Date and Place	The special meeting will be held will be held on , 2004, at 10:00 a.m. Mountain Time, at Equity’s executive offices at 10 West 300 South, Suite 806 in Salt Lake City, Utah, 84101.

Record Date and Shares Entitled to Vote	Shareholders of record as of the close of business on , 2004 will be entitled to notice of and to vote at the special meeting and on any adjournments or postponements of the special meeting. On the record date, shares of Equity common stock were outstanding and entitled to vote at the special meeting.

Purpose of the Meeting	The purpose of the special meeting is to consider and vote on the merger and the merger agreement, and any other business that properly arises.

Vote Required	The affirmative vote of the holders of two-thirds of the shares of Equity common stock outstanding on the record date is required to approve the merger and the merger agreement. As of the record date, there were shares of Equity common stock outstanding, of which approximately 16.6% were beneficially owned by Paul M. Dougan, the President and Chief Executive Officer and a director of Equity and John W. Straker, Jr., a director of Equity. Mr. Dougan and Mr. Straker have agreed with Whiting to vote, or cause to be voted, all of their shares of Equity common stock in favor of the merger, subject to certain termination rights. See “The Merger—Interests of Equity Directors and Officers in the Merger—Shareholder Agreements.”

Merger Consideration

(see page 61)	The merger agreement provides that each share of Equity common stock issued and outstanding immediately prior to the effective time of the merger (other than those owned by Equity or Whiting) will be converted at the effective time into the right to receive 0.185 of a share of Whiting common stock.

Recommendation of Equity’s Board of Directors

(see page 44)	After careful consideration of numerous factors, including a fairness opinion from Petrie Parkman & Co., Inc., referred to in this proxy statement/prospectus as “Petrie Parkman,” the Equity board of directors believes that the merger is advisable, fair to, and in the best interests of Equity and its shareholders. Equity’s board unanimously recommends that Equity shareholders vote “FOR” the proposal to approve the merger and the merger agreement.

Opinion of Equity’s Financial Advisor

(see page 44)	In connection with the merger, the Equity board of directors received a written opinion from Petrie Parkman, dated February 1, 2004, that as of such date and based upon and subject to the matters set forth in its opinion, the exchange ratio contained in the merger agreement is fair, from a financial point of view, to the holders of Equity common stock. The full text of Petrie Parkman’s written opinion dated February 1, 2004 is attached to this proxy statement/prospectus as Appendix B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Petrie Parkman’s opinion was provided to the Equity board in connection with its evaluation of the exchange ratio. Petrie Parkman’s opinion does not address any other aspect of the merger or any related transaction. Petrie Parkman’s opinion does not constitute a recommendation to any holder of Equity common stock as to how such shareholder should vote on the merger.

Interests of Directors and Officers in the Merger that Differ from Your Interests

(see page 55)	The directors and executive officers of Equity, together with their affiliates, beneficially own approximately 19.6% of the Equity common stock entitled to vote at the special meeting. The directors and executive officers of Whiting, together with their affiliates, do not beneficially own any shares of the Equity common stock entitled to vote at the special meeting. Some of the directors and officers of Equity have interests in the merger that may differ from, or may be in addition to, the interests of other shareholders of Equity. These interests include, among other things:

•      Shareholder agreements that Paul M. Dougan and John W. Straker, Jr. have entered into with Whiting and Merger Sub in their capacities as Equity shareholders, pursuant to which they have agreed to vote their Equity shares in favor of the merger.

•      Change of control agreements that were put in place between 1997 and 2001 with certain officers of Equity provide these officers with various severance benefits if their employment is terminated or materially altered following the merger.

•      All options to purchase common stock of Equity outstanding under Equity’s existing stock option plans will be cashed out or assumed by Whiting, each option that is unvested at the effective time of the merger will become vested and exercisable at the effective time of the merger, and all options not cashed out prior to the merger will become exercisable for shares of Whiting common stock rather than shares of Equity common stock, in a number and at an exercise price adjusted to reflect the exchange ratio in the merger.

• Whiting agreed in the merger agreement to indemnify and provide liability insurance for Equity’s officers and directors.

The directors of Equity and Whiting knew about these additional interests and considered them when they approved the merger and merger agreement.

No Dissenters’ Rights

(see page 58)	Under Colorado law, Equity shareholders will not have dissenters’ rights in connection with the merger. See “The Merger—Dissenters’ Rights.”

Conditions to the Merger

(see page 62)	Conditions to Each Party’s Obligations to Consummate the Merger. The respective obligations of Equity and Whiting to effect the merger are subject to fulfillment, at or prior to the effective time, of the following conditions:

•      The merger agreement and the merger must be approved by the holders of at least two-thirds of the outstanding shares of Equity common stock.

•      There may be no order, law, injunction or other legal restraint or prohibition enjoining, restraining or preventing the consummation of the merger.

•      The registration statement on Form S-4 filed by Whiting must be effective, and no stop order suspending such effectiveness may have been issued and no proceeding for that purpose may have been instituted or threatened in writing by the Securities and Exchange Commission and not concluded or withdrawn.

•      The shares of Whiting common stock issuable in the merger and those to be reserved for issuance upon exercise of stock options will have been authorized for listing on the New York Stock Exchange.

Additional Conditions to the Obligations of Whiting and Merger Sub. The obligation of Whiting and Merger Sub to effect the merger is further subject to fulfillment of the following additional conditions:

•      The representations and warranties of Equity must be true and correct in all material respects as of the date of the merger agreement and as of the closing date as if made on the closing date, except to the extent such representations and warranties expressly relate to an earlier date.

•      Equity will have performed and complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to closing.

•      Any material third party or governmental consents or approvals required to consummate the transactions contemplated by the merger agreement must have been obtained and must be in full force and effect.

•      Equity must have delivered to Whiting and Merger Sub an officer’s certificate stating that the conditions to Whiting’s and Merger Sub’s obligations to effect the merger have been duly satisfied.

•      No proceeding challenging or relating to the merger or Whiting’s ownership of Equity following the merger, which, in each instance, if adversely determined, would have a material adverse effect on the long term business, condition, assets or financial performance of Equity.

Additional Conditions to the Obligations of Equity. The obligation of Equity to effect the merger is further subject to fulfillment of the following additional conditions:

•      The representations and warranties of Whiting and Merger Sub must be true and correct in all material respects as of the date of the merger agreement and as of the closing date as if made on the closing date, except to the extent such representations and warranties expressly relate to an earlier date.

•      Whiting and Merger Sub will have performed and complied in all material respects with all agreements and covenants required to be performed by them under the merger agreement at or prior to closing.

•      Any material third party or governmental consents or approvals required to consummate the transactions contemplated by the merger agreement must have been obtained and must be in full force and effect.

•      Whiting must have delivered to Equity an officer’s certificate stating that the conditions to Equity’s obligations to effect the merger have been duly satisfied.

•      All reasonable fees and expenses of the special committee of Equity’s board of directors, if any, must have been paid in full by the closing.

•      No proceeding challenging or relating to the merger, seeking damages from Equity or which would materially and adversely affect the surviving corporation may be pending.

•      Equity must have received a written opinion of its tax counsel to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and such opinion must not have been withdrawn.

Termination of the Merger Agreement

(see page 68)	Whiting and Equity can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement if any of the following occurs:

•      the merger is not completed by July 31, 2004, other than as a result of the failure by the party proposing to terminate the merger agreement to perform its obligations;

•      a court or other governmental body permanently prohibits the merger;

•      the Equity shareholders fail to approve the merger and the merger agreement at the special meeting, other than as a result of the failure by the party proposing to terminate the merger agreement to perform its obligations; or

•      a party has breached any of its covenants under the merger agreement, or a party’s representations and warranties in the merger agreement have been or become inaccurate, if the other party has not materially breached its obligations under the merger agreement.

Whiting may also terminate the merger agreement if:

•      the Equity board of directors has recommended to the shareholders of Equity or entered into an agreement regarding an alternative transaction; or

•      the Equity board of directors has withdrawn or modified in a manner adverse to Whiting its recommendation of the merger.

Equity may also terminate the merger agreement under certain circumstances if the Equity board of directors determines in good faith after considering the written advice of its outside legal counsel that an alternative transaction is more favorable to Equity shareholders than the merger and that failing to terminate the merger agreement and approve the alternative transaction would constitute a breach of its fiduciary duties.

If the merger agreement is terminated under certain circumstances, including the board of directors of Equity authorizing Equity to execute a binding written agreement with respect to an alternative acquisition proposal, Equity will be required to pay Whiting a termination fee equal to $2.5 million. See “The Merger Agreement—Termination Fee; Reimbursement of Certain Expenses” for a discussion of the circumstances in which Equity would be required to pay the termination fee.

Non-Solicitation

(see page 66)	Equity has agreed not to initiate or engage in discussions with any other party about a business combination with the other person or provide any nonpublic information to any other party prior to the termination of the merger agreement. However, subject to the terms of the merger agreement, Equity may respond to unsolicited acquisition proposals if required to satisfy the fiduciary duties of Equity’s board of directors. Equity must promptly notify Whiting if it receives a proposal for any alternative acquisition transaction.

Accounting Treatment

(see page 58)	The merger will be accounted for under the purchase method of accounting.

Market Price Information

(see page 16)

On January 30, 2004, the last trading day immediately preceding the public announcement of the proposed merger, and on                     , 2004, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the closing sale prices of Whiting common stock as reported on the NYSE Composite Transactions Tape were $19.24 and $                    , respectively. You are urged to obtain a current market quotation for shares of Whiting common stock before deciding whether to vote to approve the merger and the merger agreement.

On January 30, 2004, the last trading day immediately preceding the public announcement of the proposed merger, and on                     , 2004, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the closing sale prices of Equity common stock as reported on the Nasdaq National Market were $4.50 and $                    , respectively. You are urged to obtain a current market quotation for shares of Equity common stock before deciding whether to vote to approve the merger and the merger agreement.

Regulatory Matters

(see page 58)	There are no significant federal or state regulatory requirements with which the parties must comply and no significant federal or state regulatory approvals that the parties must obtain in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger

(see page 58)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, so that you will recognize neither gain nor loss for United States federal income tax purposes as a result of the merger except to the extent you receive cash in lieu of fractional shares of Whiting common stock in the merger. The merger is conditioned on the receipt by Equity of a legal opinion that the merger will qualify as a reorganization for United States federal income tax purposes.

You should read “The Merger—Material United States Federal Income Tax Consequences” for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Comparison of Rights of Equity Shareholders and Whiting Stockholders

(see page 118)	The rights of Equity shareholders are governed by Colorado law and Equity’s restated articles of incorporation and its amended by-laws. The rights of Whiting stockholders are governed by Delaware law and Whiting’s amended and restated certificate of incorporation and its by-laws. For a summary of material differences between the rights of Equity shareholders and Whiting stockholders, see “Comparison of Rights of Equity Shareholders and Whiting Stockholders.”

Risk Factors

(see page 19)	In considering whether to approve and adopt the merger and merger agreement, you should consider risks related to the merger and other risks related to Whiting, Equity and the combined companies following the merger. See “Risk Factors” for a more detailed discussion of these risks.

SELECTED WHITING HISTORICAL FINANCIAL INFORMATION

The following selected historical financial information for each of the years ended December 31, 2003, December 31, 2002, December 31, 2001, December 31, 2000 has been derived from Whiting’s audited consolidated financial statements and related notes. The following selected historical financial information for the year ended December 31, 1999 has been derived from Whiting’s unaudited consolidated financial statements. In the opinion of Whiting’s management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the selected historical consolidated financial data. This information is only a summary and you should read it in conjunction with material contained in the section entitled “Information Regarding Whiting Petroleum Corporation—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with Whiting’s financial statements included elsewhere in this proxy statement/prospectus.

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(dollars in millions except per share data)
Consolidated Income Statement Information:
Revenues:
Oil and gas sales	$175.7	$122.7	$125.2	$107.0	$60.9
Gain (loss) on oil and gas hedging activities	(8.7)	(3.2)	2.3	(3.8)	—
Gain on sale of oil and gas properties	—	1.0	11.7	7.7	10.1
Interest income and other	0.3	—	0.2	0.1	0.1

Total revenues	$167.3	$120.5	$139.4	$111.0	$71.1

Costs and expenses:
Lease operating	$43.2	$32.9	$29.8	$23.8	$20.7
Production taxes	10.7	7.4	6.5	5.4	3.0
Depreciation, depletion and amortization	41.2	43.6	26.9	21.5	19.8
Impairment of proven oil and gas properties	—	—	—	—	3.3
Exploration	3.2	1.8	0.8	1.1	1.9
Phantom equity plan	10.9	—	—	—	—
General and administrative	12.8	12.0	10.9	6.3	4.3
Interest expense	9.2	10.9	10.2	7.5	5.4

Total costs and expenses	$131.2	$108.6	$85.1	$65.0	$58.4

Income before income taxes and cumulative change	$36.1	$11.9	$54.3	$45.4	$12.7
Income tax expense	13.9	4.2	13.1	11.7	1.8

Income from continuing operations	22.2	7.7	41.2	33.7	10.9
Cumulative change in accounting principle	3.9	—	—	—	—

Net income	$18.3	$7.7	$41.2	$33.7	$10.9

Basic and diluted net income per common share from continuing operations	$1.18	$0.41	$2.20	$1.80	$0.58

Basic and diluted net income per common share	$0.98	$0.41	$2.20	$1.80	$0.58

Other Financial Information:
Net cash provided by operating activities	$96.4	$62.6	$62.3	$42.3	$38.7
Capital expenditures	$52.0	$165.4	$99.6	$139.1	$34.9

	As of December 31,
	2003	2002	2001	2000	1999
	(dollars in millions)
Balance Sheet Information:
Total assets	$536.3	$448.5	$319.8	$256.4	$148.5
Long-term debt	$188.0	$265.5	$163.6	$139.7	$72.5
Stockholder’s equity	$259.6	$122.8	$111.5	$70.0	$36.2

SELECTED EQUITY HISTORICAL FINANCIAL INFORMATION

The following table sets forth selected financial data for Equity as of the dates and for the periods indicated. The financial data for each of the five years ended December 31, 2003 is derived from financial statements which have been audited by PricewaterhouseCoopers LLP, Equity’s independent public accountants. The following data should be read in conjunction with material contained in the section entitled “Information Regarding Equity Oil Company—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with Equity’s financial statements included elsewhere in this proxy statement/prospectus.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(dollars in millions except per share data)
Income Statement Information:
Revenues:
Oil and gas sales	$27.4	$23.4	$19.4	$23.0	$14.7
Interest income and other	0.4	0.3	0.3	1.1	0.3

Total revenues	$27.8	$23.7	$19.7	$24.1	$15.0

Costs and expenses:
Lease operating	8.6	8.3	6.4	6.4	5.8
Depreciation, depletion and amortization	8.1	7.7	4.2	3.6	3.8
Impairment of proven oil and gas properties	—	0.1	0.4	0.4	0.3
Exploration	0.6	1.3	1.5	2.3	0.8
General and administrative overhead	3.1	2.4	2.4	1.9	1.7
Exploration and production overhead	1.6	1.4	1.4	1.2	1.0
Asset retirement obligations accretion	0.2	—	—	—	—
Interest expense	1.1	1.2	0.4	1.1	1.2

Total costs and expenses	23.3	22.4	16.7	16.9	14.6
Income from continuing operations before income taxes	4.5	1.3	3.0	7.2	0.4
Income tax expense	2.1	0.7	1.2	2.4	0.2

Income from continuing operations	2.4	0.6	1.8	4.8	0.2
Income from discontinued operations	0.8	0.4	0.5	0.4	0.2

Income before cumulative effect of accounting change	3.2	1.0	2.3	5.2	0.4
Cumulative effect of accounting change, net of taxes	(1.1)	—	—	—	—

Net income	2.1	1.0	2.3	5.2	0.4

Basic per common share information:
Income from continuing operations	$0.21	$0.05	$0.14	$0.37	$0.02
Income from discontinued operations	0.06	0.03	0.04	0.04	0.01
Cumulative effect of accounting change	(0.09)	—	—	—	—

Basic net income per common share	$0.18	$0.08	$0.18	$0.41	$0.03

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(dollars in millions except per share data)
Diluted per common share information:
Income from continuing operations	$0.20	$0.05	$0.14	$0.36	$0.02
Income from discontinued operations	0.06	0.03	0.04	0.04	0.01
Cumulative effect of accounting change	(0.09)	—	—	—	—

Diluted net income per common share	$0.17	$0.08	$0.18	$0.40	$0.03

Other Financial Information:
Net cash provided by operating activities	$11.5	$9.6	$7.6	$10.3	$4.4
Capital expenditures	4.7	35.9	5.9	3.1	2.4

	As of December 31,
	2003	2002	2001	2000	1999
	(dollars in millions)
Balance Sheet Information:
Total assets	$76.7	$76.8	$48.3	$47.8	$46.1
Long-term debt	$29.0	$34.5	$5.5	$8.5	$15.0
Stockholders’ equity	$36.0	$33.2	$34.9	$32.6	$27.4

UNAUDITED COMPARATIVE PER SHARE DATA

The following comparative per share information is provided to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the historical consolidated financial statements of Whiting and Equity contained in this proxy statement/prospectus.

Dividend information is not presented below because neither Whiting nor Equity has declared or paid cash dividends on its common stock at any time during the past five years.

Year Ended December 31, 2003
Basic Earnings Per Common Share:
Whiting historical	$0.98
Equity historical	$0.18
Whiting pro forma	$1.09
Equity pro forma equivalent (1)	$0.20
Diluted Earnings Per Common Share:
Whiting historical	$0.98
Equity historical	$0.17
Whiting pro forma	$1.09
Equity pro forma equivalent (1)	$0.20

As of December 31, 2003
Book Value Per Common Share:
Whiting historical	$13.84
Equity historical	$2.80
Whiting pro forma	$14.60
Equity pro forma equivalent (1)	$2.70

(1)	The pro forma equivalent figures for Equity were calculated by multiplying the pro forma figures presented for Whiting by the exchange ratio of 0.185.

MARKET PRICE INFORMATION

Whiting. Whiting common stock has been traded on the New York Stock Exchange under the symbol “WLL” since Whiting’s initial public offering on November 20, 2003. The shares of Whiting common stock to be issued or reserved for issuance in the merger will be listed on the New York Stock Exchange. The following table shows the high and low sale prices for Whiting common stock for the periods presented.

	High		Low
Fiscal Year Ended December 31, 2003
Fourth Quarter (from November 20, 2003 through December 31, 2003)		$18.54		$16.15
Fiscal Year Ended December 31, 2004
First Quarter (through , 2004)	$		$

On January 30, 2004, the last trading day immediately preceding the public announcement of the proposed merger, and on                     , 2004, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the closing sale prices of Whiting common stock as reported on the NYSE Composite Transactions Tape were $19.24 and $                    , respectively. You are urged to obtain a current market quotation for shares of Whiting common stock.

On February 15, 2004, there were nine stockholders of record and approximately 6,500 beneficial owners of Whiting common stock.

Whiting does not anticipate paying any cash dividends on its common stock in the foreseeable future. Whiting currently intends to retain future earnings, if any, to finance the expansion of its business. Whiting’s future dividend policy is within the discretion of its board of directors and will depend upon various factors, including its results of operations, financial condition, capital requirements and investment opportunities. In addition, Whiting’s credit facility prohibits it from paying dividends.

Equity. Equity common stock is traded on the Nasdaq National Market under the symbol “EQTY”. The following table shows the high and low sale prices for Equity common stock for the periods presented. Equity has not paid any cash dividends with respect to its common stock since 1993 and does not anticipate paying any cash dividends in the foreseeable future.

	High		Low
Fiscal Year Ended December 31, 2002
First Quarter (Ended March 31, 2002)		$2.14		$1.52
Second Quarter (Ended June 30, 2002)		2.50		1.89
Third Quarter (Ended September 30, 2002)		2.60		1.51
Fourth Quarter (Ended December 31, 2002)		2.34		1.72
Fiscal Year Ended December 31, 2003
First Quarter (Ended March 31, 2003)		$2.51		$1.95
Second Quarter (Ended June 30, 2003)		3.00		2.08
Third Quarter (Ended September 30, 2003)		4.15		2.07
Fourth Quarter (Ended December 31, 2003)		4.19		3.11
Fiscal Year Ended December 31, 2004
First Quarter (through , 2004)	$		$

On January 30, 2004, the last trading day immediately preceding the public announcement of the proposed merger, and on                     , 2004, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the closing sale prices of Equity common stock on the Nasdaq National Market were $4.50 and $                    , respectively. You are urged to obtain a current market quotation for shares of Equity common stock.

The following table sets forth the closing prices per share of Whiting common stock on the New York Stock Exchange and Equity common stock on the Nasdaq National Market on January 30, 2004, the last full trading day prior to the announcement of the merger agreement, and                 , 2004, the latest practicable full trading day prior to the date of this proxy statement/prospectus. The following table also sets forth the equivalent per share price of Equity common stock, which was determined by multiplying the applicable price of Whiting common stock by 0.185, the fraction of a share of Whiting common stock that would be issuable in the merger for each share of Equity common stock under the merger agreement.

Date	Whiting Common Stock		Equity Common Stock		Estimated Equivalent Equity Per Share Price
January 30, 2004		$19.24		$4.50		$3.56
, 2004	$		$		$

The actual equivalent per share price of Equity common stock that holders of Equity common stock will receive if the merger is completed may increase or decrease from that noted in the table above.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this proxy statement/prospectus contain statements that we believe are “forward looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the information concerning possible or assumed future results of operations of Whiting and Equity set forth under “Summary,” “The Merger—Background of the Merger,” “The Merger—Equity’s Reasons for the Merger,” “The Merger—Whiting’s Reasons for the Merger,” “The Merger—Opinion of Equity’s Financial Advisor” and statements preceded by, followed by or that include the words “believes,” “intends,” “plans,” “estimates,” “anticipates” or “expects,” or words of similar import. Such forward looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, among others:

•	the ability of Whiting and Equity to consummate the merger in a timely manner or at all;

•	failure of Equity shareholders to approve the merger;

•	Equity’s business may not be integrated successfully into Whiting to realize anticipated synergies and cost savings;

•	the ability of Whiting and Equity to successfully manage relationships with customers during the pendency of and following the transaction;

•	adverse changes in the securities markets; and

•	other factors discussed below under “Risk Factors” and in the filings of Whiting and Equity with the Securities and Exchange Commission.

Investors should consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should carefully consider the matters described below in evaluating an investment in the Whiting common stock offered by this proxy statement/prospectus.

Risks Relating to the Merger

Whiting and Equity may encounter difficulties in integrating operations.

If Whiting and Equity cannot integrate their businesses successfully, then Whiting may fail to realize the financial and operational benefits expected from the merger. Whiting and Equity could encounter difficulties in the integration process. Integration will require substantial management attention and could divert attention away from the day-to-day business of Whiting.

The combined company may not realize the accretion to various financial measurements that Whiting expects to result from the merger.

The merger may not be accretive to Whiting’s earnings, cash flows and reserves for any future periods. It is possible that the merger may, in fact, prove to be dilutive to Whiting’s actual results in the future and it is possible that Whiting’s acquisition of Equity will prove to be dilutive to Whiting’s earnings, cash flows and reserves beyond the near term. Future events and conditions which could reduce or eliminate such accretion or cause such dilution include, among other things, adverse changes in:

•	commodity prices for oil and natural gas;

•	maintenance and growth of production levels;

•	anticipated reserve levels;

•	future operating results;

•	competitive conditions;

•	the availability of capital resources;

•	laws and regulations affecting the energy business;

•	capital expenditure obligations; and

•	general economic conditions.

Termination fees may discourage other companies from trying to combine with Equity.

The merger agreement provides for termination fees that could discourage other companies from trying or proposing to combine with Equity before Whiting and Equity complete the merger. An alternative transaction involving Equity may be more advantageous to its shareholders than the merger. This provision may discourage other companies from trying to or proposing to combine with Equity.

The trading price of Whiting common stock may be affected by factors different from those affecting the price of Equity common stock.

Upon completion of the merger, holders of Equity common stock will become holders of Whiting common stock. Whiting’s business, while similar in nature, differs from that of Equity. Accordingly, Whiting’s results of operations, as well as the trading price of shares of Whiting common stock, may be affected by factors different from those affecting Equity’s results of operations and the price of Equity’s common stock.

The merger exchange ratio is fixed and the price of Whiting common stock could decline prior to or following the merger.

The market values of Whiting common stock and Equity common stock have varied since Whiting and Equity entered into the merger agreement and will in all likelihood continue to vary in the future due to changes in the business, operations or prospects of Whiting and Equity, market assessments of the merger, market and economic considerations and other factors. Upon completion of the merger, each share of Equity common stock will be converted into the right to receive 0.185 shares of Whiting common stock plus cash in lieu of fractional shares. The dollar value of the Whiting common stock that holders of Equity common stock will receive upon completion of the merger will depend on the market value of Whiting common stock at the time of completion of the merger, which may be lower than the closing price of Whiting common stock on the last full trading day preceding public announcement that Whiting and Equity entered into the merger agreement, the last full trading day prior to the date of this proxy statement/prospectus or date of the special meeting. There will be no adjustment to the exchange ratio, and the parties do not have a right to terminate the merger agreement based solely upon changes in the market price of either Whiting common stock or Equity common stock.

Equity officers and directors have interests other than as Equity shareholders that may influence them to support the merger.

When considering the recommendations of the board of directors of Equity regarding the merger, you should be aware of the interests that the officers and directors of Equity have in the merger that are different from, or in addition to, interests of shareholders generally. These interests include, among others:

•	the acceleration of the exercisability and vesting of all outstanding options held by directors, officers and other employees of Equity;

•	in consideration of canceling their Equity stock options, each option holder will have the right to receive a cash payment equal to the difference between the exercise price of such person’s options and the closing price of Equity common stock on the business day prior to the closing date of the merger; and

•	the receipt of payments by certain Equity officers in the aggregate amount of approximately $1,672,188 (plus accrued but unused vacation days) if their employment is terminated or materially altered following the merger.

As a result, these directors and officers may be more likely to vote to approve and adopt the merger agreement and the merger than if they did not have these other interests. In connection with the merger, two members of Equity’s board of directors, Paul M. Dougan and John W. Straker, Jr., in their individual capacities as Equity shareholders, have entered into written shareholder agreements with Whiting to vote their Equity shares in favor of the merger and have given Whiting an option to acquire their shares under certain circumstances. Mr. Dougan and Mr. Straker collectively beneficially own approximately 16.6% of Equity’s outstanding common stock.

Whiting’s acquisition activities may not be successful.

As part of its growth strategy, Whiting may make additional acquisitions of businesses and properties. However, suitable acquisition candidates may not be available on terms and conditions Whiting finds acceptable, and acquisitions pose substantial risks to Whiting’s business, financial condition and results of operations. In pursuing acquisitions, Whiting competes with other companies, many of which have greater financial and other resources to acquire attractive companies and properties. Even if future acquisitions are completed, the following are some of the risks associated with acquisitions, including the proposed acquisition of Equity:

•	some of the acquired businesses or properties may not produce revenues, reserves, earnings or cash flow at anticipated levels;

•	Whiting may assume liabilities that were not disclosed or that exceed Whiting’s estimates;

•	Whiting may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	acquisitions could disrupt Whiting’s ongoing business, distract management, divert resources and make it difficult to maintain Whiting’s current business standards, controls and procedures;

•	Whiting may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of Whiting’s stockholders; and

•	Whiting may incur additional debt related to future acquisitions.

Risks Relating to the Business of Whiting, Equity and the Combined Companies

The following are risks that currently affect the business, financial condition or results of operations of Whiting and Equity individually, and will affect the combined companies following the completion of the merger.

A substantial or extended decline in oil and natural gas prices may adversely affect Whiting’s and Equity’s business, financial condition or results of operation and their ability to meet their capital expenditure obligations and financial commitments.

The price Whiting and Equity receive for their oil and natural gas production heavily influences their revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices Whiting and Equity receive for their production, and the levels of Whiting’s and Equity’s production, depend on numerous factors beyond their control. These factors include the following:

•	changes in global supply and demand for oil and natural gas;

•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, in or affecting other oil-producing activity;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease Whiting’s and Equity’s revenues on a per unit basis but also may reduce the amount of oil and natural gas that Whiting and Equity can produce economically. A substantial or extended decline in oil or natural gas prices may materially and adversely affect Whiting’s and Equity’s future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect Whiting’s and Equity’s business, financial condition or results of operations.

Whiting’s and Equity’s future success will depend on the success of their exploitation, exploration, development and production activities. Whiting’s and Equity’s oil and natural gas exploration and production activities are subject to numerous risks beyond their control, including the risk that drilling will not result in commercially viable oil or natural gas production. Whiting’s and Equity’s decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read “—Reserve estimates depend on many assumptions that may turn out to be inaccurate…” for a discussion of the uncertainty involved in these processes. Whiting’s and Equity’s cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel;

•	equipment failures or accidents;

•	adverse weather conditions, such as hurricanes and tropical storms;

•	reductions in oil and natural gas prices;

•	title problems; and

•	limitations in the market for oil and natural gas.

Substantial acquisitions or other transactions could require significant external capital and could change Whiting’s and Equity’s risk and property profile.

In order to finance acquisitions of additional producing properties, Whiting and Equity may need to alter or increase their capitalization substantially through the issuance of debt or equity securities, the sale of production payments or other means. These changes in capitalization may significantly affect Whiting’s and Equity’s risk profile. Additionally, significant acquisitions or other transactions can change the character of Whiting’s and Equity’s operations and business. The character of the new properties may be substantially different in operating or geological characteristics or geographic location than Whiting’s and Equity’s existing properties. Furthermore, Whiting and Equity may not be able to obtain external funding for any such acquisitions or other transactions or to obtain external funding on terms acceptable to Whiting and Equity.

Properties that Whiting or Equity buys may not produce as projected, and Whiting and Equity may be unable to identify liabilities associated with the properties or obtain protection from sellers against them.

Whiting’s and Equity’s business strategy includes a continuing acquisition program. The successful acquisition of producing properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

•	the amount of recoverable reserves;

•	future oil and natural gas prices;

•	estimates of operating costs;

•	estimates of future development costs;

•	estimates of the costs and timing of plugging and abandonment; and

•	potential environmental and other liabilities.

Whiting’s and Equity’s assessment will not reveal all existing or potential problems, nor will it permit Whiting and Equity to become familiar enough with the properties to assess fully their capabilities and deficiencies. In the course of their due diligence, Whiting and Equity may not inspect every well, platform or pipeline. Inspections may not reveal structural and environmental problems, such as pipeline corrosion or groundwater contamination, when they are made. Whiting and Equity may not be able to obtain contractual indemnities from the seller for liabilities that it created. Whiting and Equity may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with their expectations.

If oil and natural gas prices decrease, Whiting and Equity may be required to take write-downs of the carrying values of their oil and natural gas properties.

Accounting rules require that Whiting and Equity review periodically the carrying value of their oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, Whiting and Equity may be required to write down the carrying value of their oil and natural gas properties. A write-down constitutes a non-cash charge to earnings and, once incurred, is not reversible at a later date. Whiting and Equity may incur impairment charges in the future, which could have a material adverse effect on their results of operations in the period taken.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of Whiting’s and Equity’s reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown or incorporated by reference in this proxy statement/prospectus.

In order to prepare their estimates, Whiting and Equity must project production rates and timing of development expenditures. Whiting and Equity must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from Whiting’s and Equity’s estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown or incorporated by reference in this proxy statement/prospectus. In addition, Whiting and Equity may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond their control.

You should not assume that the present values of future net revenues from Whiting’s and Equity’s proved reserves referred to or incorporated by reference in this proxy statement/prospectus are the current market values of Whiting’s and Equity’s estimated oil and natural gas reserves. In accordance with SEC requirements, Whiting and Equity base the estimated discounted future net cash flows from their proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate.

Prospects that Whiting or Equity decide to drill may not yield oil or natural gas in commercially viable quantities.

Whiting describes some of its current prospects and its plans to explore those prospects in this proxy statement/prospectus, and descriptions of Equity’s prospects and plans are incorporated by reference into this proxy statement/prospectus. A prospect is a property on which Whiting or Equity has identified what Whiting’s or Equity’s geoscientists believe, based on available seismic and geological information, to be indications of oil or natural gas. Whiting’s and Equity’s prospects are in various stages of evaluation, ranging from a prospect which is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable Whiting or Equity to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. Whiting and Equity cannot assure you that the analogies they draw from available data from other wells, more fully explored prospects or producing fields will be applicable to their drilling prospects.

Whiting and Equity may incur substantial losses and be subject to substantial liability claims as a result of their oil and natural gas operations.

Whiting and Equity are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect their business, financial condition or results of operations. Whiting’s and Equity’s oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.

Any of these risks could adversely affect Whiting’s and Equity’s ability to conduct operations or result in substantial losses. Whiting and Equity may elect not to obtain insurance if they believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect Whiting or Equity.

Market conditions or operational impediments may hinder Whiting’s and Equity’s access to oil and natural gas markets or delay their production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder Whiting’s and Equity’s access to oil and natural gas markets or delay their production. The availability of a ready market for Whiting’s and Equity’s oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Whiting’s and Equity’s ability to market their production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Failure to obtain such services on acceptable terms could materially harm Whiting’s and Equity’s business. Whiting or Equity may be required to shut in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, then Whiting or Equity would be unable to realize revenue from those wells until production arrangements were made to deliver to market.

Whiting and Equity are subject to complex laws that can affect the cost, manner or feasibility of doing business.

Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. Whiting and Equity may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	reports concerning operations;

•	the spacing of wells;

•	unitization and pooling of properties; and

•	taxation.

Under these laws, Whiting and Equity could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of Whiting’s or Equity’s operations and subject them to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase Whiting’s and Equity’s costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect Whiting’s and Equity’s financial condition and results of operations.

Whiting’s and Equity’s operations may incur substantial liabilities to comply with environmental laws and regulations.

Whiting’s and Equity’s oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities, and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas, and impose substantial liabilities for pollution resulting from Whiting’s and Equity’s operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require Whiting and Equity to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on Whiting’s and Equity’s results of operations, competitive position, or financial condition as well as the industry in general. Under these environmental laws and regulations, Whiting and Equity could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether they were responsible for the release or if their operations were standard in the industry at the time they were performed.

Whiting’s and Equity’s level of indebtedness reduces their financial flexibility, and their level of indebtedness may increase.

Whiting and Equity would have had long-term indebtedness of $217 million on a pro forma basis as if the merger had been completed as of December 31, 2003.

Whiting’s and Equity’s level of indebtedness affects their operations in several ways, including the following:

•	a higher level of debt would increase Whiting’s and Equity’s vulnerability to general adverse economic and industry conditions;

•	the covenants contained in the agreements governing Whiting’s and Equity’s outstanding indebtedness limit their ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

•	Whiting’s and Equity’s debt covenants may also affect their flexibility in planning for, and reacting to, changes in the economy and in the oil and natural gas industry; and

•	a higher level of debt may impair Whiting’s and Equity’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

Whiting and Equity may incur additional debt, including significant secured indebtedness, in order to make future acquisitions or to develop their properties. A higher level of indebtedness increases the risk that Whiting or Equity may default on their debt obligations. Whiting’s and Equity’s ability to meet their debt obligations and to reduce their level of indebtedness depends on their future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect Whiting’s and Equity’s operations and their future performance. Many of these factors are beyond Whiting’s and Equity’s control. Whiting and Equity may not be able to generate sufficient cash flow to pay the interest on their debt and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect Whiting’s and Equity’s ability to raise cash through an offering of capital stock or a refinancing of debt include financial market conditions, the value of Whiting’s and Equity’s assets and performance at the time capital is needed.

In addition, Whiting’s bank borrowing base is subject to periodic redeterminations. Whiting could be forced to repay a portion of its bank borrowings due to redeterminations of its borrowing base. If Whiting is forced to do so, it may not have sufficient funds to make such repayments. If Whiting does not have sufficient funds and is otherwise unable to negotiate renewals of its borrowings or arrange new financing, it may have to sell significant assets. Any such sale could have a material adverse effect on Whiting’s business and financial results.

Unless Whiting and Equity replace their oil and natural gas reserves, their reserves and production will decline, which would adversely affect their cash flows and income.

Unless Whiting and Equity conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, their proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Whiting’s and Equity’s future oil and natural gas reserves and production, and, therefore their cash flow and income, are highly dependent on their success in efficiently developing and exploiting their current reserves and economically finding or acquiring additional recoverable reserves. Whiting and Equity may not be able to develop, exploit, find or acquire additional reserves to replace their current and future production.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oil field services could adversely affect Whiting’s and Equity’s ability to execute on a timely basis their exploration and development plans within budget.

Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect Whiting’s and Equity’s development and exploration operations, which could have a material adverse effect on their business, financial condition or results of operations.

Competition in the oil and natural gas industry is intense, which may adversely affect Whiting’s and Equity’s ability to compete.

Whiting and Equity operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Many of Whiting’s and Equity’s competitors possess and employ financial, technical and personnel resources substantially greater than theirs, which can be particularly important in the areas in which they operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than Whiting’s and Equity’s financial or personnel resources permit. Whiting’s and Equity’s ability to acquire additional prospects and to find and develop reserves in the future will depend on their ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Whiting and Equity may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

Whiting’s and Equity’s use of oil and natural gas price hedging contracts involves credit risk and may limit future revenues from price increases and result in significant fluctuations in net income.

Whiting and Equity enter into hedging transactions for their oil and natural gas production to reduce exposure to fluctuations in the price of oil and natural gas. Whiting’s and Equity’s hedging transactions have to date consisted of financially settled crude oil and natural gas forward sales contracts with major financial institutions. Whiting and Equity may in the future enter into these and other types of hedging arrangements to reduce exposure to fluctuations in the market prices of oil and natural gas. Hedging transactions expose Whiting and Equity to risk of financial loss in some circumstances, including if production is less than expected, the other party to the contract defaults on its obligations or there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received. Hedging transactions may limit the benefit Whiting or Equity would have otherwise received from increases in the price for oil and natural gas. Furthermore, if Whiting or Equity does not engage in hedging transactions, then it may be more adversely affected by declines in oil and natural gas prices than its competitors who engage in hedging transactions. Additionally, hedging transactions may expose Whiting and Equity to cash margin requirements.

INFORMATION REGARDING THE SPECIAL MEETING

Equity is furnishing this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by the Equity board of directors for use at the special meeting of shareholders, including any adjournment or postponement of the special meeting.

Date, Time and Place

The special meeting will be held on                     , 2004, at 10:00 a.m. Mountain Time, at Equity’s executive offices at 10 West 300 South, Suite 806 in Salt Lake City, Utah, 84101.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated February 1, 2004, by and among Whiting, Merger Sub and Equity, pursuant to which Merger Sub will be merged with and into Equity and Equity will become a wholly-owned subsidiary of Whiting.

A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. Equity shareholders are encouraged to read the merger agreement and this proxy statement/prospectus in their entirety.

The matters to be considered at the special meeting are of great importance to Equity shareholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed pre-addressed postage-paid envelope.

Vote Required

In order for the merger to become effective, the holders of at least two-thirds (66 2/3%) of the shares of Equity common stock outstanding as of the record date must vote to approve and adopt the merger agreement and the merger. As discussed below, abstentions and broker non-votes will each have the same effect as a vote against the proposal.

Recommendation of Board of Directors

After careful consideration, the Equity board of directors has unanimously determined it is advisable, fair to and in the best interests of Equity and its shareholders that Equity proceed with the merger and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger.

In considering such recommendation, Equity shareholders should be aware that some directors and officers have interests in the merger that are different from, or in addition to, those of Equity shareholders. See “The Merger—Interests of Equity Directors and Officers in the Merger.”

Record Date; Shares Entitled to Vote

Only holders of Equity common stock at the close of business on                     , 2004, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. On the record date,                      shares of Equity common stock were issued and outstanding. As of                     , 2004, as shown on the most recent proxy certified listing from our transfer agent, the number of record holders of Equity’s common stock was                     . Equity believes, after inquiry, that the number of beneficial owners of its common stock is likely in excess of                     . Equity shareholders on the record date are each entitled to one vote per share of Equity common stock on the proposal to approve and adopt the merger agreement and the merger.

Quorum; Abstentions and Broker Non-Votes

A quorum must be present in order to hold a valid meeting of Equity’s shareholders. A majority of the shares of Equity common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the Equity special meeting in order for a quorum to be present. Inspectors of election will be appointed by Equity’s board of directors for the special meeting and will ascertain whether a quorum is present, tabulate the votes and determine the voting results on all matters presented to the Equity shareholders at the special meeting. If a quorum is not present, it is expected that the special meeting will be adjourned to allow additional time to obtain additional proxies or votes. At any reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the reconvening of the special meeting.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The approval and adoption of the merger agreement and the merger at the special meeting are not considered routine matters. Accordingly, brokers will not have discretionary voting authority to vote your shares at the special meeting. A “broker non-vote” occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. Abstentions and “broker non-votes” will be counted as present for purposes of establishing a quorum as described above, but will not be counted as voting either for or against the proposal to approve and adopt the merger agreement and the merger. Consequently, any abstentions or “broker non-votes” will have the same effect as votes against the proposal. Equity shareholders are urged to return the enclosed proxy card marked to indicate their vote or to instruct their broker to vote shares held in “street name.”

Agreements to Vote in Favor of the Merger Agreement and the Merger

In connection with the merger, two members of Equity’s board of directors, Paul M. Dougan and John W. Straker, Jr., in their individual capacities as Equity shareholders, have entered into written shareholder agreements with Whiting to vote their Equity shares representing approximately 16.6% of Equity’s outstanding common stock in favor of the merger and have given Whiting an option to acquire their shares under certain circumstances.

Such shareholder agreements also provide that Mr. Dougan and Mr. Straker will vote, in their capacities as shareholders, against any action or agreement that would impede, frustrate, prevent or nullify the merger agreement or result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Equity under the merger agreement. In connection with and in support of the shareholder agreements, these persons have granted an irrevocable proxy to Whiting to vote the shares in accordance with the terms of the shareholder agreements. These persons have also agreed that they will not, in their capacities as shareholders of Equity, engage in any discussions or negotiations regarding any alternative acquisition transaction with third parties. The shareholder agreements acknowledge that Mr. Dougan and Mr. Straker are also directors of Equity and do not restrict them from carrying out their fiduciary duties as board members or restrict them from voting in favor of a superior proposal in their capacities as directors of Equity in accordance with the terms of the merger agreement. See “The Merger—Interests of Equity Directors and Officers in the Merger—Shareholder Agreements.”

Voting Procedures

You may vote in person at the special meeting or by proxy. Equity’s board of directors recommends that you vote by proxy even if you plan to attend the special meeting. You can change your vote at the special meeting at any time before the voting has been completed.

Equity shareholders of record may submit proxies by completing, signing and dating the enclosed proxy card for the special meeting and mailing it in the enclosed pre-addressed postage-paid envelopes. All Equity shares represented by properly executed proxies received in time for the special meeting and not revoked will be voted at the special meeting, and at any adjournment or postponement of the meeting, in accordance with the instructions contained in the proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement and the merger.

If your broker holds your shares of Equity common stock for you in “street name,” you should instruct your broker to vote your shares, following the directions your broker provides to you. Most brokers have procedures for telephone or internet voting. Check the material your broker sends you or call your account representative for more information. In the event you do not instruct your broker how to vote any shares held for you in street name, your shares will not be voted for the approval and adoption of the merger agreement and the merger and will, in effect, count as a vote against the approval and adoption of the merger agreement and the merger.

Equity shareholders of record may also vote in person at the special meeting by submitting their proxy cards or by filling out a ballot at the special meeting.

Equity shareholders should not send in any stock certificates with their proxy cards. A letter of transmittal with instructions for surrender of certificates representing shares of Equity common stock will be mailed to shareholders as soon as practicable after completion of the merger.

Revoking Your Proxy

You may revoke your proxy at any time before the proxy is voted at the special meeting by:

•	submitting a written notice of revocation, bearing a later date than the proxy, to the corporate secretary of Equity at 10 West 300 South, Suite 806 in Salt Lake City, Utah, 84101.

•	granting a duly executed proxy relating to the same shares and bearing a later date (which automatically revokes the earlier proxy) and delivering it to Equity’s corporate secretary; or

•	by attending the special meeting and voting in person.

Simply attending the special meeting will not revoke a proxy. If you do not hold your shares of Equity common stock in your own name, you may revoke a previously granted proxy by following the revocation instructions provided by the bank, broker or other party that is the record owner of the shares.

Solicitation of Proxies and Expenses

Equity is soliciting proxies for the special meeting from its shareholders. Whiting will pay all fees and expenses, other than Equity’s accountants’ and attorneys’ fees, incurred in relation to the filing and printing of this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part. Whiting has paid the SEC registration fee with respect to this proxy statement/prospectus, and Equity will bear the expenses of mailing this proxy statement/prospectus to its shareholders. Additionally, the merger agreement provides that under certain circumstances, one party may be required to pay the expenses of the other party in connection with the merger. See “The Merger Agreement—Termination Fee; Reimbursement of Certain Expenses.”

Other than the costs shared with Whiting or required to be paid by Whiting under the circumstances described in the merger agreement, Equity will bear the cost of soliciting proxies from its shareholders. Equity has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for which it will pay D. F. King a fee of $8,500 and will reimburse D. F. King for reasonable out-of-pocket expenses. In addition to solicitation by mail, the directors, officers and employees of Equity and employees of D. F. King may solicit proxies from Equity shareholders by telephone, the internet, facsimile or in person. Equity has agreed to indemnify D. F. King against various liabilities and expenses, including various liabilities and expenses under the federal securities laws. Following the original mailing of the proxies and other soliciting materials, Equity and D. F. King will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Equity common stock and to request authority for the exercise of proxies. In such cases, Equity, upon the request of the record holders, will reimburse those holders for their reasonable expenses. If you have any questions about the merger or need assistance voting your shares, please call D. F. King toll-free at 1-800-848-3416.

No Dissenters’ Rights

Under Colorado law, holders of Equity common stock will not have dissenters’ rights in connection with the merger. See “The Merger—Dissenters’ Rights.”

Other Matters

The Equity board of directors is not aware of any other business to be brought before the special meeting or any adjournment or postponement of the meeting. If, however, other matters are properly brought before the special meeting or an adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the Equity shares represented by duly executed proxies in accordance with their discretion and judgment.

THE MERGER

This section, together with the following section entitled “The Merger Agreement,” describes the material aspects of the proposed merger, including the merger agreement. These discussions are qualified in their entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus, and to the other agreements and documents that are discussed in this proxy statement/prospectus and that are filed as exhibits to the registration statement of which this proxy statement/ prospectus forms a part. You should read the merger agreement in its entirety as it is the legal document that governs the merger.

Background of the Merger

From time to time over the last several years, Equity’s board of directors considered and discussed at length various strategic alternatives, including possible merger and sale transactions. These discussions were prompted in many instances by the difficulties Equity faced as a small independent public oil and gas company competing in a highly competitive environment. In each case, Equity’s board determined that it would not then be in the best interests of Equity or its shareholders to pursue the proposal.

On March 4 and 5, 2003, Equity’s board met in New York City to discuss Equity’s business prospects and outlook. At the meeting, the board instructed Paul M. Dougan, Equity’s President and Chief Executive Officer, to obtain confidential analyses from several investment banks regarding Equity’s strategic alternatives and recommendations from those banks as to which of those alternatives would maximize shareholder value.

In April 2003, Equity received recommendations from three investment banks. Each of the banks concluded that it would be difficult for Equity to continue as a small public independent oil and gas company, and recommended that it merge with, or sell its assets to, a larger company in the industry. Each of the banks concluded that a merger or sale transaction would be the most appropriate strategy for maximizing Equity’s shareholder value.

In June 2003, Equity entered into a limited engagement letter with one of the three investment banks. The engagement letter covered only a single transaction with one potential named merger candidate. In June 2003, Equity’s legal counsel prepared and delivered to Equity a memorandum addressing the board’s fiduciary duties to Equity and its shareholders in the context of merger and sale transactions. In early July 2003, Equity and the potential merger candidate entered into a confidentiality agreement that permitted the candidate to review certain of Equity’s confidential business information. Equity and the candidate terminated their negotiations in mid-July 2003 without such party making an offer for Equity.

On July 22, 2003, in furtherance of the March 2003 instructions from Equity’s board, Equity’s management met in Salt Lake City, Utah with representatives of Petrie Parkman & Co., Inc. At the meeting, the parties discussed Petrie Parkman’s potential engagement as Equity’s financial advisor to explore a number of strategic alternatives, including a merger, sale, joint venture or other arrangement. Petrie Parkman was not one of the three investment banks Equity consulted in early 2003, but Equity’s management believed Petrie Parkman’s experience, reputation and contacts within the oil and gas industry would enhance Equity’s ability to obtain transaction offers from more and better qualified candidates.

On July 29, 2003, the executive committee of Equity’s board of directors (comprised of Mr. Dougan, Philip J. “Jack” Bernhisel, Douglas W. Brandrup and W. Durand Eppler) and John W. Straker, Jr. (another member of Equity’s board) met with Petrie Parkman’s representatives and, separately, with representatives of one other investment bank in Denver, Colorado. The Equity representatives discussed a number of strategic alternatives with the two investment banks at those meetings. They also discussed the services each bank could provide to Equity as its financial advisor, each bank’s contacts within the oil and gas industry and each bank’s transaction experience.

On July 31, 2003, Equity’s board of directors held a telephonic board meeting to discuss the July 29 meetings with the investment banks. The executive committee unanimously recommended that Equity retain Petrie Parkman as Equity’s financial advisor to explore strategic alternatives, including a merger or sale, and the board unanimously approved that recommendation.

On August 11, 2003, Equity retained Petrie Parkman as its exclusive financial advisor to render financial advisory and investment banking services to Equity in connection with a possible sale, merger or other strategic transaction.

On August 11, 2003, representatives of Petrie Parkman met with representatives of Equity, including Mr. Dougan, David P. Donegan (Vice President of Corporate Development) James B. Larson (Vice President of Operations), Russell V. Florence (Secretary and Treasurer) and Equity’s legal counsel in Salt Lake City, Utah to assess Equity’s strategic objectives. The parties also discussed, at length, the structure of the process Equity would use in the event that the board elected to explore a potential merger or sale transaction, as well as the confidential nature of the actions Equity was considering, and the board’s fiduciary duties to Equity and to its shareholders under the circumstances.

On August 13, 2003, Mr. Larson, Mr. Dougan and representatives of Petrie Parkman met with Ryder Scott Company, LP in Denver, Colorado to discuss Ryder Scott’s preparation of an oil and gas reserve report covering Equity’s properties. On August 15, 2003, Equity engaged Ryder Scott to prepare the reserve report, which was to have an effective date of October 1, 2003.

During the week of August 18 through August 22, 2003, Petrie Parkman began its due diligence review of Equity with Equity’s management and technical staff in Denver, Colorado.

On September 8, 2003, Messrs. Dougan, Donegan and Florence met with representatives of Petrie Parkman and Equity’s legal counsel in Salt Lake City, Utah to begin to assemble a list of potential companies to contact as possible sale or merger candidates in the event that the board elected to explore a potential merger or sale transaction. The list of potential candidates included over 70 parties.

On September 12, 2003, Equity issued a press release and filed a Current Report on Form 8-K with the SEC announcing that it had retained Petrie Parkman as its advisor in evaluating strategic alternatives, including a potential merger or sale.

Between September 15, 2003 and October 15, 2003, Petrie Parkman and Equity prepared and assembled materials for a data room in Denver, Colorado, containing both public and confidential, nonpublic information about Equity, its business and future prospects.

On September 26, 2003, Equity’s board of directors met in Denver, Colorado. At that meeting, Petrie Parkman presented a status report on the data room preparation process, a market environment update and a summary of preliminary reference value ranges for Equity ranging from $1.97 to $5.00 per share. Following the presentation, the board decided to conduct a broad process, referred to under this caption as “the process,” to explore a possible merger, sale transaction or other strategic alternatives. The board also appointed a special committee of independent board members to oversee the process and to review and negotiate the material terms of any proposed offers received from potential purchasers or merger partners. The members of the special committee were Messrs. Bernhisel, Brandrup and Eppler. The special committee then requested that Mr. Dougan, in his capacity as Equity’s President and Chief Executive Officer, assist the special committee in performing its duties.

On October 1, 2003, Petrie Parkman began contacting third parties regarding a potential transaction with Equity. Petrie Parkman contacted a total of 73 parties. Between October 3, 2003 and October 14, 2003, Petrie Parkman and Equity gave executive presentations to 21 of those parties in Houston, Texas, Salt Lake City, Utah and Denver, Colorado. Equity and Petrie Parkman also delivered an additional 37 executive presentations to potential transaction candidates via mail or electronic mail. Equity subsequently entered into confidentiality agreements with 17 of the contacted parties, who were invited to review the materials Equity and Petrie Parkman had assembled in the data room.

On October 2, 2003, Ryder Scott issued its final oil and gas reserve report to Equity with an effective date of October 1, 2003.

Between October 16, 2003 and November 10, 2003, Petrie Parkman and Equity gave 16 data room presentations in Equity’s Denver, Colorado office to the 17 different companies that had executed the confidentiality agreements.

On October 31, 2003, Petrie Parkman mailed bid procedure letters and information packages to each of the data room participants, containing instructions on how to make an offer for Equity. The requested deadline for submitting offers was November 21, 2003.

On November 20, 2003, in anticipation of receiving bids, the special committee held a telephonic meeting to discuss the status of the process. Also present on the telephone call were Messrs. Dougan, Donegan and Florence, representatives from Petrie Parkman and Equity’s legal counsel. The special committee directed Petrie Parkman to continue to explore the process with interested companies and to prepare a report outlining other potential strategic alternatives for the board’s consideration.

On November 24, 2003, the special committee, officers of Equity and legal counsel to Equity met with representatives of Petrie Parkman in Salt Lake City, Utah to discuss the offers and indications of interest Equity had received. Petrie Parkman also discussed with the special committee other potential strategic alternatives for Equity, including Equity’s sale of only portions of its assets and raising additional capital in public or private debt or equity markets to provide resources to grow and expand Equity’s operations. Petrie Parkman also discussed two additional companies that had expressed an interest in the company but that had not yet submitted proposals. One of these companies was Whiting.

Later that day on November 24, 2003, James J. Volker, the President and Chief Executive Officer of Whiting, together with other representatives of Whiting, called Equity and discussed with Mr. Donegan a proposal to acquire the company. Mr. Volker orally outlined a potential proposal to acquire Equity for $35 million in cash, plus the assumption of Equity’s debt (approximately $29 million), with an additional contingent payment to Equity shareholders of up to $10 million based upon the achievement of certain future performance targets.

On November 25, 2003, representatives of Petrie Parkman contacted Whiting to discuss and clarify the terms of Whiting’s proposal.

On November 26, 2003, the Equity board held a telephonic meeting to discuss the status of the process. Mr. Eppler reported for the special committee that, of the companies that participated in the data room presentations, two companies had made written proposals, three companies had indicated that they were still working on proposals and certain other companies had expressed an interest in acquiring only certain assets of Equity. Mr. Eppler also reported that, due to the unsatisfactory price ranges of the initial proposals and indications of interest, the special committee could not then recommend any of such initial proposals or indications of interest. The board requested that Petrie Parkman and Equity’s management be prepared to discuss further possible strategic alternatives at the December 10, 2003 meeting of the board.

Also on November 26, 2003, representatives of Petrie Parkman met with Whiting to further discuss Whiting’s proposal and to request that Whiting submit its firm and best offer for Equity. Petrie Parkman also met with an additional merger candidate that day to solicit that party’s firm and best offer for Equity.

In late November and early December 2003, Petrie Parkman also contacted the other participants that had made a proposal or expressed an interest in doing so to confirm whether or not such parties could improve their respective proposals.

In early December 2003, the board asked Petrie Parkman for its assistance in determining whether or not it would be in the best interests of Equity’s shareholders to sell certain assets to interested parties and then merge the remaining company with a potential buyer. Representatives of Petrie Parkman contacted two companies that expressed interest in certain assets of Equity to determine their interest in the particular assets and to solicit their firm and best offers for those assets.

On December 5, 2003, Whiting submitted a written proposal in the form of a letter of intent to acquire all of Equity’s stock. Whiting’s revised proposal was for $45 million in cash, plus the assumption of approximately $29 million in debt. Whiting had revised its oral proposal of November 26, 2003 to include the $10 million contingent payment as part of the fixed purchase price. Whiting’s revised proposal included a working capital adjustment and an agreement to pay certain transaction expenses. Equity believed this proposal represented consideration of approximately $3.63 per share. The proposal also contemplated that the transaction be structured as a tender offer that included, among other terms, a condition that Whiting receive a minimum tender of two-thirds of the outstanding Equity common stock. The revised proposal was also conditioned on the satisfactory results of Whiting’s additional due diligence review of Equity and its oil and gas properties.

On December 8, 2003, the special committee, Mr. Dougan and other Equity representatives, Petrie Parkman and Equity’s legal counsel held a telephonic meeting to discuss Whiting’s proposal. Petrie Parkman discussed the Whiting tender offer proposal in the context of the results of the process that had been conducted. After reviewing the revised Whiting proposal in detail, the special committee unanimously decided to further pursue a potential transaction with Whiting. The special committee instructed Petrie Parkman to discuss with Whiting its bid and to clarify its proposal on a per share basis.

On December 10, 2003, the special committee met at Equity’s offices in Salt Lake City, Utah with representatives from Petrie Parkman, Equity’s legal counsel, Mr. Dougan and other officers of Equity. Petrie Parkman reported to the special committee that it had received a written proposal to acquire Equity from a party that had previously indicated an interest in Equity. The party proposed a stock-for-stock merger in which Equity shareholders would receive a fixed value per share, with the exact share exchange ratio to be set based on the future average trading price of Equity’s and the other party’s stock for a specified period. The special committee, after careful consideration of the implied value of and conditions to the proposal, and a review of the proposing entity, determined that this proposal was not superior to the revised Whiting proposal. After reviewing several alternatives, the special committee authorized Petrie Parkman to continue to explore the possibilities of a transaction with Whiting. Subject to board approval, the special committee additionally directed the officers of Equity and Equity’s legal counsel to begin to negotiate the terms of a merger agreement for the potential transaction with Whiting and its legal counsel.

Immediately after the meeting of the special committee on December 10, 2003, Equity’s full board held a meeting at its offices in Salt Lake City. All of the members of the board were present, together with representatives of Petrie Parkman and Equity’s legal counsel. After considering other general issues pertaining to Equity, the board discussed results to date of the process. Petrie Parkman reported on each of the proposals Equity had received in the process, including four proposals for the entire company and four proposals for certain of its assets, and then described other options and strategic alternatives potentially available to Equity. Petrie Parkman specifically discussed the revised proposal made by Whiting and reported that Whiting calculated the value of its proposal at $3.58 per share. The board determined that the special committee and Petrie Parkman should continue to pursue a possible transaction with Whiting.

On December 11, 2003, Petrie Parkman met with Whiting to discuss the possibility of a merger, focusing on the merger agreement, due diligence and the per share consideration.

On December 12, 2003, Whiting’s legal counsel delivered to Equity’s legal counsel a mark-up of the proposed merger agreement that Equity’s counsel had delivered to Whiting’s counsel. The mark-up prepared by Whiting’s counsel included, among other things, certain deal protection mechanisms, including a proposed $3 million termination fee and a shareholder agreement providing that Mr. Dougan would tender his shares of Equity common stock in the proposed tender offer.

On December 15, 2003, Mr. Dougan, Equity’s legal counsel and Petrie Parkman met with Mr. Volker, certain other officers of Whiting and Whiting’s legal counsel, to begin negotiation of a definitive merger agreement for the proposed transaction. During these discussions, Whiting stated that, in addition to requiring Mr. Dougan to execute a shareholder agreement, Whiting would require Mr. Straker to sign a substantially identical shareholder agreement as a condition to Whiting’s entering into a merger agreement for the proposed transaction with Equity.

On December 16, 2003, Mr. Dougan met with Mr. Volker to discuss various aspects of the merger agreement, the shareholder agreements and other issues. Whiting also initiated financial, title and environmental due diligence at Equity’s offices in Salt Lake City, Utah, Denver, Colorado and Cody, Wyoming. Whiting’s due diligence ultimately included site visits to approximately 190 of Equity’s approximately 220 properties, and an examination of updated well production data.

Between December 16, 2003 and December 24, 2003, Equity, Equity’s legal counsel, Petrie Parkman and Whiting and its legal counsel continued to negotiate and exchange drafts of the tender offer merger agreement and form of shareholder agreement. The drafts were also reviewed and commented on by officers of Equity and Whiting and remained subject to the final review and approval by the special committee and each company’s board of directors.

On December 23, 2003, at the request of Whiting, Equity provided Whiting with an updated presentation on its operations.

On December 24, 2003, Equity’s special committee held a telephonic meeting to discuss the current status of the negotiations with Whiting. Equity’s legal counsel was also present and reported on the progress of the merger agreement for the proposed transaction and obtained the special committee’s advice and input on the merger documents.

On December 31, 2003, at Whiting’s request, Equity conducted a telephone conference with Whiting to discuss a production update for the fourth quarter of 2003, focusing primarily on negative production variances for Equity’s California gas properties compared to fourth quarter forecasts contained in the Ryder Scott oil and gas reserve report. Whiting informed Equity that it needed to revise its analysis of Equity and that Whiting would submit a revised proposal to Equity on January 5, 2004 that would reflect Whiting’s view of operating updates, both positive and negative, which had an impact on its valuation of Equity.

On January 5, 2004, Whiting made an oral offer to acquire all outstanding shares of Equity for $3.35 per share in cash pursuant to a transaction structured as a tender offer. Whiting stated that it had lowered its per share price in part due to the negative production variances it had noted in certain of Equity’s California properties.

On January 6, 2004, the special committee held a telephonic meeting to discuss the latest offer from Whiting. Members of the special committee, Mr. Dougan and legal counsel to Equity participated. The special committee concluded that Whiting’s $3.35 per share revised offer was inadequate and that Equity should make efforts to negotiate a higher price in order to proceed with the proposed transaction. In addition, the special committee requested that legal counsel to Equity consider the benefits and detriments to Equity and its shareholders of a stock-for-stock merger, as opposed to a cash tender offer.

On January 6 and 7, 2004, representatives of Petrie Parkman contacted Whiting to discuss Equity’s position on the revised offer, to inform Whiting that the revised offer was unacceptable and to explore Whiting’s willingness to consider a stock-for-stock merger. Whiting indicated in response that it was willing to explore either a cash tender offer or a stock-for-stock merger.

On January 13, 2004, the special committee met with Equity’s legal counsel and representatives of Petrie Parkman. The representatives of Petrie Parkman discussed the status of the negotiations with Whiting, the current energy market environment, and reviewed a preliminary reference value analysis of Equity. After discussion, the special committee directed representatives of Petrie Parkman to inform Whiting that the special committee could recommend, subject to, among other things, satisfactory completion of further due diligence and the negotiation of an acceptable merger agreement, and Equity’s board would then consider, a $3.50 per share cash transaction or a $3.75 implied consideration per share stock-for-stock transaction, which price ranges were within the range of the preliminary reference value analysis of Equity prepared by Petrie Parkman.

On January 13, 2004, Equity’s full board of directors held a meeting in Salt Lake City, Utah. Representatives from Petrie Parkman recapped the results of the process and the developments in the process since the board’s previous meeting on December 10, 2003, and also reviewed the current energy market environment and a preliminary reference value analysis of Equity. Mr. Larson informed the board that certain Equity owned and operated wells in the Sacramento Basin had lost proved developed reserves from premature water encroachment or sand production since the October 1, 2003 Ryder Scott reserve report. In addition, certain other wells were under producing based on estimates in the same Ryder Scott reserve report. Mr. Larson estimated that the net effect of these events was necessary downward revision of PDP reserves by 1.5 Bcf. Mr. Larson stated, however, that because of recent additions to Equity’s proved reserves, the year end reserve analysis was not expected to be materially affected with regards to proven reserve estimates. The board also discussed certain issues relating to Equity’s stock price and trading activity, the fact that Equity’s stock had reached a high of $4.29 per share on January 9, 2004, and the relative merits of using a stock-for-stock merger as opposed to a cash merger in connection with the transaction. The board then requested that the special committee pursue a possible stock-for-stock merger with Whiting as an alternative to a cash transaction.

On January 14, 2004, as directed by the special committee, representatives of Petrie Parkman contacted Whiting to inform them of the $3.50 cash or $3.75 stock-for-stock transaction alternatives. Later that day, various representatives of Equity and Whiting held a conference call to discuss the structure of the potential merger. After this phone call, representatives of Whiting telephoned Petrie Parkman and proposed a stock-for-stock merger based on an implied value of $3.40 per share, or an exchange ratio of 0.171 Whiting shares for each Equity share based on the closing price on that day.

On January 15, 2004, Equity’s board of directors held a meeting by telephone to discuss the results of the discussions with Whiting on the previous day. Petrie Parkman and Equity’s legal counsel also participated in the call. After discussing the calls of January 14, 2004, the special committee unanimously recommended that Petrie Parkman propose to Whiting an exchange ratio of 0.188 Whiting shares for each share of Equity, and the board unanimously adopted that recommendation. Following the board meeting, Petrie Parkman conveyed this offer to Whiting.

On January 16, 2004, Whiting made a counteroffer at 0.185 shares of Whiting for each share of Equity. Mr. Dougan contacted each member of the special committee and the board and received positive indications of interest from each such member to proceed at that exchange ratio, subject to, among other things, a satisfactory due diligence review of Whiting’s operations, the negotiation of an acceptable merger agreement, the receipt of a favorable fairness opinion from Petrie Parkman and further review of the proposed transaction.

Between January 19, 2004 and January 29, 2004, Equity’s legal counsel, Petrie Parkman and Whiting’s legal counsel continued to negotiate and exchange drafts of the stock-for-stock merger agreement and form of shareholder agreement for the proposed transaction. The officers of Equity and Whiting reviewed and commented on those drafts, but they remained subject to the final review and approval by the special committee and each company’s board of directors.

On January 20, 2004, Equity’s officers and management, together with Equity’s legal counsel, met with Whiting at its offices in Denver, Colorado, where they were provided certain confidential information on Whiting pursuant to the terms of a confidentiality agreement.

On January 23, 2004, the special committee met in Denver, Colorado to review materials that Petrie Parkman had prepared for it regarding the proposed transaction. The special committee also discussed due diligence reports on Whiting that had been prepared by Equity’s legal counsel, Petrie Parkman and members of Equity’s management team. The special committee also reviewed the draft merger agreement and shareholder agreements and discussed other possible strategic alternatives. After that review, the special committee unanimously agreed to recommend the proposed transaction with Whiting to Equity’s full board of directors at a meeting to be held on January 29, 2004, subject to Equity’s receipt of a favorable fairness opinion from Petrie Parkman and to any market, due diligence review or additional developments in the process that might occur prior to that meeting. The special committee instructed Equity’s management to distribute the Petrie Parkman report, the draft merger agreement, draft shareholder agreements and due diligence report materials to all members of the board for their consideration at the meeting.

On January 27, 2004, the Whiting board met in Denver, Colorado to review and discuss the proposed transaction. Whiting’s management presented the board with a detailed analysis of the proposed transaction, the merger agreement and the shareholder agreements. Representatives of Merrill Lynch & Co., financial advisor to Whiting, presented their financial analysis of the transaction to the board and discussed the opinion that Merrill Lynch would deliver to the effect that the proposed exchange ratio was fair to Whiting from a financial point of view. Whiting’s legal counsel also participated in the meeting. After discussion, the board authorized Whiting’s management to continue its negotiations with Equity.

On January 29, 2004, the special committee, Equity’s legal counsel and Petrie Parkman met prior to the meeting of the full Equity board to review and discuss all of the proposals and indications of interest that Equity had received in the process, Equity’s other potential strategic alternatives, the latest offer from Whiting, and any developments in Equity’s due diligence review and the process. The special committee then unanimously voted to recommend to the board that it accept the Whiting offer, subject to Equity’s receipt of a favorable fairness opinion from Petrie Parkman at the board meeting.

On January 29, 2004, the Equity board held a meeting at which it received the report and recommendation of the special committee, and reports from Petrie Parkman, certain officers of Equity and its legal counsel regarding Whiting and the proposed transaction. The board additionally discussed, among other matters, the terms and conditions of the proposed merger agreement, the current and historical trading prices of Equity’s common stock, the shareholder agreements, any potential conflicts of interest, and the lack of superior alternatives. The board then adjourned the meeting until January 31, 2004 in order to give the board members additional time to review the materials and consider the presentations.

On January 29, 2004, Mr. Straker indicated that he wanted his form of shareholder agreement to be revised so that any gain Whiting realized in the exercise of its option to acquire Mr. Straker’s shares would be split 50/50 with Mr. Straker. Whiting agreed to such change and revised Mr. Straker’s shareholder agreement to provide for such a provision.

At the reconvened meeting on the evening of January 31, 2004, the Equity board further discussed the transaction materials and the presentations it had heard on January 29 and reviewed the changes to Equity’s and Whiting’s respective stock prices since such date. Among other matters, the board discussed the proposed fixed exchange ratio of 0.185 shares of Whiting for each share of Equity, which had an implied value of $3.56 per Equity share based on the closing price of Whiting common stock on January 30, 2004. The board, however, believed the fixed exchange ratio provided opportunity for increased value to Equity’s shareholders over a cash offer, and that the implied value on a given date should not be determinative. In addition, the board reviewed a draft press release discussing the proposed transaction with Whiting and a draft form of Petrie Parkman’s fairness opinion. In order to review Petrie Parkman’s draft fairness opinion more thoroughly and to permit certain board members who had not previously received a copy a chance to review it, the board adjourned the meeting until the following day, February 1, 2004.

On January 31, 2004, a telephonic meeting of the Whiting board was held to consider approval of the merger with Equity. Mr. Volker reported to the board that Whiting had received a written opinion from Merrill Lynch to the effect that the exchange ratio was fair to Whiting from a financial point of view. After a lengthy discussion in which Whiting’s legal counsel participated, the board voted unanimously to approve the merger and the merger agreement.

On the morning of February 1, 2004, the Equity board reconvened. At the meeting, Petrie Parkman discussed its draft fairness opinion previously distributed to the board and then orally rendered its opinion that, as of such date and based upon and subject to the matters set forth in the opinion, the exchange ratio of 0.185 shares of Whiting common stock for each share of Equity common stock was fair, from a financial point of view, to the holders of Equity common stock. Petrie Parkman confirmed its oral opinion in writing later that day. After additional discussion, the board then unanimously voted to approve the merger, declaring that the merger, the merger agreement and transactions contemplated thereby to be advisable, fair to and in the best interests of Equity and its shareholders. The board directed the officers of Equity to execute, deliver and perform the merger agreement and the transactions contemplated by it. Later that day, Whiting and Equity exchanged executed counterparts to the merger agreement, and Whiting and Messrs. Dougan and Straker exchanged executed counterparts of the shareholder agreements.

On February 2, 2004, Whiting and Equity released a joint press release announcing the execution of the merger agreement providing for a fixed exchange ratio of 0.185 shares of Whiting common stock for each share of Equity common stock.

Equity’s Reasons for the Merger

Equity’s board of directors believes that the merger is advisable, fair to and in the best interests of Equity and its shareholders. Accordingly, at the special meeting of Equity’s board of directors held on January 29, 2004, January 31, 2004 and concluded on February 1, 2004, at which the merger was considered and voted upon, the board of directors unanimously approved the merger agreement and the merger. Equity’s board of directors unanimously recommends that the holders of shares of Equity common stock vote FOR the approval and adoption of the merger agreement and the merger.

Equity’s board of directors identified a number of benefits for Equity shareholders that could result from the merger. These potential benefits include:

•	Larger, Better Capitalized Company. Following the merger, the combined company is expected to have a market capitalization in excess of $400 million based on recent trading prices for Whiting and Equity common stock. The principal benefit for Equity’s shareholders of this larger market capitalization is the possibility that the combined entity’s common stock will trade at higher multiples of traditional valuation measures than was the case with Equity as an independent public company. Whiting’s greater financial and other resources may also allow Equity’s properties to be developed and enhanced at a more rapid pace following the merger than Equity would likely be able to achieve as an independent public company.

•

Liquidity of Stock. The Whiting shares of common stock to be received by the Equity shareholders will be listed on the New York Stock Exchange and, based on historical trading information, are more widely traded than the shares of Equity’s common stock. Equity’s board believed that liquidity for holders of the combined company’s common stock, relative to the liquidity available for holders of Equity’s common stock, would be enhanced. Owning shares listed on the New York Stock Exchange will also expose Equity’s shareholders to a larger investor population, since certain larger institutions limit their investments to companies listed on the New York Stock Exchange.

•	Company Synergies. After the merger, Whiting will have a more favorably balanced portfolio than Equity on a stand alone basis. Currently, Equity’s assets are approximately 67% oil reserves. Following the transaction, the assets of the combined company will consist of approximately 50% oil reserves and approximately 50% gas reserves, and the combined company will have more geographically diversified assets and interests, which the Equity board considered to be advantageous. Equity shareholders will also have an opportunity to share in the other synergies and potential savings that may be achieved by the two combined companies.

•	Additional Offers May be Entertained. The merger agreement does not preclude the initiation of competing offers by other potential bidders on an unsolicited basis. If another party delivers an unsolicited proposal to Equity that is superior to the Whiting offer, the Equity board may in the exercise of its fiduciary duties consider and accept that offer in accordance with the terms of the merger agreement. See “The Merger Agreement—No Solicitation of Transactions.” As of the date of this proxy statement/ prospectus, Equity has not received any such competing offers.

•	Tax Consequences. The parties intend that the merger be a tax-free reorganization for federal income tax purposes, and the receipt of an opinion on this subject from Equity’s tax counsel is a condition to closing the merger. Accordingly, the merger is not expected to be taxable either to Equity or its United States shareholders, except to the extent of any cash that is issued to Equity’s shareholders for fractional shares.

•	Future Growth Potential. Receiving shares of Whiting common stock as consideration for the merger will allow Equity’s shareholders to participate in Whiting’s future growth without any additional investment.

In the course of its deliberations, the Equity board of directors considered a number of additional factors, both positive and negative, relevant to the merger, including:

Petrie Parkman Fairness Opinion and Analysis

•	the oral opinion of Petrie Parkman to the Equity board of directors on February 1, 2004 and subsequently confirmed in writing, that, as of such date and based upon and subject to the matters set forth in the opinion, the proposed exchange ratio of 0.185 Whiting shares per Equity share to be received as consideration by holders of the Equity common stock in the proposed merger was fair, from a financial point of view, to the holders of shares of Equity common stock;

•	the fact that Petrie Parkman would receive a fee for the preparation of its written opinion and an additional fee in the event the proposed merger is consummated;

•	the financial analyses and other information presented by Petrie Parkman;

Historical and Recent Trading Activities

•	the fact that the merger consideration, on the basis of a per share implied value of approximately $3.56, based on trading prices at the close of trading on January 30, 2004 (the last trading day before the merger agreement was executed), would result in:

•	a discount of approximately 21% from the closing price of $4.50 of Equity’s common stock reported by The Nasdaq Stock Market for trading on January 30, 2004, the last full trading day before the merger agreement was executed;

•	a premium of approximately 38% to the closing price of $2.58 of Equity’s common stock traded on July 30, 2003, the date that is six months prior to the date of the last full trading day before the merger agreement was executed; and

•	a premium of approximately 59% to the closing price of $2.24 of Equity’s common stock traded on January 30, 2003, the date that is twelve months prior to the date of the last full trading day before the merger agreement was executed;

The board of directors considered these periods most relevant to demonstrate the recent performance of shares of Equity’s common stock;

•	the relationship of the exchange ratio to the recent and historical trading prices of Whiting’s and Equity’s common stock;

•	the fact that the merger agreement does not contain any provisions that limit the effect of declines or increases in the market price of the common stock of Whiting prior to the completion of the merger;

•	the fact that, since the exchange ratio was fixed, the relative value to Equity’s shareholders would continue to fluctuate up or down as the price of Whiting’s shares and Equity’s shares continue to fluctuate, and that the board believed the price of Whiting’s shares were more likely to increase in value over time;

Solicitation Process; Strategic Alternatives Considered

•	the auction procedure undertaken by Equity and its financial advisors resulted in:

•	73 parties being contacted on behalf of Equity;

•	37 executive overviews being delivered to interested bidders by mail or e-mail;

•	21 executive presentations being made by Petrie Parkman and Equity’s management to potential purchasers;

•	16 visits being made to Equity’s data room by 17 different companies; and

•	eight offers being made to purchase Equity or certain of its assets (four for Equity and four for certain of its assets);

•	the range of other opportunities and strategic alternatives that the board and Equity had explored and considered in comparison to the merger with Whiting, such as selling certain assets of Equity or raising additional capital in order to grow and expand its operations;

•	the absence of viable strategic alternatives and other business combinations and transactions that are superior to the terms of the merger with Whiting;

•	the recommendation of the special committee of the board of directors;

•	based on the solicitation process and the extended arms-length negotiations with Whiting, the board believed that the merger consideration represented the highest price that Whiting or any other contacted potential bidder would be willing to pay to acquire Equity;

Post Closing Market Check

•	the fact that there would be a significant period of time between the public announcement of the merger and the closing of the merger, allowing interested third parties an opportunity to present superior proposals on an unsolicited basis in accordance with the terms of the merger agreement, and that through the date of this proxy statement/prospectus, no third parties have presented offers superior to the Whiting merger terms;

Terms and Conditions of Merger Agreement

•	the amount and nature of the consideration to be received by Equity’s shareholders;

•	the representations, warranties, covenants and conditions to the obligations of the parties under the merger agreement;

•	the risks associated with the non-solicitation provisions of the merger agreement and the possible effect they may have on third parties who might be interested in exploring alternative transactions;

•	Equity’s ability, under certain conditions, to provide information to, and negotiate with, a third party that has made an unsolicited acquisition proposal to acquire all of Equity’s outstanding shares of common stock that the board of directors determines is superior to the merger;

•	Equity’s ability to terminate the merger agreement if the Equity board of directors is presented with a superior proposal, upon the payment of a termination fee and the satisfaction of certain other conditions;

•	the risks associated with agreeing to a termination fee of $2.5 million, plus expenses, payable to Whiting under certain circumstances and the potential effect of the termination fee to discourage interested third parties from making competing offers to acquire Equity;

•	that the amount of, and circumstances giving rise to, the termination fee under the merger agreement was acceptable in the judgment of the board of directors of Equity in light of the value of the merger consideration to Equity shareholders;

•	the board’s view, having received advice from Equity’s legal and financial advisors, that the termination fee was within the range of fees payable in comparable transactions and would not be expected to preclude an unsolicited acquisition proposal for Equity;

Whiting’s Shares as Merger Consideration

•	the possibility that the Whiting shares to be received as the merger consideration may have appreciation potential in the long term;

•	the results of the due diligence analyses and review of Whiting’s oil and gas reserves, operations and financial performance performed by Petrie Parkman and officers of Equity;

•	the results of the additional due diligence analyses and review of Whiting’s legal liabilities and obligations performed by Equity’s legal counsel in connection with the merger;

•	the Equity board’s conclusion that, based upon a review of recent financial analyst reports, the Whiting merger terms offered the shareholders of Equity the potential to participate in a growing company;

•	the risk that Whiting might fail to meet projected growth rates and analysts’ expectations and that Whiting’s stock price might decline prior to or subsequent to the closing of the merger;

•	the risks associated with attempting to integrate Equity’s operations with Whiting’s operations, including the risk that the benefits and synergies sought to be achieved by the merger may not be achieved;

Potential Conflicts of Interest

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the fact that Mr. Straker, a director of Equity, and Mr. Dougan, a director and the President and Chief Executive Officer of Equity, in their capacities as shareholders, entered into shareholder agreements obligating them to vote in favor of the merger and against any competing proposals and to give up all or portions of the economic upside inuring to them from a superior proposal, if any;

•	the fact that the shares represented by the shareholder agreements entered into by Mr. Dougan and Mr. Straker cover only approximately 16.6% of Equity’s outstanding common stock, requiring a substantial number of additional affirmative votes by Equity’s unaffiliated shareholders in order to obtain the two-thirds (66 2/3%) required vote in favor of the merger;

•	the fact that Whiting was unwilling to sign the merger agreement without the commitment of Mr. Dougan and Mr. Straker to execute the shareholder agreements;

•	the fact that if, as Whiting expects, the employment of Mr. Dougan is terminated following the consummation of the merger, such termination would trigger Equity’s obligation under a change of control agreement (put into place in 1997) to pay Mr. Dougan approximately $745,230 (plus additional amounts for accrued but unused vacation days);

•	the details concerning Mr. Dougan’s change in control agreement and the conditions upon which the payment obligation is triggered;

•	the fact that the consummation of the merger will trigger Equity’s obligation under certain other change of control agreements (put into place between 1997 and 2001) if certain of Equity’s other officers’ employment are terminated or materially altered following the merger, the details concerning such change in control agreements and the conditions upon which the payment obligation are triggered;

•	the fact that Petrie Parkman had acted as co-manager to Whiting in its recent initial public offering;

Other

•	current and projected industry conditions, and other information relating to Equity’s prospects as an independent public entity to increase long-term shareholder value in excess of the value of the merger consideration;

•	historical and prospective information concerning the respective businesses, financial performance and condition, operations, and competitive positions of Whiting and Equity, including public reports filed with the SEC concerning results of operations during the two most recent fiscal years for each company;

•	the possibility that the merger might not be consummated and the effect of a public announcement of a termination of the merger on:

•	Equity’s revenues, operating results and stock price;

•	the potential disruption of Equity’s business that might result from employee and business relationship uncertainty and lack of focus following announcement of the merger; and

•	other risks described under the caption “Risk Factors.”

In reaching the conclusion that the merger and merger agreement are advisable, fair to and in the best interests of Equity and its shareholders, the board of directors of Equity consulted with management regarding the strategic and operational aspects of the merger and the results of the due diligence efforts undertaken by Equity. In addition, the board of directors of Equity also consulted with Petrie Parkman, financial advisor to Equity, regarding selected aspects of Whiting and potential strategic alternatives for Equity. The board of directors also consulted with representatives of Holme Roberts & Owen LLP, outside counsel to Equity for this transaction, regarding the duties of the members of the board of directors, legal due diligence matters and the terms of the merger agreement and related agreements.

In the view of the board of directors, the risks described above were not sufficient, either individually or in the aggregate, to outweigh the advantages of the proposed merger in the manner in which it was proposed, as described above. In addition, in the view of the board of directors, the inclusion of the non-solicitation provisions, the termination fee and the shareholder agreements, together with the limited circumstances under which Equity could consider and negotiate another acquisition proposal, was consistent with the exercise of its fiduciary obligations under applicable law. These provisions were a condition to Whiting’s agreeing to enter into the proposed merger.

The foregoing discussion of the information and factors considered by Equity’s board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In view of the wide variety of factors considered in connection with their evaluation of the proposed merger, the board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations. Individual directors may have given differing weights to different factors. In addition, the board of directors did not reach any specific conclusion with respect to each of the factors considered. Instead, the board of directors conducted an overall analysis of the factors described above and determined that the potential benefits outweighed the potential risks of the merger.

Recommendation of the Equity Board of Directors

Equity’s board of directors believes that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Equity and its shareholders and, based upon the factors described immediately above, among other considerations, recommends to Equity’s shareholders that they vote FOR the approval and adoption of the merger agreement and the merger.

Opinion of Equity’s Financial Advisor

Equity engaged Petrie Parkman & Co., Inc. as its financial advisor on August 11, 2003 in connection with an investigation of strategic options and alternatives for Equity, including the potential sale or merger of Equity. On February 1, 2004, Petrie Parkman delivered to the board of directors of Equity its oral opinion, subsequently confirmed in writing, that as of that date and based upon and subject to the matters set forth in the opinion, the proposed exchange ratio of 0.185 Whiting shares per Equity share to be received as consideration by holders of the Equity common stock in the proposed merger was fair, from a financial point of view, to the holders of shares of Equity common stock.

The full text of Petrie Parkman’s opinion dated February 1, 2004, which contains a description of the assumptions made, procedures followed, matters considered and limits of the scope of review undertaken by Petrie Parkman in rendering its opinion, is attached as Appendix B to this proxy statement/ prospectus. The summary of the Petrie Parkman opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Equity common stock are encouraged to, and should, read the Petrie Parkman opinion carefully in its entirety.

Petrie Parkman’s opinion was provided to the Equity board of directors for its use and benefit in connection with its consideration of the transaction contemplated by the merger agreement and relates solely to the fairness, from a financial point of view, of the exchange ratio to the holders of the Equity common stock. Petrie Parkman’s opinion does not constitute a recommendation to any holder of Equity common stock as to how such shareholder should vote on the merger. Petrie Parkman’s opinion and its presentation to the board of directors on January 29, 2004 were among many factors taken into consideration by the board of directors in making its determination to approve and recommend the merger.

In arriving at its opinion, Petrie Parkman, among other things:

•	reviewed certain publicly available business and financial information relating to Equity, including (1) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 and (2) its Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended September 30, 2003;

•	reviewed certain information prepared and provided by Equity, including operating statements and unaudited financial statements for the year-to-date period ended December 31, 2003;

•	reviewed certain publicly available business and financial information relating to Whiting, including its prospectus dated November 19, 2003 and related audited financial statements for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002, and related unaudited financial statements for the fiscal quarter ended September 30, 2003;

•	reviewed certain information prepared and provided by Whiting, including operating statements and unaudited financial statements for the year-to-date period ended December 31, 2003;

•	reviewed certain estimates of Equity’s oil and gas reserves, including (1) estimates of proved and non-proved reserves prepared by the independent engineering firm of Ryder Scott Company, L.P. as of October 1, 2003, (2) estimates of proved and non-proved reserves in the Sacramento and Williston Basins prepared by Ryder Scott as of December 31, 2003, and (3) estimates of certain proved reserve additions in the Bighorn Basin and Rangely Field prepared by Equity management as of December 31, 2003;

•	reviewed certain estimates of Whiting’s oil and gas reserves, including (1) estimates of proved reserves prepared by the independent engineering firms of Cawley, Gillespie & Associates, Inc., R.A. Lenser & Associates, Inc., and Ryder Scott all as of December 31, 2003, and (2) estimates of proved and non-proved reserves prepared by Whiting management as of December 31, 2003;

•	analyzed certain historical and projected financial and operating data of Equity prepared by the management and staff of Equity;

•	analyzed certain historical and projected financial and operating data of Whiting prepared by the management and staff of Whiting;

•	discussed the current operations and prospects of Equity and Whiting with the management and staff of Equity and Whiting, respectively;

•	reviewed the trading history of Equity common stock and Whiting common stock;

•	compared recent stock market capitalization indicators for Equity and Whiting with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

•	compared the financial terms of the merger with the financial terms of other transactions that Petrie Parkman deemed to be relevant;

•	participated in certain discussions and negotiations among the representatives of Equity, Whiting and their respective legal advisors;

•	reviewed a draft dated January 30, 2004 of the merger agreement and drafts dated January 30, 2004 of the shareholder agreements among Whiting and the Equity shareholders listed therein; and

•	reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Petrie Parkman deemed necessary or appropriate.

In connection with its opinion, Petrie Parkman assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to it by Equity and Whiting. Petrie Parkman further relied upon the assurances of representatives of the management of Equity and Whiting that they were unaware of any facts that would make the information provided to it incomplete or misleading in any material respect.

With respect to projected financial and operating data, Petrie Parkman assumed that the data was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Equity and Whiting relating to the future financial and operational performance of Equity and Whiting, respectively.

With respect to estimates of oil and gas reserves, Petrie Parkman assumed that the estimates were reasonably prepared on bases reflecting the best available estimates and judgments of the management and staff of Equity and Whiting (and their engineering consultants, as applicable) relating to the oil and gas properties of Equity and Whiting, respectively.

Petrie Parkman did not make an independent evaluation or appraisal of the assets or liabilities of Equity or Whiting, nor, except for the estimates of oil and gas reserves referred to above, was Petrie Parkman furnished with any such evaluations or appraisals. In addition, Petrie Parkman did not assume any obligation to conduct, nor did Petrie Parkman conduct, any physical inspection of the properties or facilities of Equity and Whiting. Petrie Parkman assumed, consistent with the merger agreement, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, that the final forms of the merger agreement and shareholder agreements would be substantially similar to the last drafts reviewed by Petrie Parkman, and that the conditions precedent in the merger agreement are not waived. During the course of its engagement, Petrie Parkman was asked by the board of directors of Equity to solicit indications of interest from various third parties regarding a transaction with Equity, and Petrie Parkman considered the results of such solicitation in rendering its opinion.

Petrie Parkman’s opinion does not address the underlying business decision of Equity to engage in the merger. Petrie Parkman has not been asked to consider, and its opinion does not address, the tax consequences of the merger to any particular shareholder of Equity, or the prices at which the Equity common stock or the Whiting common stock will actually trade at any time, including following the announcement or consummation of the merger.

Petrie Parkman’s opinion was rendered on the basis of conditions in the securities markets and the oil and gas markets as they exist and can be evaluated on the date thereof and the conditions and prospects, financial and otherwise, of Equity and Whiting as they have been represented to Petrie Parkman as of the date thereof or as they were reflected in the materials and discussions described above. It should be understood that subsequent developments may affect Petrie Parkman’s opinion, and that Petrie Parkman does not have any obligation to update, revise, or reaffirm its opinion.

The following is a summary of the financial analyses performed by Petrie Parkman and presented to the board of directors on January 29, 2004 in connection with the preparation of its opinion dated February 1, 2004. The following summary, however, does not purport to be a complete description of the financial analyses performed by Petrie Parkman. The order of analyses described does not represent relative importance or weight given to the analyses performed by Petrie Parkman.

This summary includes information presented in tabular format. In order to fully understand these financial analyses, the tables must be read together with the text accompanying each summary. The tables alone do not constitute a complete description of these financial analyses. Considering the data set forth in the tables without considering the full narrative description of these analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Petrie Parkman.

Implied Premium Analysis. Petrie Parkman calculated the premiums (discounts) implied by comparing the implied value of the Whiting offer of $3.70 per share of Equity common stock (based on the closing price of Whiting’s common stock as of January 27, 2004 and the proposed exchange ratio of 0.185 Whiting shares per Equity share) to historical trading prices of Equity common stock for specified periods between September 12, 2001 to September 12, 2003, the day of Equity’s public announcement of its intent to explore strategic alternatives and January 27, 2004 the last trading day prior to finalization of Petrie Parkman’s analysis for its January 29, 2004 presentation to the Equity board of directors, respectively, and calculated the following results:

Period	Trading Day Equity Market Price	Proposed Offer Premium (Discount)	Period Avg. Equity Market Price	Proposed Offer Premium (Discount)

Implied Offer Price (January 27, 2004)	$3.70		$3.70

Day Prior to January 27, 2004	$5.00	(26%)	$5.00	(26%)
30 Days Prior to January 27, 2004	$3.85	(4%)	$4.18	(12%)
60 Days Prior to January 27, 2004	$3.48	6%	$3.89	(5%)
1 Year Prior to January 27, 2004	$2.25	64%	$2.97	25%
2 Years Prior to January 27, 2004	$1.87	98%	$2.54	46%

Day Prior to September 12, 2003	$3.00	23%	$3.00	23%
30 Days Prior to September 12, 2003	$2.65	40%	$2.75	35%
60 Days Prior to September 12, 2003	$2.75	35%	$2.70	37%
1 Year Prior to September 12, 2003	$2.17	71%	$2.33	59%
2 Years Prior to September 12, 2003	$2.45	51%	$2.20	68%

Discounted Cash Flow Analysis. Petrie Parkman conducted a discounted cash flow analysis for the purpose of determining equity reference value ranges per share of Equity and Whiting common stock. Petrie Parkman calculated the net present value of estimates of future after-tax cash flows of Equity’s and Whiting’s respective oil and gas reserve assets based on the proved and non-proved reserve estimates for Equity and Whiting referred to above and utilizing information provided by Equity and Whiting for non-reserve assets.

Petrie Parkman evaluated five scenarios in which the principal variables were oil and gas prices. The five pricing scenarios - Pricing Case I, Pricing Case II, Pricing Case III, Strip Pricing Case Escalated, and Strip Pricing Case Flat - were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub gas. Benchmark prices for Pricing Cases I, II and III were projected to be $22.00, $23.00 and $24.00 per barrel of oil and $3.50, $4.00 and $4.50 per million British thermal units for gas, respectively, and then were escalated annually starting in 2005 at the rate of 3%. The Strip Pricing Case Escalated and Strip Pricing Case Flat for the fiscal year ended 2004 reflected actual prices from January 1, 2004 through January 27, 2004 blended with the current strip prices through the end of the year. The Strip Pricing Case Escalated was escalated annually following the year 2008 for oil and gas at the rate of 3%. Petrie Parkman applied appropriate quality and transportation adjustments to these benchmarks.

Applying various after-tax discount rates, ranging from 8.0% to 30.0% depending on reserve category, to the after-tax cash flows, assuming a carry-over of existing tax positions, adjusting for other assets and liabilities, long-term debt and net working capital for Equity and Whiting and, in the case of Whiting, its tax sharing payable and production participation plan liability, Petrie Parkman calculated equity reference value ranges for each pricing case, which were then used to derive the implied exchange ratio ranges shown in the table below as compared to the proposed exchange ratio of 0.185:

	Pricing Case I	Pricing Case II	Pricing Case III	Strip Pricing Case (Escalated)	Strip Pricing Case (Flat)
Implied Exchange Ratio	0.159–0.184	0.169–0.185	0.172–0.186	0.180–0.192	0.168–0.180

Property Transactions Analysis. Petrie Parkman reviewed selected publicly available information for 57 oil and gas property transactions and proprietary information for one oil and gas property transaction announced between January 2000 and January 2004 in the Rocky Mountain and Canada regions and between January 1997 and January 2004 in California for Equity. Petrie Parkman also reviewed selected publicly available information for 82 oil and gas property transactions and proprietary information for two oil and gas property transactions announced between January 1999 and January 2004 in the Rocky Mountain, Gulf Coast, Permian, Michigan and Mid-Continent regions. Based on a review of the purchase price multiples of proved reserves for the acquired assets in each transaction, Petrie Parkman determined benchmark ranges of purchase prices to Equity’s and Whiting’s corresponding proved reserve figures in order to yield enterprise reference value ranges for Equity’s and Whiting’s proved reserves. The number of transactions per region and the maximum, mean, median and minimum implied multiples for these transactions are set forth in the following tables together with certain benchmark multiples chosen by Petrie Parkman based on a review of these implied multiples.

References to oil and gas “equivalents” are for purposes of comparing quantities of oil with quantities of gas or to express these different commodities in a common unit. The term “Mcf” means thousand cubic feet equivalent. The term “Bbl” means barrel. In calculating Mcf and Bbl equivalents, Petrie Parkman used a generally recognized standard in which one Bbl is equal to six Mcf.

In connection with its property transactions analysis for Equity, Petrie Parkman reviewed the following property transactions:

	Rockies	California	Canada
Number of Transactions	35	6	17
Purchase Price of Reserves / Proved Reserves ($/Boe)
Maximum	$12.53	$7.25	$11.59
Mean	$5.25	$4.53	$6.63
Median	$5.06	$3.92	$6.84
Minimum	$1.79	$3.17	$4.10
Benchmark Multiples ($/Boe)	$4.25-$4.75	$4.50-$6.50	$4.00-$5.25

In connection with its property transactions analysis for Whiting, Petrie Parkman reviewed the following property transactions:

	Rockies	Gulf Coast / Permian	Michigan	Mid-Continent
Number of Transactions	35	16	13	20
Purchase Price of Reserves / Proved Reserves ($/Boe)
Maximum	$12.53	$14.49	$14.62	$9.68
Mean	$5.29	$9.10	$7.46	$6.68
Median	$5.07	$5.11	$4.74	$6.51
Minimum	$1.79	$5.07	$2.99	$3.19
Benchmark Multiples ($/Boe)	$4.25-$4.75	$7.50-$8.50	$7.50-$8.50	$6.50-$8.00

Petrie Parkman applied the benchmark multiples set forth above to Equity’s and Whiting’s proved reserve figures and, after adjusting for other assets and liabilities, determined enterprise reference value ranges for Equity and Whiting. Petrie Parkman adjusted the enterprise reference value ranges for long-term debt and net working capital for Equity and Whiting and, in the case of Whiting, its tax sharing payable and production participation liability, to calculate equity reference value ranges for each common share of Equity and Whiting, which were then used to derive an implied exchange ratio range of 0.174 to 0.193 as compared to the proposed exchange ratio of 0.185.

Company Transaction Analysis. Petrie Parkman reviewed selected publicly available information on the following 17 company acquisition transactions and offers for control involving companies in the oil and gas exploration and production industry that were announced between January 2001 and November 2003:

Acquirer or Bidder for Control	Target	Date of Announcement
EXCO Resources, Inc.	North Coast Energy, Inc.	November 26, 2003
DGL Acquisition Corp.	United States Exploration, Inc.	September 22, 2003
Unit Corporation	PetroCorp Incorporated	July 1, 2003
Tom Brown, Inc.	Matador Petroleum Corporation	May 14, 2003
Plains Exploration & Production Company	3TEC Energy Corporation	February 3, 2003
Anadarko Petroleum Corporation	Howell Corporation	September 30, 2002
Provident Energy Trust	Meota Resources Corp	August 13, 2002
EXCO Management	EXCO Resources, Inc.	August 7, 2002
Newfield Exploration Company	EEX Corporation	May 29, 2002
Paramount Resources, Ltd.	Summit Resources Ltd.	May 12, 2002
Chesapeake Energy Corporation	Canaan Energy Corporation	March 11, 2002
Magnum Hunter Resources, Inc.	Prize Energy Corp.	December 18, 2001
Hunt Oil Company	Chieftain International, Inc.	June 19, 2001
Westport Resources Corporation	Belco Oil & Gas Corp.	June 9, 2001
Pure Resources, Inc.	Hallwood Energy Corporation	March 30, 2001
Bellwether Exploration Company	Bargo Energy Company	January 25, 2001
Ocean Energy, Inc.	Texoil, Inc.	January 18, 2001

Using publicly available information, Petrie Parkman calculated purchase price of equity multiples of latest twelve months, referred to in this summary as LTM, discretionary cash flow and current year’s estimated discretionary cash flow and total investment, which Petrie Parkman defined for the purposes of this analysis as purchase price of equity plus net obligations assumed, multiples of LTM and current year’s estimated earnings before interest, taxes, depreciation, depletion and amortization and exploration expense, referred to in this summary as EBITDX, for the target company in each transaction. In each case, estimated discretionary cash flow and EBITDX was based on First Call consensus projections and research analyst projections. Petrie Parkman also calculated multiples of the implied purchase price of reserves, which Petrie Parkman defined for the purposes of this analysis as total investment less undeveloped acreage value and other assets at book value, to proved reserves as of December 31, 2003 and the standardized measure of future net cash flows, referred to in this summary as SEC Value, as of December 31, 2002 and September 30, 2003 for Equity and Whiting, respectively.

The maximum, mean, median and minimum implied multiples in these transactions are set forth below. The table below also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the implied multiples in the selected transactions.

	Implied Multiples in Selected Transactions				Equity Benchmark Range	Whiting Benchmark Range
	Maximum	Mean	Median	Minimum
Purchase Price / LTM Discretionary Cash Flow	11.7x	4.7x	4.8x	1.0x	4.0 – 4.5x	4.5 – 5.0x
Purchase Price / Current Year’s Estimated Discretionary Cash Flow	7.9x	4.3x	3.7x	1.2x	3.5 – 4.5x	4.0 – 5.0x
Total Investment / LTM EBITDX	9.2x	6.1x	6.0x	3.5x	4.5 – 5.5x	5.0 – 6.0x
Total Investment / Current Year’s Estimated EBITDX	12.5x	6.1x	5.7x	3.5x	4.0 – 5.0x	4.5 – 5.5x
Implied Purchase Price of Reserves / Proved Reserves ($/Boe)	$11.10	$7.21	$7.02	$4.92	$5.75 – 6.50	$5.75 – 6.50
Implied Purchase Price of Reserves / SEC Value	2.4x	1.1x	1.0x	0.4x	0.7x – 0.9x	1.0x – 1.1x

Petrie Parkman applied the benchmark multiples to Equity and Whiting’s December 31, 2003 LTM, and current year’s estimated discretionary cash flow and EBITDX, proved reserves and SEC Value and adjusted for long-term debt and net working capital and, in the case of Whiting, its tax sharing payable and production participation liability, where appropriate, to determine enterprise reference value ranges for Equity and Whiting.

Petrie Parkman also performed a premium analysis for the same universe of company acquisition transactions and offers for control, which compared the offer price per target company share with the target company’s share price measured one day, 30 days and 60 days prior to the public announcement of the initial offer. The maximum, mean, median and minimum premiums (which Petrie Parkman defined for the purposes of this analysis as excess of offer price over target company’s stock price stated as a percentage above the target company’s stock price), together with benchmark premium ranges selected by Petrie Parkman based on a review of the implied premiums for these periods, were as follows:

	Implied Premiums in Selected Transactions
	Maximum	Mean	Median	Minimum	Benchmark Ranges
One Day Prior to Initial Offer	84.6%	17.8%	18.8%	(26.7%)	15% - 20%

30 Days Prior to Initial Offer	79.1%	24.0%	20.9%	(12.0%)	25% - 35%

60 Days Prior to Initial Offer	75.3%	21.8%	19.8%	(9.2%)	20% - 30%

Petrie Parkman applied the range of benchmark premiums to the corresponding stock prices of Equity for the periods of one day, 30 days and 60 days prior to September 12, 2003 and stock prices of Whiting for the periods of one day, 30 days and 60 days prior to January 27, 2004 and adjusted for long-term debt and net working capital and, in the case of Whiting, its tax sharing payable and production participation liability, to determine enterprise reference value ranges for Equity and Whiting.

After selecting composite enterprise reference value ranges for Equity and Whiting and then adjusting for the long-term debt and net working capital of Equity and Whiting and, in the case of Whiting, its tax sharing payable and production participation plan liability, Petrie Parkman calculated equity reference value ranges for each common share of Equity and Whiting, which were then used to derive an implied exchange ratio range of 0.178 to 0.181 as compared to the proposed exchange ratio of 0.185.

Capital Market Comparison. Using publicly available information, Petrie Parkman calculated market capitalization multiples of 2003 and 2004 estimated discretionary cash flow for nine publicly traded companies for Equity and seven publicly traded companies for Whiting. Petrie Parkman also calculated enterprise value multiples of LTM operating cash flow, 2003 and 2004 estimated EBITDX, proved reserves, and SEC Value for both companies. Equity’s 2004 estimated discretionary cash flow and EBITDX was based on Equity estimates and discussions with management. Whiting’s 2004 estimated discretionary cash flow and EBITDX was based on First Call consensus and research analyst projections. Petrie Parkman defined market value for purposes of this analysis as the market value of common equity as of January 23, 2004. Petrie Parkman obtained the enterprise value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (or, if not publicly traded, liquidation or book value) and the book value of its minority interest in other companies and subtracting net working capital.

Petrie Parkman determined that the following companies were relevant to an evaluation of Equity based on Petrie Parkman’s view of the comparability of the operating and financial characteristics of these companies to those of Equity:

•	Berry Petroleum Company

•	Denbury Resources, Inc.

•	Edge Petroleum Corporation

•	Encore Acquisition Company

•	Goodrich Petroleum Corporation

•	Parallel Petroleum Corporation

•	Petroquest Energy, Inc.

•	Plains Exploration and Production Company

•	Wiser Oil Company

The maximum, mean, median and minimum multiples for the nine companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

	Comparable Company Multiples				Benchmark Ranges
Measure	Maximum	Mean	Median	Minimum
Market Value / 2003 LTM Discretionary Cash Flow	8.6x	5.5x	5.0x	2.9x	3.5 – 4.5x
Market Value / 2004 Estimated Discretionary Cash Flow	9.0x	5.6x	4.7x	2.5x	3.5 – 4.5x
Enterprise Value / 2003 LTM Operating Cash Flow	7.7x	5.5x	5.7x	3.8x	3.5 – 4.5x
Enterprise Value / 2003 LTM EBITDX	7.7x	5.8x	5.4x	4.4x	4.5 – 5.0x
Enterprise Value / 2004 Estimated EBITDX	7.5x	5.4x	5.0x	4.0x	4.0 – 4.5x
Enterprise Value / Proved Reserves ($/Boe)	$15.69	$9.64	$8.59	$4.76	$5.00 – 7.50
Enterprise Value / SEC Value	1.6x	1.3x	1.2x	1.1x	1.0 – 1.1x

Petrie Parkman applied the benchmark multiples to Equity’s December 31, 2003 LTM and current year’s estimated discretionary cash flow, EBITDX and operating cash flow, proved reserves and SEC Value and adjusted for long-term debt and net working capital, where appropriate, to determine enterprise reference value ranges for Equity.

Petrie Parkman determined that the following companies were relevant to an evaluation of Whiting based upon Petrie Parkman’s view of the comparability of the operating and financial characteristics of these companies to those of Whiting:

•	Cimarex Energy Company

•	Encore Acquisition Company

•	Magnum Hunter Resources, Inc.

•	St. Mary Land & Exploration Company

•	Swift Energy Company

•	Westport Resources Corporation

•	Wiser Oil Company

The maximum, mean, median and minimum multiples for the seven companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

	Comparable Company Multiples				Benchmark Ranges
Measure	Maximum	Mean	Median	Minimum
Market Value / 2003 LTM Discretionary Cash Flow	6.1x	4.9x	5.0x	2.9x	4.5 – 5.0x
Market Value / 2004 Estimated Discretionary Cash Flow	7.2x	5.0x	5.6x	2.5x	4.0 – 4.5x
Enterprise Value / 2003 LTM Operating Cash Flow	6.5x	5.3x	5.7x	3.8x	5.0 – 5.5x
Enterprise Value / 2003 LTM EBITDX	6.8x	5.7x	5.7x	4.4x	5.0 – 5.5x
Enterprise Value / 2004 Estimated EBITDX	7.5x	5.8x	5.1x	4.3x	4.5 – 5.0x
Enterprise Value / Proved Reserves ($/Boe)	$16.04	$10.37	$9.10	$7.12	$7.00 – 9.00
Enterprise Value / SEC Value	2.0x	1.5x	1.6x	1.1x	1.1 – 1.5x

Petrie Parkman applied the benchmark multiples to Whiting’s December 31, 2003 LTM and current year’s estimated discretionary cash flow, EBITDX and operating cash flow, proved reserves and SEC Value and adjusted for long-term debt, tax sharing payable, production participation liability and net working capital, where appropriate, to determine enterprise reference value ranges for Whiting.

After selecting composite enterprise reference value ranges for Equity and Whiting and then adjusting for the long-term debt and net working capital of Equity and Whiting and, in the case of Whiting, its tax sharing payable and production participation liability, Petrie Parkman calculated equity reference value ranges for each common share of Equity and Whiting to derive an implied exchange ratio reference range of 0.169 to 0.191 as compared to the proposed exchange ratio of 0.185.

Going Concern Analysis. Petrie Parkman analyzed potential financial performance of Equity and Whiting, without giving effect to the proposed merger, for the five year period beginning on January 1, 2004 using Pricing Cases I, II, III and the Strip Pricing Escalated Case referred to in the subsection entitled “Discounted Cash Flow Analysis” above. Petrie Parkman prepared these projections using financial, operating and reserve projections prepared and/or provided by Equity’s and Whiting’s management and staff and certain assumptions based upon discussions with the managements of Equity and Whiting regarding Equity’s and Whiting’s potential future operating and financial performance, respectively.

For both Equity and Whiting, Petrie Parkman analyzed two cases of operating projections, a Base Case and an Upside Case, in which the principal variable was the finding and development cost related to reinvestment of excess cash flow into additional exploration opportunities. Petrie Parkman calculated a range of terminal equity values by applying different terminal multiples to projected 2008 discretionary cash flow and applied after-tax discount rates of 15.0% to 17.5% to the terminal equity values.

From the equity reference values implied by this analysis, Petrie Parkman determined composite equity reference value ranges per common share of Equity and Whiting to derive implied exchange ratio reference ranges of 0.176 to 0.187 and 0.161 to 0.174 for the Base and Upside Cases, respectively, as compared to the proposed exchange ratio of 0.185.

Contribution Analysis. Petrie Parkman analyzed certain historical and projected operational and financial effects of the merger. Petrie Parkman calculated relative contributions to the combined company of reserves, production, 2003 actual and 2004 estimated EBITDX, 2003 actual and 2004 estimated discretionary cash flow, and 2003 and 2004 estimated net income by the shareholders of Equity and Whiting. Equity 2004 estimated discretionary cash flow, net income and EBITDX was based on Equity estimates and discussions with management. Whiting 2004 estimated EBITDX, discretionary cash flow and net income was based on First Call consensus and research analyst projections. Based on the proposed exchange ratio and common shares outstanding using the treasury stock method, Equity shareholders would own approximately 11.1% of the Whiting common shares that would be outstanding after the merger. The following table sets forth the contribution the Equity shareholders would be expected to make to the operational and financial results of the combined entity.

Measure	Equity Shareholder Contribution
Current Proved Reserves	16.8%
2003 Production	15.1%
2003 EBITDX	11.6%
2004E EBITDX	12.0%

2003 Discretionary Cash Flow	11.7%
2004E Discretionary Cash Flow	12.4%
2003E Net Income	7.9%
2004E Net Income	10.4%

Pro Forma Analysis. Petrie Parkman analyzed the pro forma financial effects of the proposed merger as of December 31, 2003 and for the fiscal years ended 2003 and 2004 using management, First Call and research analyst projections for Equity and Whiting. For purposes of its analysis, Petrie Parkman used the proposed exchange ratio and assumed transaction costs of $5 million in 2003 and $3 million of pre-tax synergies in 2003 and 2004. This analysis used balance sheets for Equity and Whiting as of December 31, 2003, and a Whiting stock price of $20.02 as of January 27, 2004. This analysis indicated that the merger would be accretive to Whiting’s 2003 and 2004 estimated earnings and discretionary cash flow. This analysis also indicated that the merger would result in an approximately equal debt to book capitalization and total market capitalization as compared to Whiting on a stand-alone basis.

The description set forth above constitutes a summary of the analyses employed and factors considered by Petrie Parkman in rendering its opinion to the Equity board of directors. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this document.

In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of the parties and Petrie Parkman, Petrie Parkman cannot assure that the estimates will prove to be accurate.

No company used in the analyses of other publicly traded companies nor any transaction used in the property transaction analysis or the company transaction analysis is identical to Equity, Whiting or the proposed merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected properties or companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the properties or companies considered.

Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and evaluations for corporate and other purposes. The board of directors selected Petrie Parkman as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger.

Petrie Parkman is acting as financial advisor to Equity and will receive a fee from Equity for their services, a substantial portion of which is contingent upon the consummation of the merger. A portion of this fee was paid on delivery of Petrie Parkman’s opinion. Petrie Parkman’s aggregate fee is currently estimated to be approximately $1.3 million. In addition, Equity has agreed to reimburse Petrie Parkman for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel, and to indemnify Petrie Parkman for certain liabilities arising out of its engagement. Petrie Parkman has, in the past, provided financial advisory services to Whiting, including acting as co-manager on the initial public offering of Whiting common stock, and has received customary fees for such services. Furthermore, in the ordinary course of business, Petrie Parkman or its affiliates may trade in the debt or equity securities of Equity or Whiting for the accounts of their customers or for their own account and, accordingly, may at any time hold a long or short position in such securities.

Whiting’s Reasons for the Merger

Whiting’s board of directors has unanimously approved the merger agreement and the transactions contemplated by it. In reaching its decision to approve the merger agreement, the Whiting board of directors consulted with Whiting’s legal and financial advisors, as well as with Whiting’s management. The Whiting board of directors considered a number of material factors, including:

•	Geographically Balanced Asset Base. The fact that Equity’s geographically balanced reserve base fits well into Whiting’s geographically diverse holdings.

•	Complementary Fit within Core Areas. Although California will be a new area of focus, the remainder of the Equity fields will complement Whiting’s holdings, particularly its Rocky Mountain core area, which includes Colorado, Wyoming and the Williston Basin.

•	Addition of Long-life, Stable Reserves. With a reserve life index over 12, the long-life Equity reserves are predominately in mature and predictable fields.

•	Expansion of Exploration and Exploitation Opportunities. With over 75,000 net undeveloped acres and 375 square miles of 3-D seismic, the Equity properties will add to Whiting’s inventory of exploration, development, and exploitation opportunities. Whiting expects its strong financial position to allow more rapid development of these opportunities than Equity’s cashflow permitted.

•	Creates Synergies and Cost Savings. Whiting anticipates that combining the complementary operations of the two companies will allow Whiting to take advantage of synergies and to realize significant cost savings.

•	Per Share Accretion. Whiting anticipates that the merger will provide accretion, to varying degrees, in cash margin per share, earnings per share, reserves per share, and production per share on a pro forma basis.

The Whiting board of directors also considered the following material factors:

•	information concerning the financial condition, results of operations, prospects and businesses of Equity and Whiting, including the reserves of the companies, their production volumes, their cash flows from operations, the recent stock market performance of Equity common stock and Whiting common stock, and the ratio of Equity’s common stock price to Whiting’s common stock price over various periods;

•	the fact that the combined company would have a larger market capitalization and a more liquid trading market for its common stock;

•	presentations from, and discussions with, senior executives of Whiting, representatives of its outside legal counsel and representatives of Merrill Lynch & Co. regarding the business, financial and legal due diligence with respect to Equity and the terms and conditions of the merger agreement;

•	the analysis of Merrill Lynch & Co. and the Whiting board of directors’ receipt of an opinion from Merrill Lynch & Co. dated January 30, 2004 that, as of such date and subject to the various considerations set forth therein, the exchange ratio was fair to Whiting from a financial point of view.

The merger also includes certain risks and disadvantages. The material potential risks and disadvantages to Whiting’s stockholders identified by the Whiting board of directors and management in considering the merger include the following:

•	the time and resources required to complete the merger;

•	the difficulties inherent in combining and integrating the two companies and the potential distraction to management caused by a transaction of this magnitude; and

•	the risk that the benefits sought from the merger might not be fully achieved.

This discussion of the factors considered by the Whiting board of directors is not intended to be exhaustive. Because of the wide variety of factors considered in connection with its evaluation of the merger, the Whiting board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative significance to the specific factors considered in reaching its conclusions. In addition, individual directors may have given different significance to different factors.

Interests of Equity Directors and Officers in the Merger

In considering the recommendation of the Equity board of directors with respect to the merger agreement and merger, Equity shareholders should be aware that some directors and executive officers of Equity have interests in the merger that are different from, or in addition to, those of Equity shareholders generally. The Equity board of directors was aware of these differing interests and considered them, among other matters, in recommending that Equity shareholders adopt the merger agreement and approve the merger. These interests are described below.

Shareholder Agreements

On February 1, 2004, Paul M. Dougan, Equity’s President and Chief Executive Officer, and John W. Straker, Jr., an Equity director, each entered into a shareholder agreement with Whiting and Merger Sub in their capacities as shareholders of Equity. Copies of the shareholder agreements are attached as Appendix C and Appendix D to this proxy statement/prospectus and are incorporated by reference into this proxy statement/prospectus. In the shareholder agreements, these shareholders agreed to vote all of their shares of Equity common stock at any meeting of Equity shareholders, or any adjournment of the meeting, and in any action by written consent of Equity shareholders:

•	in favor of the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	against any alternative takeover proposal and against any action that would impede, frustrate, prevent or nullify the shareholder agreement or result in any breach of any of Equity’s representations, warranties, covenants or agreements under the merger agreement or which would result in any of the conditions described in “The Merger Agreement—Conditions to the Merger”.

In addition, pursuant to the shareholder agreements, Messrs. Dougan and Straker have each granted to Merger Sub an option to purchase all of the shares owned by such shareholder at $3.56 per share if:

•	the merger agreement is terminated by Equity or Whiting because the Equity board of directors approves or enters into an agreement regarding an alternative transaction or the Equity board of directors withdraws or modifies its recommendation of the merger agreement in a manner adverse to Whiting or Merger Sub; or

•	the merger agreement is terminated for any other reason (other than by mutual written consent of Whiting and Equity, by Equity because Whiting or Merger Sub has breached its covenants under the merger agreement or because any of Whiting’s or Merger Sub’s representations or warranties have been or become inaccurate, or by either party because a court or other governmental body has permanently prohibited the merger), if an alternative acquisition proposal has been received by Equity or its shareholders prior to such termination, and, within 90 days after such termination, Equity enters into a definitive agreement with respect to such proposed transaction or such transaction is consummated.

Mr. Straker’s shareholder agreement provides, however, that Whiting must return 50% of the difference between the net proceeds received per share by Whiting if Whiting sells any such shares it acquires from Mr. Straker and the $3.56 option price.

On the record date, these shareholders collectively owned 2,002,338 shares of Equity common stock. Mr. Dougan and Mr. Straker collectively beneficially own approximately 16.6% of the outstanding shares of Equity common stock eligible to vote at the special meeting.

Each agreement provides that it will not be deemed to restrict or limit the shareholder’s right to act in his capacity as an officer or director of Equity consistent with his fiduciary obligations in such capacity as permitted under the merger agreement. However, subject to such fiduciary obligations and the provisions of the merger agreement, each shareholder agreement provides that the shareholder must not solicit any acquisition proposals with respect to an acquisition of Equity, must cease all discussions involving any acquisition proposals and must disclose to Whiting the identity of any party making an acquisition proposal and the terms of such proposal.

In the shareholder agreements, Whiting agreed to indemnify the shareholders against any losses arising out of any claim made against either shareholder as a result of the transactions contemplated by the shareholder agreements, but only to the extent that the shareholder is not indemnified by Equity pursuant to Equity’s by-laws or the shareholder is not reimbursed under Equity’s directors’ and officers’ liability insurance policy.

Change in Control Agreements

Between 1997 and 2001, Equity entered into change in control agreements with Paul M. Dougan, Equity’s President and Chief Executive Officer, James B. Larson, Equity’s Vice President of Operations, David P. Donegan Equity’s Vice President of Corporate Development and Russell V. Florence, Equity’s Corporate Secretary and Treasurer. Under the terms of these agreements, if a change in control of Equity occurs, the executive officers’ authority, duties and responsibilities will remain, for a period of two years, at least commensurate in all material respects with those prior to the change in control. Their compensation and benefits may not be reduced, or location of employment changed, as a result of the change in control. A “change in control” of Equity is defined in the agreements to include a merger or consolidation of Equity in which Equity does not survive as an independent public company. The merger of Equity with Merger Sub will constitute a change of control under these agreements.

In the event that any covered officer is terminated other than for cause, death or disability during the two year period, or the executive voluntarily terminates his employment for certain specified reasons, Equity is obligated to pay the executive officer, in a cash lump sum, an amount equal to approximately two times the executive’s qualified compensation (2 ½ times with respect to Mr. Dougan’s qualified compensation) and to continue insurance and other regular benefits. The agreements do not preclude termination of the officer, with or without cause, or require payment of any benefit, if there has not been a change in control of Equity.

If these covered officers are terminated within two years following the merger, then Equity estimates the amounts of the lump sum payments to these covered officers under the change in control agreements as follows: Mr. Dougan, $745,230; Mr. Larson, $304,959; Mr. Donegan, $339,576 and Mr. Florence, $282,423, in each case together with accrued but unused vacation days.

The merger agreement does not contain any condition or provision requiring or providing for Whiting to offer employment to any of the covered Equity officers. Whiting currently expects that it will not offer employment to any of the Equity officers who are covered by the change in control agreements described above.

Stock Options

The merger agreement provides that Equity will use its reasonable best efforts to enter into agreements with each holder of Equity stock options to terminate all outstanding Equity stock options and that any options not terminated will be converted into Whiting stock options. See “The Merger Agreement—Equity Stock Options.”

Indemnification

Whiting and Equity have agreed in the merger agreement to provide directors and officers of Equity indemnification to the fullest extent provided by Equity’s articles of incorporation and by-laws with respect to matters occurring prior to the effective time of the merger, including the authorization of the merger agreement and the transactions contemplated thereby, until the six-year anniversary date of the effective time of the merger.

Restrictions on Sales of Whiting Stock

All shares of Whiting common stock received by Equity shareholders in the merger who are not affiliates of Equity prior to the merger will be freely transferable. However, shares of Whiting common stock received by persons who are deemed to be affiliates of Equity prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act of 1933, or Rule 144 promulgated under the Securities Act in the case of such persons who become affiliates of Whiting, or as otherwise permitted under the Securities Act. Persons deemed to be affiliates of Equity are those individuals or entities that control, are controlled by, or are under common control with, Equity. Affiliates generally include executive officers and directors of Equity as well as certain principal shareholders of Equity. This proxy statement/prospectus does not cover any resales of Whiting common stock received by affiliates of Equity in the merger.

Accounting Treatment

It is expected that the merger will be accounted for as a purchase for financial reporting and accounting purposes, under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the purchase price paid by Whiting for Equity, including direct costs of the merger, will be allocated to the identifiable assets and liabilities of Equity based upon their fair value as of the effective date of the merger, with the excess of the purchase price over the fair value of net identifiable assets being allocated to goodwill. After consummation of the merger, the financial condition and results of operations of Equity will be included, but not separately reported, in the consolidated financial statements of Whiting.

Dissenters’ Rights

Under applicable provisions of Colorado law, Equity shareholders will not be entitled to dissenters’ rights in connection with the merger because they will surrender publicly traded Equity shares in exchange for Whiting’s publicly traded common stock. Colorado law does not permit shareholders to dissent from a merger transaction in which both the stock they surrender and the stock they receive is traded on a national stock exchange. Equity’s common stock is traded on the Nasdaq National Market under the symbol “EQTY” and Whiting’s common stock is traded on the New York Stock Exchange under the symbol “WLL.”

Regulatory Treatment

There are no significant federal or state regulatory requirements with which the parties must comply and no significant federal or state regulatory approvals that the parties must obtain in connection with the merger.

Material United States Federal Income Tax Consequences

The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Equity common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus, any of which may change, possibly retroactively. A change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” is used to mean:

•	an individual who is a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized under the laws of the United States or any of its political subdivisions;

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Equity common stock as a capital asset within the meaning of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	an Equity shareholder subject to the alternative minimum tax provisions of the Code;

•	an Equity shareholder who received Equity common stock through the exercise of employee stock options, through an employee stock purchase plan or otherwise as compensation;

•	an Equity shareholder who received Equity common stock through a tax-qualified retirement plan, individual retirement account or other qualified savings account;

•	a foreign holder or a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Equity benefit plan; or

•	an Equity shareholder who holds Equity common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction.

Completion of the merger is conditioned on, among other things, the receipt by Equity of a tax opinion from Holme Roberts & Owen LLP that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. This opinion will be based on representation letters provided by Whiting, Merger Sub and Equity to be delivered at the time of closing and on customary factual assumptions, and will assume that the merger will be completed according to the terms of the merger agreement.

Whiting and Equity have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Based on the above assumptions and qualifications, in the opinion of Holme Roberts & Owen LLP, counsel to Equity, the material United States federal income tax consequences of the merger are as follows:

•	the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	you will recognize neither gain nor loss on your exchange of Equity common stock for Whiting common stock, except with respect to cash received in lieu of fractional shares of Whiting common stock;

•	your aggregate tax basis in the Whiting common stock that you receive in the merger will equal your aggregate tax basis in the Equity common stock you surrender plus the amount of any taxable gain you recognize for the receipt of cash in lieu of fractional shares (if any), less the amount of cash received in lieu of fractional shares (if any); and

•	your holding period for the Whiting common stock that you receive in the merger will include your holding period for the shares of Equity common stock that you surrender in the exchange.

If you acquired different blocks of Equity common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of Equity common stock, and the cash and Whiting common stock you receive will be allocated pro rata to each such block of stock. In addition, your basis and holding period in your Whiting common stock may be determined with reference to each block of Equity common stock.

Cash in Lieu of Fractional Shares. You will generally recognize gain or loss on any cash received in lieu of a fractional share of Whiting common stock equal to the difference between the amount of cash received and the tax basis allocated to such fractional share.

Taxation of Capital Gain. Gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Equity common stock is greater than one year as of the date of the merger. If you are a non-corporate holder of Equity common stock, net long-term capital gain generally will be taxed at a maximum stated United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitation.

Backup Withholding. If you are a non-corporate holder of Equity common stock, you may be subject to backup withholding on any cash payments you receive. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the form of election or letter of transmittal you will receive from the exchange agent after the effective time of the merger; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service. Any amounts, once withheld, are not refundable in any other way.

Reporting Requirements. If you receive Whiting common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. Such facts will include, but not be limited to, the cost or other basis in the shares of Equity common stock exchanged in the merger and the Whiting common stock and other consideration received in the merger.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, you are strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Delisting and Deregistration of Equity Common Stock

If the merger is completed, Equity common stock will be delisted from the Nasdaq National Market and will no longer be registered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

This section is a summary of the material terms and provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. The following description is not intended to be a complete description of all the terms of the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement. You should carefully read the entire merger agreement for the precise terms of the merger agreement and other information that may be important to you.

The Merger

The merger agreement provides that, at the effective time of the merger, Merger Sub will merge with and into Equity. Equity will be the surviving corporation in the merger. As a result of the merger, Equity will become a wholly-owned subsidiary of Whiting.

Merger Consideration

The merger agreement provides that each share of Equity common stock outstanding immediately prior to the effective time of the merger (other than treasury stock of Equity and shares of Equity common stock owned by Whiting or Merger Sub) will be converted at the effective time of the merger into the right to receive 0.185 of a share of Whiting common stock.

No fractional shares of Whiting common stock will be issued in the merger. Instead, Whiting will deposit with Computershare Trust Company, Inc., the exchange agent, any cash payable in lieu of fractional shares of Whiting common stock. From the deposited funds, the exchange agent will pay each holder of Equity common stock otherwise entitled to receive a fractional share of Whiting common stock a cash payment, without interest, in an amount equal to the fractional share of Whiting common stock to which the holder would otherwise be entitled multiplied by the closing price of a share of Whiting common stock on the New York Stock Exchange on the closing date.

Closing and Effective Time of the Merger

Closing. Unless the parties agree otherwise, the closing of the merger will take place no later than the fifth business day after the date on which all closing conditions have been satisfied or waived or such other time as agreed to in writing by Whiting and Equity. The closing is expected to take place shortly after the approval of the merger and the merger agreement by Equity’s shareholders.

Effective Time. The merger will be effective upon the later of the filing of Articles of Merger with the Secretary of State of the State of Colorado or such later date and time, not to exceed five business days from the closing date, as may be specified in the Articles of Merger. The filing of the Articles of Merger will be made simultaneously with the closing of the transactions contemplated by the merger agreement or as soon as practicable following the closing.

Equity Stock Options

Equity maintains two plans under which options to acquire Equity common stock are outstanding as of the date of this proxy statement/prospectus, the Equity Oil Company 1993 Incentive Stock Option Plan, referred to under this caption as the “1993 Plan,” and the Equity Oil Company 2000 Stock Plan, referred to under this caption as the “2000 Plan”.

The merger agreement provides that Equity will use its reasonable best efforts to enter into agreements with each holder of Equity stock options to terminate all outstanding Equity stock options in exchange for cash payments at the closing of the merger. In accordance with the merger agreement,

Equity has offered to each holder of Equity stock options, in exchange for the termination of all of his or her Equity stock options, an option termination agreement providing such option holder with the right to a cash payment equal to the difference between the exercise price of the option and the average closing price for Whiting common stock on the New York Stock Exchange for the five business days ending on the business day immediately prior to the closing date multiplied by 0.185. As of                      , 2004, holders of              Equity stock options have entered into such option termination agreements, and holders of                  Equity stock options have either declined to enter into such option termination agreements or have not responded to Equity’s offer. Except to the extent that Equity option holders enter into option termination agreements, options outstanding under the 1993 Plan or the 2000 Plan will remain subject to the terms of those plans, and such options may be exercised in accordance with the terms and conditions of those plans, until the closing of the merger.

In accordance with the terms of the 1993 Plan, any options outstanding under the 1993 Plan at the time of the closing of the merger will be terminated in exchange for a cash payment calculated in the same manner as described above with respect to options terminated pursuant to option termination agreements, regardless of whether 1993 Plan option holders enter into option termination agreements.

To the extent any Equity options are not terminated pursuant to option termination agreements or automatically pursuant to the 1993 Plan, then those options will be converted into options to acquire, on the same terms and conditions as applied to them prior to such conversion, shares of Whiting common stock, and the per share exercise price of such converted options will equal the exercise price of the corresponding Equity option divided by 0.185. The number of shares of Whiting common stock subject to each such converted option will equal the number of shares to which the corresponding Equity option was subject multiplied by 0.185.

Conditions to the Merger

Conditions to Each Party’s Obligations to Consummate the Merger. The respective obligations of Equity and Whiting to effect the merger are subject to fulfillment, on or prior to the closing date of the merger, of the following conditions:

•	Equity Shareholder Approval. The merger agreement and the merger requires the affirmative vote of the holders of at least two-thirds of the shares of Equity common stock outstanding on the record date.

•	No Restraints. There may be no order, law, injunction or other legal restraint or prohibition enjoining, restraining or preventing the consummation of the merger.

•	Effective Registration Statement. The registration statement on Form S-4 filed by Whiting (of which this proxy statement/prospectus is a part) must become effective, and no stop order suspending such effectiveness may have been issued and no proceeding for that purpose may have been instituted or threatened in writing by the Securities and Exchange Commission and not concluded or withdrawn.

•	NYSE Listing. The shares of Whiting common stock issuable in the merger and those to be reserved for issuance upon exercise of stock options must have been authorized for listing on the New York Stock Exchange.

Additional Conditions to the Obligations of Whiting and Merger Sub. The obligation of Whiting and Merger Sub to effect the merger is further subject to fulfillment, on or prior to the closing date of the merger, of the following additional conditions, unless waived by Whiting and Merger Sub:

•	Representations and Warranties. The representations and warranties of Equity must be true and correct in all material respects as of the date of the merger agreement and as of the closing date as if made on the closing date, except to the extent such representations and warranties expressly relate to an earlier date.

•	Performance of Obligations. Equity must have performed and complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to closing.

•	Required Consents. Any material third party or governmental consents or approvals required to consummate the transactions contemplated by the merger agreement must have been obtained and must be in full force and effect.

•	Officer’s Certificate. Equity must have delivered to Whiting and Merger Sub an officer’s certificate stating that the conditions to Whiting’s and Merger Sub’s obligations to effect the merger have been duly satisfied.

•	No Proceedings. No proceeding challenging or relating to the merger or Whiting’s ownership of Equity following the merger, which, in each instance, if adversely determined, would have a “company material adverse effect,” may be pending. A “company material adverse effect” for these purposes means an event, violation or other circumstance that would have a material adverse effect on the long term business, condition, assets or financial performance of Equity taken as a whole, excluding any changes, circumstances or effects:

•	that affect generally the oil and gas industry;

•	that result from the merger and related transactions or the public announcement thereof;

•	that result from any change in the trading prices or volumes of Equity’s common stock;

•	that result from an outbreak or escalation of hostilities or any national or international crisis; or

•	that result from any actions taken by Whiting.

Additional Conditions to the Obligations of Equity. The obligation of Equity to effect the merger is further subject to fulfillment, on or prior to the closing date of the merger, of the following additional conditions, unless waived by Equity:

•	Representations and Warranties. The representations and warranties of Whiting and Merger Sub must be true and correct in all material respects as of the date of the merger agreement and as of the closing date as if made on the closing date, except to the extent such representations and warranties expressly relate to an earlier date.

•	Performance of Obligations. Whiting and Merger Sub must have performed and complied in all material respects with all agreements and covenants required to be performed by them under the merger agreement at or prior to closing.

•	Required Consents. Any material third party or governmental consents or approvals required for Equity to consummate the transactions contemplated by the merger agreement must have been obtained and must be in full force and effect.

•	Officer’s Certificate. Whiting must have delivered to Equity an officer’s certificate stating that the conditions to Equity’s obligations to effect the merger have been duly satisfied.

•	Fees and Expenses. All reasonable fees and expenses of the special committee of Equity’s board of directors, if any, must have been paid in full by the closing.

•	No Proceedings. No proceeding challenging or relating to the merger, seeking damages from Equity or which would materially and adversely affect the surviving corporation may be pending.

•	Tax Opinion. Equity must have received a written opinion of its tax counsel to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and such opinion must not have been withdrawn.

Representations and Warranties of Whiting and Equity

The merger agreement contains various customary representations and warranties of Equity relating to, among other things:

•	proper organization and good standing of Equity;

•	the corporate authorization and enforceability of the merger agreement;

•	the capitalization of Equity;

•	the filing of reports with the Securities and Exchange Commission;

•	the preparation of financial statements and certain tax matters;

•	the absence of undisclosed liabilities;

•	the absence of certain changes and events since September 30, 2003;

•	the absence of pending legal proceedings;

•	the recommendation of the Equity board of directors and the opinion given by Petrie Parkman;

•	litigation and compliance with laws;

•	Equity’s employee benefit plans;

•	environmental matters;

•	certain agreements, contracts and commitments;

•	Equity’s compliance with laws and permits;

•	the absence of certain types of payments by Equity;

•	labor matters and employees;

•	brokers, finders and investment advisers;

•	insurance;

•	intellectual property;

•	Equity’s corporate books and records;

•	Equity’s oil and gas properties;

•	the information contained in Equity’s filings with the Securities and Exchange Commission;

•	Equity’s disclosure schedule; and

•	Equity’s due diligence investigation of Whiting.

The merger agreement contains additional customary representations and warranties of Whiting and Merger Sub relating to, among other things:

•	proper organization and good standing of Whiting and certain of its subsidiaries;

•	the corporate authorization and enforceability of the merger agreement;

•	the capitalization of Whiting;

•	the filing of reports with the Securities and Exchange Commission;

•	the preparation of financial statements and certain tax matters;

•	the absence of undisclosed liabilities;

•	the absence of certain changes and events since September 30, 2003;

•	the absence of pending legal proceedings;

•	environmental matters;

•	Whiting’s compliance with laws and permits;

•	brokers, finders and investment advisers;

•	Whiting’s oil and gas properties;

•	the information contained in Whiting’s filings with the Securities and Exchange Commission;

•	Whiting’s disclosure schedule; and

•	Whiting’s due diligence investigation of Equity.

Conduct of the Business of Equity Prior to the Merger

Pursuant to the merger agreement, Equity has agreed that, prior to the effective time of the merger or earlier termination of the merger agreement, Equity will:

•	carry on its businesses in the ordinary course of business consistent with past practice;

•	use reasonable efforts to preserve intact its current business organization and to keep available the services of its current officers and employees;

•	use its reasonable efforts to preserve its relationships with principal customers, suppliers and other persons; and

•	comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business.

Additionally, Equity has agreed that, without the consent of Whiting, prior to the effective time of the merger or earlier termination of the merger agreement, Equity will not:

•	declare, accrue, set aside or pay any dividend or any other distribution in respect of any shares of its capital stock, or repurchase, redeem or otherwise acquire any shares of its capital stock or other securities;

•	sell, issue or grant, or authorize the issuance of, (i) any of its capital stock or other securities (except for common stock issued upon the valid exercise of outstanding stock options), (ii) any option, warrant or right to acquire any of its capital stock or other securities or (iii) any instrument convertible into or exchangeable for any of its capital stock or other securities;

•	amend its articles of incorporation or by-laws or complete any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving Equity;

•	create any subsidiary of Equity or acquire any interest in any other person;

•	make any single capital expenditure which exceeds $100,000;

•	sell any oil or gas property;

•	except in the ordinary course of business, take any action to (i) enter into, or suffer any of the assets owned or used by it to become bound by, any material contract, or (ii) amend or terminate, or waive any material right or remedy under, any material contract;

•	complete any (i) acquisition, lease or license by Equity of any material right or other material asset from any person, (ii) sale or other disposal or lease or license by Equity of any material right or other material asset to any person or (iii) waiver or relinquishment by Equity of any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business;

•	write off as uncollectible, or establish any reserve in excess of $50,000 with respect to, any account receivable or other indebtedness of Equity outside the ordinary course of business;

•	pledge any assets of, or suffer any of the assets of, Equity to become subject to any encumbrance, except for pledges or sufferances of assets made in the ordinary course of business;

•	adopt, establish, enter into or amend any stock option plan, stock bonus plan, or incentive compensation plan;

•	enter into any employment or severance agreement (not terminable at will);

•	change any benefit plan;

•	change any of its methods of accounting or accounting practices in any material respect;

•	make any material tax election;

•	commence or settle any proceeding by Equity which exceeds $25,000; or

•	make any agreement or commitment to take any of the prohibited actions referred to above.

No Solicitation of Transactions

The merger agreement provides that, except as described below, prior to the effective time of the merger or earlier termination of the merger agreement, Equity will not, and will not permit any of its representatives to, solicit, initiate or knowingly encourage any inquiries that would reasonably be expected to lead to the submission of any offer or proposal for:

•	a merger or other business combination involving Equity in which any person or group would acquire more than 9.9% of the outstanding securities of any class of Equity’s voting securities or in which Equity sells or issues more than 9.9% of the outstanding securities of any class of its voting securities, or

•	a sale, lease or other disposition of Equity’s business or assets constituting a material portion of Equity’s consolidated net revenues, net income or assets.

In addition, Equity and its representatives may not furnish any information regarding Equity to any person in connection with, engage in discussions or negotiation with respect to, enter into any letter of intent contemplating, or approve or endorse any such acquisition proposal described above, or withdraw the recommendation of Equity’s board of directors with respect to the merger.

Notwithstanding the foregoing, Equity may participate in discussions or negotiations with, or disclose nonpublic information to, any person making an unsolicited, bona fide, written proposal to acquire (i) all of Equity’s equity securities or (ii) substantially all of the assets of Equity, which Equity’s board of directors determines in good faith could be more favorable from a financial point of view than the transactions contemplated by the merger agreement and is reasonably capable of being consummated, prior to the approval of the merger agreement by Equity’s shareholders, if:

•	Equity and its representatives have not violated any of their non-solicitation obligations described above;

•	Equity’s board of directors determines in good faith, after consultation with its outside legal advisors, that such actions are required in order for Equity’s board of directors to comply with its fiduciary obligations;

•	Equity promptly gives Whiting written notice of the identity of such person and of Equity’s intention to furnish information to or enter into discussions with such person and such person executes a confidentiality agreement in a form specified by the merger agreement; and

•	Equity promptly furnishes to Whiting any nonpublic information to be furnished to such person.

In addition, Equity may approve or recommend, and Equity’s board of directors may withdraw its approval and recommendation of the merger, and Equity may enter into a definitive agreement with respect to an unsolicited, bona fide and written acquisition proposal if:

•	Equity and its representatives have not violated any of their non-solicitation obligations described above;

•	Equity provides Whiting with written notice at least five business days prior to any meeting at which the Equity board of directors will consider whether the acquisition proposal constitutes a “superior proposal” (as defined below), during which period Equity’s advisors must negotiate in good faith with Whiting to make such adjustments as would enable Equity to consummate the merger;

•	notwithstanding such negotiations and adjustments, the Equity board of directors determines that the acquisition proposal constitutes a superior proposal;

•	the Equity board of directors determines in good faith, after taking into account the written advice of outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties; and

•	prior to the approval, recommendation or execution of a definitive agreement with respect to any superior proposal, Equity makes the payments described in “—Termination Fee; Reimbursement of Certain Expenses” below.

The term “superior proposal” as used above means any bona fide written proposal to acquire (i) all the equity securities or (ii) substantially all the assets of Equity, which the Equity board of directors determines in good faith (after consultation with its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal,

•	would, if consummated, be more favorable from a financial point of view, to Equity’s shareholders than the transactions contemplated by the merger agreement;

•	is made by a third party that has the good faith intent to proceed with negotiations and has the financial and other capability to consummate; and

•	is reasonably likely to be consummated without undue delay.

In the event that the superior proposal is a cash offer, such offer must be fully financed.

The merger agreement also provides that Equity agrees to, and agrees to cause its representatives to, terminate any existing discussions regarding any acquisition proposal with any other person. Equity must also promptly advise Whiting of any requests for information, any discussions relating to an acquisition proposal and the terms and conditions of such requests and discussions.

Conduct of the Business of the Combined Companies Following the Merger

Following the merger, Equity will be a wholly owned subsidiary of Whiting. Pursuant to the merger agreement, the articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger will be the articles of incorporation of the surviving corporation, except that such articles of incorporation will be amended to provide that the name of the surviving corporation will be “Equity Oil Company.” Pursuant to the merger agreement, the by-laws of Merger Sub as in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation and thereafter may be amended in accordance with its terms and applicable law. Pursuant to the merger agreement, the directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation.

Affiliate Agreements

Equity has provided Whiting with a letter identifying all persons who, to Equity’s reasonable knowledge, are affiliates of Equity for purposes of Rule 145 under the Securities Act. Equity has further agreed to use its reasonable best efforts to deliver to Whiting, prior to the mailing of this proxy statement/prospectus, a letter from each such affiliate agreeing, among other things, to abide by certain transfer restrictions pursuant to Rule 145 under the Securities Act.

Termination

The merger agreement may be terminated at any time prior to the closing date, whether before or after the approval by the shareholders of Equity:

•	by the mutual written consent of Equity and Whiting;

•	by either Equity or Whiting if the merger is not consummated on or before July 31, 2004 (other than due to the failure of the party seeking to terminate the merger agreement to perform any material obligation under the merger agreement required to be performed at or prior to the effective time of the merger);

•	by either Equity or Whiting if any court or other governmental body issues a final order, decree or ruling or takes any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or becomes final and nonappealable;

•	by either Equity or Whiting if the required approval of the shareholders of Equity of the merger and the merger agreement is not obtained at the special meeting or at any adjournment thereof (unless the failure to obtain such approval is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any material obligation required to be performed at or prior to the effective time of the merger);

•	by Equity if, prior to the approval of the merger agreement by Equity’s shareholders:

•	any of Whiting’s or Merger Sub’s representations and warranties have been materially inaccurate as of the date of the merger agreement;

•	any of Whiting’s or Merger Sub’s representations and warranties have become materially inaccurate after the date of the merger agreement and such inaccuracy has not been cured by Whiting or Merger Sub within five business days after its receipt of written notice thereof; or

•	any of Whiting’s or Merger Sub’s covenants contained in the merger agreement have been breached; except that Equity may not terminate the merger agreement if Equity is in material breach of its obligations under the merger agreement;

•	by Equity if prior to the approval of the merger agreement by Equity’s shareholders:

•	a bona fide written proposal to acquire all of the outstanding shares of Equity common stock is made by a third party after the date of the merger agreement and is not withdrawn;

•	Equity and its representatives have not violated their non-solicitation obligations described in “—No Solicitation of Transactions” above;

•	Equity provides Whiting with written notice at least five business days prior to any meeting at which Equity’s board of directors will consider whether the proposal constitutes a “superior proposal” as described in “—No Solicitation of Transactions” above, during which period Equity’s advisors must negotiate in good faith with Whiting to make such adjustments as would enable Equity to consummate the merger;

•	notwithstanding such negotiations and adjustments, Equity’s board of directors determines that the proposal constitutes a superior proposal;

•	Equity’s board of directors determines in good faith, after taking into account the written advice of outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties;

•	prior to the approval, recommendation or execution of a definitive agreement with respect to any superior proposal, Equity makes the payments described in “—Termination Fee; Reimbursement of Certain Expenses” below; and

•	Equity’s board of directors concurrently approves, and Equity concurrently enters into, a binding definitive written agreement providing for the implementation of such superior proposal.

•	by Whiting if any of the following has occurred:

•	Equity’s board of directors recommends to Equity’s shareholders any acquisition proposal;

•	Equity enters into any agreement (other than a confidentiality agreement) relating to any acquisition proposal;

•	Equity’s board of directors or any committee of Equity’s board of directors has withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to Whiting or Merger Sub, the Equity board of directors’ recommendation with respect to the merger; or

•	Equity’s board of directors has resolved to do any of the foregoing.

•	by Whiting if, prior to approval of the merger agreement by Equity’s shareholders:

•	any of Equity’s representations and warranties have been materially inaccurate as of the date of the merger agreement;

•	any of Equity’s representations and warranties have become materially inaccurate after the date of the merger agreement and such inaccuracy has not been cured by Equity within five business days after its receipt of written notice thereof; or

•	any of Equity’s covenants contained in the merger agreement have been breached; except that Whiting may not terminate the merger agreement if either Whiting or Merger Sub is in material breach of its obligations under the merger agreement.

If the merger agreement is terminated, it will be of no further force and effect, except that the confidentiality agreements and provisions relating to the payment of termination fees described below will survive any such termination.

Termination Fee; Reimbursement of Certain Expenses

Equity has agreed to make a cash damage payment to Whiting equal to $2.5 million, together with the aggregate amount of all reasonable fees and expenses that have been paid or may become payable by Whiting in connection with the merger agreements and the merger if:

•	Whiting terminates the merger agreement because Equity’s board of directors has recommended to the Equity shareholders or entered into an agreement regarding a superior proposal or withdrawn or modified its recommendation with respect to the merger in a manner adverse to Whiting or Merger Sub;

•	Equity terminates the merger agreement because, prior to the approval of the merger agreement by Equity’s shareholders, Equity’s board of directors approves, and Equity enters into, a binding definitive written agreement providing for the implementation of a superior proposal;

•	(1) either Equity or Whiting terminates the merger agreement because the merger has not been consummated on or before July 31, 2004, or (2) either Equity or Whiting terminates the merger agreement because the required approval of the shareholders of Equity has not been obtained, and, in any such event, prior to the termination of the merger agreement an alternative acquisition proposal is received by Equity and such alternative acquisition closes within 12 months following the termination of the merger agreement; or

•	Whiting terminates the merger agreement because, prior to the approval of the merger agreement by Equity’s shareholders:

•	any of Equity’s representations and warranties have been materially inaccurate as of the date of the merger agreement;

•	any of Equity’s representations and warranties have become materially inaccurate after the date of the merger agreement and such inaccuracy has not been cured by Equity within five business days after its receipt of written notice thereof; or

•	any of Equity’s covenants contained in the merger agreement have been materially breached.

Whiting has agreed to make a cash damage payment to Equity equal to $2.5 million, together with the aggregate amount of all reasonable fees and expenses that have been paid or may become payable by Equity in connection with the merger agreements and the merger if Equity terminates the merger agreement because, prior to the approval of the merger agreement by Equity’s shareholders:

•	any of Whiting’s or Merger Sub’s representations and warranties have been materially inaccurate as of the date of the merger agreement;

•	any of Whiting’s or Merger Sub’s representations and warranties have become materially inaccurate after the date of the merger agreement and such inaccuracy has not been cured by Whiting or Merger Sub within five business days after its receipt of written notice thereof; or

•	any of Whiting’s or Merger Sub’s covenants contained in the merger agreement have been materially breached.

Indemnification and Insurance

The merger agreement provides that the surviving corporation will, for a period of six years after the closing of the merger, maintain the indemnification and exculpation from liability provisions in Equity’s articles of incorporation and by-laws on the date of the merger agreement. In addition, for six years after the closing of the merger, the surviving corporation must maintain Equity’s current directors’ and officers’ liability insurance policy. However, if the annual premiums for the policy exceed the current annual premiums, the surviving corporation will obtain a new insurance policy that provides as much coverage as is available for a cost of the current annual premiums.

INFORMATION REGARDING WHITING PETROLEUM CORPORATION

Unless the context otherwise requires, references under the caption “Information Regarding Whiting Petroleum Corporation” to “we,” “us,” “our” or “ours” refer to Whiting Petroleum Corporation and its subsidiaries.

Business

We are engaged in oil and natural gas exploitation, acquisition, exploration and production activities primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States. Our focus is on pursuing growth projects that we believe will generate attractive rates of return and maintain a balanced portfolio of lower risk, long-lived oil and natural gas properties that provide stable cash flows.

Since our inception in 1980, we have built a strong asset base and achieved steady growth through both property acquisitions and exploitation activities. As of January 1, 2004, our estimated proved reserves had a pre-tax PV10% value of approximately $784.6 million, approximately 85% of which came from properties located in three states: Texas, North Dakota and Michigan. We spent approximately $52.0 million on capital projects during 2003, including $38.8 million for the drilling of 72 gross (24.8 net) wells (64 successful completions and eight uneconomic wells). We have budgeted approximately $68.0 million for capital expenditures in 2004, including $33.0 million for the development of proved reserves and $35.0 million for the development of currently unproved reserves. Although we have no specific budget for acquisitions, we will also continue to seek property acquisition opportunities that complement our existing core properties. We believe that our exploitation and acquisition expertise and our exploration inventory, together with our operating experience and efficient cost structure, provide us with the potential to continue our growth.

We have a balanced portfolio of oil and natural gas reserves, with approximately 53% of our proved reserves consisting of natural gas and approximately 47% consisting of oil. Our properties generally have long reserve lives and reasonably stable and predictable well production characteristics with a ratio of proved reserves to trailing 12 month production ending December 31, 2003 of approximately 11.8 years. Approximately 75% of our proved reserves are classified as proved developed and approximately 25% are classified as proved undeveloped.

The following table summarizes our total net proved reserves and pre-tax PV10% value within our four core areas as of January 1, 2004, as well as our December 2003 average daily production.

	Proved Reserves			Pre-Tax PV 10% Value (In thousands)	December 2003 Average Daily Production
Core Area	Oil (MMbbl)	Natural Gas (Bcf)	Total (Bcfe)		MMcfe	% Natural Gas
Gulf Coast/Permian Basin	5.5	89.4	122.5	$266,745	40.0	76%
Rocky Mountains	26.5	17.6	176.5	261,071	32.3	11%
Michigan	1.1	107.2	114.1	214,407	21.3	92%
Mid-Continent	1.5	16.8	25.7	42,400	8.2	73%

Total	34.6	231.0	438.8	$784,623	101.8	59%

Prior to our initial public offering in November 2003, we were a wholly-owned subsidiary of Alliant Energy Corporation, an energy services provider engaged primarily in regulated utility operations in the Midwest, with other non-regulated domestic and international operations.

Business Strategy

Our goal is to increase stockholder value by investing in oil and gas projects with attractive rates of return on capital employed. We plan to achieve this goal by exploiting and developing our existing oil and natural gas properties and pursuing acquisitions of additional properties. Specifically, we have focused, and plan to continue to focus, on the following:

Developing and Exploiting Existing Properties. We believe that there is significant value to be created by drilling the numerous identified undeveloped opportunities on our properties. We own interests in a total of 517,000 gross (206,000 net) developed acres. In addition, as of December 31, 2003, we owned interests in approximately 386,000 gross (188,000 net) undeveloped acres that contain many exploitation opportunities. Over the three years ended December 31, 2003, we have invested $94 million to participate in the drilling of 169 gross (60.6 net) wells. The majority of these wells have been developmental wells, and 85.2% were successful completions. As of January 1, 2004, we had identified a total of 171 proved undeveloped drilling locations on our properties. We drilled or participated in the drilling of 72 gross (24.8 net) wells during the year ended December 31, 2003. We plan to invest $68 million on the further development of our properties in 2004.

Pursuing Profitable Acquisitions. We have pursued and intend to continue to pursue acquisitions of properties that we believe to have exploitation and development potential comparable to our existing inventory of drilling locations. We have developed and refined an acquisition program designed to increase reserves and complement our existing core properties. We have an experienced team of management and engineering and geoscience professionals who identify and evaluate acquisition opportunities, negotiate and close purchases and manage acquired properties.

Focusing on High Return Operated and Non-Operated Properties. We have historically acquired operated as well as non-operated properties that meet or exceed our rate of return criteria. For acquisitions of properties with additional development, exploitation and exploration potential, our focus has been on acquiring operated properties so that we can better control the timing and implementation of capital spending. In some instances, we have been able to acquire non-operated property interests at attractive rates of return that provided a foothold in a new area of interest or complemented our existing operations. We intend to continue to acquire both operated and non-operated interests to the extent they meet our return criteria and further our growth strategy.

Controlling Costs through Efficient Operation of Existing Properties. We operate approximately 60% of the pre-tax PV10% value of our total proved reserves and approximately 82% of the pre-tax PV10% value of our proved undeveloped reserves, which we believe enables us to better manage expenses, capital allocation and the decision-making processes related to our exploitation and exploration activities. For the year ended December 31, 2003, our lease operating expense per Mcfe averaged $1.16 and general and administrative costs averaged $0.34 per Mcfe produced, net of reimbursements.

Competitive Strengths

We believe that our key competitive strengths lie in our diversified asset base, our experienced management team and our commitment to efficient utilization of new technologies.

Diversified Asset Base. We have interests in 5,006 wells in 16 states across our four core geographical areas of the United States. This property base, as well as our continuing business strategy of acquiring and developing properties in our core operating areas, presents us with a large number of opportunities for successful development and exploitation and additional acquisitions.

Experienced Management Team. Our management team averages 26 years of experience in the oil and natural gas industry. Our personnel have extensive experience in each of our core geographical areas and in all of our operational disciplines. In addition, each of our acquisition professionals has at least 20 years of experience in the evaluation, acquisition and operational assimilation of oil and natural gas properties.

Commitment to Technology. In each of our core operating areas, we have accumulated detailed geologic and geophysical knowledge and have developed significant technical and operational expertise. In recent years, we have developed considerable expertise in conventional and 3-D seismic imaging and interpretation. Our technical team has access to approximately 653 square miles of 3-D seismic data, which we have assembled primarily over the past five years. A team with access to state-of-the-art geophysical/geological computer applications and hardware analyzes this information. Computer applications, such as the WellView® software system, enable us to quickly generate reports and schematics on our wells. In addition, our information systems enable us to update our production databases through daily uploads from hand-held computers in the field. This technology and expertise has greatly aided our pursuit of attractive development projects.

Proved Reserves

Our proved reserves as of January 1, 2004 are summarized in the table below.

	Oil (MBbl)	Natural Gas (MMcf)	Total (Bcfe)	% of Total Proved	Pre-tax PV10% (In thousands)	Future Capital Expenditures (In thousands)
Gulf Coast/Permian Basin:
PDP	4,300	52,322	78.1	17.8%	$172,347	$2,784
PDNP	287	6,232	8.0	1.8%	20,465	1,141
PUD	939	30,856	36.4	8.3%	73,933	25,794

Total Proved:	5,526	89,410	122.5	27.9%	$266,745	$29,719

Rocky Mountains:
PDP	18,898	13,183	126.6	28.8%	$169,051	$743
PDNP	571	205	3.6	0.8%	4,340	393
PUD	7,008	4,257	46.3	10.6%	87,680	18,774

Total Proved:	26,477	17,645	176.5	40.2%	$261,071	$19,910

Michigan:
PDP	469	76,263	79.1	18.0%	$133,618	$0
PDNP	140	6,914	7.8	1.8%	23,854	1,713
PUD	536	24,017	27.2	6.2%	56,935	14,755

Total Proved:	1,145	107,194	114.1	26.0%	$214,407	$16,468

Mid-Continent:
PDP	1,438	15,900	24.5	5.6%	$41,271	$0
PDNP	53	863	1.2	0.3%	1,129	229

Total Proved:	1,491	16,763	25.7	5.9%	$42,400	$229

Total Corporate:
PDP	25,105	157,668	308.3	70.2%	$516,287	$3,527
PDNP	1,051	14,214	20.6	4.7%	49,788	3,476
PUD	8,483	59,130	109.9	25.1%	218,548	59,323

Total Proved:	34,639	231,012	438.8	100%	$784,623	$66,326

Marketing and Major Customers

We principally sell our oil and natural gas production to end users, marketers and other purchasers that have access to nearby pipeline facilities. In areas where there is no practical access to pipelines, oil is trucked to storage facilities. Our marketing of oil and natural gas can be affected by factors beyond our control, the effects of which cannot be accurately predicted. For fiscal year 2003, no single customer was responsible for generating 10% or more of our total oil and natural gas sales.

Title to Properties

Our properties are subject to customary royalty interests, liens under indebtedness, liens incident to operating agreements, liens for current taxes and other burdens, including other mineral encumbrances and restrictions. Our credit agreement is also secured by a first lien on substantially all of our assets. We do not believe that any of these burdens materially interferes with the use of our properties in the operation of our business.

We believe that we have satisfactory title to or rights in all of our producing properties. As is customary in the oil and natural gas industry, minimal investigation of title is made at the time of acquisition of undeveloped properties. In most cases, we investigate title and obtain title opinions from counsel only when we acquire producing properties or before commencement of drilling operations.

Competition

We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry.

Regulation

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in inter state commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the Federal Energy Regulatory Commission, or the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the Natural Gas Policy Act. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act. The Decontrol Act removed all Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting wellhead sales of natural gas effective January 1, 1993.

Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Beginning in 1992, the FERC issued Order No. 636 and a series of related orders to implement its open access policies. As a result of the Order No. 636 program, the marketing and pricing of natural gas have been significantly altered. The interstate pipelines’ traditional role as wholesalers of natural gas has been eliminated and replaced by a structure under which pipelines provide transportation and storage service on an open access basis to others who buy and sell natural gas.

Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

In 2000, the FERC issued Order No. 637 and subsequent orders, which imposed a number of additional reforms designed to enhance competition in natural gas markets. Among other things, Order No. 637 revised the FERC’s pricing policy by waiving price ceilings for short-term released capacity for a two-year experimental period, and effected changes in FERC regulations relating to scheduling procedures, capacity segmentation, penalties, rights of first refusal and information reporting. Most pipelines’ tariff filings to implement the requirements of Order No. 637 have been accepted by the FERC and placed into effect. While most major aspects of Order No. 637 have been upheld on judicial review, certain issues such as capacity segmentation and right of first refusal are pending further consideration by the FERC. We cannot predict what action FERC will take on these matters in the future, or whether the FERC’s actions will survive further judicial review.

The Outer Continental Shelf Lands Act, which the FERC implements as to transportation and pipeline issues, requires that all pipelines operating on or across the outer continental shelf provide open access, non-discriminatory transportation service. One of the FERC’s principal goals in carrying out this Act’s mandate is to increase transparency in the market to provide producers and shippers on the outer continental shelf with greater assurance of open access services on pipelines located on the outer continental shelf and non-discriminatory rates and conditions of service on such pipelines.

We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Additional proposals and proceedings that might affect the natural gas industry are pending before the FERC and the courts. The natural gas industry historically has been very heavily regulated. Therefore, we cannot provide any assurance that the less stringent regulatory approach recently established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Intrastate natural gas transportation is subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors.

Regulation of Transportation of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Our sales of crude oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. The FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market-based rates may be permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil that allowed for an increase or decrease in the cost of transporting oil to the purchaser. A review of these regulations by the FERC in 2000 was successfully challenged on appeal by an association of oil pipelines. On remand, the FERC in February 2003 increased the index slightly, effective July 2001. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of Production

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. All of the states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

Some of our offshore operations are conducted on federal leases that are administered by Minerals Management Service, or MMS, and are required to comply with the regulations and orders issued by MMS under the Outer Continental Shelf Lands Act. Among other things, we are required to obtain prior MMS approval for any exploration plans we pursue and our development and production plans for these leases. MMS regulations also establish construction requirements for production facilities located on our federal offshore leases and govern the plugging and abandonment of wells and the removal of production facilities from these leases. Under limited circumstances, MMS could require us to suspend or terminate our operations on a federal lease.

MMS also establishes the basis for royalty payments due under federal oil and natural gas leases through regulations issued under applicable statutory authority. State regulatory authorities establish similar standards for royalty payments due under state oil and natural gas leases. The basis for royalty payments established by MMS and the state regulatory authorities is generally applicable to all federal and state oil and natural gas lessees. Accordingly, we believe that the impact of royalty regulation on our operations should generally be the same as the impact on our competitors.

The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Environmental Regulations

General. Our oil and natural gas exploration, development and production operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the U.S. Environmental Protection Agency, also referred to as the “EPA,” issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit project siting, construction, or drilling activities on certain lands laying within wilderness, wetlands, ecologically sensitive and other protected areas, require remedial action to prevent pollution from former operations, such as plugging abandoned wells or closing pits, and impose substantial liabilities for pollution resulting from our operations. The EPA and analogous state agencies may delay or refuse the issuance of required permits or otherwise include onerous or limiting permit conditions that may have a significant adverse impact on our ability to conduct operations. The regulatory burden on the oil and natural gas industry increases the cost of doing business and consequently affects its profitability.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, storage, transport, disposal or cleanup requirements could materially adversely affect our operations and financial position, as well as those of the oil and natural gas industry in general. While we believe that we are in substantial compliance with current applicable environmental laws and regulations and have not experienced any material adverse effect from compliance with these environmental requirements, there is no assurance that this trend will continue in the future.

The environmental laws and regulations which have the most significant impact on the oil and natural gas exploration and production industry are as follows:

Superfund. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, also known as “CERCLA” or “Superfund,” and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the “owner” or “operator” of a disposal site or sites where a release occurred and entities that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. In the course of our ordinary operations, we may generate waste that may fall within CERCLA’s definition of a “hazardous substance.” Consequently, we may be jointly and severally liable under CERCLA or comparable state statutes for all or part of the costs required to clean up sites at which these wastes have been disposed or released.

We currently own or lease, and in the past have owned or leased, properties that for many years have been used for the exploration and production of oil and natural gas. Although we and our predecessors have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed or released on, under, or from the properties owned or leased by us or on, under, or from other locations where these wastes have been taken for disposal. In addition, many of these owned and leased properties have been operated by third parties whose management and disposal of hydrocarbons and wastes were not under our control. Similarly, the waste disposal facilities where wastes are sent are also often operated by third parties whose waste treatment and disposal practices may not be adequate. While we only use what we consider to be reputable disposal facilities, we might not know of a potential problem if the disposal occurred before we acquired the property. Our properties, adjacent affected properties, the disposal sites, and the waste itself may be subject to CERCLA and analogous state laws. Under these laws, we could be required:

•	to remove or remediate previously disposed wastes, including wastes disposed or released by prior owners or operators or other third parties;

•	to clean up contaminated property, including contaminated groundwater; or

•	to perform remedial operations to prevent future contamination.

At this time, we do not believe that we are associated with any Superfund site and we have not been notified of any claim, liability or damages under CERCLA.

Oil Pollution Act. The Oil Pollution Act of 1990, also known as “OPA,” and regulations issued under OPA impose liability on “responsible parties” for damages resulting from oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States. Liability under OPA is strict, and under certain circumstances joint and several, and potentially unlimited. A “responsible party” includes the owner or operator of an onshore facility and the lessee or permittee of the area in which an offshore facility is located. The OPA also requires the lessee or permittee of the offshore area in which a covered offshore facility is located to establish and maintain evidence of financial responsibility in the amount of $35 million ($10 million if the offshore facility is located landward of the seaward boundary of a state) to cover liabilities related to an oil spill for which such person is statutorily responsible. The amount of required financial responsibility may be increased above the minimum amounts to an amount not exceeding $150 million, depending on the risk represented by the quantity or quality of oil that is handled by the facility. We believe we are in compliance with all applicable OPA financial responsibility obligations. Any failure to comply with OPA’s requirements or inadequate cooperation during a spill response action may subject a responsible party to civil or criminal enforcement actions. We are not aware of any action or event that would subject us to liability under OPA, and we believe that compliance with OPA’s financial responsibility and other operating requirements will not have a material adverse effect on us.

Resource Conservation Recovery Act. The Resource Conservation and Recovery Act, also known as “RCRA,” is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either a “generator” or “transporter” of hazardous waste or an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility. RCRA and many state counterparts specifically exclude from the definition of hazardous waste “drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy” and thus we are not required to comply with a substantial portion of RCRA’s requirements because our operations generate minimal quantities of hazardous wastes. However, these wastes may be regulated by EPA or state agencies as solid waste. In addition, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils, may be regulated as hazardous waste. Although we do not believe the current costs of managing our wastes as they are presently classified to be significant, any repeal or modification of the oil and natural gas exploration and production exemption by administrative, legislative or judicial process, or modification of similar exemptions in applicable state statutes, would increase the volume of hazardous waste we are required to manage and dispose of and would cause us, as well as our competitors, to incur increased operating expenses.

Clean Water Act. The Federal Water Pollution Control Act of 1972, or the Clean Water Act, imposes restrictions and controls on the discharge of produced waters and other wastes into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters and to conduct construction activities in waters and wetlands. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System program prohibit the discharge of produced water, sand, drilling fluids, drill cuttings and certain other substances related to the oil and natural gas industry into certain coastal and offshore waters. Further, the EPA has adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain permits for storm water discharges. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans. The Clean Water Act and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges for oil and other pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. In furtherance of the Clean Water Act, the EPA promulgated the Spill Prevention, Control, and Countermeasure, or SPCC, regulations, which require certain oil containing facilities to prepare plans and meet construction and operating standards. The SPCC regulations were revised in 2002 and will require updated SPCC plans beginning in early 2004. We believe that our operations comply in all material respects with the requirements of the Clean Water Act and state statutes enacted to control water pollution and that updating of our SPCC plans will not have a significant impact on our operations.

Consideration of Environmental Issues in Connection with Governmental Approvals. Our operations frequently require licenses, permits and/or other governmental approvals. Several federal statutes, including the Outer Continental Shelf Lands Act, the National Environmental Policy Act, and the Coastal Zone Management Act require federal agencies to evaluate environmental issues in connection with granting such approvals and/or taking other major agency actions. The Outer Continental Shelf Lands Act, for instance, requires the U.S. Department of Interior to evaluate whether certain proposed activities would cause serious harm or damage to the marine, coastal or human environment. Similarly, the National Environmental Policy Act requires the Department of Interior and other federal agencies to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency would have to prepare an environmental assessment and, potentially, an environmental impact statement. The Coastal Zone Management Act, on the other hand, aids states in developing a coastal management program to protect the coastal environment from growing demands associated with various uses, including offshore oil and natural gas development. In obtaining various approvals from the Department of Interior, we must certify that we will conduct our activities in a manner consistent with these regulations.

Employees

As of December 31, 2003, we had 110 full-time employees, including five senior level geoscientists and fourteen petroleum engineers. Our employees are not represented by any labor union. We consider our relations with our employees to be satisfactory, and have never experienced a work stoppage or strike.

Available Information

We maintain a website with the address www.whiting.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this proxy statement/prospectus. We make available free of charge (other than an investor’s own Internet access charges) through our website our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission.

Properties

Summary of Oil and Natural Gas Properties and Projects

Gulf Coast/Permian Basin Region

Our Gulf Coast/Permian Basin operations include assets in Texas, Louisiana, Alabama and New Mexico. The Gulf Coast/Permian Basin region contributes 122.5 Bcfe (73% natural gas) of net proved reserves to our portfolio of operations, which represents 27.9% of our total net proved reserves. Approximately 90.9% of the proved reserves of our Gulf Coast/Permian Basin operations are related to properties in Texas.

Stuart City Reef Trend. We have leasehold interests in five fields located along a regional geologic structure known as the Stuart City Reef Trend in south-central Texas, where we are employing horizontal drilling technologies to develop gas reserves in the Edwards Limestone at 14,000 feet. Our Stuart City properties contain 35.5 Bcfe of net proved reserves primarily within the Word North field, the Yoakum field and the Kawitt field. During 2003, we drilled three successful Edwards wells in these fields. We plan to continue development of our Edwards gas reserves by drilling a combination of new horizontal wells and casing-exit horizontal wells. We have also begun an active drilling program targeting the Wilcox Formation at 10,000 feet. During 2003, we drilled one Wilcox well and plan additional drilling in the Kawitt and Word North fields.

Vicksburg Trend. We own interests in several fields within the Vicksburg Trend located in the vicinity of Nueces Bay in San Patricio and Nueces Counties, Texas. These fields include the Agua Dulce, Triple A, South Midway, and East White Point fields. Natural gas and oil production in this area is from multiple, low permeability sandstone reservoirs within the Vicksburg and Frio Formations at depths ranging between 4,000 and 15,000 feet.

In the Agua Dulce field, we operate 13 wells with a 99.0% average working interest. Our properties in this field contain 17.7 Bcfe of net proved reserves. We have begun an active development program at Agua Dulce where we are employing 3-D seismic to exploit multiple, low permeability gas sands within a highly faulted anticline. During 2003 we drilled one successful gas well, but had mechanical difficulties in completing a second well and are currently sidetracking the wellbore. We plan to continue the development of our gas reserves through the acquisition of additional seismic data and new drilling.

Gulf of Mexico. In South Timbalier Block 185, we have an 18% working interest in a successful, non-operated drilling and recompletion project in of the Gulf of Mexico shelf area, offshore Louisiana. We also have interests in ongoing drilling activity in South Timbalier, Blocks 185, 200 and 203, which we expect to continue during 2004.

Cotton Valley Reef Trend. We are involved in an exploration play along the Cotton Valley Reef trend primarily in Leon and Robertson counties, Texas. Fields along this trend produce gas from pinnacle reefs within the Cotton Valley formation at 14,000 feet. We are employing modern seismic processing techniques to accurately delineate these reservoirs. We are currently drilling one of these wells and plan one additional well in 2004.

Rocky Mountain Region

Our Rocky Mountain operations include assets in North Dakota, Montana, Colorado and Wyoming. As of January 1, 2004, our proved reserves in the Rocky Mountain region were 29.4 MMboe (90% oil), which accounted for 40.2% of our total proved reserves. The majority of our interests in the Rocky Mountain region are within North Dakota and Montana, where we have interests in 97 fields, 45 of which we operate. Approximately 87% of the proved reserves of our Rocky Mountain operations are related to assets in North Dakota.

Big Stick (Madison) Unit. The Big Stick field, which contains the Big Stick (Madison) Unit, is located in Billings County, North Dakota and produces from a series of stacked, oil saturated, porous dolomites within the Mission Canyon Formation at an average depth of 9,400 feet. We operate this unit and own a 62% working interest. Our net recoverable reserves at Big Stick at year end were 12.6 MMboe. Since acquiring this property, we have increased unit oil production by 14% through a combination of workovers and sidetracks of existing wells as well as new drilling. During the past year, we have been engaged in a detailed reservoir modeling study to determine the benefits and feasibility of implementing a waterflood within the unit. We are also developing our deeper, non-unitized interests at Big Stick, and recently drilled a new well which identified gas pay in the Red River Formation at 12,700 feet and oil pay in the Duperow Formation at 11,000 feet.

North Elkhorn Ranch Unit. The North Elkhorn Ranch Unit is located eight miles north of the Big Stick field in Billings County, North Dakota and also produces from reservoirs within the Mission Canyon Formation. We hold a 60% working interest and operate this unit. Our net recoverable reserves are 4.5 MMboe. Since assuming unit operations in May of 2002, we have reversed the decline in unit production, primarily through workovers of existing wells and reduction in downtime. We drilled one unit well late in 2003 and plan additional development drilling during 2004.

Red Water Field. We have a 40% non-operated working interest in an active exploration and development play which targets the middle member of the Mississippian Bakken Formation in Richland County, Montana. During 2003 we drilled four new horizontal wells which have estimated ultimate recoveries of 500 to 800 Mboe per well. At year end, our net recoverable reserves from the Red Water Field were 1.2 MMboe.

Sioux Field. We have a 65% working interest and operate this field which is located in McKenzie County, North Dakota. This field produces oil and gas from multiple zones at depths up to 13,700 feet. Since acquiring this property in 2002, we have increased production by 130% primarily through new drilling and recompletions. In 2003, we drilled a successful well with up to eight producing zones. Initially, production will be from the Interlake Formation which has tested oil at approximately 250 barrels of oil per day.

Michigan Region

Our Michigan operations include assets in Michigan and Ohio. Virtually all of the proved reserves and pre-tax PV 10% value associated with our Michigan operations are from properties located in the State of Michigan. The Michigan region contributes 114.1 Bcfe (94% natural gas) of net proved reserves to our portfolio of operations, which represents 26% of our total net proved reserves.

The majority of our Michigan production is from a non-conventional natural gas reservoir in the northern Michigan basin known as the Antrim Shale. The remainder of our production is from a variety of conventional oil and natural gas reservoirs in the eastern and southern portions of the basin. We operate the majority of our non-Antrim production as well as the West Branch and Stoney Point natural gas plants, while the majority of our Antrim production is operated by local companies in close cooperation with our technical staff.

Antrim Production. Natural gas is produced from fractures within the Antrim Shale at depths from 1,200 to 2,200 feet. The productive fairway of the Antrim is widespread across northern Michigan, covering a 3,400 square mile region. We own interests in 57 multi-well Antrim Shale natural gas projects within this area. As of January 1, 2004, our net proved reserves from these projects were 79.6 Bcfe (100% natural gas).

Approximately 10 of our Antrim Shale projects have significant remaining development potential. These projects are concentrated in three areas. In Briley Township, we have proved undeveloped reserves of 5.9 Bcf. The Old Vandy Projects in Charlevoix and Otsego Counties have proved undeveloped reserves of 2.0 Bcf. An additional 4.9 Bcf of proved undeveloped reserves are present within eight additional townships which are less geographically concentrated. During 2003, we drilled 15 wells, and we expect to drill 20 wells during 2004.

Conventional (non-Antrim) Production. Our non-Antrim Shale production is from conventional reservoirs (primarily the Prairie du Chien, Trenton and Black River Formations) located in Central Michigan. Estimated net proved reserves from these properties total 34.5 Bcfe (80% natural gas). We have interests in 20 oil and natural gas fields in this region and operate 7 of them.

The Prairie du Chien fields produce natural gas and retrograde condensate from various intervals within a 500 to 800 foot thick sequence of sandstones and dolomitic sandstones at a depth of 10,500 to 11,200 feet. The low permeability and heterogeneous character of the Prairie du Chien reservoirs has resulted in low recovery of the original natural gas in place from the existing wells, providing us with significant opportunities for increased recovery through infill and horizontal drilling.

Our undeveloped potential resides in three fields, West Branch, Clayton and South Buckeye. All are structurally trapped hydrocarbon accumulations and to date recoveries range from 4% to 37% of the in place hydrocarbons. Our undeveloped proved reserve potential in these three fields is estimated at 14.4 Bcfe versus 60 Bcfe produced to date. Two locations have been identified for drilling in 2004. We believe that significant additional potential exists for horizontal re-entry wells and conventional vertical and horizontal wells.

Mid-Continent Region

Our Mid-Continent operations include assets in Oklahoma, Arkansas and Kansas. The Mid-Continent region contributes 25.7 Bcfe (65% natural gas) of net proved reserves to our portfolio of operations, which represents 5.9% of total net proved reserves. The majority of the proved value within our Mid-Continent operations is related to properties in Oklahoma. The Oklahoma production is scattered throughout the state, with the single largest concentration being in the company-operated Putnam Oswego Unit, located in Dewey and Custer Counties in West-Central Oklahoma.

Our proved properties located in Arkansas are operated, and are primarily in two fields, the Magnolia Smackover Pool Unit and the Wesson Hogg Sand Unit. Both of these fields are mature pressure maintenance units.

Cherokee Basin Coalbed Methane Project. In 2002 and 2003, we acquired a 91,284 acre lease position in the Cherokee Basin, which is prospective for natural gas from coal seams (coalbed methane). Approximately 70,000 acres are concentrated in our Center prospect, which is located south of Emporia, Kansas and in which we have a 100% working interest. Eight stratigraphic test wells were drilled during 2003 and evaluation efforts are ongoing.

Acreage

The following table summarizes gross and net developed and undeveloped acreage at December 31, 2003 by region (net acreage is our percentage ownership of gross acreage). Acreage in which our interest is limited to royalty and overriding royalty interests is excluded.

	Developed Acreage		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
Gulf Coast/Permian Basin	159,603	58,813	8,514	7,518	168,117	66,331
Rocky Mountains	137,038	66,507	286,000	90,400	423,038	156,907
Michigan	179,141	59,000	—	—	179,141	59,000
Mid-Continent	40,740	21,438	91,284	90,395	132,024	111,833

Total	516,522	205,758	385,798	188,313	902,320	394,071

Production History

The following table presents the historical information about our produced natural gas and oil volumes.

	Year Ended December 31,
	2003	2002	2001
Oil production (MMbbls)	2.6	2.3	2.1
Natural gas production (Bcf)	21.6	21.4	19.8
Total production (Bcfe)	37.2	35.2	32.4
Daily production (MMcfe/d)	101.8	96.4	88.8
Average sales prices:
Natural gas (per Mcf)(1)	$4.78	$3.21	$3.82
Oil (per Bbl)(1)	27.50	23.35	23.85
Total (per Mcfe)(1)	4.73	3.48	3.88
Costs and expenses (per Mcfe):
Lease operating expenses	$1.16	$0.93	$0.92
Production taxes	0.29	0.21	0.20
Depreciation, depletion and amortization expense	1.11	1.24	1.11
General and administrative expenses, net of reimbursements	0.34	0.34	0.34

(1)	Before consideration of hedging transactions.

Productive Wells

The following table presents our ownership at December 31, 2003 in productive oil and natural gas wells by region (a net well is our percentage ownership of a gross well).

	Oil Wells		Natural Gas Wells		Total Wells
	Gross	Net	Gross	Net	Gross	Net
Gulf Coast/Permian Basin	1,571	139.7	852	282.0	2,423	421.7
Rocky Mountains	863	254.7	115	17.9	978	272.6
Michigan	78	57.0	968	368.3	1,046	425.3
Mid-Continent	372	151.2	187	78.8	559	230.0

Total	2,884	602.6	2,122	747.0	5,006	1,349.6

Drilling Activity

We are engaged in numerous drilling activities on properties presently owned and intend to drill or develop other properties acquired in the future. The following table sets forth the results of our drilling activity for the last three years. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled and quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, whether or not they produce a reasonable rate of return.

	Gulf Coast/ Permian Basin			Mid-Continent			Rocky Mountains			Michigan		Total
	2003	2002	2001	2003	2002	2001	2003	2002	2001	2003	2002	2003	2002	2001
Gross:
Productive	22	10	22	2	3	3	25	7	31	15	4	64	24	56
Dry	3	6	6	—	—	—	5	3	2	—	—	8	9	8

Total	25	16	28	2	3	3	30	10	33	15	4	72	33	64

Net:
Productive	10.6	4.2	10.5	0.1	0.2	1.0	7.4	2.7	8.1	2.8	1.0	20.9	8.1	19.6
Dry	.9	2.2	1.9	—	—	—	3.0	2.1	1.9	—	—	3.9	4.3	3.8

Total	11.5	6.4	12.4	0.1	0.2	1.0	10.4	4.8	10.0	2.8	1.0	24.8	12.4	23.4

Our drilling activity from exploratory wells, which are included in the above table, include one productive gross well (0.2 net) in 2001 in the Gulf Coast/Permian Basin region, one dry gross well (0.15 net) in 2002 in the Gulf Coast/ Permian Basin region, three dry gross wells (1.55 net) in 2003, two of which were located in the Rocky Mountain region and one in the Gulf Coast/Permian Basin region.

Legal Proceedings

In the ordinary course of business, Whiting is a claimant or a defendant in various legal proceedings. In the opinion of Whiting’s management, Whiting does not have any litigation pending or threatened that is material.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are engaged in oil and natural gas exploitation, acquisition, exploration and production activities primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States. Over the last four years, we have emphasized the acquisition of properties that provided current production and significant upside potential through further development. Our drilling activity is directed at this development, specifically on projects that we believe provide repeatable successes in particular fields.

Our combination of acquisitions and development allows us to direct our capital resources to what we believe to be the most advantageous investments. During periods of radically changing prices, we focus our emphasis on drilling and development of our owned properties. When prices stabilize, we generally direct the majority of our capital to acquisitions.

We have historically acquired operated as well as non-operated properties that meet or exceed our rate of return criteria. For acquisitions of properties with additional development, exploitation and exploration potential, our focus has been on acquiring operated properties so that we can better control the timing and implementation of capital spending. In some instances, we have been able to acquire non-operated property interests at attractive rates of return that provided a foothold in a new area of interest or complemented our existing operations. We intend to continue to acquire both operated and non-operated interests to the extent we believe they meet our return criteria. In addition, our willingness to acquire non-operated properties in new geographic regions provides us with geophysical and geologic data in some cases that leads to further acquisitions in the same region, whether on an operated or non-operated basis. We sell properties when management is of the opinion that the sale price realized will provide an above average rate of return for the property or when the property no longer matches the profile of properties we desire to own.

Our revenue, profitability and future growth rate depend substantially on factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy. Oil and natural gas prices historically have been volatile and may fluctuate widely in the future. Sustained periods of low prices for oil or natural gas could materially and adversely affect our financial position, our results of operations, the quantities of oil and natural gas reserves that we can economically produce and our access to capital.

Results of Operations

The following table sets forth selected operating data for the periods indicated:

	Years Ended December 31,
	2003	2002	2001
Net production:
Natural gas (Bcf)	21.6	21.4	19.8
Oil (MMbbls)	2.6	2.3	2.1
Net sales (in millions):
Natural gas(1)	$104.4	$68.6	$75.4
Oil(1)	$71.3	$54.1	$49.8
Average sales price:
Natural gas (per Mcf)(1)	$4.78	$3.21	$3.82
Oil (per Bbl)(1)	$27.50	$23.35	$23.85
Costs and expenses (per Mcfe):
Lease operating expenses	$1.16	$0.93	$0.92
Production taxes	$0.29	$0.21	$0.20
Depreciation, depletion and amortization expense	$1.11	$1.24	$1.11
General and administrative expenses, net of reimbursements	$0.34	$0.34	$0.34

(1)	Before consideration of hedging transactions.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Oil and Natural Gas Sales. Oil and natural gas sales revenue increased approximately $53.0 million to $175.7 million in 2003. Natural gas sales increased $35.8 million and oil sales increased $17.2 million. The natural gas sales increase was caused by a 49% increase in the average realized natural gas price from $3.21 per Mcf in 2002 to $4.78 per Mcf in 2003 combined with a 230,000 Mcf volume increase in natural gas sales between years. The oil sales increase was caused by a sales volume increase of 275,000 Bbls in 2003 and an 18% increase in the average realized oil price from $23.35 in 2002 to $27.50 in 2003. The volume increase for oil and natural gas primarily resulted from the $217 million of capital expenditures during 2002 and 2003.

Loss on Oil and Natural Gas Hedging Activities. We hedged 41% of our natural gas volumes during 2003, incurring a hedging loss of $7.7 million, and 8% of our natural gas volumes during 2002, incurring a loss of $0.2 million. We hedged 8% of our oil volumes during 2003, incurring a hedging loss of $1.0 million, and 35% of our oil volumes during 2002, incurring a loss of $3.0 million.

Gain on Sale of Oil and Natural Gas Properties. In 2002, we divested one property, realizing a gain of $1.0 million. No significant properties were sold in 2003.

Lease Operating Expenses. Our lease operating expenses per Mcfe increased from $0.93 in 2002 to $1.16 in 2003. The increase resulted from acquisitions during 2002 that caused a larger portion of our operations to be located in Michigan and North Dakota, where weather conditions, sulfur content and remote locations create higher operating costs in comparison to other areas of operation.

Production Taxes. Production taxes as a percentage of oil and natural gas sales were 6.1% in 2003 and 6.0% in 2002. The small increase in the effective rate resulted from additional property purchases in the states of North Dakota and Montana, where effective production tax rates are higher on average than other areas where we own significant producing properties.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense decreased by $2.3 million in 2003. The decrease was a result of a decrease in the average rate from $1.24 per Mcfe in 2002 to $1.11 per Mcfe in 2003, partially offset by increased sales volumes in 2003. The lower rate was a result of higher prices between periods, which allowed for a longer economic production life and corresponding increased reserve volumes and, as a result, a lower depreciation, depletion and amortization rate.

Exploration Costs. Exploration costs increased $1.4 million to $3.2 million for 2003. The increase was the result of recording three exploratory dry holes during 2003 compared to one exploratory dry hole in 2002.

General and Administrative Expenses. General and administrative expenses increased 6.9%, or $0.8 million, to $12.8 million in 2003. This increase was related to increases in compensation expense associated with increased personnel required to administer our growth and to general cost inflation.

Phantom Equity Plan Compensation. The completion of our initial public offering in November 2003 constituted a “triggering event” under our phantom equity plan. Under this plan, our employees received compensation of $10.9 million in the form of 420,000 shares of our common stock after withholding of shares by us for estimated payroll and income taxes. The phantom equity plan is now terminated.

Interest Expense. Interest expense decreased $1.8 million to $9.2 million in 2003 compared to $10.9 million in 2002. The decrease was due lower average debt levels in 2003 and lower effective interest rates in 2003. The lower debt levels were primarily related to a March 2003 decision by Alliant Energy to convert its remaining $80.9 million of intercompany debt into our equity thereby lowering our future interest expense.

Income Tax Expense. Our effective tax rate was 38.6% in 2003 and 35.3% during 2002. The increased effective tax rate was in part due to our 2002 acquisitions in the state of North Dakota where the effective state income tax rate is higher on average than other areas where we own significant producing properties. In addition, during 2002 we generated $5.4 million of Section 29 credits that we were not able to offset against tax expense. Under our tax separation and indemnification agreement with Alliant Energy, we expect to be compensated for these credits in the future when they are utilized by Alliant Energy. Under generally accepted accounting principles, the recording of the tax credits in 2002 were required to be charged as additional paid-in capital rather than as a decrease to our 2002 income tax expense. Section 29 tax credit provisions of the Internal Revenue Code expired December 31, 2002. Therefore, unless additional legislation is passed, Section 29 credits will not be available in periods subsequent to 2002.

Cumulative Change in Accounting Principle. Effective January 1, 2003, we adopted the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement generally applies to legal obligations associated with the retirement of long-lived assets and requires us to recognize the fair value of asset retirement obligations in our financial statements by capitalizing that cost as a part of the cost of the related asset. This statement applies directly to plug and abandonment liabilities associated with our net working interest in well bores. The additional carrying amount is depleted over the estimated useful lives of the properties. The discounted liability is based on historical abandonment costs in specific areas and is accreted at the end of each accounting period through charges to accretion expense. The liability is discounted using a credit-adjusted risk-free rate of approximately 7%. If the obligation is settled for other than the carrying amount, a gain or loss is recognized on settlement. Upon adoption of AFAS No. 143, we recorded an increase to our discounted abandonment liability of $16.4 million, increased proved property cost by $10.1 million and recognized a one-time cumulative effect charge of $3.9 million (net of a deferred tax benefit of $2.4 million).

Net Income. Net income increased from $7.7 million in 2002 to $18.3 million in 2003. The primary reasons for this increase included higher crude oil and natural gas prices between periods and higher volumes sold, offset by higher lease operating, tax and general and administrative costs due to our growth.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Oil and Natural Gas Sales. Oil and natural gas sales revenue decreased approximately $2.6 million to $122.7 million in 2002. Natural gas sales decreased $6.8 million, while oil sales increased $4.2 million. The natural gas sales decrease was caused by a 16% decline in the average realized natural gas price from $3.82 Mcf in 2001 to $3.21 Mcf in 2002, partially offset by an increase in natural gas production of 1.6 Bcf in 2002. The oil sales increase was caused by a sales volume increase of 200,000 Bbls in 2002, partially offset by a 2% decline in the average realized oil price from $23.85 in 2001 to $23.35 in 2002. The volume increase for oil and natural gas was due to $265 million of capital expenditures during 2001 and 2002.

Loss on Oil and Natural Gas Hedging Activities. We hedged 8% of our natural gas volumes during 2002, incurring a hedging loss of $0.2 million, and 11% of our natural gas volumes during 2001, incurring a gain of $1.6 million. We hedged 35% of our oil volumes during 2002, incurring a hedging loss of $3.0 million, and 17% of our oil volumes during 2001, incurring a gain of $0.7 million.

Gain on Sale of Oil and Natural Gas Properties. In 2002, we divested only one property, realizing a gain of $1.0 million, while in 2001, we divested several properties, realizing total sales gains of $11.7 million.

Lease Operating Expenses. Our lease operating expenses per Mcfe increased from $0.92 in 2001 to $0.93 in 2002. The increase resulted from acquisitions during 2002 that caused a larger portion of our operations to be located in Michigan and North Dakota, where weather conditions, sulfur content and remote locations create higher operating costs.

Production Taxes. Production taxes as a percentage of oil and natural gas sales were 6.0% in 2002 and 5.2% in 2001. The increase in the effective rate resulted from additional property purchases in the states of North Dakota and Montana, where effective production tax rates are higher on average than other areas where we own significant producing properties.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense in 2001 included a $9.0 million reduction related to the abandonment liability for the Point Arguello platform located offshore from California. During 2001, we received a revised and more detailed dismantlement plan from the operator. The $9.0 million reduction of liability was credited against depreciation, depletion and amortization expense since the liability was initially created by charges to depreciation, depletion and amortization expense. Without this credit, our depreciation, depletion and amortization expense charge for 2001 would have been $35.9 million. The increase to $43.6 million of depreciation, depletion and amortization expense in 2002 was a result of increasing sales volumes and an increased rate from $1.11 per Mcfe in 2001 to $1.24 per Mcfe in 2002.

Exploration Costs. Exploration costs increased $1.0 million to $1.8 million for 2002 compared with $0.8 million for 2001. The increase was partially the result of a $420,000 charge for an exploratory dry hole in 2002. The remaining increase in 2002 is related to the further development and processing of our geophysical library.

General and Administrative Expenses. General and administrative expenses increased 9.5% or $1.1 million from $10.9 million in 2001 to $12.0 million in 2002. This increase was related to increases in compensation expense associated with increased personnel required to administer our growth and to general cost inflation.

Interest Expense. Interest expense increased $0.7 million to $10.9 million in 2002 compared to $10.2 million in 2001. The increase was due to higher average debt levels in 2002 to fund our growth, partially offset by a lower effective interest rate.

Income Tax Expense. Our effective tax rate before tax credits was 36.8% in 2002 and 36.2% in 2001. In 2001, we were able to reduce our tax expense by $6.6 million due to the recording of Section 29 tax credits. In 2002, we generated $5.4 million of Section 29 credits that we were not able to offset against tax expense. Under our tax separation and indemnification agreement with Alliant Energy, we expect to be compensated for these credits in the future when they are utilized by Alliant Energy. Under generally accepted accounting principles, the recording of the tax credits in 2002 were required to be charged as additional paid-in capital rather than as a decrease to our 2002 income tax expense. Section 29 tax credit provisions of the Internal Revenue Code expired December 31, 2002. Therefore, unless additional legislation is passed, Section 29 credits will not be available in periods subsequent to 2002.

Net Income. Net income decreased from $41.2 million in 2001 to $7.7 million in 2002. The primary reasons were a $19.0 million decline in revenues, a $23.5 million increase in expenses and the inability to recognize $5.4 million of tax credits as a reduction of tax expense. The revenue decrease was caused by a decline in oil and natural gas prices between years and $10.7 million less gains from the sales of properties in 2002. The expense increase was caused by the $9.0 million reduction to 2001 depreciation, depletion and amortization related to the adjustment of the Point Arguello abandonment liability and cost increases in all other categories to operate and administer the property acquisitions during 2001 and 2002.

Liquidity and Capital Resources

Cash Flows. During the year ended December 31, 2003, we generated $96.4 million from operating activities and received $4.6 million in contributions from Alliant Energy. We used a portion of these cash proceeds to fund $52.0 million of capital expenditures. At December 31, 2003, we had $53.6 million of cash on hand and $51.3 million of working capital compared to December 31, 2002 when our cash position was $4.8 million and working capital was $19.4 million.

We continually evaluate our capital needs and compare them to our capital resources. Our budgeted capital expenditures for the further development of our property base is $68.0 million during 2004. Although we have no specific budget for property acquisitions, we will continue to seek property acquisition opportunities that complement our existing core property base. We expect to fund our development expenditures from internally generated cash flow during 2004. We believe that should attractive acquisition opportunities arise or development expenditures exceed $68.0 million, we could finance the additional capital expenditures with cash on hand, operating cash flow, additional borrowings under our credit facility, issuances of additional equity or development with industry partners. The level of capital expenditures is largely discretionary, and the amount of funds devoted to any particular activity may increase or decrease significantly depending on available opportunities, commodity prices, cash flows and development results, among other factors.

Credit Facility. Whiting Oil and Gas Corporation has a $350.0 million credit agreement with a syndicate of banks. At December 31, 2003, the credit agreement provided a borrowing base of $210.0 million with an outstanding principal balance of $185.0 million. On February 17, 2004, we repaid $40.0 million of the outstanding principal balance from cash on hand in excess of projected drilling and production needs. The borrowing base under the credit agreement is based on the collateral value of our proved reserves and is subject to redetermination on May 1 and November 1 of each year. If the borrowing base is determined to be lower than the outstanding principal balance then drawn, we must immediately pay the difference. The credit agreement provides for interest only payments until December 20, 2005, when the entire amount borrowed is due. Interest accrues, at our option, at either (1) the base rate plus a margin where the base rate is defined as the higher of the federal funds rate plus 0.5% or the prime rate and the margin varies from 0.25% to 1.0% depending on the ratio of the amounts borrowed to the borrowing base, or (2) at the LIBOR rate plus a margin where the margin varies from 1.5% to 2.25% depending on the ratio of the amounts borrowed to the borrowing base. At December 31, 2003, all amounts outstanding under the credit agreement bore interest at an annual rate of 3.21% through February 6, 2004. On February 6, 2004, we fixed the rate on the outstanding principal balance at an annual rate of 3.2% through August 6, 2004. The credit agreement has covenants that restrict the payment of cash dividends, borrowings, sale of assets, loans to others, investments, merger activity, hedging contracts, liens and certain other transactions without the prior consent of the lenders and requires us to maintain certain debt to EBITDAX (as defined in our credit agreement) ratios and a working capital ratio. The credit agreement also precludes us from providing any cash to Alliant Energy except for services rendered on an arm’s-length basis or for income taxes. We were in compliance with our covenants under the credit agreement as of December 31, 2003. The credit agreement is secured by a first lien on substantially all of Whiting Oil and Gas Corporation’s assets. Whiting Petroleum Corporation has agreed to guarantee the obligations of Whiting Oil and Gas Corporation under the credit agreement.

As part of an overall review of our liquidity and financial condition, we are currently considering refinancing all or a portion of the outstanding debt under our credit agreement through the issuance of senior subordinated debt securities with long term maturities. In addition, if our acquisition of Equity Oil Company closes, then we intend to assume Equity Oil’s outstanding debt under its credit facility, which was $29.0 million as of December 31, 2003. See “—Subsequent Event.” We will be required to amend our credit agreement to permit this assumption of debt.

Historical Financing. Prior to our initial public offering in November 2003, we functioned as an indirect wholly-owned subsidiary of Alliant Energy. As a result, our liquidity was directly related to the financial resources and capital expenditure allocations of Alliant Energy. In the past, Alliant Energy provided a capital expenditure budget and funded net cash requirements beyond cash generated from operations. Until our $185.0 million bank borrowing in December 2002 as described above, we did not rely on outside sources of borrowing or capital. Instead, we received advances on Alliant Energy’s intercompany credit facility, which primarily covered the shortfall between our capital expenditures (including acquisitions) and cash generated from operations and property sales. The table below describes net borrowings and payments on Alliant Energy’s intercompany credit facility.

	Year Ended December 31,
	2003	2002	2001	Total
Alliant Energy(1)	$(80.9)	$(83.1)	$23.9	$(140.1)
Whiting credit facility	—	185.0	—	185.0

Total	$(80.9)	$101.9	$23.9	$44.9

(1)	In March 2003, Alliant Energy converted its remaining loan plus accrued interest of $80.9 million to “paid in capital” of Whiting.

Tax Separation and Indemnification Agreement with Alliant Energy. In connection with our initial public offering in November 2003, we entered into a tax separation and indemnification agreement with Alliant Energy. Pursuant to this agreement, we and Alliant Energy made a tax election with the effect that the tax basis of the assets of Whiting Oil and Gas Corporation and its subsidiaries were increased to the deemed purchase price of their assets immediately prior to such initial public offering. We have adjusted deferred taxes on our balance sheet to reflect the new tax basis of our assets. This additional basis is expected to result in increased future income tax deductions and, accordingly, may reduce income taxes otherwise payable by us. Under this agreement, we have agreed to pay to Alliant Energy 90% of the future tax benefits we realize annually as a result of this step-up in tax basis for the years ending on or prior to December 31, 2013. Such tax benefits will generally be calculated by comparing our actual taxes to the taxes that would have been owed by us had the increase in basis not occurred. In 2014, we will be obligated to pay Alliant Energy the present value of the remaining tax benefits assuming all such tax benefits will be realized in future years. The initial recording of this transaction in November 2003 resulted in a $57.2 million increase in deferred tax assets, a $28.6 million discounted payable to Alliant Energy and a $28.6 million increase to stockholders’ equity.

Alliant Energy Promissory Note. In conjunction with our initial public offering in November 2003, we issued a promissory note payable to Alliant Energy in the aggregate principal amount of $3.0 million. The note bears interest at an annual rate of 5%. All principal and interest on the promissory note are due on November 25, 2005.

Schedule of Contractual Obligations. The following table summarizes our obligations and commitments as of December 31, 2003 to make future payments under certain contracts, aggregated by category of contractual obligation, for specified time periods.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt	$188.0	—	$188.0	—	—
Operating Leases	2.0	$1.1	0.9	—	—
Tax Separation and Indemnification Agreement with Alliant Energy(1)	28.8	—	4.2	$3.1	$21.5

Total	$218.8	$1.1	$193.1	$3.1	$21.5

(1)	Amounts shown are estimates based on estimated future income tax benefits from the increase in tax basis described under “Tax Separation and Indemnification Agreement with Alliant Energy” above.

Off-Balance Sheet Arrangements. As part of a 2002 purchase transaction, we agreed to share with the seller 50% of the actual price received for certain crude oil production in excess of $19.00 per barrel. The agreement runs through December 31, 2009 and contains a 2% price escalation per year. As a result, the sharing amount at January 1, 2004 increased to 50% of the actual price received in excess of $19.77 per barrel. Currently, approximately 46,000 net barrels of crude oil per month (21% of December 2003 net crude oil production) are subject to this sharing agreement. The terms of the agreement do not provide for a maximum amount to be paid. As of December 31, 2003, we have paid $3.1 million under this agreement and we have accrued an additional $215,000 as currently payable.

New Accounting Policies

In June 2001, the Financial Accounting Standards Board, or the FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations,” which requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which discontinues the practice of amortizing goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001. We did not change or reclassify the contractual mineral rights included in our oil and natural gas properties on the balance sheet upon adoption of SFAS No. 142. We believe that the current accounting of such mineral rights as part of crude oil and natural gas properties is appropriate under the successful efforts method of accounting. However, there is an alternative view that reclassification of mineral rights to an intangible asset may be necessary. If a reclassification of contractual mineral rights acquired subsequent to July 1, 2001 from oil and gas properties to long term intangible assets is required, then the reclassified amounts would be approximately $48.7 million as of December 31, 2001, $161.2 million as of December 31, 2002 and $160.1 million as of December 31, 2003. We do not believe that the ultimate outcome of this issue will have a significant impact on our cash flows, results of operations or financial condition.

Effective January 1, 2003, we adopted the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. SFAS No. 143 requires us to recognize the fair value of asset retirement obligations in our financial statements by capitalizing that cost as a part of the cost of the related asset. In regards to us, this statement applies directly to the plug and abandonment liabilities associated with our net working interest in well bores. The additional carrying amount is depleted over the estimated lives of the properties. The discounted liability is based on historical abandonment costs in specific areas and is accreted at the end of each accounting period through charges to accretion expense. The liability is discounted using a credit-adjusted risk-free rate of approximately 7%. If the obligation is settled for other than the carrying amount, a gain or loss is recognized on settlement. Upon adoption of SFAS No. 143, we recorded an increase to our discounted abandonment liability of $16.4 million, increased proved property cost by $10.1 million and recognized a one-time cumulative effect charge of $3.9 million (net of a deferred tax benefit of $2.4 million). We have an additional $4.3 million abandonment liability relating to our retained obligation with respect to the Point Arguello facility located offshore from California.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associates with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of this Statement had no impact on our financial statements.

FASB Interpretation No. 45, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” was issued in November 2002 by the FASB. FIN 45 requires a guarantor to recognize a liability for the fair value of the obligation it assumes under certain guarantees. Additionally, FIN 45 requires a guarantor to disclose certain aspects of each guarantee, or each group of similar guarantees, including the nature of the guarantee, the maximum exposure under the guarantee, the current carrying amount of any liability for the guarantee, and any recourse provisions allowing the guarantor to recover from third parties any amounts paid under the guarantee. The disclosure provisions of FIN 45 are effective for financial statements for both interim and annual periods ending after December 15, 2002. The fair value measurement provisions of FIN 45 are to be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this statement did not have a material impact on our financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, or FIN 46 (as revised in December 2003), “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. All companies with interests in variable interest entities created after January 31, 2003, shall apply the provisions of FIN 46 to those entities immediately. The adoption of this Statement had no impact on our financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The changes in this statement require that contracts with comparable characteristics be accounted for similarly to achieve more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and will be applied prospectively. The adoption of this Statement had no impact on our financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” to classify certain financial instruments as liabilities in statements of financial position. The financial instruments are mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets, put options and forward purchase contracts, instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, and obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers’ shares. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement had no impact on our financial statements.

Critical Accounting Policies and Estimates

Our discussion of financial condition and results of operation is based upon the information reported in our consolidated financial statements. The preparation of these statements requires us to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our assumptions and estimates on historical experience and other sources that we believe to be reasonable at the time. Actual results may vary from our estimates due to changes in circumstances, weather, politics, global economics, mechanical problems, general business conditions and other factors. Our significant accounting policies are detailed in Note 1 to our consolidated financial statements. We have outlined below certain of these policies as being of particular importance to the portrayal of our financial position and results of operations and which require the application of significant judgment by our management.

Revenue Recognition. We predominantly derive our revenue from the sale of produced crude oil and natural gas. Revenue is recorded in the month the product is delivered to the purchaser. We receive payment from one to three months after delivery. At the end of each month, we estimate the amount of production delivered to purchasers and the price we will receive. Variances between our estimated revenue and actual payment are recorded in the month the payment is received; however, differences have been insignificant.

Hedging. Our crude oil and natural gas hedges are designed to be treated as cash flow hedges under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity.” This policy is significant since it impacts the timing of revenue recognition. Under this pronouncement, the majority of our hedging gains or losses are recorded in the month the contracts settle. We reflect this as an adjustment to revenue through the “Gain (loss) on oil and gas hedging activities” line item in our consolidated income statements. If our hedges did not qualify for cash flow hedge treatment, then our consolidated income statements could include large non-cash fluctuations in this line item, particularly in volatile pricing environments, as our contracts are marked to their period end market values.

Successful Efforts Accounting. We account for our oil and natural gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisition, successful exploratory wells and all development wells are capitalized. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells and oil and natural gas production costs. All of our properties are located within the continental United States and the Gulf of Mexico.

Oil and Natural Gas Reserve Quantities. Reserve quantities and the related estimates of future net cash flows affect our periodic calculations of depletion and impairment of our oil and natural gas properties. Proved oil and natural gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic and operating conditions. Reserve quantities and future cash flows included in this proxy statement/prospectus are prepared in accordance with guidelines established by the SEC and FASB. The accuracy of our reserve estimates is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions; and

•	the judgments of the persons preparing the estimates.

Our proved reserve information included in this proxy statement/prospectus is based on estimates prepared by Ryder Scott Company, Cawley, Gillespie & Associates, Inc. and R.A. Lenser & Associates, Inc., each independent petroleum engineers, and Whiting Oil and Gas Corporation’s engineering staff. The independent petroleum engineers evaluated approximately 83% of the pre-tax PV 10% value of our proved reserves and Whiting Oil and Gas Corporation’s engineering staff evaluated the remainder. Estimates prepared by others may be higher or lower than our estimates. Because these estimates depend on many assumptions, all of which may differ substantially from actual results, reserve estimates may be different from the quantities of oil and natural gas that are ultimately recovered. We continually make revisions to reserve estimates throughout the year as additional information becomes available. We make changes to depletion rates and impairment calculations in the same period that changes to the reserve estimates are made.

Impairment of Oil and Natural Gas Properties. We review the value of our oil and natural gas properties whenever management judges that events and circumstances indicate that the recorded carrying value of properties may not be recoverable. We provide for impairments on undeveloped property when we determine that the property will not be developed or a permanent impairment in value has occurred. Impairments of proved producing properties are calculated by comparing future net undiscounted cash flows on a field-by-field basis using escalated prices to the net recorded book cost at the end of each period. If the net capitalized cost exceeds net future cash flows, the cost of the property is written down to “fair value,” which is determined using net discounted future cash flows from the producing property. Different pricing assumptions or discount rates could result in a different calculated impairment. We have not recorded any property impairments since 1999.

Income Taxes. We provide for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Deferred income taxes are provided for the difference between the tax basis of assets and liabilities and the carrying amount in our financial statements. This difference will result in taxable income or deductions in future years when the reported amount of the asset or liability is settled. Since our tax returns are filed after the financial statements are prepared, estimates are required in valuing tax assets and liabilities. We record adjustments to actual in the period we file our tax returns.

Effects of Inflation and Pricing

We experienced increased costs during 2001, 2002 and 2003 due to increased demand for oil field products and services. The oil and natural gas industry is very cyclical and the demand for goods and services of oil field companies, suppliers and others associated with the industry put extreme pressure on the economic stability and pricing structure within the industry. Typically, as prices for oil and natural gas increase, so do all associated costs. Material changes in prices impact the current revenue stream, estimates of future reserves, borrowing base calculations of bank loans and value of properties in purchase and sale transactions. Material changes in prices can impact the value of oil and natural gas companies and their ability to raise capital, borrow money and retain personnel. While we do not currently expect business costs to materially increase, continued high prices for oil and natural gas could result in increases in the cost of material, services and personnel.

Subsequent Event

On February 2, 2004, we announced that we entered into a definitive merger agreement to acquire Equity Oil Company. The merger agreement provides for a stock-for-stock merger under which Equity shareholders will receive a fixed exchange ratio of 0.185 shares of our common stock for each share of Equity common stock that they own. In addition, we will assume approximately $29 million of Equity debt. The merger is subject to the approval of shareholders owning two-thirds of the outstanding Equity shares and other customary closing conditions. Equity intends to call a special meeting of its shareholders during the second quarter of 2004 to consider and vote on the merger. We expect to complete the merger as soon as practicable following approval by Equity’s shareholders.

Quantitative and Qualitative Disclosure About Market Risk

Commodity Price Risk

The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile, and these markets will likely continue to be volatile in the future. The prices we receive for our production depend on numerous factors beyond our control. Based on December 2003 production, our income before income taxes moves approximately $2.1 million for every $0.10 change in natural gas prices and approximately $2.4 million for each $1.00 change in crude oil prices.

We periodically enter into derivative contracts to manage our exposure to oil and natural gas price volatility. Our derivative contracts have traditionally been with no-cost collars, although we evaluate other forms of derivative instruments as well. Our derivative contracts have historically qualified for cash flow hedge accounting under SFAS No. 133. This accounting treatment allows the aggregate change in fair market value to be recorded as other comprehensive income on the consolidated balance sheet. Recognition in the consolidated income statement occurs in the period of contract settlement. We generally limit our aggregate hedge position to less than 50% of expected production, but may hedge larger percentages of total expected production in certain circumstances. We do not intend to hedge in excess of 60% of our expected production. We also seek to diversify our hedge position with various counterparties where we have clear indications of their current financial strength.

Our hedging arrangements have the effect of locking in for specified periods the prices we will receive for the volumes and commodity to which the hedge relates. Consequently, while these hedges are designed to decrease our exposure to price decreases, they also have the effect of limiting the benefit of price increases. For the natural gas contracts listed below, a hypothetical $0.10 change in the NYMEX price above the ceiling price or below the floor price applied to the notional amounts would cause a change in the gain (loss) on hedging activities of $255,000 in 2004. For the crude oil contracts listed below, a hypothetical $1.00 change in the NYMEX price would cause a change in the gain (loss) on hedging activities of $450,000 in 2004.

Our outstanding hedges at February 1, 2004 are summarized below:

Commodity	Period	Monthly Volume (Mmbtu)/(Bbl)	NYMEX Floor/Ceiling
Natural Gas	01/2004 to 03/2004	300,000	$4.50/7.00
Natural Gas	01/2004 to 03/2004	250,000	4.50/8.45
Natural Gas	01/2004 to 03/2004	300,000	4.50/8.05
Crude Oil	01/2004 to 03/2004	50,000	28.00/31.43
Crude Oil	01/2004 to 03/2004	50,000	28.00/32.10
Crude Oil	04/2004 to 06/2004	50,000	28.00/35.40

We have also entered into fixed price marketing contracts directly with end users for a portion of the natural gas we produce in Michigan. All of those contracts have built-in pricing escalators of 4% per year. Our outstanding fixed price marketing contracts at December 31, 2003 are summarized below:

Commodity	Period	Monthly Volume (Mmbtu)	2004 Price Per Mmbtu
Natural Gas	01/2002 to 12/2011	51,000	$4.22
Natural Gas	01/2002 to 12/2012	60,000	3.74

Interest Rate Risk

Market risk is estimated as the change in fair value resulting from a hypothetical 100 basis point change in the interest rate on the outstanding under our credit facility. The credit facility allows us to fix the interest rate for all or a portion of the principal balance for a period up to six months. To the extent the interest rate is fixed, interest rate changes affect the instrument’s fair market value but do not impact results of operations or cash flows. Conversely, for the portion of the credit facility that has a floating interest rate, interest rate changes will not affect the fair market value but will impact future results of operations and cash flows. At December 31, 2003, the interest rate on the entire outstanding principal balance under our credit facility was fixed at 3.21% through February 6, 2004. On February 6, 2004, the interest rate on the entire outstanding principal balance was fixed at 3.2% through August 6, 2004. At December 31, 2003, the carrying amount approximated fair market value. Assuming a constant debt level of $185.0 million, the cash flow impact for 2004 resulting from a 100 basis point change in interest rates during periods when the interest rate is not fixed would be $745,000.

Subsequent Event

On February 2, 2004, we announced that we entered into a definitive merger agreement to acquire Equity Oil Company. The merger agreement provides for a stock-for-stock merger under which Equity shareholders will receive a fixed exchange ratio of 0.185 shares of our common stock for each share of Equity common stock that they own. In addition, we will assume approximately $29 million of Equity debt. The merger is subject to the approval of shareholders owning two-thirds of the outstanding Equity shares and other customary closing conditions. Equity intends to call a special meeting of its shareholders during the second quarter of 2004 to consider and vote on the merger. We expect to complete the merger as soon as practicable following approval by Equity’s shareholders.

Directors and Executive Officers

The following table sets forth certain information, as of March 10, 2004, regarding the executive officers and directors of Whiting Petroleum Corporation:

Name	Age	Position
James J. Volker	57	Chairman, President and Chief Executive Officer and Director
D. Sherwin Artus	66	Senior Vice President
James R. Casperson	56	Chief Financial Officer
James T. Brown	51	Vice President, Operations
John R. Hazlett	64	Vice President, Acquisitions and Land
Mark R. Williams	47	Vice President, Exploration and Development
Patricia J. Miller	66	Vice President of Human Resources and Corporate Secretary
Michael J. Stevens	38	Controller and Treasurer
Thomas L. Aller	54	Director
Graydon D. Hubbard	70	Director
J. B. Ladd	80	Director
Kenneth R. Whiting	76	Director

The following biographies describe the business experience of our executive officers and directors:

James J. Volker joined Whiting Oil and Gas Corporation in August 1983 as Vice President of Corporate Development and served in that position through April 1993. In March 1993, he became a contract consultant to Whiting Oil and Gas Corporation and served in that capacity until August 2000, at which time he became Executive Vice President and Chief Operating Officer. Mr. Volker was appointed President and Chief Executive Officer and a director in January 2002 and Chairman of the Board in January 2004. Mr. Volker was co-founder, Vice President and later President of Energy Management Corporation from 1971 through 1982. He has over thirty years of experience in the oil and natural gas industry. Mr. Volker has a degree in finance from the University of Denver, a MBA from the University of Colorado and has completed H. K. VanPoolen and Associates’ course of study in reservoir engineering.

D. Sherwin Artus joined Whiting Oil and Gas Corporation in January 1989 as Vice President of Operations and became Executive Vice President and Chief Operating Officer in July 1999. In January 2000, he was appointed President and Chief Executive Officer and a director. In January 2002, he became Senior Vice President. He has been in the oil and natural gas business for forty years. Mr. Artus holds a Bachelor’s Degree in geologic engineering and a Master’s Degree in mining engineering from the South Dakota School of Mines and Technology.

James R. Casperson joined Whiting Oil and Gas Corporation in February 2000 as Vice President of Finance and Chief Financial Officer. From June 1985 to February 2000, he was founder and president of Casperson, Inc., a private consulting firm. Mr. Casperson has twenty-five years of financial and operational experience in the oil and natural gas industry. Mr. Casperson holds a Bachelor’s Degree from Texas Tech University.

James T. Brown joined Whiting Oil and Gas Corporation in May 1993 as a consulting engineer. In March 1999, he became Operations Manager and, in January 2000, he became Vice President of Operations. Mr. Brown has twenty-nine years of oil and natural gas experience in the Rocky Mountains, Gulf Coast, California and Alaska. Mr. Brown is a graduate of the University of Wyoming, with a Bachelor’s Degree in civil engineering and a MBA from the University of Denver.

John R. Hazlett joined Whiting Oil and Gas Corporation in January 1994 as Vice President of Land and Acquisitions. He has forty years of experience in the oil and natural gas industry as a land man and acquisitions team leader. Mr. Hazlett is a graduate of Ft. Hays State College in Hays, Kansas. Mr. Hazlett is a Certified Professional Landman.

Mark R. Williams joined Whiting Oil and Gas Corporation in December 1983 as Exploration Geologist, becoming Vice President of Exploration and Development in December 1999. He has twenty-

two years of experience in the oil and natural gas industry and his areas of primary technical expertise are in sequence stratigraphy, seismic interpretation and petroleum economics. Mr. Williams is a graduate of the Colorado School of Mines with a Master’s Degree in geology and holds a Bachelor’s Degree in geology from the University of Utah.

Patricia J. Miller joined Whiting Oil and Gas Corporation in April 1980 as Corporate Secretary and as Secretary to our President, becoming Director of Human Resources in May 1994. In November 2001, she was appointed Vice President of Human Resources. Mrs. Miller attended business school at Otero Junior College in LaJunta, Colorado and at Texas A & I in Kingsville, Texas.

Michael J. Stevens joined Whiting Oil and Gas Corporation in May 2001 as Controller, and became Treasurer in January 2002. From 1993 until May 2001, he served as Chief Financial Officer, Controller, Secretary and Treasurer at Inland Resources Inc., a company engaged in oil and natural gas exploration and development. He spent seven years in public accounting with Coopers & Lybrand in Minneapolis, Minnesota. He is a graduate of Mankato State University of Minnesota and is a certified public accountant.

Thomas L. Aller has been a director of Whiting Petroleum Corporation since 2003 and has served as a director of Whiting Oil and Gas Corporation since 1997. Mr. Aller has served as Senior Vice President-Energy Delivery of Alliant Energy Corporation and President of Interstate Power and Light Company since January 2004. Prior to that, he served as President of Alliant Energy Investments, Inc. since April 1998 and interim Executive Vice President—Energy Delivery of Alliant Energy Corporation since September 2003. From 1993 to 1998, he served as Vice President of IES Investments. He received his Bachelor’s Degree in political science from Creighton University and his Master’s Degree in municipal administration from the University of Iowa.

Graydon D. Hubbard has served as a director of Whiting Petroleum Corporation since September 2003. He is a retired certified public accountant and was a partner of Arthur Andersen LLP in its Denver office for more than five years prior to his retirement in November 1989. Since 1991, he has served as a director of Allied Motion Technologies Inc., a company engaged in the business of designing, manufacturing and selling motion control products. Mr. Hubbard is also an author. He received his Bachelor’s Degree in accounting from the University of Colorado.

J.B. Ladd has been a director of Whiting Petroleum Corporation since 2003 and has served as a director of Whiting Oil and Gas Corporation since its inception in January of 1980. He is an independent oil and natural gas operator with offices in Los Angeles, California and Denver, Colorado. He has over 50 years of experience in the oil and natural gas industry working for Texaco and Consolidated Oil and Gas, Inc. and as an independent oil and natural gas operator. He founded Ladd Petroleum Corporation in 1968, which was merged into Utah International in 1973 and later merged into General Electric Company in 1976. Mr. Ladd received a degree in petroleum engineering from the University of Kansas.

Kenneth R. Whiting has been a director of Whiting Petroleum Corporation since 2003 and has served as a director of Whiting Oil and Gas Corporation since its inception in January of 1980. He was President and Chief Executive Officer of Whiting Oil and Gas Corporation from its inception until 1993, when he was appointed Vice President of International Business for IES Diversified. From 1978 to late 1979 he served as President of Webb Resources, Inc. He has many years of experience in the oil and natural gas industry, including his position as Executive Vice President of Ladd Petroleum Corporation. He was a partner and associate with Holme Roberts & Owen, Attorneys at Law. Mr. Whiting received his Bachelor’s Degree in business from the University of Colorado and his J.D. from the University of Denver.

Executive officers are elected by, and serve at the discretion of, the Board of Directors. There are no family relationships between any of our directors or executive officers.

Principal Holders of Common Stock

Management and Directors. The following table sets forth certain information regarding the beneficial ownership of Whiting common stock as of March 10, 2004 by: (i) each director of Whiting; (ii) each of the executive officers named in the Summary Compensation Table set forth below under “—Executive Compensation”; and (iii) all of the directors and executive officers of Whiting (including the executive officers named in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
James J. Volker	56,047	*
Thomas L. Aller	1,300	*
Graydon D. Hubbard	3,545	*
J. B. Ladd	13,545	*
Kenneth R. Whiting	1,545	*
D. Sherwin Artus	33,118	*
John R. Hazlett	32,092	*
Mark R. Williams	31,065	*
Patricia J. Miller	21,063	*
All directors, nominees and executive officers as a group (12 persons)	289,766	1.5%

*	Denotes less than 1%.

Other Beneficial Owners. The following table sets forth certain information regarding beneficial ownership by the only other persons known to Whiting to own more than 5% of its outstanding common stock. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership					Percent of Class
	Voting Power		Investment Power
	Sole	Shared	Sole	Shared	Aggregate
Wellington Management Company, LLP 75 State Street Boston, MA 02109	—	1,479,850	—	1,760,230	1,760,230	9.3%
Alliant Energy Corporation (1) 4902 North Biltmore Lane Madison, WI 53718	1,080,000	—	1,080,000	—	1,080,000	5.7%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, MD 21202	184,400	—	979,800	—	979,800	5.2%

(1)	Represents a joint filing by Alliant Energy Corporation and its wholly-owned subsidiary, Alliant Energy Resources, Inc.

(2)	These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be the beneficial owner of such securities; however, T. Rowe Price Associates, Inc. has expressly disclaimed beneficial ownership of such securities.

Executive Compensation

Summary Compensation Information. The following table sets forth certain information concerning the compensation earned each of the last two fiscal years by Whiting’s Chief Executive Officer and each of the four other most highly compensated executive officers of Whiting whose total cash compensation exceeded $100,000 in the fiscal year ended December 31, 2003. The persons named in the table are sometimes referred to in this proxy statement/prospectus as the “named executive officers.”

Summary Compensation Table

		Annual Compensation		All Other Compensation($)(2)
Name and Principal Position	Year	Salary($)	Bonus($)(1)
James J. Volker Chairman, President and Chief Executive Officer	2003 2002	168,713 165,000	262,792 205,041	659,044 —
D. Sherwin Artus Senior Vice President	2003 2002	102,250 100,000	183,211 156,641	680,044 11,000
John R. Hazlett Vice President, Acquisitions and Land	2003 2002	115,952 112,050	139,133 114,941	653,042 11,000
Mark R. Williams Vice President, Exploration and Development	2003 2002	95,406 91,510	150,672 124,819	626,041 11,000
Patricia J. Miller Vice President, Human Resources and Corporate Secretary	2003 2002	99,579 96,228	138,930 114,630	427,988 11,000

(1)	Except for incentive bonuses to Mr. Volker of $54,788 for 2002 and $76,000 for 2003, all amounts presented under the Bonus column were paid under Whiting’s Production Participation Plan, which is allocated a specific percentage of net income with respect to certain oil and natural gas wells.

(2)	These amounts for 2003 consist of (i) matching contributions of $12,000 by Whiting under its 401(k) Employee Savings Plan to each of the named executive officers other than Mr. Volker, who received no matching contribution, and Ms. Miller, who received a matching contribution of $11,960, and (ii) payments valued at $659,044 to Mr. Volker, $668,044 to Mr. Artus, $641,042 to Mr. Hazlett, $614,041 to Mr. Williams and $416,028 to Ms. Miller pursuant to Whiting’s Phantom Equity Plan in connection with Whiting’s initial public offering in November 2003. After withholding for taxes, these payments were made in the form of shares of Whiting common stock resulting in the issuance of 25,052 shares to Mr. Volker, 25,394 shares to Mr. Artus, 24,368 shares to Mr. Hazlett, 23,341 shares to Mr. Williams and 15,814 shares to Ms. Miller. The Phantom Equity Plan terminated after the issuance of such shares.

Director Compensation

Directors who are our employees receive no compensation for service as members of either the Board or Board committees. Directors who are not our employees are paid an annual retainer of $20,000, an annual grant of $30,000 in restricted stock vesting ratably over a three year period and a fee of $1,500 for each Board meeting attended. Members of the Audit Committee will receive an additional cash annual retainer of $2,500 ($12,000 for the chairman) and a fee of $1,500 for each Audit Committee meeting attended. Members of other Board committees will receive an additional cash annual retainer of $1,000 ($5,000 for the chairman) and a fee of $1,000 for each such Board committee meeting attended. In addition, Mr. Whiting receives payments under our Production Participation Plan with respect to his vested plan interests relating to his employment with us from 1982 to 1993. Mr. Whiting was paid $26,679 under the Production Participation Plan for 2003. Mr. Aller receives no compensation for his service on the Board because he is an employee of Alliant Energy Corporation, our former parent company.

INFORMATION REGARDING EQUITY OIL COMPANY

Unless the context otherwise requires, references under the caption “Information Regarding Equity Oil Company” to “we,” “our,” or “ours” refer to Equity Oil Company.

Business

General

Equity Oil Company is an independent energy company engaged in oil and natural gas exploration, production and acquisition activities. We were originally incorporated in the state of Utah in 1923. In 1958, we merged into our subsidiary Weber Oil Company, a Colorado corporation, moved our state of incorporation to Colorado and changed our name to Equity Oil Company.

We currently conduct business in seven states and one Canadian province. Our headquarters are located in Salt Lake City, Utah, and our telephone number there is (801) 521-3515. We also maintain a technical office in Denver, Colorado, and an operations office in Cody, Wyoming. We focus our operations in the Rocky Mountains, Northern California’s Sacramento Basin, and the Cessford area in Alberta, Canada.

At December 31, 2003, we had 28.1 billion cubic feet of natural gas in proved reserves, compared to 36.6 billion cubic feet of natural gas of proved reserves at December 31, 2002. Our crude oil and natural gas liquid reserves at December 31, 2003 totaled 9.9 million barrels, compared to 10.5 million barrels at the end of 2002. Of our proved reserves, approximately 33% are gas and approximately 79% are categorized as proved developed. At December 31, 2003, the net present value of our reserves (using year-end prices and costs held constant and discounted at 10%) was $94 million.

At December 31, 2003, our exploration and production operations were comprised of working interests in 742 gross (142.13 net) producing oil and gas wells. We operated 129 of these wells. As of that date, we also had an interest in over 93,000 net acres of oil and gas leases, primarily located in the Rocky Mountains. During 2003, we produced 3.25 billion cubic feet of natural gas and 565,000 barrels of oil and natural gas liquids.

Business Strategy

Our primary business objectives are to build shareholder value through consistent growth of our reserves and production and to increase our net asset value, cash flow and earnings per share. We have developed a number of long term strategies for achieving these business objectives, including:

•	We focus on operating efficiencies in order to minimize our operating costs and maximize our oil production. Most of our oil production, particularly in the Rocky Mountain area, comes from mature properties that have declining production volumes, and a number of our cost reduction programs are designed to reduce our operating costs while increasing the ultimate recovery of a higher percentage of the original oil in place in these mature properties.

•	We use modern techniques to increase our production from existing properties. These techniques include detailed geological studies (including 3-D seismic imaging), hydraulic fracturing, reserve stimulation techniques and water shutoff treatments.

•	We have an active drilling program and commit a portion of our budget to low- to medium-risk development drilling. Where appropriate, however, we employ focused exploration drilling and allocate some of our resources to higher-risk focused exploration that may provide us with a higher potential return on our investment.

We independently evaluate each project we undertake, whether development, exploration or exploitation, to ensure that our estimated rate of return for the project is commensurate with the associated risk. We also work with the other working interest owners in our producing properties to identify projects that will develop and exploit the productive capacities of our existing wells and fields. These projects include development drilling, production enhancement, operating cost reductions and other types of activities. Although our general practice is to participate in exploration projects on a 25% to 50% working interest basis, our participation varies with each prospect depending on a number of factors, including location and the attendant financial and technical risks.

We have historically purchased interests in properties with existing production. During the last five years, we have replaced a significant portion of our production by purchasing producing properties. These purchases have, in turn, produced additional developmental and enhancement projects, as well as opportunities for us to implement the operating efficiency procedures that we have developed.

Developments since December 31, 2002

During the year ended December 31, 2003, we achieved a number of business milestones. These milestones included:

•	We sold a portion of our Canadian properties. During the first quarter of 2003, we sold certain properties in Alberta and British Columbia, Canada, for $2.4 million in three separate transactions. We used the net after tax proceeds from these sales to reduce a portion of our long-term debt. Our remaining Canadian asset is a 50% non-operated working interest in the Cessford Field.

•	We drilled four development wells during 2003. We completed three gas wells in the Todhunters Lake Field of the Sacramento Basin in California. We also completed a development oil well confirming the successful Williston Basin exploration discovery.

•	We drilled one successful exploration well. We participated in the drilling of one successful exploration well in the Williston Basin of North Dakota.

•	We enhanced our production capabilities. We increased production in our Torchlight Field in the Big Horn Basin through our polymer injection water shutoff treatment program.

•	We increased cash flow and book values per share and continued to record positive net income. We recorded positive net income for the fifth consecutive year in 2003. In addition, our cash flow from operations was $11.5 million for 2003, compared to $9.6 million in 2002. We increased our book value per outstanding share from $2.77 to $2.99.

Principal products and markets

In 2003, we had revenues from oil and gas sales of $27,461,759, compared to $23,374, 221 and $19,374,434 in 2002 and 2001, respectively. Approximately 93% of our revenues during 2003 were from our United States operations, compared to 95% for 2002 and 94% for 2001. During those same periods, we had net income of $2,115,123 in 2003, $1,001,077 in 2002 and $2,281,117 in 2001. We had total assets of $76,706,535 at December 31, 2003, $76,800,356 at December 31, 2002, and $48,309,335 at December 31, 2001. For additional information regarding our financial operating results see “Selected Equity Historical Financial Information,” “—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included elsewhere in this proxy statement/prospectus.

During the last five years, more than 90% of our total revenues have come from the sale of crude oil and natural gas. Our remaining revenues have come from a number of other sources, including interest income on invested funds and from sales of portions of our developed and undeveloped properties.

Most of our oil production occurs in Colorado, other Rocky Mountain states, and the Canadian province of Alberta. We sell our crude oil production under short-term contracts at current posted prices for each geographic area, less applicable quality adjustments, plus negotiated bonuses. The prices we receive for our oil are set by oil purchasers. The bulk of our natural gas production occurs in California and Wyoming. We sell our gas under contracts that are based upon the daily spot market or at index prices that change monthly. The contracts are subject to renegotiation on an annual basis. We have historically been able to sell all of our production and expect to be able to continue to do so in the future even though we compete with other companies with larger reserves in the same areas. See the section below entitled “—Major Customers” for additional information regarding pricing.

In order to finance our acquisition activities, our lending institution has required us to hedge a portion of our production as a way to manage our exposure to oil and gas price volatility. We place these hedging instruments with counterparties that we believe are minimal credit risks and that we believe are both competent and competitive market makers. The oil and gas reference prices upon which the price hedging instruments are based reflect various market indices that have a high degree of historical correlation with the actual prices we receive. When our current hedging contracts expire we will not be required by our lending institution to continue our hedging program.

As of December 31, 2003, we had commodity price hedges in place for 5,000 MMbtu of natural gas per day under a costless collar in effect through April 30, 2004. The hedge has a floor of $3.00 per MMbtu and a ceiling of $4.43 per MMbtu.

Seasonality

Net gas sales prices have historically increased during the winter months. With our recent acquisition of gas properties in California, where changes in prices during the winter months are less dramatic than other areas of the country, the seasonal impact has been reduced. Therefore, the seasonal impact on our total gas sales is not significant.

Major Customers

We sell all of our produced oil and gas to unaffiliated pipeline companies, refining companies or crude oil trading companies. These companies may be the operators of the fields where the product is produced, owners of the pipelines which transport the products, or other third-party purchasers. Sales prices for our oil and gas are negotiated based on factors normally considered in the industry, such as index or spot prices for gas or the posted price of oil, price regulations (where applicable), distance from the well to the pipeline, estimated reserves, commodity qualities and prevailing supply conditions. We cannot control many of these factors.

Sales to Teppco Crude Oil, L.P. accounted for 44%, 41% and 49% of our total oil and gas production revenue for the years 2003, 2002 and 2001, respectively. Sales to Calpine Producer Services, L.P. accounted for 36% and 33% of our total oil and gas production revenue for the years 2003 and 2002, respectively. In 2001, one other purchaser accounted for 12% of our total oil and gas production revenue. The entities referenced above each purchased more than 10% of our oil and gas production for the years indicated; however previous changes in purchasers have not had a material adverse effect on our business.

Competition

The oil and gas industry is highly competitive. Competition is particularly intense in the acquisition of prospective oil and natural gas properties and oil and gas reserves. Our competitive position depends upon our geological, geophysical and engineering expertise, our financial resources, and our ability to select, acquire and develop proved reserves.

We believe the locations of our leasehold acreage, our exploration, drilling and production capabilities, the experience of our management and the experience of our industry partners generally allow us to compete effectively in our core operating areas. We compete, however, with a substantial number of major and independent oil and gas companies, many of which have larger technical staffs and greater financial and operational resources.

There is also intense competition in the oil and gas industry for certain types of equipment. Drilling rigs and other equipment necessary for drilling and completion of wells may be in short supply from time to time due to this type of competition.

Environmental Regulations

Our drilling activities in the United States are regulated by several federal and state governmental agencies, including the Environmental Protection Agency, Forest Service and Bureau of Land Management, as well as state oil and gas commissions and state wildlife agencies for those states in which we have operations. Our Canadian operations are subject to similar regulations. These regulations may change periodically and for a variety of political, economical and other reasons.

We are committed to conducting our operations in a manner that protects the health and safety of our employees, contractors, the environment and the public. Environmental, health and safety programs are integral parts of all of our business activities. Although these programs have a substantial impact upon the energy industry, they generally do not affect us to any greater or lesser extent than other companies who operate in our core geographic areas and in the domestic oil and gas industry, as a whole. We believe that compliance with environmental laws and regulations will not have a material adverse effect on our operations or financial condition. We cannot, however, give any assurances that changes in, or additions to, laws or regulations regarding the protection of the environment will not have such an impact in the future.

We maintain insurance coverage in amounts and for risks that we believe is customary in the industry. We are not aware of any environmental claims existing as of December 31, 2003 that would have a material adverse impact upon our financial position, results of operations, or liquidity.

Other Governmental Regulation

In the past, the federal government has regulated prices at which oil and natural gas could be sold. Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act of 1989 removed all price controls affecting producing wellhead sales. While sales by producers of oil, natural gas and natural gas liquids can currently be made at uncontrolled market prices, the United States Congress could reenact price controls or other regulations regarding the sales price of those products at any time in the future.

Our natural gas sales are affected by regulations for intrastate and interstate transportation. In recent years, the Federal Energy Regulatory Commission has issued a series of orders designed to increase competition. These orders removed the transportation barriers to market access and have had a significant impact on gas markets in the United States. The regulations and orders have also fostered the development of a large spot market for gas and increased competition for gas markets. As a result of these regulations and orders, producers can access gas markets directly, but face increased competition. We believe these changes have generally improved our access to transportation and have enhanced the marketability of our natural gas production.

Our oil and natural gas operations are also regulated by administrative agencies under statutory provisions of the states where our operations are conducted and by certain agencies of the federal government for operations on federal oil and gas leases. All of the jurisdictions in which we own or operate producing oil and natural gas properties have statutory provisions regulating the exploration for, and production of, crude oil and natural gas. These statues include statutes regulating the size of drilling and spacing units and the number of wells which can be drilled in an area, and the unitization or pooling of natural gas properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, typically prohibit venting or flaring of natural gas, and impose certain requirements regarding the apportionment of production from fields and individual wells. These regulations may limit the amount of oil and natural gas we can produce from our wells and limit the number of wells or locations at which we can drill. State commissions also establish rules for reclamation of sites, plugging bonds, reporting and other matters.

The oil and natural gas industry in Canada is also subject to extensive controls and regulations imposed by various levels of the government. Canadian federal authorities do not regulate the price of oil and gas in export trade, but rely on market forces to establish those prices. Canada does, however, have legislation that regulates the quantities of oil and natural gas which may be removed from the provinces and exported from Canada. We do not expect any of these controls and regulations to affect us in a manner significantly different than it affects other oil and natural gas companies that have comparable-sized operations.

The province of Alberta has legislation and regulations which govern land tenure, royalties, and production rates. The royalty regime in Canadian provinces is a significant factor in our profitability. Crown royalties are generally determined by government regulations and are typically calculated as a percentage of the value of production.

Operational Hazards

The oil and gas industry is subject to a variety of operating risks, including risks relating to fire, explosion, blowouts, pipe failures, casing collapses, abnormally pressurized formations and environmental hazards relating to oil spills, gas leaks, ruptures and discharges of toxic substances. If any of these events were to occur, we could suffer significant injuries to both life and property, and we could be subject to investigation, penalties and suspension of operations, as well as claims for damages. We maintain insurance against some, but not all, of these potential risks. We can give no assurance that any insurance that we obtain for these risks will be adequate to cover all potential losses or exposures for those types of liability, or that we can obtain any such insurance at commercially reasonable terms.

Employees

We currently have 28 full time employees.

Financial Information About Foreign Operations

We conduct a portion of our business operations in the Canadian province of Alberta. Financial information concerning these operations can be found in Footnotes 6 and 10 to the financial statements included as a part of this proxy statement/prospectus. For financial reporting purposes, we do not allocate any general and administrative expenses to our Canadian operations, nor are they burdened with indirect exploration overhead expenses. We charge direct exploration expenses to the geographic area in which they occur. Because the majority of our exploration efforts occurs in the United States, we allocate only minimal exploration expenses to our Canadian operations. We do not believe there is a significant difference in the business risks of operating in the United States, as compared to operating in Canada.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

Our profitability from operations in any particular reporting period will be directly related to the average realized prices of oil and gas sold, the volume of oil and gas produced and the results of acquisition, development and exploration activities. The average realized prices of oil and gas fluctuates from period to period due to market conditions and the results of our hedging activities. The aggregate amount of oil and gas that we produce may fluctuate based on our development and exploitation of oil and gas reserves and other factors. We expect production rates, value-based production taxes, labor and maintenance expenses to be the principal influences on operating costs. Accordingly, our results of operations may fluctuate from period to period.

We use the successful efforts method of accounting for oil and natural gas activities. Under this method, only the cost of successful efforts are capitalized as oil and gas properties. Costs of exploratory dry holes, geological and geophysical costs, delay rentals, general and administrative costs associated with our exploration efforts and other property carrying costs are expensed as incurred.

The prices we received from the sale of oil and natural gas during 2003 were higher than the prices we received during 2002. The prices received for our oil vary from NYMEX prices based on the location and quality of the crude oil. The prices we receive for our natural gas are based upon posted prices in the area where the gas is produced, reduced by transportation charges and processing fees. Transportation costs are comprised of costs paid to a carrier to deliver oil or natural gas to a specified delivery point.

Oil and natural gas production costs consist of lease operating expense and production taxes. Lease operating expense consists of pumpers’ salaries, utilities, maintenance and other costs necessary to operate our producing properties. Production taxes are assessed by applicable taxing authorities as a percentage of revenues or reserve value.

Exploration expense consists of geological and geophysical costs, delay rentals and costs of unsuccessful exploratory wells. Delay rentals and some overhead costs are typically fixed in nature in the short term. However, other exploration costs are generally discretionary and exploration activity levels are determined by a number of factors, including oil and natural gas prices, availability of funds, quantity and character of investment projects, availability of service providers and competition. Production and exploration overhead expense consists of exploration staff overhead costs, technical and production office expenses and production staff overhead costs that are not directly billed to our producing properties.

Depletion, depreciation and amortization, or DD&A, of capitalized costs of producing oil and natural gas properties is computed using the unit-of-production method based on proved reserves. For purposes of computing DD&A, proved reserves are redetermined as of the end of each year. Because the economic life of each producing well depends upon assumed prices, fluctuations in oil and gas prices impact the level of proved reserves. Higher prices generally have the effect of increasing reserves, which reduces DD&A, while lower prices generally have the effect of decreasing reserves, which increases DD&A expense.

Critical Accounting Policies

A summary of our significant accounting policies is included in Footnote 1 to our financial statements. We believe the application of these accounting policies on a consistent basis enables us to provide timely and reliable financial information about our earnings results, financial condition and cash flows.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts presented and disclosed in the financial statements. Our management reviews these estimates and assumptions based on historical experience, changes in business conditions and other relevant factors that they believe to be reasonable under the circumstances. In any given reporting period, actual results could differ from the estimates and assumptions used in preparing our financial statements.

Critical accounting policies are those policies that may have a material impact on our financial statements and also require our management to exercise significant judgment due to a high degree of uncertainty at the time the estimate is made. Our senior management has discussed the development and selection of our accounting policies, related accounting estimates and the disclosures set forth below with the Audit Committee of our Board of Directors. We believe our critical accounting policies include those addressing the recoverability and useful lives of assets, oil and gas reserve estimates and income taxes.

The computation of our income tax expense requires the interpretation of complex tax laws and regulations in many taxing jurisdictions in the United States and Canada as well as any possible assessments due to audits that may be performed by numerous taxing authorities. Actual income tax expense can differ significantly from management’s calculated amounts.

Oil and Gas Reserves

Estimates of reserve quantities and related future net cash flows are calculated using unescalated year-end oil and gas prices and operating costs, and may be subject to substantial fluctuations based on the prices in effect at the end of each year. The reserves for 2003 were prepared by Ryder Scott, L.P. For 2002 and 2001, the reserves were prepared by us and audited by Fred S. Reynolds and Associates. The following table sets forth a comparison of year-end reserves and the weighted average prices used in calculating estimated reserve quantities at the end of 2003, 2002 and 2001 (quantities in thousands, except for pricing and per barrel of oil equivalent amounts):

	Year-end proved reserves			Year-end prices
	Oil (Mbbls)	Gas (MMcf)	Boe	Oil	Gas
12/31/03	9,944	28,081	14,624	$29.26	$5.36
12/31/02	10,549	36,588	16,648	$27.01	$4.09
12/31/01	8,581	16,579	11,344	$16.03	$2.15

Impairment of Proved Oil and Gas Properties

We assess our proved properties on a field-by-field basis for impairment, in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” whenever events or circumstances indicate that the capitalized cost of oil and natural gas properties may not be recoverable. When making such assessments, we compare the expected undiscounted future net revenues on a field-by-field basis with the related net capitalized costs at the end of each period. When the net capitalized costs exceed the undiscounted future net revenues, the cost of the property is written down to “fair value,” which is determined using discounted future net revenues. Reserve categories used in the impairment analysis consider all categories of proven reserves and probable and possible reserves, which are risk-adjusted based on our drilling plans and history of successfully developing those types of reserves.

No impairment charges were recorded in 2003. During 2002, we recorded an impairment of oil and gas properties charge of $53,990 associated with a certain field that experienced increased operating costs, declining production, reduced prospectivity due to unsuccessful drilling, and other technical problems that reduced their economic reserves. During 2001, we recorded impairment charges of $404,395.

Results of Operations

Comparison of 2003 with 2002

Oil and gas production and sales. Higher crude oil and natural gas prices in 2003 offset payments made pursuant to our hedging arrangements, and lower production volumes from our properties. This allowed us to record oil and gas sales from continuing operations of $27,461,759 in 2003 compared to $23,374,221 in 2002, representing a 17% increase.

We periodically enter into hedging activities for a portion of our oil and natural gas production as a requirement of our bank credit facility, to support our received oil and natural gas prices at targeted levels and to manage our exposure to price fluctuations. During 2003, we had commodity price hedges in place for 1,100 barrels of oil a day until April 30th and 6,000 MMbtu of natural gas per day for the entire year under costless collars. The settlement price of each of the contracts during the year resulted in us making payments to the counterparty of approximately $2.8 million. These payments are netted against oil and gas revenues. During 2002 payments of approximately $305,000 were made. As of January 1, 2004, we had 5,000 MMbtu of natural gas per day through April 30, 2004 subject to hedging arrangements under costless collars. During 2003, approximately $1.6 million (net of income taxes, $1.0 million) was reclassified from accumulated other comprehensive income to net income.

Average 2003 received commodity prices were much higher than the prior year received price ($26.15 in 2003 compared to $21.97 in 2002 for oil and $3.73 in 2003 compared to $2.48 in 2002 for natural gas). These average received prices take into consideration the hedging payments discussed above and any deductions for product quality and transportation charges. Excluding the effects of hedging, the average received prices for 2003 were $27.39 for oil and $4.36 for natural gas compared to $22.38 and $2.99, respectively, in 2002.

Oil production declined from 634,000 barrels in 2002 to 565,000 barrels in 2003. Approximately 26,000 barrels of this decline is attributed to the Canadian properties that we sold in 2003. The balance of the oil production decline is attributable to normal production declines as our properties mature. Gas production in 2003 of 3,254,000 Mcf also declined from 4,198,000 Mcf in 2002. The decline in gas production is attributable to earlier than anticipated depletion of some of the Sacramento Basin gas properties acquired in 2002 and to our change in operating philosophy whereby production on other properties was restrained to prevent premature depletion of the reservoir.

Other income. Included in 2003 other income is approximately $50,000 in non-recurring sales of proprietary 3-D seismic data. No such sales took place in 2002.

Lease operating costs. Lease operating costs in 2003 increased by approximately 3% or $260,633. The increase is primarily attributable to higher value based production taxes on the higher revenue received.

Depreciation, depletion and amortization (DD&A). DD&A increased approximately 6% or 439,011 from 2002 to 2003. The increase is the result of a reduction in year-end reserves on properties which depleted earlier than originally projected.

Impairment of proved oil and gas properties. As discussed previously, included in the statement of operations for 2003 and 2002 are non-cash charges for the impairment of proved oil and gas properties in the amount of $0 and $53,990, respectively.

3-D seismic and exploration expenses. We participated in one 3-D seismic survey during 2002. The survey was a 24 square mile survey adjacent to our Beaver Creek Prospect in North Dakota. Our share of the cost, approximately $215,000, was charged to expense during the year. During 2003 we did not participate in any new surveys. Approximately $25,000 of costs associated with the 2002 surveys were incurred during 2003.

Lower exploration costs in 2003 reflected lower dry hole costs incurred during the year. We drilled two dry holes in each year. The majority of the 2002 dry hole expense was associated with one higher cost well in which we had a 47.5% working interest. The two dry holes in 2003 were lower cost than the dry holes in 2002. Dry hole costs in 2002 were approximately $471,000 higher than the amount recorded in 2003.

General and administrative expenses. General and administrative expenses increased approximately $687,000, or 29%, from 2002. The increase is attributable to charges incurred in connection with the process of exploring strategic alternatives. These costs include legal, outside consultants, travel and other process related charges. Insurance costs, shareholder expenses, employee benefits and fees associated with our credit facility also contributed to the increase.

Production and exploration overhead expenses. Production and exploration overhead expenses are salaries and benefits for employees who oversee our production and exploration activities and costs related to maintaining our technical office in Denver, Colorado and our operations office in Cody, Wyoming. These costs increased from $1.4 million to $1.6 million in 2003, representing approximately a 14% increase. This increase is primarily due to higher employee benefit costs in 2003.

Interest and income taxes. During the year we repaid $5.5 million of principal on our credit facility. Lower interest costs in 2003 reflect the lower balances outstanding under the credit facility.

Income tax expense for both periods reflects the results of operations, as well as the utilization of various credits and other tax attributes. Details concerning the components of the tax provision can be found in Footnote 4 to our financial statements.

Discontinued operations. During February and March 2003, we sold three packages of Canadian oil and gas properties for approximately $2.4 million, resulting in a gain of approximately $1.2 million ($655,168 net of tax). In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of operations and gain on sale of these properties have been reflected as discontinued operations. Revenue from these Canadian oil and gas properties was approximately $150,000 for 2003, $969,000 for 2002 and $1,216,000 for 2001. After the sales, our remaining Canadian asset is our 50% interest in the Cessford Field located in southern Alberta.

Other comprehensive income (loss). Other comprehensive income (loss) for the period reflects the change in the fair value of our commodity hedges, net of income taxes, that were in place at December 31, 2003. The fair value is computed by the counterparty using a financial modeling technique including a type of Black-Scholes method. The counterparty valued the hedges at December 31, 2003 at ($969,025) as compared to ($1,917,968) at December 31, 2002. These amounts are reflected as a liability in the balance sheet as fair value of financial instruments. The tax effected amounts of the change, ($598,132), is reported in other comprehensive income for 2003. We do not intend to terminate our current commodity hedges prior to their expiration date.

Change in Accounting. In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS 143 was effective for us beginning January 1, 2003. The most significant impact of this standard on us was a change in the method of accruing for site restoration costs associated with our oil and gas properties. Under SFAS 143, the fair value of asset retirement obligations is recorded as a liability when incurred, which is typically at the time the assets are placed in service. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities are accreted for the change in their present value and the initial capitalized costs are depreciated over the useful lives of the related assets.

We used an expected cash flow approach to estimate our asset retirement obligations under SFAS 143. Upon adoption at January 1, 2003, we recorded a retirement obligation of $3,147,061, an increase in property and equipment cost of $1,997,619, an increase in accumulated depreciation, depletion and amortization of $535,255 and a cumulative effect of accounting change, net of benefit from taxes, of $1,061,865.

Comparison of 2002 with 2001

Oil and gas production and sales. Gas volumes from the Sacramento Basin gas properties acquired in 2002 offset slightly lower oil volumes and lower natural gas prices as compared to 2001. This allowed us to record oil and gas sales of $23,374,221 in 2002, compared to $19,374,434 in 2001, a 21% increase. Gas revenues from the assets acquired in 2002 were approximately $7.9 million.

We periodically enter into hedging activities for a portion of our oil and natural gas production as a requirement of our bank credit facility, to support our received oil and natural gas price at targeted levels and to manage our exposure to price fluctuations. Starting in May 2002 we had commodity price hedges in place for 1,100 barrels of oil a day and 8,000 MMbtu of natural gas per day under costless collars. The settlement price of each of the contracts during the year resulted in our making payments to the counterparty of approximately $305,000. These payments are netted against oil and gas revenues. No such payments were made in 2001, as we had no volumes of oil or natural gas subject to hedging agreements. During 2003, approximately $1.6 million (net of income taxes, $1.0 million) was reclassified from accumulated other comprehensive income to net income.

Year-end 2002 received commodity prices were much higher than the prior year-end ($27.01 in 2002, compared to $16.03 in 2001 for oil and $4.09 in 2002, compared to $2.15 in 2001 for natural gas). However, average oil prices received for the full year 2002 were only slightly higher compared to the prior year. The average 2001 price received was $21.84 per barrel. After taking into consideration the hedging costs discussed above, the average oil price received in 2002 was $21.97 per barrel.

Average received gas prices were down sharply for 2002 when compared to 2001. After taking into consideration the hedging costs discussed above, the average gas price received in 2002 was $2.48 per Mcf compared to $4.55 per Mcf in 2001, or a 45% decrease.

Oil production remained relatively constant from 637,000 barrels in 2001 to 634,000 barrels in 2002. Gas production in 2002 was substantially higher in 2002 when compared to 2001, 4,198,000 Mcf compared to 1,496,000 Mcf in 2001. The oil production decline is attributable to normal production declines as our properties mature. The increase in gas production is attributable to the acquisition of the Sacramento Basin gas properties during the year. Production from the acquired properties was approximately 3.0 Bcf of gas.

Other income. Included in 2001 other income was $85,000 in non-recurring property sales recognized in the first quarter of the year. In 2002 these non-recurring property sales were minimal.

Lease operating costs. Lease operating costs in 2002 increased by approximately 28%, or about $1.87 million. Costs associated with the Sacramento Basin acquired gas properties accounted for approximately $1.0 million of the increase. The additional increase results from an adjustment in the fourth quarter of 2001 to reverse the accrual of $888,000 of prior years’ production taxes and other operating costs.

Depreciation, depletion and amortization (DD&A). DD&A per unit charges increased 22%, from $4.73 per Boe in 2001 to $5.75 per Boe in 2002. This increase is primarily the result of DD&A attributable to the acquired gas properties. The acquired gas properties have a shorter life than our other assets, thus DD&A on a per unit basis increased. DD&A charges attributable to the acquired assets was approximately $3.8 million.

Impairment of proved oil and gas properties. As discussed previously, included in the statement of operations for 2002 and 2001 are non-cash charges for the impairment of proved oil and gas properties in the amount of $53,990 and $404,395, respectively.

3-D seismic and exploration expenses. We participated in one new 3-D seismic survey during 2002. The survey was a 24 square mile survey adjacent to our Beaver Creek Prospect in North Dakota. Our share of the cost, approximately $215,000, was charged to expense during the year. During 2001, we participated in two surveys with higher working interests, resulting in an expense of approximately $698,000.

Higher exploration costs in 2002 reflected higher dry hole costs incurred during the year. We drilled two dry holes in 2002 compared to five in 2001. The majority of the 2002 dry hole expense was associated with one well in which we had a 47.5% working interest. The working interest percentages for all of the dry holes in 2001 were much lower than 47.5%. Dry hole costs in 2002 were approximately $315,000 higher than the amount recorded in 2001.

General and administrative expenses. General and administrative expenses in 2002 were relatively unchanged from the prior year. Costs incurred in both 2002 and 2001 were approximately $2.4 million. Lower compensation related costs and other administrative costs in 2002 were offset by higher insurance expense, shareholder costs and costs associated with the pursuit of acquisition and divestiture opportunities during the year.

Production and exploration overhead expenses. Production and exploration overhead expenses are salaries and benefits for employees who oversee our production and exploration activities and costs related to maintaining our technical office in Denver, Colorado and our operations office in Cody, Wyoming. These costs were only slightly lower in 2002 when compared to 2001, $1.42 million compared to $1.44 million.

Interest and income taxes. Higher interest costs in 2002 reflect higher balances outstanding under our credit facility. The increase in the amount outstanding resulted from our 2002 property acquisition. The acquisition was paid for through borrowing approximately $31.5 million dollars during the second quarter of 2002.

Income tax expense for both periods reflects the results of operations, as well as the utilization of various credits and other tax attributes. Details concerning the components of the tax provision can be found in Footnote 4 to our financial statements.

Other comprehensive loss. Other comprehensive loss for the period reflects the change in fair value of our commodity hedges, net of income taxes, that were in place at December 31, 2002. The fair value is computed by the counterparty using a financial modeling technique including a type of Black-Scholes method. The counterparty valued the hedges at December 31, 2002 at ($1,917,988). This amount is included as a liability in the balance sheet as fair value of financial instruments and the tax effected amount, ($1,208,908), is reported in accumulated other comprehensive income for 2002. We do not intend to terminate our current commodity hedges prior to their expiration date.

Liquidity and Capital Resources

During 2003, we paid $5.5 million in principal on our credit facility, reducing the year-end amount outstanding to $29 million. We believe the cash flow from our properties will support the amount of debt outstanding and provide cash flow that will give us opportunities to continue to grow our asset value.

Our cash balances increased by 273% from the amount at December 31, 2002. Our current assets to current liabilities ratio increased to 3.59 to 1 at December 31, 2003 compared to 1.63 to 1 at the end of 2002. This increase is due primarily to the increase in cash at year-end. In anticipation of costs associated with the possible outcome of the strategic alternatives evaluation process, cash has been retained rather than paying down our credit facility.

Capital expenditures decreased 87% over 2002 levels, to approximately $4.7 million. The 2002 capital expenditures included $30.7 million for the properties acquired during the year.

Our $75 million revolving credit facility with Bank One Texas, N.A. was secured by placing customary liens on the majority of our properties in 2002. The facility had a current borrowing base commitment of $36 million at December 31, 2003. The facility has a LIBOR or a prime interest rate option; the weighted average interest rate on debt outstanding at December 31, 2003 was 3.40%.

The borrowing base commitment under our credit facility is subject to a redetermination as of April 1 and October 1 of each year, with estimated future oil and gas prices used in the evaluation determined by the lender. As of December 31, 2003, we had $7,000,000 of remaining availability on the facility. We are in compliance with all facility covenants.

Cash flow from operating activities of $11.5 million was 21% higher than the amount recorded during 2002. Increased oil and gas revenues was the primary driver for the increase.

The decrease in accounts payable in 2003 reflected less operational activity at the end of the year when compared to year-end 2002. Income taxes receivable decreased due to refunds that were received as a result of the tax net operating loss incurred in prior years.

We believe that our capital resources from existing cash balances, cash flow from operating activities, and funds available under our credit facility are adequate to meet the requirements of our business. However, future cash flows are subject to a number of variables, including the level of production and oil and natural gas prices. We cannot assure that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures or that increased capital expenditures will not be undertaken. We believe we have adequate liquidity to maintain our operations as they currently exist.

Contractual Obligations and Contingent Liabilities and Commitments.

We have no significant off-balance sheet transactions or similar instruments and we are not a guarantor of any other entities’ debt or other financial obligations.

The following table sets forth payments due by period for contractual obligations as of December 31, 2003:

	Total	0-3 Years
Revolving credit facility	$29,000,000	$29,000,000

Recently Issued Financial Accounting Standards

We have reviewed all recently issued, but not yet adopted accounting standards in order to determine their effects, if any, on the results of our operations or financial position. Based on that review, we believe that none of the recently issued pronouncements will have any significant effects on our future earnings or operations. Further discussion of recently issued accounting standards is found in Footnote 11 to our financial statements.

Off Balance Sheet Arrangements

None.

Quantitative and Qualitative Disclosures about Market Risk

The primary objective of the following information is to provide historical and forward-looking quantitative and qualitative information about our potential exposure to market risks. We are exposed to various market risks, including, without limitation, fluctuating interest rates and changes in commodity prices. These risks can impact our results of operations, cash flows and financial position.

The following analysis presents the effect on earnings, cash flows and financial position as if the hypothetical changes in market risk factors occurred on December 31, 2003. Only the potential impacts of hypothetical assumptions are analyzed. This analysis does not consider other possible effects that could impact our business.

Interest rate risk. At December 31, 2003 the amount outstanding under our credit facility was $29.0 million. The weighted average interest rate for this facility was 3.40%. Assuming constant debt levels, the impact on earnings and cash flow for the next twelve month period from December 31, 2003 due to a one percent change in interest rates would be approximately $290,000 before taxes.

Commodity price risk. Oil and gas commodity markets are influenced by global as well as regional supply and demand. Worldwide political events can also impact commodity prices. Pricing for oil and natural gas production has been volatile and unpredictable for many years. In accordance with our current credit facility and to hedge exposure to changing commodity prices, we periodically enter into financial hedge contracts. Hedging may limit our exposure to adverse price changes; however hedging also limits the benefit of price increases and is subject to a number of risks, including the credit risk associated with the creditworthiness of the counterparty to the hedge. For additional information, see Footnote 1 to our financial statements.

During 2003, we made net payments to the counterparty of $2,765,247 under the hedge agreements in place. This amount is netted against our oil and gas revenue. We made payments of $305,425 in 2002.

We account for our hedging activity pursuant to SFAS 133, and accordingly we include the fair value of these hedges ($969,025 liability at December 31, 2003) on our balance sheet. “Fair value” represents the value computed by a counterparty using a financial modeling technique including a type of Black-Scholes method. As these contracts qualify and have been designated as cash flow hedges, we determine gains and losses on them resulting from market price changes at least quarterly and reflect them in accumulated other comprehensive income (loss) until the period in which the hedge is settled. At that time, the amount paid to or received from the counterparty is included in oil and gas revenue. We do not intend to terminate our current commodity hedges prior to their expiration date.

The hedges we had in place at December 31, 2003 were costless collars. We utilize collars that establish a price between a floor and ceiling to hedge natural gas prices. The table below sets forth our natural gas collars in place at December 31, 2003. We have no hedging arrangements for oil production at December 31, 2003.

	Per Day (MMbtu)	Average Floor (MMbtu)	Average Ceiling (MMbtu)	Fair Value of Financial Instrument Asset/ (Liability) (thousands)
Gas
01/01/04 - 04/30/04	5,000	$3.00	$4.43	$(969)

DESCRIPTION OF WHITING PETROLEUM CORPORATION COMMON STOCK

The authorized capital stock of Whiting Petroleum Corporation consists of 75,000,000 shares of common stock, $0.001 par value per share and 5,000,000 shares of preferred stock, $0.001 par value per share.

The following summary of the capital stock and certificate of incorporation and by-laws of Whiting Petroleum Corporation does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to Whiting’s certificate of incorporation and by-laws.

Common Stock

There were 18,842,171 shares of Whiting common stock outstanding as of                         , 2004. Holders of Whiting common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Whiting common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Whiting common stock are entitled to receive proportionately any dividends if and when such dividends are declared by Whiting’s board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of Whiting common stock are entitled to receive ratably Whiting’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Whiting common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Whiting common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Whiting may designate and issue in the future.

Preferred Stock

Under the terms of Whiting’s certificate of incorporation, Whiting’s board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Whiting’s board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of Whiting.

Whiting has no present plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Charter and By-law Provisions

Whiting is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation or by-laws. Whiting has not “opted out” from the application of Section 203.

Under Whiting’s certificate of incorporation and by-laws, Whiting’s board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. Any vacancies on the board of directors may be filled only by a majority vote of the remaining directors. Whiting’s certificate of incorporation and by-laws also provide that any director may be removed from office, but only for cause and only by the affirmative vote of the holders of at least 70% of the voting power of Whiting’s then outstanding capital stock entitled to vote generally in the election of directors.

Whiting’s certificate of incorporation prohibits stockholders from taking action by written consent without a meeting and provides that meetings of stockholders may be called only by Whiting’s chairman of the board, Whiting’s president or a majority of Whiting’s board of directors. Whiting’s by-laws further provide that nominations for the election of directors and advance notice of other action to be taken at meetings of stockholders must be given in the manner provided in Whiting’s by-laws, which contain detailed notice requirements relating to nominations and other action.

The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of Whiting.

Liability and Indemnification of Officers and Directors

Whiting’s certificate of incorporation provides that our directors will not be personally liable to Whiting or Whiting’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to Whiting or Whiting’s stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of Whiting’s directors will automatically be limited to the fullest extent provided by law. Whiting’s certificate of incorporation and by-laws also contain provisions to indemnify Whiting’s directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, Whiting may enter into indemnification agreements with Whiting’s directors and officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from Whiting’s directors and officers. Whiting believes that these contractual agreements and the provisions in Whiting’s certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for Whiting’s common stock is Computershare Trust Company, Inc.

COMPARISON OF RIGHTS OF

EQUITY SHAREHOLDERS AND WHITING STOCKHOLDERS

The rights of Whiting stockholders are currently governed by the Delaware General Corporation Law, or DGCL, and Whiting’s certificate of incorporation and by-laws. The rights of Equity shareholders are currently governed by the Colorado Business Corporation Act, or CBCA, and Equity’s articles of incorporation and by-laws. Upon completion of the merger, the shareholders of Equity will become stockholders of Whiting, and the DGCL and Whiting’s certificate of incorporation and by-laws will govern the rights of former Equity shareholders.

The following description summarizes certain material differences between the rights of holders of Whiting common stock and the rights of holders of Equity common stock. This discussion is not, and does not purport to be, complete or to identify all differences that may, under given situations, be material to shareholders. Shareholders should read carefully the relevant portions of the DGCL, Whiting’s certificate of incorporation and by-laws, the CBCA and Equity’s articles of incorporation and by-laws.

	Whiting Stockholder Rights	Equity Shareholder Rights

Authorized Capital Stock:	The authorized capital stock of Whiting consists of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock.	The authorized capital stock of Equity consists of 50,000,000 shares of common stock.

Number of Directors:	Whiting’s by-laws provide that the board of directors has the authority to fix the number of directors. The Whiting board of directors currently consists of five directors.	Equity’s articles of incorporation and by-laws provide that the board of directors may determine the number of directors, but the number of directors may not be less than six, nor more than nine. The Equity board of directors currently consists of seven directors.

Classification of Directors:	Whiting’s certificate of incorporation and by-laws provide that the Whiting board of directors is divided into three classes of directors, with each class being elected to a staggered three-year term.	Equity’s articles of incorporation provide that the Equity board of directors is divided into three classes of directors, with each class being elected to a staggered three-year term.

Cumulative Voting:	Under the DGCL, cumulative voting is not available unless provided for in a corporation’s certificate of incorporation. Whiting’s certificate of incorporation expressly prohibits cumulative voting.	Under the CBCA, cumulative voting is not available for companies incorporated prior to 1959 (such as Equity) unless provided for in a corporation’s articles of incorporation. Equity’s articles of incorporation expressly prohibit cumulative voting.

Filling Vacancies on the Board:	Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation or by-laws, vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Whiting’s by-laws provide that vacancies and newly created directorships may be filled by a majority vote	Under the CBCA, unless different rules for filling vacancies are provided for in the articles of incorporation, if a vacancy occurs on a board of directors, including vacancies resulting from an increase in the number of directors, such vacancies may be filled by the shareholders, by the board, or by the affirmative vote of a majority of the remaining directors, even though less than a quorum. The Equity articles of incorporation

	Whiting Stockholder Rights	Equity Shareholder Rights

	of the directors then in office, though less than a quorum or by a sole remaining director.	provide that any vacancies may be filled by the board, or by the affirmative vote of a majority of the remaining directors, even though less than a quorum.

Removal of Directors:	The DGCL provides that directors may be removed with or without cause by the holders of a majority of the shares entitled to vote for the election of directors, unless the certificate of incorporation provides otherwise. Whiting’s certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 70% of the voting power of Whiting’s then outstanding capital stock entitled to vote generally in the election of directors.

The CBCA provides that the directors of a corporation may be removed by the shareholders with or without cause unless the articles of incorporation provide that the directors may be removed only for cause. Equity’s articles of incorporation require a vote of 80% of Equity’s shareholders to remove a director.

Under the CBCA, a director may also be removed by the district court of the county in Colorado in which Equity’s registered office is located, in a proceeding commenced either by Equity or by Equity shareholders holding at least ten percent of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to Equity and that removal is in Equity’s best interests.

	Whiting Stockholder Rights	Equity Shareholder Rights

Nominations of Directors for Election:	Under Whiting’s by-laws, nominations for the board of directors may be made by the board of directors or any stockholder who complies with the notice procedures in the by-laws. These procedures require that a stockholder deliver the nomination to the Secretary of Whiting not less than 60 nor more than 90 days before the anniversary date of the prior annual meeting in the case of an annual meeting, and, in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of such date was made, whichever occurs first. If the annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior annual meeting, then the nomination must be delivered to the Secretary not later than the close of business on the tenth day following the day on which the notice of meeting was mailed or public disclosure of such date was made, whichever occurs first.	Under Equity’s by-laws, the whole board of directors acts as the nominating committee for the election of new directors. Pursuant to Equity’s by-laws, by February 1st of each year, the nominating committee nominates candidates for all directorships to be filled by the shareholders or the board. The nominating committee considers, among other things, candidates for directorships proposed by the chief executive officer, the chairman of the board, if any, and, within the bounds of practicability, by any other senior executive or any director or shareholder.

Anti-Takeover Provisions – Business Combinations:

Section 203 of the DGCL prohibits business combinations between a Delaware corporation and an “interested stockholder” for a period of three years unless specified conditions are met. The DGCL defines a “business combination” to include the sale of assets, merger and other related party transactions. An “interested stockholder” is a person who owns 15% of the outstanding stock of a corporation. During the three-year period after a person becomes an interested stockholder in a Delaware corporation, the DGCL prohibits a business combination with the interested stockholder unless:

•      the board of directors approved the business combination or the acquisition of the stock before the acquisition date,

•      upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder

The CBCA does not have provisions that prohibit business combinations or have an anti-takeover effect.

Equity’s articles of incorporation, however, prohibits certain business combinations and transaction between the company and an “interested stockholder” unless specified conditions are met. An “interested stockholder” under Equity’s articles of incorporation generally means any person (other than Equity or any of its subsidiaries) or affiliate or successor to such person who or which is the beneficial owner, directly or indirectly, of more than 10% of the voting power of Equity. Equity generally may not enter certain business combinations and transaction with an “interested stockholder” unless one of the following conditions are met:

•      the applicable business combination or transaction is approved by the affirmative vote of the holders of at

	Whiting Stockholder Rights	Equity Shareholder Rights

owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced,

•      following the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and by a vote of two-thirds of the disinterested voting stock, or

•      the corporation’s certificate of incorporation expressly provides that Section 203 of the DGCL does not apply (Whiting’s certificate of incorporation does not contain such a provision).

least 80% of the voting power of Equity,

•      the applicable business combination or transaction is approved by a majority of the continuing board members (i.e., directors unaffiliated with the “interested stockholder” and who were directors prior to the time the shareholder became an “interested stockholder”) together with the applicable shareholder approval required by the CBCA, or

•      certain price and procedure requirements set forth in Equity’s articles of incorporation are met.

Stockholder Action Without a Meeting:	Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that may be taken by stockholders at a meeting may be taken without a meeting if written consents are obtained from the holders of outstanding stock having the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote were present and voted. Whiting’s certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting.	Under the CBCA, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed by all of the shareholders entitled to vote on that action, unless otherwise restricted by the articles of incorporation. Equity’s articles of incorporation do not so restrict shareholder action without a meeting.

Special Meetings of Stockholders:	Under the DGCL, special meetings of stockholders may be called by the board of directors or by persons authorized by the certificate of incorporation or by-laws. Whiting’s by-laws provide that a special meeting of stockholders may be called by the chairman of the board, the president or a majority of the Whiting board of directors.	Under the CBCA and the Equity by-laws, a special meeting of shareholders may be called by the board of directors or any other person authorized to do so in the corporation’s by-laws (i.e., the president or chairman of the board), or by written demand from a shareholder or shareholders holding ten percent or more of the shares entitled to vote on the matters to be presented at the meeting.

Submission of Stockholder Proposals:	Under Whiting’s by-laws, a stockholder may bring before a meeting of stockholders, business with a proper purpose, provided that the stockholder timely delivers notice of the proposal to Whiting. A notice will be deemed to be timely if delivered to Whiting’s	Neither the CBCA nor the Equity articles of incorporation or by-laws have procedures for advance notice of shareholder proposals to be brought before the annual meeting.

	Whiting Stockholder Rights	Equity Shareholder Rights

Secretary not less than 60 nor more than 90 days before the anniversary date of the prior annual meeting in the case of an annual meeting, and, in the case of a special meeting, not later than the close of business on the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of such date was made, whichever occurs first. If the annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior annual meeting, then the nomination must be delivered to the Secretary not later than the close of business on the tenth day following the day on which the notice of meeting was mailed or public disclosure of such date was made, whichever occurs first. The notice must set forth:

•      a brief description of the business to be brought and reasons for conducting such business;

•      the name and address of the stockholder;

•      the class or series and number of shares of capital stock of Whiting owned by such stockholder;

•      a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder in such business; and

•      a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

Stockholder Vote Required for Significant Transactions:	The DGCL requires that a merger or consolidation or a sale, lease or exchange of substantially all the assets of a corporation be approved by the holders of a majority of the outstanding stock entitled to vote.	Under the CBCA, for corporations in existence prior to June 30, 1994 (such as Equity), (1) the sale, lease, transfer or other disposition of all or substantially all of a corporation’s property and assets other than in the usual and regular course of business and (2) an agreement of merger, exchange or consolidation, must be authorized by shareholders holding at least two-thirds of

	Whiting Stockholder Rights	Equity Shareholder Rights

the voting power of the shares entitled to vote.

Dividends:	Under the DGCL, a corporation may pay dividends and repurchase stock out of surplus and any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year provided that no payment may reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets.	Under the CBCA, a dividend may be paid on the Equity common stock unless, after payment of the dividend: (1) Equity would not be able to pay its debts as they become due in the usual course of business or (2) Equity’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Equity were dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those holders receiving the dividend.

	Whiting Stockholder Rights	Equity Shareholder Rights

Dissenters’ Rights and Appraisal Rights:	Under the DGCL, a stockholder of a corporation who has not voted for a merger or consolidation is entitled to an appraisal of the fair value of the stockholder’s shares of stock. Under the DGCL, appraisal rights are not available in the case of a sale of substantially all of the assets of a corporation. Appraisal rights also are not available for stockholders if the shares of the corporation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or are held of record by more than 2,000 stockholders. However, a stockholder does have appraisal rights with respect to these shares if the stockholder is required to accept in the merger or consolidation anything except shares of stock of the corporation surviving or resulting from the merger or consolidation, shares of stock of any other corporation that will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system or that are held by more than 2,000 stockholders, or cash in lieu of fractional shares or any combination of these items.

The CBCA provides for dissenters’ rights for mergers when approval by shareholders is required by law or the articles of incorporation, or when the corporation is a 90% owned subsidiary that is merged with its parent. The CBCA also provides for dissenters’ rights for share exchanges, dispositions of all or substantially all of the corporation’s property if the shareholders were legally entitled to vote on the disposition, or reverse stock splits that result in ownership of a fraction of a share.

Under the CBCA shareholders do not have dissenters’ rights if their shares are listed on a national securities exchange or on the Nasdaq National Market or are held of record by more than 2,000 shareholders, provided, however, that this limitation will not apply if the shareholder will receive for the shareholder’s shares, pursuant to the corporate action, anything except:

•      shares of the corporation surviving the completion of the plan of merger or share exchange;

•      shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange or on the Nasdaq National Market or will be held of record by more than 2,000 shareholders;

•      cash in lieu of fractional shares; or

•      any combination thereof.

Indemnification and Director Liability:	Under the DGCL, a corporation may generally indemnify its officers, directors, employees and agents against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement of any proceeding, other than proceedings by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in

Under the CBCA, a corporation may indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses so long as such person:

•      acted in good faith; and

•      reasonably believed that (1) in the case of conduct in an official capacity with the corporation, that

	Whiting Stockholder Rights	Equity Shareholder Rights

proceedings by or in the right of the corporation, except that indemnification may be made only for expenses including attorneys’ fees and, if the person seeking indemnification has been adjudicated liable, then only to the extent an appropriate court deems the indemnification for such expenses fair and reasonable. The DGCL provides that to the extent such persons have been successful in the defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. Whiting’s certificate of incorporation provides that the directors and officers of Whiting will be indemnified to the fullest extent permitted by the DGCL, which right to indemnification is not exclusive of any other right which any person may have or acquire under the Whiting by-laws, agreement, vote of stockholders or otherwise. The DGCL permits a corporation to adopt a provision in its certificate of incorporation that limits the monetary liability of the corporation’s directors for a breach of the director’s fiduciary duty of care. Whiting’s certificate of incorporation contains such a provision. Under the DGCL, a corporation may not limit a director’s monetary liability for:

•      any breach of the director’s duty of loyalty to the corporation or its stockholders,

•      an act or omission not in good faith or involving intentional misconduct or a knowing violation of law,

•      the payment of unlawful dividends or unlawful stock repurchases or redemptions, or

•      any transaction in which the director received an improper personal benefit.

the conduct was in the best interests of the corporation, or (2) in all other cases, that the conduct was at least not opposed to the best interests of the corporation; and

•      in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

A Colorado corporation generally may not indemnify a director:

•      In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

•      In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

The CBCA provides that, unless limited by the articles of incorporation, a corporation must indemnify a person who was wholly successful in defense of any proceeding to which the person is a party because the person is or was a director, against reasonable expenses incurred in connection with the proceeding. The Equity by-laws state that Equity must indemnify and advance expenses to its directors and officers to the fullest extent permitted by Colorado law. Equity’s articles of incorporation state that to the full extent permitted by the laws of Colorado, a director of Equity will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

Amendments to Charter Documents:	Under the DGCL, a corporation’s certificate of incorporation may generally be amended only if approved by a majority of the outstanding stock entitled to vote.	Under the CBCA, an amendment or change to the articles of incorporation generally requires the approval of the board of directors, followed by the approval of such amendment by the affirmative vote of the

	Whiting Stockholder Rights	Equity Shareholder Rights

owners of a majority of the outstanding shares entitled to vote thereon (two-thirds vote for companies such as Equity organized prior to June 30, 1994), with limited exceptions for certain matters that do not require shareholder approval. The CBCA also provides that, unless otherwise provided in the articles of incorporation, an amendment of the articles of incorporation need not be adopted by the board of directors prior to its submission to the shareholders for approval if it is proposed by a petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast thereon. Equity’s articles of incorporation also provide that any amendment to Article V, concerning the election of the board of directors, or Article VIII, concerning business combinations with “interested stockholders,” requires a vote of 80% of the shares entitled to vote.

Amendment of By-laws:	The DGCL provides that the stockholders may adopt, amend or repeal by-laws of a corporation. The DGCL further provides that the board of directors may adopt, amend or repeal by-laws of a Delaware corporation if such power is conferred in the certificate of incorporation. Whiting’s certificate of incorporation contains a provision conferring this power on the board of directors. Whiting’s by-laws provide that any of Whiting’s by-laws may be adopted, amended or repealed by majority vote of Whiting’s board of directors or by the affirmative vote of the holders of at least 70% of the voting power of the shares entitled to vote in an election of Whiting’s directors .

The CBCA provides that the board of directors may amend the by-laws at any time to add, change, or delete a provision, unless the CBCA or the articles of incorporation reserve such power exclusively to the shareholders in whole or part; or a particular by-law expressly prohibits the board of directors from doing so.

The CBCA also provides that the shareholders may amend the by-laws even though the by-laws may also be amended by the board of directors.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

In the event that the merger is not approved by Equity’s shareholders, the board of directors of Equity intends to call an annual meeting of its shareholders for 2004. Because the 2004 annual meeting will, in such event, be on a date that is more than 30 days from the date of Equity’s 2003 annual meeting, pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, Equity will consider shareholder proposals beyond the deadline of December 31, 2003 stated in the 2003 annual meeting proxy materials. To be timely, shareholder proposals must be submitted to Equity not later than the close of business on the tenth day following the day on which notice of the date of the 2004 meeting, if any, is mailed or public disclosure of the date of the 2004 annual meeting is made, whichever occurs first. Shareholder proposals or notice of intention to present proposals at the 2004 annual meeting should be addressed to the Corporate Secretary, Equity Oil Company at P.O. Box 959, Salt Lake City, Utah 84110-0959.

LEGAL MATTERS

The validity and legality of the shares of Whiting common stock to be issued in the merger will be passed upon for Whiting by Foley & Lardner LLP. Holme Roberts & Owen LLP will deliver an opinion to Equity as to certain United States federal income tax consequences of the merger. See “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

EXPERTS

The consolidated financial statements of Whiting included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Whiting Petroleum Corporation’s method of accounting for asset retirement obligations effective January 1, 2003) and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Equity as of December 31, 2003 and 2002 and for the three years in the period ended December 31, 2003, included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

Certain information with respect to Whiting’s oil and natural gas reserves derived from the reports of Cawley Gillespie & Associates, Inc., R.A. Lenser & Associates, Inc. and Ryder Scott Company, L.P., each independent petroleum engineering consultants, has been included in this document on the authority of said firms as experts in petroleum engineering.

Certain information with respect to Equity’s oil and natural gas reserves derived from the report of Ryder Scott Company, L.P., independent petroleum engineering consultants, has been included in this document on the authority of said firm as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

Whiting and Equity each file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Whiting has also filed a registration statement on Form S-4 to register with the SEC the Whiting common stock to be issued to Equity shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Whiting in addition to being a proxy statement of Equity. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Whiting’s registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any reports, statements or other information that Whiting and Equity file with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public on the Internet at a website maintained by the SEC located at http://www.sec.gov.

The SEC allows Equity to “incorporate by reference” certain information it files with the SEC, which means important information may be disclosed to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. Equity incorporates by reference the following documents previously filed with the SEC set forth below. These documents contain important business and financial information about Equity that is not included in this proxy statement/prospectus.

Equity SEC Filings (File No. 0-00610)	Period
Annual Report on Form 10-K	Year ended December 31, 2003

Current Reports on Form 8-K	February 2, 2004 and February 25, 2004

Whiting has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Whiting and Equity has supplied all such information relating to Equity.

If you are an Equity shareholder, you can obtain any of the documents incorporated by reference into this proxy statement/prospectus through Equity, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from Whiting or Equity without charge, excluding all exhibits, except that if an exhibit has been specifically incorporated by reference in this proxy statement/prospectus, the exhibit will also be provided without charge. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from:

Investor Relations Whiting Petroleum Corporation 1700 Broadway, Suite 2300 Denver, Colorado 80290-2300 (303) 837-1661	Corporate Secretary Equity Oil Company 10 West 300 South, Suite 806 Salt Lake City, Utah 84101 (801) 521-3515

If you would like to request documents from us, please do so by                         , 2004 to receive them before the Equity special meeting.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Whiting and Equity have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                      , 2004. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Whiting common stock in the merger creates any implication to the contrary.

GLOSSARY OF OIL AND NATURAL GAS TERMS

“3-D seismic” Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic.

“Bbl” One stock tank barrel, or 42 U.S. gallons liquid volume, used in this proxy statement/prospectus in reference to oil and other liquid hydrocarbons.

“Bcf” One billion cubic feet of natural gas.

“Bcfe” One billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

“Boe” Barrels of oil equivalent, determined using the ratio of six thousand cubic feet of natural gas to one barrel of oil.

“Boepd” Boe per day.

“Bopd” Barrels of oil per day.

“Btu” One British Thermal Unit.

“completion” The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“horizontal re-entry well” a new well in which a pre-existing wellbore is used as the starting point of a new horizontal borehole. Drilling a horizontal re-entry well typically involves milling a hole in the casing of the pre-existing wellbore and drilling hundreds or thousands of feet from the pre-existing wellbore.

“Mbbls” Thousands of barrels of oil or other liquid hydrocarbons.

“Mcf” One thousand cubic feet of natural gas.

“Mcf/d” One Mcf per day.

“Mcfe” One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

“MMbbls” Millions of barrels of oil or other liquids hydrocarbons.

“MMboe” One million barrels of oil equivalent.

“MMbtu” One million British Thermal Units.

“MMcf” One million cubic feet of natural gas.

“MMcf/d” One MMcf per day.

“MMcfe” One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

“MMcfe/d” One MMcfe per day.

“PDNP” Proved developed nonproducing oil and natural gas reserves.

“PDP” Proved developed producing oil and natural gas reserves.

“plugging and abandonment” Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of many states require plugging of abandoned wells.

“PUD” Proved undeveloped oil and natural gas reserves.

“pre-tax PV10%” The present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated lease operating expense, production taxes and future development costs, using price and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, or Federal income taxes and discounted using an annual discount rate of 10%.

“reservoir” A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

“SEC PV10%” The present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated lease operating expense, production taxes and future development costs, using price and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

“working interest” The interest in an oil and natural gas property (normally a leasehold interest) that gives the owner the right to drill, produce and conduct operations on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Whiting Petroleum Corporation:

We have audited the accompanying consolidated balance sheets of Whiting Petroleum Corporation and Subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, in 2003 the Company changed its method of accounting for asset retirement obligations to conform to Statement of Financial Accounting Standards No. 143.

/s/ DELOITTE & TOUCHE LLP

February 25, 2004

Denver, Colorado

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2003 AND 2002

(In thousands, except per share data)

	2003	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$53,585	$4,833
Accounts receivable trade	24,020	22,509
Income taxes and other receivables	—	8,162
Prepaid expenses and other	2,666	3,542

Total current assets	80,271	39,046
PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	615,764	553,902
Unproved properties	1,637	1,593
Other property and equipment	2,684	3,454

Total property and equipment	620,085	558,949
Less accumulated depreciation, depletion and amortization	(192,794)	(154,352)

Property and equipment—net	427,291	404,597

OTHER LONG-TERM ASSETS	9,988	4,825
DEFERRED INCOME TAX ASSET	18,735

TOTAL	$536,285	$448,468

(Continued)

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2003 AND 2002

(In thousands, except per share data)

	2003	2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,918	$8,474
Oil and gas sales payable	2,406	903
Accrued employee benefits	5,275	4,259
Production taxes payable	2,574	2,137
Derivative liability	2,145	3,300
Income taxes and other liabilities	693	585

Total current liabilities	29,011	19,658
DEFERRED INCOME TAX LIABILITY	—	28,235
ABANDONMENT LIABILITY	23,021	4,232
PRODUCTION PARTICIPATION PLAN LIABILITY	7,868	8,053
TAX SHARING LIABILITY	28,790	—
LONG-TERM DEBT	188,017	265,472
COMMITMENTS AND CONTINGENCIES
(Note 7)
STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value; 18,750,000 authorized, issued and outstanding	19	19
Additional paid-in capital	170,367	53,219
Accumulated other comprehensive loss	(223)	(1,550)
Retained earnings	89,415	71,130

Total stockholders’ equity	259,578	122,818

TOTAL	$536,285	$448,468

See notes to consolidated financial statements.	(Concluded)

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

(In thousands, except per share data)

	2003	2002	2001
REVENUES:
Oil and gas sales	$175,731	$122,709	$125,286
Gain (loss) on oil and gas hedging activities	(8,680)	(3,184)	2,266
Gain on sale of oil and gas properties	—	978	11,698
Interest income and other	330	9	205

Total	167,381	120,512	139,455

COSTS AND EXPENSES:
Lease operating	43,213	32,867	29,767
Production taxes	10,691	7,363	6,482
Depreciation, depletion and amortization	41,256	43,601	26,904
Exploration	3,186	1,811	793
General and administrative	12,805	11,980	10,939
Phantom equity plan	10,914	—	—
Interest expense	9,177	10,938	10,233

Total costs and expenses	131,242	108,560	85,118

INCOME BEFORE INCOME TAXES	36,139	11,952	54,337
INCOME TAX EXPENSE (BENEFIT):
Current	2,389	(6,408)	1,815
Deferred	11,560	10,631	11,279

Total income tax expense	13,949	4,223	13,094

INCOME FROM CONTINUING OPERATIONS	22,190	7,729	41,243
CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE	(3,905)	—	—

NET INCOME	$18,285	$7,729	$41,243

Basic and diluted earnings per share from continuing operations	$1.18	$0.41	$2.20
Cumulative change in accounting principle	(0.20)	—	—

BASIC AND DILUTED NET INCOME PER COMMON SHARE	$0.98	$0.41	$2.20

WEIGHTED AVERAGE SHARES OUTSTANDING	18,750	18,750	18,750

See notes to consolidated financial statements.

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

(In thousands, except per share data)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Comprehensive Income
	Shares	Amount
BALANCES—January 1, 2001	18,750	$19	$47,856	$22,158	$15	$70,048	—
Net income	—	—	—	41,243	—	41,243	41,243
Unrealized net gain on marketable equity securities for sale	—	—	—	—	88	88	88
Reclass to earnings	—	—	—	—	87	87	87

BALANCES—December 31, 2001	18,750	19	47,856	63,401	190	111,466	41,418

Net income	—	—	—	7,729	—	7,729	7,729
Unrealized net gain on marketable equity securities for sale	—	—	—	—	240	240	240
Tax contribution from Alliant	—	—	5,363	—	—	5,363	—
Change in derivative instrument fair value	—	—	—	—	(1,980)	(1,980)	(1,980)

BALANCES—December 31, 2002	18,750	19	53,219	71,130	(1,550)	122,818	5,989

Net income	—	—	—	18,285	—	18,285	18,285
Unrealized net gain on marketable equity securities for sale	—	—	—	—	664	664	664
Change in derivative instrument fair value	—	—	—	—	663	663	663
Conversion of Alliant note payable to equity	—	—	80,931	—	—	80,931	—
Issuance of note payable	—	—	(3,000)	—	—	(3,000)	—
Phantom equity plan contribution	—	—	10,666	—	—	10,666	—
Tax basis step-up	—	—	28,551	—	—	28,551	—

BALANCES—December 31, 2003	18,750	$19	$170,367	$89,415	$(223)	$259,578	$19,612

See notes to consolidated financial statements.

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(In thousands, except per share data)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,285	$7,729	$41,243
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of oil and gas properties	—	(978)	(11,700)
Depreciation, depletion and amortization	41,256	43,601	35,902
Deferred income taxes	11,560	10,631	11,288
Amortization of bank fees	1,091	71	—
Accretion of tax sharing agreement	220	—	—
Phantom equity plan	6,510	—	—
Cumulative change in accounting principle	3,905	—	—
Changes in assets and liabilities:
Accounts receivable	(307)	(1,129)	2,165
Income taxes and other receivable	3,814	1,538	(5,670)
Other assets	295	(1,229)	315
Abandonment liability	(147)	(48)	(8,997)
Production participation plan	651	1,685	1,473
Current liabilities	9,229	710	(3,672)

Net cash provided by operating activities	96,362	62,581	62,347

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(47,555)	(165,443)	(99,621)
Acquisition of partnership interests, net of cash received	(4,453)	—	—
Proceeds from sale of properties	—	1,534	19,570
Restricted cash	—	6,434	(6,434)

Net cash used in investing activities	(52,008)	(157,475)	(86,485)

CASH FLOWS FROM FINANCING ACTIVITIES:
Other advances (repayments) from Alliant, net	4,616	(83,119)	23,869
Proceeds from bank loan	—	185,000	—
Debt issuance costs	(218)	(3,171)	—

Net cash provided by financing activities	4,398	98,710	23,869

NET CHANGE IN CASH AND CASH EQUIVALENTS	48,752	3,816	(269)
CASH AND CASH EQUIVALENTS:
Beginning of period	4,833	1,017	1,286

End of period	$53,585	$4,833	$1,017

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid (refunded) for income taxes—Alliant	$(1,425)	$(7,946)	$8,586

Cash paid for interest	$6,464	$10,866	$10,233

NONCASH FINANCING ACTIVITIES:
Alliant debt converted to equity	80,931	—	—

See notes to consolidated financial statements.

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

(In thousands, except per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Operations—Whiting Petroleum Corporation (“Whiting” or the “Company”) is a Delaware corporation that prior to its initial public offering in November 2003 was a wholly owned indirect subsidiary of Alliant Energy Corporation (“Alliant Energy” or “Alliant”), a holding company whose primary businesses are utility companies. Just prior to the public offering of our common stock by Alliant Energy, the Company in effect split its common stock, issuing 18,330 shares for the 1 previously held by Alliant Energy. Alliant Energy historically provided the Company with cash management and other services. Whiting acquires, develops and explores for producing oil and gas properties primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan, and Mid-Continent regions of the United States.

Basis of Presentation of Consolidated Financial Statements—The consolidated financial statements include the accounts of Whiting and its subsidiaries, all of which are wholly owned, together with its pro rata share of the assets, liabilities, revenue and expenses of limited partnerships in which Whiting is the sole general partner. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make significant estimates. These estimates are an integral part of the financial statements and actual results could differ from those estimates. Certain estimates associated with the carrying amount of oil and gas properties are particularly sensitive to changes in pricing, production rates and cost. A decline in the price of oil or gas or rate of production or increase in costs associated with the operations of oil and gas properties could adversely impact the economic value of the oil and gas properties.

Cash and Cash Equivalents—Cash equivalents consist of money market accounts and investments which have an original maturity of three months or less.

Fair Value of Financial Instruments—The Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable and payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. The related party debt and bank loan have a recorded value that approximates its fair value as both instruments have variable interest rates tied to current market rates. The Company’s derivative instruments and investment in available for sale securities are marked-to-market with changes in value being recorded in accumulated other comprehensive income.

Concentration of Credit Risk—Substantially all of the Company’s receivables are within the oil and gas industry, primarily from the sale of oil and gas products and billings to working interest owners. Although diversified within many companies, collectibility is dependent upon the general economic conditions of the industry. Most of the receivables are not collateralized and to date, the Company has had minimal bad debts.

Further, our natural gas futures and swap contracts also expose us to credit risk in the event of nonperformance by counterparties. Generally, these contracts are with major investment grade financial institutions and historically the Company have not experienced material credit losses. The Company believes that our credit risk related to the natural gas futures and swap contracts is no greater than the risk associated with primary contracts and that the elimination of price risk reduces volatility in our reported results of operations, financial position and cash flows from period to period and lowers our overall business risk; but, as a result of Whiting’s hedging activities the Company may be exposed to greater credit risk in the future. No single purchaser of oil and gas accounted for 10% or more of total sales for the years ended December 31, 2003, 2002 or 2001.

At December 31, 2003 and 2002, the Company had recorded an allowance for doubtful accounts of $300 and $250 and, respectively.

Oil and Gas Producing Activities—The Company follows the successful efforts method of accounting for its oil and gas properties. Under this method of accounting, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well has not found proved reserves, the costs of drilling the well and other associated costs are charged to expense. The costs of development wells are capitalized whether productive or nonproductive.

Interest cost is capitalized as a component of property cost for exploration and development projects that require a period of time to be readied for their intended use. During 2003, 2002 and 2001, capitalized interest was insignificant.

Geological and geophysical costs of exploratory prospects and the costs of carrying and retaining unproved properties are expensed as incurred. An impairment is recorded for unproved properties if the capitalized costs are not considered to be realizable. Depletion, depreciation and amortization (“DD&A”) of capitalized costs of proved oil and gas properties is provided on a field-by-field basis using the units of production method based upon proved reserves. The computation of DD&A takes into consideration the anticipated proceeds from equipment salvage and the Company’s expected cost to abandon its well interests.

The Company assesses its proved oil and gas properties for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The impairment test compares future net undiscounted cash flows on a field-by-field basis using escalated prices to the net recorded book cost at the end of each period. If the net capitalized cost exceeds net future cash flows, then the cost of the property is written down to “fair value,” which is determined using net discounted future cash flows from the producing property. Different pricing assumptions or discount rates could result in a different calculated impairment. During 2003, 2002 and 2001, the Company did not record any impairment charges for proved properties.

Gains and losses are recognized on sales of entire interests in proved and unproved properties. Sales of partial interests are generally treated as recoveries of costs.

Other Property and Equipment—Other property and equipment are stated at cost and depreciated using the straight-line method over a period of four years. Maintenance and repair costs which do not extend the useful lives of the property and equipment are charged to expense as incurred. When other property and equipment is sold or retired, the related costs and accumulated depreciation are removed from the accounts.

As of December 31, 2003 and 2002, the balance of other property and equipment was $2,684 and $3,454, respectively. Depreciation expense was approximately $836, $770, and $710 for the years ended December 31, 2003, 2002 and 2001, respectively.

Bank Fees—Bank fees are being amortized to interest expense using the interest method over the life of the loan.

Reimbursed Overhead—The Company provides various administrative services to its partnerships and owners of certain oil and gas properties for which the Company receives overhead reimbursements. Amounts earned are included as a reduction to general and administrative expense and totaled $5,631, $5,505 and $5,276, for the years ended December 31, 2003, 2002 and 2001, respectively.

Abandonment Liability—Effective January 1, 2003, the Company adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations. This Statement generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. SFAS No. 143 requires the Company to recognize the fair value of asset retirement obligations in the financial statements by capitalizing that cost as a part of the cost of the related asset. In regards to the Company, this Statement applies directly to the plug and abandonment liabilities associated with the Company’s net working interest in well bores. The additional carrying amount is depleted over the estimated lives of the properties. The discounted liability is based on historical abandonment costs in specific areas and is accreted at the end of each accounting period through charges to depletion, depreciation and amortization expense. If the obligation is settled for other than the carrying amount, then a gain or loss is recognized on settlement.

Revenue Recognition—The Company uses the sales method to record oil revenues whereby revenue is recognized based on the amount of oil sold to purchasers. The Company uses the entitlements method to record natural gas revenues whereby revenue is recognized for the Company’s share of natural gas produced, regardless of whether the Company has taken its share of the related revenue. In situations where gas imbalances occur, receivables are valued at current market value each reporting period, while liabilities are generally presented based on the price in effect when the imbalance occurred. As of December 31, 2003 and 2002, the Company was in an under produced imbalance position of approximately 206,000 Mcf and 411,000 Mcf.

Derivative Instruments—Whiting is exposed to market risk in the pricing of its oil and gas production. Historically, prices received for oil and gas production have been volatile because of seasonal weather patterns, supply and demand factors, transportation availability and price, and general economic conditions. Worldwide political developments have historically also had an impact on oil and gas prices. Periodically, Whiting utilizes oil and gas swaps and forward contracts to mitigate the impact of oil and gas price fluctuations related to its sales of oil and gas. During the years 2003, 2002 and 2001, Whiting entered into a number of oil and gas swaps and forward contracts.

At December 31, 2003, the Company had five commodity swaps or forward contracts outstanding with a fair market value unrealized loss of $2,145 of which $1,317 was recorded as a component of accumulated other comprehensive loss and $828 was recorded as an increase to the deferred tax asset.

At December 31, 2002, the Company had four commodity swaps or forward contracts outstanding with a fair market value unrealized loss of $3,300 of which $1,980 was recorded as a component of accumulated other comprehensive loss and $1,320 was recorded as a reduction to the deferred tax liability.

For the years ended December 31, 2003, 2002, and 2001, Whiting recognized a loss of approximately $8.7 million, a loss of approximately $3.2 million, and a gain of $2.3 million from the settlement of derivative instruments, respectively.

Marketable Securities—Investments in marketable securities are classified as held-to-maturity, trading securities or available-for-sale. Trading and available-for-sale securities are recorded at estimated market value. Realized gains or losses for both classes of equity investments are determined on a specific identification basis and are included in income. Unrealized gains or losses of available-for-sale securities are excluded from earnings and reported in other comprehensive income.

As of December 31, 2003 and 2002, the Company had equity investments in publicly traded securities classified as available-for-sale (included in other long term-assets) with an original cost to the Company of $585 and a fair value of approximately $2,367 and $1,300, respectively. As of December 31, 2003, the Company recorded an unrealized holding gain of $1,782, correspondingly $1,094 was recorded as a component of accumulated other comprehensive income and $688 was recorded as a decrease to the deferred tax asset. As of December 31, 2002, the Company recorded an unrealized holding gain of $715 of which $430 was recorded as a component of accumulated other comprehensive income and $285 was recorded as a deferred tax liability.

Income Taxes—Prior to the Company’s initial public offering in November 2003, the Company was included in the consolidated federal income tax return of Alliant Energy but was treated as a separate entity for income tax purposes. The Company provides deferred federal and state income taxes on all temporary differences between the book and tax basis of the Company’s assets and liabilities.

Earnings Per Share—Basic net income per common share of stock is calculated by dividing net income by the weighted average of common shares outstanding during each year. Diluted net income per common share of stock is calculated by dividing net income by the weighted average of common shares outstanding and other dilutive securities. There were no potentially dilutive securities of the Company outstanding for any of the periods presented.

Industry Segment and Geographic Information—The Company operates in one industry segment, which is the exploration, development and production of natural gas and crude oil, and all of the Company’s operations are conducted in the United States. Consequently, the Company currently reports as a single industry segment.

New Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations which requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review for impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The Company did not change or reclassify contractual mineral rights included in oil and gas properties on the balance sheet upon adoption of SFAS No. 142. The Company believes the current accounting of such mineral rights as part of crude oil and natural gas properties is appropriate under the successful efforts method of accounting. However, there is an alternative view that reclassification of mineral rights to an intangible assets may be necessary. If a reclassification of contractual mineral rights acquired subsequent to July 1, 2001 from oil and gas properties to long term intangible assets is required, then the reclassified amount as of December 31, 2003 and 2002 would be approximately $160.1 million and $161.2 million, respectively. Management does not believe that the ultimate outcome of this issue will have a significant impact on the Company’s cash flows, results of operations or financial condition.

In June 2002 the FASB issued SFAS No. 146, Accounting for Costs Associates with Exit or Disposal Activities. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of this Statement had no impact on the financial statements.

FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others was issued in November 2002, by the FASB. FIN 45 requires a guarantor to recognize a liability for the fair value of the obligation it assumes under certain guarantees. Additionally, FIN 45 requires a guarantor to disclose certain aspects of each guarantee, or each group of similar guarantees, including the nature of the guarantee, the maximum exposure under the guarantee, the current carrying amount of any liability for the guarantee, and any recourse provisions allowing the guarantor to recover from third parties any amounts paid under the guarantee. The disclosure provisions of FIN 45 are effective for financial statements for both interim and annual periods ending after December 15, 2002. The fair value measurement provisions of FIN 45 are to be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this Statement did not have a material impact on the financial statements. Under the disclosure provisions, the Company, as part of a 2002 purchase transaction, agreed to share with the seller 50% of the actual price received for certain crude oil production in excess of $19.00 per barrel. The agreement runs through December 31, 2009 and contains a 2% price escalation per year. As a result, the sharing amount at January 1, 2004 increased to 50% of the actual price received in excess of $19.77 per barrel. Approximately 46,000 net barrels of crude oil per month are subject to this sharing agreement. The terms of the agreement do not provide for a maximum amount to be paid. As of December 31, 2003, the Company has paid $3.1 million under this agreement and has accrued an additional $215 as currently payable.

In January 2003, the FASB issued FASB Interpretation No. 46 (as revised in December 2003), Consolidation of Variable Interest Entities (FIN 46). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. All companies with interests in variable interest entities created after January 31, 2003, shall apply the provisions of FIN 46 to those entities immediately. The adoption of this Statement had no impact on the Company’s financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The changes in this statement require that contracts with comparable characteristics be accounted for similarly to achieve more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and will be applied prospectively. The adoption of this Statement had no impact on the financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity to classify certain financial instruments as liabilities in statements of financial position. The financial instruments are mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets, put options and forward purchase contracts, instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, and obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers’ shares. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement had no impact on the financial statements.

2.	ASSET RETIREMENT OBLIGATIONS

The Company’s estimated liability for plugging and abandoning its oil and gas wells and certain obligations for previously owned onshore and offshore facilities in California is discounted using a credit-adjusted risk-free rate of approximately 7%. Upon adoption of SFAS No. 143, the Company recorded an increase to its discounted abandonment liability of $16.4 million, increased proved property cost by $10.1 million and recognized a one-time cumulative effect charge of $3.9 million (net of a deferred tax benefit of $2.4 million).

The following table provides a reconciliation of the changes in the estimated asset retirement obligation from the amount recorded upon adoption of SFAS No. 143 on January 1, 2003 (including its previously recognized liability in California) through December 31, 2003.

Beginning asset retirement obligation	$4,232
SFAS 143 adoption	16,458
Additional liability incurred	996
Accretion expense	1,482
Liabilities settled	(147)

Ending asset retirement obligation	$23,021

No revisions have been made to the timing or the amount of the original estimate of undiscounted cash flows during 2003.

3.	INVESTMENT IN PARTNERSHIPS

The Company sponsors private oil and gas income and development limited partnerships. The partnership agreements generally provide for a capital contribution by the Company of 8% to 10% of total capital for a 13% to 17% interest in the net revenue of the partnerships. Additionally, Whiting is a general partner in various partnerships which own and operate transportation and gas processing facilities. As a general partner in these partnerships, Whiting may be liable to the extent any such partnerships incur liabilities in excess of the value of its assets.

In 2003, the Company purchased the limited partnership interests in three limited partnerships in which the Company was general partner for $4,453.

4.	RELATED PARTY TRANSACTIONS

In conjunction with the Company’s initial public offering in November 2003, the Company issued a promissory note payable to Alliant Energy in the aggregate principal amount of $3.0 million. The note bears interest at an annual rate of 5%. All principal and interest on the promissory note are due on November 25, 2005 (see Note 5).

Alliant Energy had loaned the Company an aggregate $80.5 million as of December 31, 2002. The note bore interest at a floating rate which ranged from 6.9% to 4.4% during 2003 and 2002, respectively. On March 31, 2003, Alliant Energy converted its outstanding intercompany balance of $80,931 to equity of the Company. The Company incurred approximately $1.2 million, $10.5 million and $10.2 million, in interest expense related to this note during the years ended December 31, 2003, 2002 and 2001, respectively.

The Company holds a 6% working interest in four federal offshore platforms and related onshore plant and equipment in California. Alliant Energy has guaranteed the Company’s obligation in the abandonment of these assets.

The Company provides general and administrative services to its partnerships for which the partnerships are billed monthly. Amounts so charged are based on flat rates provided for in each respective Partnership Agreement. The Company pays operating expenses for its partnerships for which it receives reimbursement. The Company may also advance funds to its partnerships for property development. The amounts due from/to affiliates represent the net amount of advances to partnerships for property development offset by proceeds on sales of property and cash receipts from the sale of oil and gas to be distributed to the partnerships.

5.	LONG-TERM DEBT

Long-term debt consisted of the following at December 31, 2003 and 2002:

	2003	2002
Bank borrowings	$185,000	$185,000
Alliant—see Note 4	3,017	80,472

Credit Facility—The Company has a $350.0 million credit agreement with a syndicate of banks. At December 31, 2003, the credit agreement provided a borrowing base of $210.0 million with an outstanding principal balance of $185.0 million. On February 17, 2004, the Company repaid $40.0 million of the outstanding principal balance from cash on hand in excess of projected drilling and production needs. The borrowing base under the credit agreement is based on the collateral value of the Company’s proved reserves and is subject to redetermination on May 1 and November 1 of each year. If the borrowing base is determined to be lower than the outstanding principal balance then drawn, the Company must immediately pay the difference. The credit agreement provides for interest only payments until December 20, 2005, when the entire amount borrowed is due. Interest accrues, at the Company’s option, at either (1) the base rate plus a margin where the base rate is defined as the higher of the federal funds rate plus 0.5% or the prime rate and the margin varies from 0.25% to 1.0% depending on the ratio of the amounts borrowed to the borrowing base, or (2) at the LIBOR rate plus a margin where the margin varies from 1.5% to 2.25% depending on the ratio of the amounts borrowed to the borrowing base. At December 31, 2003, all amounts outstanding under the credit agreement bore interest at an annual rate of 3.21% through February 6, 2004.

On February 6, 2004, the Company fixed the rate on the outstanding principal balance at an annual rate of 3.2% through August 6, 2004. The credit agreement has covenants that restrict the payment of cash dividends, borrowings, sale of assets, loans to others, investments, merger activity, hedging contracts, liens and certain other transactions without the prior consent of the lenders and requires the Company to maintain certain debt to EBITDAX (as defined in our credit agreement) ratios and a working capital ratio. The credit agreement also precludes the Company from providing any cash to Alliant Energy except for services rendered on an arm’s-length basis or for income taxes. The Company was in compliance with the covenants under the credit agreement as of December 31, 2003. The credit agreement is secured by a first lien on substantially all of Whiting’s assets.

6.	EMPLOYEE BENEFIT PLANS

The Company has a Production Participation Plan for all employees. On an annual basis, management and the Board of Directors allocate interests in oil and gas properties acquired or developed during the year to the plan on a discretionary basis. Once allocated, the interests (not legally conveyed) are fixed and plan participants generally vest ratably over five years. Forfeitures are re-allocated among other Plan participants. Allocations prior to 1995 consisted of 2%–3% overriding royalty interests. Allocations since 1995 have been 2%–5% net revenue interests.

Payments to participants of the plan are made annually in cash after year end and amounted to $4.4 million, $3.6 million and $4.1 million for 2003, 2002 and 2001, respectively. The Company has estimated the total discounted obligations, including the amounts above, at December 31, 2003 and 2002 as being $12.3 million and $11.7 million, respectively. Plan expense for 2003, 2002 and 2001 was approximately $4.3 million, $5.3 million and $5.6 million, respectively.

The Company’s Board of Directors adopted the Whiting Petroleum Corporation 2003 Equity Incentive Plan on September 17, 2003. Two million shares of the Company’s common stock have been reserved for issuance under this plan. No participating employee may be granted options for more than 300,000 shares of common stock, stock appreciation rights with respect to more than 300,000 shares of common stock or more than 150,000 shares of restricted stock during any calendar year. This plan prohibits the repricing of outstanding stock options without stockholder approval. As of December 31, 2003, no awards had been made under this plan.

The Company also had a phantom equity plan as an incentive to employees. The phantom equity plan award was calculated based on the growth of the Company’s proved oil and gas reserves before income taxes from January 1, 2000 to a triggering event, less increases in debt for the same period (the “Value Appreciation”). The Value Appreciation was then multiplied by a sharing percentage of 5%. The completion of the initial public offering in November 2003 constituted a triggering event under the plan and, consequently, the Company’s employees received a $10.9 million award in the form of approximately 420,000 shares of Whiting common stock after withholding of shares for payroll and income taxes. Alliant Energy was required to fund the majority of plan expense by contributing cash and stock to the Company in the combined amount of $10.7 million, which is reflected as an increase to additional paid-in capital. The phantom equity plan is now terminated.

The Company also has a defined contribution retirement plan for all employees. The plan is funded by employee contributions and discretionary Company contributions. The Company’s contributions for 2003, 2002 and 2001 were approximately $665, $529 and $287, respectively. Employer contributions vest ratably at 20% per year over a five year period.

7.	COMMITMENTS AND CONTINGENCIES

The Company leases administrative office space under an operating lease arrangement through October 2005. Net rental expense for 2003, 2002, and 2001 amounted to approximately $1,046, $916 and $823, respectively. A summary of future minimum lease payments under this noncancellable-operating lease as of December 31, 2003 is as follows (in thousands):

Year Ending December 31
2004	$1,084
2005	929

Total	$2,013

The Company had a $2.5 million unused line of credit with a bank. Interest on the line of credit was prime plus one percent. The line of credit was cancelled in February 2003.

The Company is subject to litigation claims and governmental and regulatory controls arising in the ordinary course of business. It is the opinion of the Company’s management that all claims and litigation involving the Company are not likely to have a material adverse effect on its financial position or results of operations.

Tax Separation and Indemnification Agreement with Alliant Energy—In connection with Whiting’s initial public offering in November 2003, the Company entered into a tax separation and indemnification agreement with Alliant Energy. Pursuant to this agreement, the Company and Alliant Energy made a tax election with the effect that the tax basis of the assets of Whiting and its subsidiaries were increased to the deemed purchase price of their assets immediately prior to such initial public offering. Whiting has adjusted deferred taxes on its balance sheet to reflect the new tax basis of the Company’s assets. This additional basis is expected to result in increased future income tax deductions and, accordingly, may reduce income taxes otherwise payable by Whiting. Under this agreement, the Company has agreed to pay to Alliant Energy 90% of the future tax benefits the Company realizes annually as a result of this step-up in tax basis for the years ending on or prior to December 31, 2013. Such tax benefits will generally be calculated by comparing the Company’s actual taxes to the taxes that would have been owed by the Company had the increase in basis not occurred. In 2014, Whiting will be obligated to pay Alliant Energy the present value of the remaining tax benefits assuming all such tax benefits will be realized in future years. Future tax benefits in total will approximate $62 million. The Company has estimated total payments to Alliant will approximate $49 million given the discounting affect of the final payment in 2014. The Company has discounted all cash payments to Alliant at the date of the Tax Separation Agreement.

The initial recording of this transaction in November 2003 resulted in a $57.2 million increase in deferred tax assets, a $28.6 million discounted payable to Alliant Energy and a $28.6 million increase to stockholders’ equity. The Company will monitor the estimate of when payments will be made and adjust the accretion of this liability on a prospective basis. There is a provision in the Tax Separation Agreement that if tax rates were to change (increase or decrease), the tax benefit or detriment would result in a corresponding adjustment of the Alliant liability. For purposes of this calculation, management has assumed that no such change will occur during the term of this agreement.

8.	INCOME TAXES

Deferred tax assets and liabilities are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years related to cumulative temporary differences between the tax bases of assets and liabilities and amounts reported in the Company’s balance sheet. The tax effect of the net change in the cumulative temporary differences during each period in the deferred tax assets and liability determines the periodic provision for deferred taxes.

Prior to the Company’s initial public offering, the Company was included in the consolidated federal income tax return of Alliant Energy and calculated its income tax expense on a separate return basis at Alliant Energy’s effective tax rate less any research or Section 29 tax credits generated by the Company. Current tax due under this calculation was paid to Alliant Energy, and current refunds were received from Alliant Energy. All income taxes receivable or payable at December 31, 2003 were to/from Alliant Energy. Section 29 tax credits of $5,363 were generated in 2002 and are expected to be utilized by Alliant Energy in the future. However, on a stand-alone basis Whiting would have been unable to use the credits in its 2002 tax return. Under the Company’s tax separation and indemnification agreement with Alliant Energy, Whiting will be paid for the Section 29 credits when Alliant Energy receives the benefit for them. These credits were reported as a credit to additional paid-in capital in 2002.

Income tax expense differed from amounts computed by applying the U.S. Federal income tax rate as follows (in thousands):

	2003	2002	2001
Expected statutory tax expense at 35%	$12,649	$4,183	$19,018
Research and Section 29 tax credits	—	(178)	(6,575)
Excess percentage depletion	(216)	(82)	(268)
State tax expense, net of federal benefit	1,516	300	918

	$13,949	$4,223	$13,093

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to the net deferred tax asset or (liability) result from the following components (in thousands):

	2003	2002
Oil and gas properties	$(2,893)	$(32,290)
Production participation plan	2,993	3,020
Available for sale securities	(127)	(285)
Derivative instruments	828	1,320
Tax sharing agreement	11,028	—
Abandonment obligations	3,028	—
Net operating loss carryforward	3,878	—

	$18,735	$(28,235)

The Company’s net operating loss will expire in 2023.

9.	OIL AND GAS ACTIVITIES

The Company’s oil and gas activities are conducted entirely in the United States. Costs incurred in oil and gas producing activities are as follows (in thousands):

	2003	2002	2001
Unproved property acquisition	$242	$851	$105
Proved property acquisition	10,914	140,708	66,024
Development	40,336	23,136	32,073
Exploration	3,186	1,811	793

Subtotal	54,678	166,506	98,995
Asset retirement obligations	996	—	—

Total	$55,674	$166,506	$98,995

During 2003, additions to oil and gas properties of approximately $996 were recorded for the estimated costs related to new wells drilled or acquired.

Net capitalized costs related to the Company’s oil and gas producing activities are summarized as follows (in thousands):

	2003	2002
Proven oil and gas properties	$615,764	$553,902
Unproven oil and gas properties	1,637	1,593
Accumulated depreciation, depletion and amortization	(191,488)	(152,595)

Oil and gas properties—net	$425,913	$402,900

During 2003, the Company recorded an addition to oil and gas properties of approximately $10.1 million for the asset retirement costs related to the adoption of SFAS No. 143.

10.	DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

The estimate of proved reserves and related valuations were based upon the reports of Ryder Scott Company L.P., and Cawley, Gillespie & Associates, Inc. and R. A. Lenser & Associates, Inc., each independent petroleum and geological engineers, and the Company’s engineering staff, in accordance with the provisions of Statement of Financial Accounting Standards No. 69 (“SFAS No. 69”), Disclosures about Oil and Gas Producing Activities. The estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors.

The Company’s oil and gas reserves are attributable solely to properties within the United States. A summary of the Company’s changes in quantities of proved oil and gas reserves for the years ended December 31, 2003, 2002 and 2001, are as follows:

	Oil (Mbbls)	Gas (Mmcf)
Balance—January 1, 2001	19,121	157,521
Extensions and discoveries	1,086	9,320
Sales of minerals in place	(677)	(6,045)
Purchases of minerals in place	945	89,760
Production	(2,088)	(19,751)
Revisions to previous estimates	(3,582)	(3,284)

Balance—December 31, 2001	14,805	227,521
Extensions and discoveries	473	2,346
Sales of minerals in place		(953)
Purchases of minerals in place	15,244	58,381
Production	(2,319)	(21,366)
Revisions to previous estimates	1,255	(29,941)

Balance—December 31, 2002	29,458	235,988
Extensions and discoveries	2,327	17,097
Sales of minerals in place	—	—
Purchases of minerals in place	822	3,996
Production	(2,594)	(21,596)
Revisions to previous estimates	4,627	(4,474)

Balance—December 31, 2003	34,640	231,011

Proved developed reserves:
December 31, 2001	11,046	136,817

December 31, 2002	23,784	167,618

December 31, 2003	26,157	171,881

As discussed in “Note 6—Employee Benefit Plans,” all of the Company’s employees participate in the Company’s production participation plan. The reserve disclosures above include oil and gas reserve volumes that have been allocated to the production participation plan. Once allocated to plan participants, the interests are fixed. Allocations prior to 1995 consisted of 2%–3% overriding royalty interest while allocations since 1995 have been 2%–5% of net income from the oil and gas production allocated to the plan.

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves were prepared in accordance with the provisions of SFAS No. 69. Future cash inflows were computed by applying prices at year end to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at year end, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and gas reserves, less the tax basis of properties involved. Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of the Company’s oil and gas properties.

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows (in thousands):

	2003	2002	2001
Future cash flows	$2,297,935	$1,854,886	$880,890
Future production costs	(879,390)	(677,146)	(379,732)
Future development costs	(66,326)	(65,440)	(75,575)
Future income tax expense	(336,165)	(270,516)	(62,025)

Future net cash flows	1,016,054	841,784	363,558
10% annual discount for estimated timing of cash flows	(426,490)	(365,755)	(151,823)

Standardized measure of discounted future net cash flows	$589,564	$476,029	$211,735

Future cash flows as shown above were reported without consideration for the effects of hedging transactions outstanding at each period end. If the effects of hedging transactions were included in the computation, then future cash flows would have decreased by $145 in 2003 and $1,300 in 2002 and $0 in 2001, respectively.

The changes in the standardized measure of discounted future net cash flows relating to proved oil and gas reserves are as follows (in thousands):

	2003	2002	2001
	(in thousands)
Beginning of year:	$476,029	$211,735	$519,197
Sale of oil and gas produced, net of production costs	(121,827)	(80,337)	(87,273)
Sales of minerals in place	—	(739)	(11,200)
Net changes in prices and production costs	108,115	212,191	(528,096)
Extensions, discoveries and improved recoveries	47,183	6,587	17,511
Development costs-net	(886)	(11,328)	(3,322)
Purchases of mineral in place	16,745	241,798	84,613
Revisions of previous quantity estimates	43,679	(36,164)	(16,205)
Net change in income taxes	(42,082)	(116,854)	183,051
Accretion of discount	62,901	24,786	73,516
Changes in production rates and other	(293)	24,354	(20,057)

End of year	$589,564	$476,029	$211,735

Average wellhead prices in effect at December 31, 2003, 2002 and 2001 inclusive of adjustments for quality and location used in determining future net revenues related to the standardized measure calculation are as follows (in thousands):

	2003	2002	2001
Oil (per Bbl)	$29.43	$28.21	$17.30
Gas (per Mcf)	$5.52	$4.39	$2.72

11.	QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited financial data for each quarter for the years ended December 31, 2003 and 2002 (in thousands except per share data) (in thousands):

	Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Year ended December 31, 2003:
Oil and gas sales	$49,483	$41,883	$42,272	$42,093
Income (loss) before income tax and cumulative effect of change in accounting principle	11,935	11,481	12,885	(162)
Cumulative effect of change in accounting principle	(3,905)	—	—	—
Net income (loss)	3,559	7,053	7,989	(316)
Basic net income (loss) per share	0.19	0.38	0.43	(0.02)

	Three Months Ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Year ended December 31, 2002:
Oil and gas sales	$20,190	$29,552	$34,657	$38,310
Income (loss) before income tax	(2,977)	3,277	6,191	5,461
Net income	(1,822)	2,050	3,877	3,624
Basic net income (loss) per share	(0.10)	0.11	0.21	0.19

12.	SUBSEQUENT EVENT

On February 2, 2004, Whiting announced that the Company entered into a definitive merger agreement to acquire Equity Oil Company. The merger agreement provides for a stock-for-stock merger under which Equity shareholders will receive a fixed exchange ratio of 0.185 shares of Whiting common stock for each share of Equity common stock that they own. In addition, Whiting will assume approximately $29 million of Equity debt. The merger is subject to the approval of shareholders owning two-thirds of the outstanding Equity shares and other customary closing conditions. Equity intends to call a special meeting of its shareholders during the second quarter of 2004 to consider and vote on the merger. The Company expects to complete the merger as soon as practicable following approval by Equity’s shareholders.

******

Report of Independent Auditors

To the Stockholders and Board of

Directors of Equity Oil Company:

In our opinion, the financial statements as listed in Item 15 (a) of this Form 10-K, present fairly, in all material respects, the financial position of Equity Oil Company (the “Company”) at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company changed the manner in which it accounts for asset retirement costs as of January 1, 2003.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Salt Lake City, UT

February 24, 2004

EQUITY OIL COMPANY

BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS
Currents assets:
Cash and cash equivalents	$5,032,922	$1,348,024
Accounts receivable	3,945,189	3,934,324
Operator advances	494,293	462,149
Federal, state and foreign income taxes receivable	412,193	1,054,927
Deferred income taxes	59,300	28,460
Other current assets	117,707	215,177

Total current assets	10,061,604	7,043,061

Property and equipment, at cost (successful efforts method):
Unproved oil and gas properties	4,893,684	9,058,761
Proved oil and gas properties:
Developed leaseholds	35,280,714	33,044,907
Intangible drilling costs	72,033,090	72,407,581
Equipment	32,812,826	31,332,238
Other property and equipment	1,396,142	1,331,490

	146,416,456	147,174,977
Less accumulated depreciation, depletion and amortization	(80,270,860)	(78,148,866)

	66,145,596	69,026,111

Other assets	499,335	731,184

Total assets	$76,706,535	$76,800,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,408,238	$2,157,291
Accrued liabilities	319,821	406,681
Federal, state and foreign income taxes payable	105,393	170,399
Fair value of derivative financial instruments	969,025	1,584,988

Total current liabilities	2,802,477	4,319,359
Asset retirement obligation	3,242,383	—
Fair value of derivative financial instruments	—	333,000
Revolving credit facility	29,000,000	34,500,000
Deferred income taxes	5,657,168	4,398,319

Total liabilities	40,702,028	43,550,678

Commitments (Note 6)
Stockholders’ equity:
Common stock, $1 par value:
Authorized: 25,000,000 shares
Issued: 12,877,936 shares in 2003; and 12,856,661 shares in 2002	12,877,936	12,856,661
Paid in capital	3,758,562	3,738,263
Retained earnings	21,970,229	19,855,106
Accumulated other comprehensive loss	(610,776)	(1,208,908)

	37,995,951	35,241,122
Less treasury stock, 848,000 shares, at cost	(1,991,444)	(1,991,444)

	36,004,507	33,249,678

Total liabilities and stockholders’ equity	$76,706,535	$76,800,356

The accompanying notes are an integral part of the financial statements.

EQUITY OIL COMPANY

STATEMENTS OF OPERATIONS

for the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
REVENUES AND OTHER INCOME
Oil and gas sales	$27,461,759	$23,374,221	$19,374,434
Other income	362,874	309,282	344,378

	27,824,633	23,683,503	19,718,812
EXPENSES
Leasehold operating costs	8,592,380	8,331,747	6,394,221
Depreciation, depletion and amortization	8,113,644	7,674,633	4,197,543
Impairment of proved oil and gas properties	—	53,990	404,395
Equity loss in Symskaya Exploration, Inc.	56,559	178,512	161,494
Leasehold abandonments	32,342	5,686	3,198
3-D Seismic	25,025	215,339	697,676
Exploration	449,191	908,379	594,336
General and administrative	3,096,628	2,409,304	2,440,241
Production and exploration overhead	1,605,378	1,424,116	1,444,458
Accretion expense	219,220	—	—
Interest	1,096,609	1,176,375	431,108

	23,286,976	22,378,081	16,768,670

Income from continuing operations before income taxes	4,537,657	1,305,422	2,950,142
Provision for income taxes	2,105,878	658,246	1,197,543

Income from continuing operations	2,431,779	647,176	1,752,599
Discontinued operations (Note 1)
Income from operations of properties sold, net of provision for income taxes of $52,812, $359,956 and $361,135, respectively	90,041	353,901	528,518
Gain on sale of properties, net of provision for income taxes of $453,940	655,168	—	—

Income before cumulative effect of accounting change	3,176,988	1,001,077	2,281,117
Cumulative effect of change in accounting, net of benefit from income taxes of $622,832	(1,061,865)	—	—
NET INCOME	$2,115,123	$1,001,077	$2,281,117

Proforma net income reflecting adoption of SFAS 143		$902,805	$2,191,617

The accompanying notes are an integral part of the financial statements.

EQUITY OIL COMPANY

STATEMENTS OF OPERATIONS

for the years ended December 31, 2003, 2002 and 2001

Continued

	2003	2002	2001
Basic income per common share
Income from continuing operations	$.21	$.05	$.14
Income from discontinued operations	.06	.03	.04

Income before cumulative effect of accounting change	.27	.08	.18
Cumulative effect of change in accounting	(.09)	—	—

NET INCOME	$.18	$.08	$.18
Diluted income per common share
Income from continuing operations	$.20	$.05	$.14
Income from discontinued operations	.06	.03	.04

Income before cumulative effect of accounting change	.26	.08	.18
Cumulative effect of change in accounting	(.09)	—	—

NET INCOME	$.17	$.08	$.18

Proforma net income per share, reflecting adoption of SFAS 143
Basic	—	$.07	$.17
Diluted	—	$.07	$17
Weighted average shares outstanding
Basic	12,014,000	12,300,094	12,680,068
Diluted	12,403,240	12,429,710	12,946,226

The accompanying notes are an integral part of the financial statements.

EQUITY OIL COMPANY

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

for the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Net income	$2,115,123	$1,001,077	$2,281,117
Other comprehensive income (loss):
Unrealized losses on financial instruments, net of benefit of income taxes of $235,138 in 2003 and $709,080 in 2002	(400,886)	(1,208,908)	—
Reclassification adjustment for losses included in net income, net of benefit from income taxes of $585,970	999,018	—	—

Comprehensive income (loss)	$2,713,255	$(207,831)	$2,281,117

The accompanying notes are an integral part of the financial statements.

EQUITY OIL COMPANY

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

for the years ended December 31, 2003, 2002 and 2001

	Common Stock		Paid in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Treasury Stock		Total Stockholders’ Equity
	Shares					Shares	Amount
Balance at January 1, 2001	12,819,212	$12,819,212	$3,719,865	$16,572,912	$—	164,600	$(528,302)	$32,583,687
Net income	2,281,117			2,281,117
Common stock issued on exercise of stock options	32,449	32,449	(19,347)					13,102

Income tax benefit from exercise of stock options			35,245					35,245
Balance at December 31, 2001	12,851,661	12,851,661	3,735,763	18,854,029	—	164,600	(528,302)	34,913,151
Net income				1,001,077				1,001,077
Common stock issued on exercise of stock options	5,000	5,000	2,500					7,500
Other comprehensive loss					(1,208,908)			(1,208,908)
Treasury stock purchase						683,400	(1,463,142)	(1,463,142)

Balance at December 31, 2002	12,856,661	12,856,661	3,738,263	19,855,106	(1,208,908)	848,000	(1,991,444)	33,249,678
Net income				2,115,123				2,115,123
Other comprehensive income					598,132			598,132
Common stock issued on exercise of stock options	21,275	21,275	9,300					30,575
Income tax benefit from exercise of stock options			10,999					10,999

Balance at December 31, 2003	12,877,936	$12,877,936	$3,758,562	$21,970,229	$(610,776)	848,000	$(1,991,444)	$36,004,507

The accompanying notes are an integral part of the financial statements.

EQUITY OIL COMPANY

STATEMENTS OF CASH FLOWS

for the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities:
Net income	$2,115,123	$1,001,077	$2,281,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	8,113,644	7,674,633	4,197,543
Accretion expense	219,220	—	—
Impairment of proved oil and gas properties	—	53,990	404,395
Property abandonments	114,867	—	—
Equity loss in Symskaya Exploration, Inc.	56,559	178,512	161,494
(Gain) loss on sale of oil and gas properties	(1,264,489)	17,791	(81,824)
Cumulative effect of change in accounting	1,061,865	—	—
Change in other assets	(5,150)	7,633	82,228
Deferred income tax expense	1,500,010	579,881	990,379
Increase (decrease) from changes in:
Accounts receivable and operator advances	(43,009)	(1,466,477)	2,541,941
Other current assets	97,470	(183,383)	26,873
Accounts payable and accrued liabilities	(835,916)	833,492	(762,534)
Income taxes payable/receivable	588,728	862,164	(2,236,392)
Asset retirement obligation	(175,754)	—	—

Net cash provided by operating activities	11,543,168	9,559,313	7,605,220

Cash flows from investing activities:
Advances to Symskaya Exploration, Inc.	(56,559)	(178,512)	(161,494)
Capital expenditures	(4,673,168)	(35,909,432)	(5,871,044)
Proceeds from sale of oil and gas properties	2,340,882	18,000	184,638

Net cash used in investing activities	(2,388,845)	(36,069,944)	(5,847,900)

Cash flows from financing activities:
Payments on revolving credit facility	(5,500,000)	(8,000,000)	(3,000,000)
Payment of revolving credit facility fees	—	(646,673)	—
Borrowings under revolving credit facility	—	37,000,000	—
Treasury stock purchase, 608,400 shares at cost	—	(1,463,142)	—
Proceeds from stock option exercises	30,575	7,500	13,102

Net cash provided by (used in) financing activities	(5,469,425)	26,897,685	(2,986,898)

Net increase (decrease) in cash	3,684,898	387,054	(1,229,578)
Cash and cash equivalents at beginning of year	1,348,024	960,970	2,190,548

Cash and cash equivalents at end of year	$5,032,922	$1,348,024	$960,970

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$792,016	$326,458	$2,656,395
Interest	$1,096,609	$1,176,375	$431,108
Supplemental disclosures of non-cash investing activities:
Property and equipment additions included in accounts payable	$—	$—	$1,482,156

The accompanying notes are an integral part of the financial statements.

EQUITY OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

1.	Significant Accounting Policies:

A.	The Company:

Equity Oil Company (“Equity” or “the Company”) is a Colorado corporation engaged in oil and gas exploration, development and production in the United States and Canada.

B.	Cash and Cash Equivalents:

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

C.	Accounting for Oil and Gas Operations:

The Company reports using the “successful efforts” method of accounting for oil and gas operations. The use of this method results in capitalization of those costs identified with the acquisition, exploration and development of properties that produce revenue or, if in the development stage, are anticipated to produce future revenue. Costs of unsuccessful exploration efforts are expensed in the period in which it is determined that such costs are not recoverable through future revenues. Exploratory geological and geophysical costs are expensed as incurred. The costs of development wells are capitalized whether productive or nonproductive.

The Company annually assesses undeveloped oil and gas properties for impairment. Any impairment recorded represents management’s estimate of the decline in realizable value experienced during the year. The unamortized costs of proved properties which management determines are not recoverable are written off in the period such determination is made. The net capitalized costs of proved oil and gas properties are measured for impairment based on a comparison of the expected undiscounted future net revenues from each field with the related net capitalized costs at the end of each period. When the net capitalized costs exceed the undiscounted future net revenues, the carrying value is written down to fair value, which is determined using discounted future net revenues from the field. Reserve categories used in the impairment analysis considered all categories of proven reserves and probable and possible reserves, which are risk-adjusted based on the Company’s drilling plans and history of successfully developing those types of reserves.

The provision for depreciation, depletion and amortization (DD&A) of proved oil and gas properties is computed using the unit-of-production method, based on proved oil and gas reserves.

Revenues associated with oil and gas sales are recorded when the rights and responsibilities of ownership passes and are net of royalties.

D.	Concentration of Credit Risk:

Substantially all of the Company’s accounts receivable are within the oil and gas industry, primarily from purchasers of oil and gas (see Note 6). Although diversified within many companies, collectability is dependent upon the general economic conditions of the industry. The receivables are not collateralized and, to date, the Company has experienced minimal bad debts. The majority of the Company’s cash and cash equivalents is held by one financial institution located in Salt Lake City, Utah, and by one financial institution in Calgary, Alberta.

E.	Equipment:

The provision for depreciation of equipment (other than oil and gas equipment) is based on the straight line method using asset lives as follows:

Office equipment	10 years
Automobiles	3 years

When equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statement of operations.

F.	Asset Retirement Obligation

In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS 143 was effective for the Company beginning January 1, 2003. The most significant impact of this standard on the Company was a change in the method of accruing for site restoration costs associated with its oil and gas properties. Under SFAS 143, the fair value of asset retirement obligations is recorded as a liability when incurred, which is typically at the time the assets are placed in service. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities are accreted for the change in their present value and the initial capitalized costs are depreciated over the useful lives of the related assets.

The Company used an expected cash flow approach to estimate its asset retirement obligations under SFAS 143. Upon adoption at January 1, 2003, the Company recorded a retirement obligation of $3,147,061, an increase in property and equipment cost of $1,997,619, an increase in accumulated depreciation, depletion and amortization of $535,255 and a cumulative effect of accounting change of $1,061,865, net of benefit from taxes of $622,832.

The following table summarizes the change in the Company’s asset retirement obligation liability during 2003:

Balance, December 31, 2002	$—
Liability recorded upon adoption of SFAS 143	3,147,061
Accretion expense	219,220
Additions to asset retirement obligations	51,856

Payments	(175,754)

Balance, December 31, 2003	$3,242,383

At December 31, 2003, there are no assets legally restricted for purposes of settling asset retirement obligations. There was no impact on the Company’s cash flows as a result of adopting SFAS 143 since the cumulative effect of change in accounting method and the charges to expense for depreciation and accretion are non-cash transactions.

The Company’s estimated asset retirement obligation liability at January 1, 2002 was approximately $2.9 million.

The SFAS 143 impact on net income for the period ended December 31, 2003 was additional expense of approximately $369,000, or $0.03 per common share.

G.	Intangible Assets

SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Intangible Assets,” were issued by the FASB in June 2001 and became effective for the Company on July 1, 2001 and January 1, 2002, respectively. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Additionally, SFAS No. 141 requires companies to disaggregate and report separately certain intangible assets from goodwill. SFAS No. 142 establishes new guidelines for accounting for goodwill and other intangible assets. Under SFAS No. 142, goodwill and certain other intangible assets are not amortized but rather are reviewed annually for impairment. One interpretation being considered relative to these statements is that oil and gas mineral rights held under lease and other contractual arrangements representing the right to extract such reserves from both undeveloped and developed leaseholds should be classified separately from oil and gas properties as intangible assets on the Company’s balance sheets. In addition, the disclosures required by SFAS No. 141 and No. 142 relative to intangible assets would be included in the notes to financial statements. Historically, the Company has included these oil and gas mineral rights held under lease and other contractual arrangements representing the right to extract such reserves as part of oil and gas properties, even after SFAS No. 141 and No. 142 became effective.

This interpretation of SFAS No. 141 and No. 142 would only affect the Company’s balance sheet classification of oil and gas leaseholds. The Company’s results of operations and cash flows would not be affected, since these oil and gas mineral rights held under lease and other contractual arrangements representing the right to extract such reserves would continue to be amortized in accordance with accounting rules for oil and gas companies provided in SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.”

At December 31, 2003 and 2002 the Company had net undeveloped leaseholds of approximately $1,992,800 and $2,562,000, respectively, that would be classified on the Company’s balance sheet as “intangible undeveloped leaseholds” and net developed leaseholds of approximately $21,300,700 and $24,552,000, respectively, that would be classified as “intangible developed leaseholds” if the Company applied the interpretation currently being discussed.

The Company will continue to classify its oil and gas mineral rights held under lease and other contractual rights representing the right to extract such reserves as tangible oil and gas properties until further guidance is provided.

H.	Foreign Operations:

Operations and investments in Canada have been translated into U.S. dollar equivalents at the average rate of exchange in effect at the transaction date. Foreign currency translation gains or losses during 2003, 2002 and 2001 were not material.

I.	Net Income Per Common Share:

Basic earnings per share is computed by dividing the net income by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing the net income by the sum of the weighted average number of common shares and the effect of dilutive unexercised stock options. As a result of dilutive options, 389,241, 129,600 and 266,200 shares of common stock were included in the computation of diluted net income per share. Options to purchase 862,000, 1,695,200, and 1,391,600 shares of common stock at prices ranging from $2.50 to $5.125 per share were outstanding at December 31, 2003, 2002 and 2001, respectively, but were not included in the computation of diluted earnings per share because the effect would have been antidilutive.

J.	Discontinued Operations

During February and March 2003, three packages of Canadian oil and gas properties were sold for approximately $2.4 million, resulting in a gain of approximately $1.2 million ($655,168 net of tax). In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of operations and gain on sale of these properties have been reflected as discontinued operations. Revenue from these Canadian oil and gas properties was approximately

$150,000, $969,000 and $1,216,000 for 2003, 2002 and 2001, respectively. After the sales, the Company’s remaining Canadian asset is its 50% interest in the Cessford Field located in southern Alberta.

K.	Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates with regard to these financial statements include the estimates of proved oil and gas reserve volumes used in determining DD&A and impairment provisions and future dismantling and abandonment costs.

L.	Derivative Instruments and Hedging Activities

The Company periodically enters into oil and gas financial instruments as required by its bank credit facility and to manage its exposure to oil and gas price volatility. The instruments are usually placed with counterparties that the Company believes are minimal credit risks. It is the Company’s policy to only enter into derivative contracts with investment grade rated counterparties deemed by management to be competent and competitive market makers. The oil and gas reference prices upon which the price hedging instruments are based reflect various market indices that have a high degree of historical correlation with actual prices received by the Company.

The financial instruments are accounted for in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which established new accounting and reporting requirements for derivative instruments and hedging activities effective January 1, 2001. The adoption of SFAS No. 133 had no financial statement impact at the date of adoption. SFAS No. 133, as amended, requires that all derivative instruments subject to the requirements of the statement be measured at fair value and recognized as assets or liabilities in the balance sheet. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation is established at the inception of a derivative. For derivatives designated as cash flow hedges and meeting the effectiveness guidelines of SFAS No. 133, changes in fair value, to the extent effective, are recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value of a derivative resulting from ineffectiveness or an excluded component of the gain/loss is recognized immediately in revenue in the statement of operations.

The terms of the Company’s current credit facility require that not later than thirty days subsequent to the date of the new facility (April 12, 2002), not less than 50% of the Company’s projected monthly production be hedged at price levels and terms acceptable to the lender. As of December 31, 2003, the Company had commodity price hedges in place for 5,000 MMbtu of natural gas per day thru April 30, 2004 under a costless collar. The hedge has a floor of $3.00 per MMbtu and a ceiling of $4.43 per MMbtu. The settlement price of each of the contracts for months during the year resulted in cash payments of $2,765,247 from the Company to the counterparty. During 2002 payments of $305,425 were made to the hedge counterparty. No hedging transaction occurred in 2001.

The fair value of the hedges at December 31, 2003, as computed by the counterparty, was a liability of $969,025. This amount is shown on the balance sheet as fair value of financial instruments. The Company does not intend to terminate the current commodity hedges prior to their expiration date.

M.	Stock Based Compensation Plans

At December 31, 2003, the Company had one stock-based compensation plan. (See note 5). The Company applies APB Opinion No. 25 and related interpretations in accounting for this plan. Accordingly, no compensation cost has been recognized for options granted to employees under its fixed stock option plan.

On December 31, 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation Transition and Disclosure,” which amends SFAS No. 123. SFAS No. 148 requires more prominent and frequent disclosures about the effects of stock-based compensation, which the Company has adopted for the period ending December 31, 2002. The Company continues to account for its stock based compensation according to the provisions of APB Opinion No. 25.

Had compensation cost for the Company’s stock options been recognized based upon the estimated fair value on the grant date under the fair value methodology prescribed by SFAS No. 123, as amended by SFAS No. 148, the Company’s net earnings and earnings per share would have been as follows:

	2003	2002	2001
Net Income, as reported	$2,115,123	$1,001,007	$2,281,117
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects.	14,221	135,144	75,563
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(163,510)	(167,228)	(230,736)

Pro forma net income	$1,965,834	$968,923	$2,125,944

Net Income per share
Basic as reported	$.18	$.08	$.18
Pro forma	$.16	$.08	$.17
Diluted as reported	$.17	$.08	$.18
Pro forma	$.16	$.08	$.16

2.	Impairment of Proved Oil and Gas Properties:

The Company recorded non-cash impairment charges related to oil and gas properties of $0, $53,990, and $404,395 for 2003, 2002 and 2001, respectively.

3.	Yolo County California Asset Acquisition:

During the second quarter of 2002, the Company purchased interests in 27 producing and 16 non-producing gas wells and associated undeveloped leaseholds located in Yolo County, California. This Sacramento Basin acquisition was completed on April 12, 2002 with an effective date of January 1, 2002. The interests acquired are working interests and the Company assumed operations of the properties on May 1, 2002. The total consideration for the properties was $32.0 million. Net proceeds from the effective date to the date of closing were netted against the purchase price and thus approximately $30.0 million was paid at closing.

The following unaudited pro forma financial information for the years ended December 31, 2002 and 2001 assumes the Yolo County asset acquisition occurred as of the beginning of the respective years. The pro forma results for 2002 and 2001 combine the Company’s historical results for the year ended December 31, 2002 and 2001 with the historical results of the acquired assets for the same periods, after giving effect to certain adjustments, including additional DD&A and interest expense associated with the acquired assets. The pro forma results have been prepared for illustrative purposes only. Such information does not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the dates indicated, nor is it indicative of the results that may be expected in any future periods.

	2002	2001
Revenues	$27,242,068	$58,685,409

Net Income	$5,065,891	$25,189,562

Basic net income per common share	$0.41	$1.99
Basic weighted average shares outstanding	12,300,094	12,680,068
Diluted net income per common share	$0.41	$1.95
Diluted weighted average shares outstanding	12,429,710	12,946,226

4.	Income Taxes:

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred income taxes are provided using enacted tax rates applied to the difference between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years when the reported amount of the asset or liability is recovered or settled, respectively.

	2003	2002	2001
Income from continuing operations before Federal, State and non-U.S. income taxes consists of the following:
United States	$3,607,902	$1,445,347	$2,692,789
Canada	929,755	(139,925)	257,353

Total	$4,537,657	$1,305,422	$2,950,142

The provision for income taxes from continuing operations consists of the following:

	2003	2002	2001
Currently payable:
U.S. income taxes (including alternative minimum tax)	$—	$—	$97,096
State income taxes	77,533	2,408	2,500
Canadian income taxes	528,335	75,957	107,568
Deferred tax expense	1,500,010	579,881	990,379

	$2,105,878	$658,246	$1,197,543

The components of the net deferred tax liability as of December 31, 2003 and 2002 consist of the following:

	2003	2002
Deferred tax assets:
AMT credit carryforward	$445,563	$445,563
State income taxes	28,834	924
Deferred compensation	30,466	27,535
Geological and geophysical costs	443,126	516,709
Asset retirement obligation	1,198,709	—
Foreign tax credit carryforward	—	104,486
Fair value of financial instruments	358,249	709,080
Statutory depletion carryforward	—	428,780
Net operating loss carryforward	387,112	1,468,779

	2,892,059	3,701,856
Valuation allowance	—	(104,486)

Total deferred tax asset	2,892,059	3,597,370

Deferred tax liabilities:
Property and equipment	8,456,591	7,909,584
Other assets	33,336	57,645

Total deferred tax liability	8,489,927	7,967,229

Net deferred tax liability	$5,597,868	$4,369,859

The net deferred tax liability as of December 31, 2003 and 2002 is reflected in the balance sheets as follows:

Current deferred tax asset	$(59,300)	$(28,460)
Long-term deferred tax liability	5,657,168	4,398,319

	$5,597,868	$4,369,859

The provision for income taxes from continuing operations differs from the amount that would be provided by applying the statutory U.S. Federal income tax rate to income before income taxes for the following reasons:

	2003	2002	2001
Federal statutory tax expense	$1,542,803	$443,843	$1,003,048
Increase (reduction) in taxes resulting from:
State taxes (net of federal benefit)	131,026	44,558	88,927
Canadian taxes (net of foreign tax credits)	606,453	226,540	323,418
Excess allowable percentage depletion	(198,692)	(107,899)	(253,978)
Other	24,288	51,204	36,128

Provision for income taxes	$2,105,878	$658,246	$1,197,543

At December 31, 2003, the Company had approximately $446,000 of alternative minimum tax credit carryforwards which can be carried forward indefinitely, and a net operating loss carryforward of approximately $1,047,000 which will begin to expire in 2021.

5.	Stock-Based Compensation Plan:

Under the 2000 Equity Oil Company Incentive Stock Option Plan, the Company may grant options to its employees, directors and consultants to purchase up to 1.2 million shares of common stock. The Company also has unexercised options outstanding under previous stock option plans. The options may take the form of incentive stock options or nonstatutory stock options. The exercise price of each option equals the market price of the Company’s stock on the date of grant, and an option’s maximum term is 10 years. Options are granted from time to time at the discretion of the Board of Directors, and vest over periods of one to five years from the grant date.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001, respectively: expected volatility of 50, 55 and 57 percent, risk-free interest rates of 2.0, 4.1 and 4.8 percent; expected life of 5 to 7 years and dividend yield of zero for each year.

	2003		2002		2001
Stock Options	Shares (000)	Weighted- Average Exercise Price	Shares (000)	Weighted- Average Exercise Price	Shares (000)	Weighted- Average Exercise Price
Outstanding at beginning of year	1,825	2.81	1,658	3.25	1,589	3.14
Granted	236	2.36	365	1.88	296	3.46
Exercised/Repurchased	(34)	1.44	(5)	1.50	(92)	1.27
Forfeited/Expired	(175)	3.56	(193)	3.98	(135)	3.82

Outstanding at end of year	1,852	2.74	1,825	2.91	1,658	3.25

Options exercisable at year-end	1,269		1,195		1,187

Weighted-average fair value of options granted during the year		$1.11		$1.02		$1.83

The following table summarizes information about fixed stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/03	Weighted- Average Exercise Price
$1.063-$1.063	191,125	5.25 years	$1.063	161,425	$1.063
$1.500-$2.500	899,000	7.52	2.023	461,800	1.939
$3.200-$3.200	100,000	7.42	3.200	40,000	3.200
$3.450-$3.625	358,500	4.92	3.594	302,700	3.589
$4.250-$4.250	136,000.01		4.250	136,000	4.250
$5.125-$5.125	167,500	2.07	5.125	167,500	5.125

	1,852,125	5.73	$2.736	1,269,425	$2.929

6.	Geographic Segment Information:

The Company follows SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.” The Company operates in the exploration and production segment of the oil and gas industry. The Company’s operations are located in the following geographical areas.

	Revenues for the years ended December 31,			Long-lived Assets as of December 31,
	2003	2002	2001	2003	2002	2001
United States	$25,538,962	$22,089,049	$18,250,919	$140,152,083	$135,744,700	$101,668,080
Canada	1,922,797	1,285,172	1,123,515	6,264,373	11,430,277	11,195,920

Total	$27,461,759	$23,374,221	$19,374,434	$146,416,456	$147,174,977	$112,864,000

Revenue from a major U.S. oil company accounted for approximately 44 percent of total revenues in 2003, 41 percent of total revenues in 2002 and 49 percent of total revenues in 2001. Another major purchaser of natural gas accounted for approximately 36 percent of total revenues in 2003 and 33 percent in 2002. The Company believes these purchasers could be replaced, if necessary, without a loss in revenue.

7.	Symskaya Exploration:

Symskaya Exploration, Incorporated, a company in the development stage and a Texas corporation (Symskaya), was formed on November 25, 1991, to engage in oil and gas exploration in Russia. Symskaya held a Combined License (License) which granted it the exclusive right to explore, develop and produce hydrocarbons on a contract area totaling approximately 1,100,000 acres in the Yenisysk District of the Krasnoyarsk Krai in the Russian Federation. The License had a primary term of 25 years from November 15, 1993. During 2003 this License was cancelled.

Symskaya is owned 50% each by Equity Oil Company (Equity) and Leucadia National Corporation, (Leucadia). The Company’s President serves on Leucadia’s Board of Directors. The Company’s investment in Symskaya is being accounted for using the equity method of accounting.

The Company’s 50% share of Symskaya’s net loss was $56,559, $178,512 and $161,494 in 2003, 2002 and 2001, respectively. All advances to Symskaya are charged to expense in the period made.

In 2001, Symskaya, in an effort to make the entity more attractive to outside investors, sought a debt restructuring with its creditors. They asked that the debt, excluding the original loans and associated accrued interest, be formally forgiven. The creditors agreed to this restructuring plan and Equity forgave $8,419,792 of debt and associated accrued interest. This entire amount had been written off for financial statement purposes in previous years.

At the end of 2002, Symskaya determined to cease all operations in Russia due to the inability to attract a partner who was willing to finance the future development of the license area. Costs incurred in 2003 were associated with winding down all activities associated with the project.

8.	Note Payable:

On April 12, 2002 the Company entered into a new $75 million credit agreement (the “Facility”) arranged by Bank One, NA. The new Facility replaced the prior $50 million revolving credit facility and was utilized to acquire certain assets in Yolo County, California. Semi-annually a borrowing base review of the value of the Company’s oil and gas assets takes place to determine the lenders’ borrowing base commitment. As of December 31, 2003 the borrowing base commitment was $36 million and the Company had $7,000,000 of remaining availability on the facility. The terms of the Facility call for interest payments only, at the lower of prime or LIBOR plus 2.25%, until April 12, 2005, at which time the principal amount becomes due.

An unused commitment fee of  1/2% will be charged annually to the Company based on the average daily unused portion of the Facility. The Facility is collateralized by essentially all oil and gas assets of the Company. As of December 31, 2003, the outstanding balance under the Facility was $29,000,000 at a weighted average interest rate of 3.40%. The weighted average interest rate for 2002 was 3.76% and for 2001 was 3.71%.

The Facility contains provisions relating to maintenance of certain financial ratios, as well as restrictions governing its use. Under covenants contained in the Facility, the Company has agreed, among other things, not to advance any proceeds from the Facility to Symskaya and not to merge with or acquire any other company without the prior approval of the bank. As of December 31, 2003, the Company was in compliance with all covenants in the Facility. Facility fees, which are reflected as other assets in the accompanying balance sheet, are being amortized over the term of the agreement.

9.	Quarterly Financial Data (Unaudited):

Quarterly financial information for the years ended December 31, 2003 and 2002 is as follows:

	December 31	September 30	June 30	March 31
2003 Quarter Ended:
Net Oil & Gas Sales	$7,361,163	$6,704,523	$6,667,676	$6,728,397
Gross margin	2,871,474	2,707,033	2,377,547	2,799,681
Income from continuing operations	559,351	576,518	503,527	792,383
Income from discontinued operations	—	—	—	745,209
Income before cumulative effect of accounting change	559,351	576,518	503,527	1,537,592
Net Income	559,351	576,518	503,527	475,727

Basic net income per common share	$.05	$.05	$.04	$.04

Diluted net income per common share	$.04	$.05	$.04	$.04

2002 Quarter Ended:
Net Oil & Gas Sales	$7,276,153	$6,257,848	$7,143,550	$3,665,726
Gross margin	2,236,793	2,066,874	2,756,584	1,021,447
Net income	97,140	912	861,189	41,836
Basic income per common share	$.01	$.00	$.07	$.00

Diluted income per common share	$.01	$.00	$.07	$.00

10.	Disclosures About Oil and Gas Producing Activities:

Capitalized Costs:

	United States	Canada	Total
2003:
Unproved oil and gas properties	$4,893,684	$—	$4,893,684
Proved oil and gas properties	133,862,257	6,264,373	140,126,630

	138,755,941	6,264,373	145,020,314
Accumulated depreciation, depletion and amortization	(75,589,983)	(3,682,742)	(79,272,725)

Net capitalized costs	$63,165,958	$2,581,631	$65,747,589

2002:
Unproved oil and gas properties	$9,028,723	$30,038	$9,058,761
Proved oil and gas properties	125,384,487	11,400,239	136,784,726

	134,413,210	11,430,277	145,843,487
Accumulated depreciation, depletion and amortization	(69,588,177)	(7,620,474)	(77,208,651)

Net capitalized costs	$64,825,033	$3,809,803	$68,634,836

2001:
Unproved oil and gas properties	$3,199,462	$30,038	$3,229,500
Proved oil and gas properties	97,243,433	11,165,883	108,409,316

	100,442,895	11,195,921	111,638,816
Accumulated depreciation, depletion and amortization	(62,619,408)	(7,290,921)	(69,910,329)

Net capitalized costs	$37,823,487	$3,905,000	$41,728,487

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities:

	United States	Canada	Total
2003:
Acquisition of properties:
Proved	$—		$—
Unproved	60,412		60,412
Exploration costs	614,993	$13,230	628,223
Development costs	5,840,697	79,692	5,920,389

	$6,516,102	$92,922	$6,609,024

2002:
Acquisition of properties:
Proved	$24,510,503		$24,510,503
Unproved	5,861,466		5,861,466
Exploration costs	1,424,909	$16,165	1,441,074
Development costs	4,725,113	300,543	5,025,656

	$36,521,991	$316,708	$36,838,699

	United States	Canada	Total
2001:
Acquisition of properties:
Proved	$748,094		$748,094
Unproved	809,212		809,212
Exploration costs	1,540,338	$19,263	1,559,601
Development costs	5,431,020	1,428,177	6,859,197

	$8,528,664	$1,447,440	$9,976,104

Results of Operations (Unaudited):

	United States	Canada	Total
2003:
Oil and gas sales	$28,304,209	$1,922,797	$30,227,006
Lease operating costs	(8,238,198)	(354,182)	(8,592,380)
Exploration expenses	(2,101,949)	(9,987)	(2,111,936)
Depreciation, depletion and amortization	(7,843,236)	(270,407)	(8,113,643)

	10,120,826	1,288,221	11,409,047
Imputed income tax expense	(3,128,088)	(573,258)	(3,701,346)

Results of operations from producing activities	$6,992,738	$714,963	$7,707,701

2002:
Oil and gas sales	$22,089,049	$2,559,653	$24,648,702
Lease operating costs	(7,760,913)	(826,033)	(8,586,946)
Exploration expenses	(2,540,915)	(12,605)	(2,553,520)
Depreciation, depletion and amortization	(7,345,080)	(329,553)	(7,674,633)
Impairment of proved oil and gas properties	(53,990)	—	(53,990)

	4,388,151	1,391,462	5,779,613
Imputed income tax expense	(1,210,630)	(619,201)	(1,829,831)

Results of operations from producing activities	$3,177,521	$772,261	$3,949,782

2001:
Oil and gas sales	$18,250,919	$2,339,557	$20,590,476
Lease operating costs	(5,956,537)	(764,073)	(6,720,610)
Exploration expenses	(2,723,710)	(15,958)	(2,739,668)
Depreciation, depletion and amortization	(3,913,893)	(283,650)	(4,197,543)
Impairment of proved oil and gas properties	(404,395)	—	(404,395)

	5,252,384	1,275,876	6,528,260
Imputed income tax expense	(1,664,731)	(567,765)	(2,232,496)

Results of operations from producing activities	$3,587,653	$708,111	$4,295,764

The imputed income tax benefit (expense) is hypothetical and determined without regard to the Company’s deduction for general and administrative costs and interest expense.

The effects of hedging are not included in the Results of Operations presented above.

Reserves and Future Net Cash Flows (Unaudited):

Estimates of reserve quantities and related future net cash flows are calculated using unescalated year-end oil and gas prices and operating costs, and may be subject to substantial fluctuations based on the prices in effect at the end of each year. Reserve revisions occur when the economic limit of a property is lengthened or shortened due to changes in commodity pricing. The following table sets forth the weighted average prices used in calculating estimated reserve quantities and future net cash flows at the end of 2003, 2002 and 2001:

	United States		Canada		Total
	Oil	Gas	Oil	Gas	Oil	Gas
December 31, 2003	$29.26	$5.36	$25.64	$5.37	$25.88	$5.04
December 31, 2002	$27.64	$4.10	$23.34	$3.94	$27.01	$4.09
December 31, 2001	$16.84	$2.18	$12.21	$2.03	$16.03	$2.15

Estimates of Proved Oil and Gas Reserves (Unaudited):

The following tables present the Company’s estimates of its proved oil and gas reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. Reserve estimates for 2003 are prepared by Ryder Scott Company, L.P. who has issued a report from which the reserve information for 2003 in the following tables is comprised. Reserve estimates for 2002 and 2001 were prepared by us and audited by Fred S. Reynolds and Associates. Their reports were prepared utilizing the applicable rules promulgated by the Securities and Exchange Commission and the FASB. The volumes presented on the following pages are in Mbbls for oil and MMcf for gas.

Reserves and Future Net Cash Flows (Unaudited):

	United States		Canada		Total
	Oil (Mbbls)	Gas (MMcf)	Oil (Mbbls)	Gas (MMcf)	Oil (Mbbls)	Gas (MMcf)
December 31, 2003:
Proved developed and undeveloped reserves:
Beginning of year	8,968	33,796	1,581	2,792	10,549	36,588
Revisions of previous estimates	(985)	(4,513)	(354)	(1,101)	(1,339)	(5,614)
Extensions and discoveries	1,598	1,383	—	—	1,598	1,383
Sales of minerals in place	—	—	(335)	(1,023)	(335)	(1,023)
Improved recovery	36	—	—	—	36	—
Production	(494)	(3,170)	(71)	(83)	(565)	(3,253)

End of year	9,123	27,496	821	585	9,944	28,081

Proved developed reserves:
Beginning of year	7,558	29,173	1,483	6,974	9,041	31,891
End of year	6,910	21,738	708	7,558	7,619	22,271

December 31, 2002:
Proved developed and undeveloped reserves:
Beginning of year	6,989	13,627	1,592	2,952	8,581	16,579
Revisions of previous estimates	1,017	(818)	88	97	1,105	(721)
Extensions and discoveries	367	67	—	—	367	67
Acquisition of minerals in place	—	24,861	—	—	—	**24,861
Improved recovery	1,130	—	—	—	1,130	—
Production	(535)	(3,941)	(99)	(257)	(634)	(4,198)

End of year	8,968	33,796	1,581	2,792	10,549	36,588

Proved developed reserves:
Beginning of year	6,974	9,516	1,409	2,815	8,383	12,331
End of year	7,558	29,173	1,483	2,718	9,041	31,891

December 31, 2001:
Proved developed and undeveloped reserves:
Beginning of year	7,836	14,215	1,293	2,776	9,129	16,991
Revisions of previous estimates	(1,555)	(1,111)	167	159	(1,388)	(952)
Extensions and discoveries	134	1,413	216	305	350	1,718
Acquisition of minerals in place	265	318	—	—	265	318
Improved recovery	862	—	—	—	862	—
Production	(553)	(1,208)	(84)	(288)	(637)	(1,496)

End of year	6,989	13,627	1,592	2,952	8,581	16,579

Proved developed reserves:
Beginning of year	7,439	11,285	1,104	2,776	8,543	14,061
End of year	6,974	9,516	1,409	2,815	8,383	12,331

**	2002 gas acquisition of minerals in place represents the reserves acquired in Yolo County, California as of the date of closing (4/12/02). The reserves as of the effective date, (01/01/02), were 26,300 Bcf. Net proceeds from production from the effective date to the closing date were netted against the purchase price.

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves (Unaudited):

	Thousands of Dollars
	United States	Canada	Total
2003:
Future cash inflows	$419,484	$24,192	$443,676
Future production and development costs	(163,945)	(11,479)	(175,424)
Future income taxes	(67,883)	(4,694)	(72,577)

Future net cash flows	187,656	8,019	195,675
10% annual discount for estimated timing of cash flows	(98,304)	(3,402)	(101,706)

Standardized measure of discounted future net cash flows	$89,352	$4,617	$93,969

2002:
Future cash inflows	$386,891	$47,645	$434,536
Future production and development costs	(139,122)	(23,170)	(162,292)
Future income taxes	(66,104)	(9,327)	(75,431)

Future net cash flows	181,665	15,148	196,813
10% annual discount for estimated timing of cash flows	(84,150)	(7,392)	(91,542)

Standardized measure of discounted future net cash flows	$97,515	$7,756	$105,271

2001:
Future cash inflows	$150,617	$25,254	$175,871
Future production and development costs	(83,402)	(12,729)	(96,131)
Future income taxes	(15,923)	(4,131)	(20,054)

Future net cash flows	51,292	8,394	59,686
10% annual discount for estimated timing of cash flows	(27,130)	(3,645)	(30,775)

Standardized measure of discounted future net cash flows	$24,162	$4,749	$28,911

Principal sources of change in the standardized measure of discounted future net cash flow are as follows:

	Thousands of Dollars
	2003	2002	2001
Sales and transfers of oil and gas produced, net of production costs	$(18,869)	$(15,756)	$(13,870)
Net changes in prices and production costs	12,798	47,094	(79,078)
Extensions, discoveries and improved recovery, less related costs	16,137	12,660	5,283
Purchases of minerals in place	—	37,061	1,119
Sales of minerals in place	(4,556)	—	—
Changes in estimated future development costs	(10,841)	(2,904)	387
Revisions of previous quantity estimates	(22,681)	6,293	(5,609)
Accretion of discount	14,634	3,913	12,189
Net change in income taxes	2,996	(27,838)	31,522
Changes in production rates (timing) and other	(920)	15,837	(5,276)

	$(11,302)	$76,360	$(53,333)

11.	Recently Issued Accounting Standards

The Company has reviewed all recently issued accounting standards, which have not yet been adopted, in order to determine their potential effect, if any, on the results of operations or financial position of the Company. Based on that review, the Company believes that none of these recently issued accounting pronouncements will have a significant effect on current or future financial position, results of operations, cash flows or disclosures.

12.	Subsequent Events

On February 2, 2004 the Company announced that it had entered into a definitive merger agreement with Whiting Petroleum Corporation (“Whiting”). The merger agreement was entered into on February 1, 2004. The merger agreement provides for a stock-for-stock merger under which Equity shareholders will receive a fixed exchange ratio of 0.185 shares of Whiting stock for each share of Equity stock which they own. The merger will result in Whiting stockholders and Equity shareholders owning approximately 88.4% and 11.6% of the combined company, respectively. The merger is subject to the approval of shareholders owning two-thirds of the outstanding Equity shares and other customary closing conditions. Equity intends to call a special meeting of its shareholders during the second quarter of 2004 to consider and vote on the merger. The parties expect to complete the merger as soon as practicable following approval by the Equity shareholders.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

WHITING PETROLEUM CORPORATION,

WPC EQUITY ACQUISITION CORP.

and

EQUITY OIL COMPANY

February 1, 2004

- i -

3.6.	NO UNDISCLOSED LIABILITIES	A-23
3.7.	ABSENCE OF CERTAIN CHANGES AND EVENTS	A-23
3.8.	LEGAL PROCEEDINGS	A-23
3.9.	ENVIRONMENTAL MATTERS	A-23
3.10.	COMPLIANCE WITH LAWS; PERMITS	A-24
3.11.	BROKERS; FINDERS	A-24
3.12.	PARENT OIL AND GAS PROPERTIES	A-24
3.13.	INFORMATION IN SEC DOCUMENTS	A-26
3.14.	DISCLOSURE SCHEDULE	A-26
3.15.	DUE DILIGENCE	A-26

ARTICLE 4: CERTAIN COVENANTS OF THE COMPANY AND PARENT		A-27
4.1.	ACCESS AND INVESTIGATION	A-27
4.2.	OPERATION OF COMPANY’S BUSINESS	A-27
4.3.	NO SOLICITATION	A-28

ARTICLE 5: ADDITIONAL COVENANTS OF THE PARTIES		A-29
5.1.	PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT	A-29
5.2.	SHAREHOLDERS’ MEETING	A-30
5.3.	REASONABLE BEST EFFORTS TO CLOSE	A-31
5.4.	DISCLOSURE	A-31
5.5.	INDEMNIFICATION	A-31
5.6.	TRANSFER TAXES	A-32
5.7.	AFFILIATES	A-32
5.8.	SECTION 16 MATTERS	A-33
5.9.	PUBLIC ANNOUNCEMENTS	A-33

ARTICLE 6: CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES		A-33
6.1.	COMPANY SHAREHOLDER APPROVAL	A-33
6.2.	NO RESTRAINTS	A-33
6.3.	REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT	A-33

ARTICLE 7: CONDITIONS PRECEDENT TO PARENT’S AND MERGER SUB’S OBLIGATION TO CLOSE		A-34
7.1.	ACCURACY OF REPRESENTATIONS	A-34
7.2.	COMPANY’S PERFORMANCE	A-34
7.3.	CONSENTS	A-34
7.4.	OFFICER’S CERTIFICATE	A-34
7.5.	NO PROCEEDINGS	A-35

ARTICLE 8: CONDITIONS PRECEDENT TO COMPANY’S OBLIGATION TO CLOSE		A-35
8.1.	ACCURACY OF REPRESENTATIONS	A-35
8.2.	PARENT’S AND MERGER SUB’S PERFORMANCE	A-35
8.3.	CONSENTS	A-35
8.4.	OFFICER’S CERTIFICATE	A-36
8.5.	FEES AND EXPENSES	A-36

- ii -

8.6.	NO PROCEEDINGS	A-36
8.7.	LEGAL OPINION	A-36

ARTICLE 9: TERMINATION		A-36
9.1.	TERMINATION	A-36
9.2.	EFFECT OF TERMINATION	A-38
9.3.	EXPENSES/DAMAGE UPON TERMINATION	A-38

ARTICLE 10: GENERAL PROVISIONS		A-40
10.1.	NOTICES	A-40
10.2.	FURTHER ACTIONS	A-41
10.3.	INCORPORATION OF SCHEDULES AND EXHIBITS	A-41
10.4.	ENTIRE AGREEMENT AND MODIFICATION	A-41
10.5.	NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES	A-41
10.6.	TIME OF ESSENCE	A-42
10.7.	DRAFTING AND REPRESENTATION	A-42
10.8.	SEVERABILITY	A-42
10.9.	ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS	A-42
10.10.	ENFORCEMENT OF AGREEMENT	A-42
10.11.	WAIVER	A-43
10.12.	GOVERNING LAW	A-43
10.13.	JURISDICTION; SERVICE OF PROCESS	A-43
10.14.	COUNTERPARTS	A-43

EXHIBIT A		A-45
EXHIBIT B		A-55
EXHIBIT C		A-61

SCHEDULE 1		A-64

- iii -

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made as of February 1, 2004, by and among Whiting Petroleum Corporation, a Delaware corporation (“Parent”), WPC Equity Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Equity Oil Company, a Colorado corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

PRELIMINARY STATEMENTS

A. The board of directors of each of Parent, Merger Sub and the Company has approved, and deems it advisable and in the best interests of its respective companies and shareholders to engage in a strategic business combination and consummate a merger of Merger Sub with and into the Company in accordance with this Agreement and the Colorado Business Corporation Act (“Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent.

B. The board of directors of the Company, based upon the recommendation of the Special Committee, has determined that the Merger and the per share Merger Consideration is fair to and in the best interests of the Shareholders of the Company and has resolved to recommend that the Shareholders approve this Agreement and each of the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

C. As a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and incur the obligations set forth herein, simultaneously with the execution of this Agreement, certain significant Shareholders are entering into Shareholder Agreements (the “Shareholder Agreements”) with Parent and Merger Sub.

D. For Federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitutes a plan of reorganization.

AGREEMENT

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Agreement, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1: DESCRIPTION OF TRANSACTION

1.1. MERGER OF MERGER SUB INTO THE COMPANY

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall continue as the surviving corporation (“Surviving Corporation”). The name of Surviving Corporation shall remain “Equity Oil Company”.

1.2. EFFECT OF THE MERGER

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Colorado Business Corporation Act (“CBCA”).

1.3. CLOSING; EFFECTIVE TIME

The consummation of the Merger (“Closing”) shall take place at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203, at 9:00 a.m. (or at such other place and time as the Parties may agree) on a date to be designated by Parent (“Closing Date”); provided, however, such date shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the CBCA (“Articles of Merger”) shall be duly executed by the Company and Merger Sub and, simultaneously with or as soon as practicable following Closing, filed with the Secretary of State of the State of Colorado (“Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Articles of Merger with the Secretary of State, or (b) such later date and time (not to exceed five Business Days from the Closing Date) as may be specified in the Articles of Merger (“Effective Time”).

1.4. ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

At the Effective Time:

(a) the Articles of Incorporation of Surviving Corporation shall be the Articles of Incorporation of Merger Sub; provided, however, that Article I of the Articles of Incorporation of Merger Sub shall be amended to provide that the name of the Surviving Corporation shall be “Equity Oil Company”;

(b) the Bylaws of Surviving Corporation shall be the Bylaws of Merger Sub;

(c) the directors of Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time; and

(d) the officers of Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Merger Sub immediately prior to the Effective Time.

1.5. CONVERSION OF SHARES

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time whether or not subject to transfer restrictions or rights of the Company to reacquire such shares (other than (i) shares of Company Common Stock held in the Company’s treasury, and (ii) shares of Company Common Stock held by Parent or Merger Sub) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and extinguished and be converted into the right to receive, pursuant to Section 1.6, 0.185 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock, together with cash in lieu of fractional shares of Parent Common Stock (collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and will automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividend or other distributions to which such Shareholder is entitled pursuant to Section 1.6(a), in each case to be issued or paid as consideration for the surrender of such certificate in accordance with Section 1.6, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock will have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio will be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

(b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be converted into and become one fully paid and nonassessable share of common stock of Surviving Corporation.

(c) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock held by Parent or Merger Sub (or their respective Subsidiaries) immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

(d) Before the Closing, the Company will use its Reasonable Best Efforts to enter into an option termination agreement, in a form reasonably acceptable to Parent (the “Option Termination Agreement”), with each holder of outstanding options to acquire Company Common Stock (the “Company Stock Options”) granted under any Company stock option plan (“Option Plan”) providing for the cashing out of any such Company Stock Options on or immediately prior to the Closing Date. The Option Termination Agreement shall provide, among other things, that each applicable Company Stock Option shall be cashed out at the difference between the applicable strike price for the Company Stock Option and the closing price quoted on the Nasdaq National Market for the Company Common Stock on the Business Day immediately prior to the Closing Date. Holders of Company Stock Options that do not enter into an Option Termination Agreement shall have the rights granted to them under the applicable Options Plans; provided, however, the Company agrees to make such changes to the Option Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

(e) To the extent not terminated in accordance with Section 1.5(d), at the Effective Time, by virtue of the Merger and without the need of any further corporate action, each Company Stock Option that was granted prior to the Effective Time pursuant to the Option Plans and that remains outstanding immediately prior to the Effective Time shall cease to represent a right acquire shares of Company Common Stock and shall be converted (each, as so converted, a “Converted Option”), at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Options, shares of Parent Common Stock, and the per share exercise price of such Converted Option (rounded to the nearest whole cent) shall equal the exercise price of the corresponding Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. The number of shares of Parent Common Stock subject to each such Converted Option shall equal the number of shares of Company Common Stock to which the corresponding Company Stock Option was subject immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded to the nearest whole share). At the Effective Time, (i) all references to Company in the Option Plans and in the stock option agreements evidencing the related Company Stock Options shall be deemed to refer to Parent and (ii) Parent shall assume all of Company’s obligations with respect to Company Stock Options as so converted into Converted Options. On or prior to the Effective Time, Company shall take all actions necessary such that grants of Company Stock Options are treated in accordance with the immediately preceding sentences.

(f) As soon as practicable after the Effective Time, Parent will deliver to the holders of Company Stock Options, if any, appropriate notices setting forth such holders’ rights pursuant to the respective Option Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements have been assumed by Parent and will continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.5 after giving effect to the Merger).

(g) All restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Option Plans or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations will not have already lapsed, shall fully vest and mature with respect to all such Company Stock Options after giving effect to the Merger.

1.6. EXCHANGE OF CERTIFICATES

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company acceptable to the Company to act as exchange agent in connection with the Merger (“Exchange Agent”). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent the certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5 for the benefit of the Shareholders to be exchanged through the Exchange Agent for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or other distributions with respect to any shares of Parent Common Stock with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.6(h), being subsequently in this Agreement referred to as the “Exchange Fund”).

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each Shareholder (i) a letter of transmittal in customary form approved by the Company, which shall specify that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of the Company Stock Certificates to the Exchange Agent and contain such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration therefor. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (x) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (as promptly as practicable) the applicable Merger Consideration, without interest thereon, less the required withholding of Taxes, and (y) each Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.6, each Company Stock Certificate (other than Company Stock Certificates representing shares of Company Common Stock canceled pursuant to Section 1.5(c)) shall be deemed, from and after the Effective Time, to represent only the right to receive for each share of Company Common Stock represented thereby the Merger Consideration provided for under this Agreement, without any interest thereon. If any Company Stock Certificate shall have been lost, stolen or destroyed, Surviving Corporation may, in its discretion and as a condition precedent to the issuance of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit as indemnity against any claim that may be made against the Exchange Agent, Parent or Surviving Corporation with respect to such Company Stock Certificate.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Section 1.6.

(d) From and after the Effective Time, Shareholders holding Company Stock Certificates immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law. Such Shareholders shall have no rights, after the Effective Time, with respect to such shares of Company Common Stock.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to Shareholders as of the date 180 days after the date on which the Effective Time occurs shall be delivered to Parent upon demand, and any Shareholders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.6 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(f) Each of the Exchange Agent, Parent and Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Shareholder such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) Notwithstanding anything to the contrary in this Section 1.6, none of the Exchange Agent, Company, Parent or Surviving Corporation shall be liable to any Shareholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or other applicable Law.

(h) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. As promptly as practicable following the Effective Time, Parent shall pay to the Exchange Agent an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which each former Shareholder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price for a share of Parent Common Stock as reported on the New York Stock Exchange (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to Shareholders with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders subject to and in accordance with the terms of this Section 1.6.

1.7. FURTHER ACTION

If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take such action.

ARTICLE 2: REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Schedule or in any of the Company’s SEC Reports:

2.1. ORGANIZATION AND GOOD STANDING

The Company is duly organized, validly existing and in good standing under the laws of the state of Colorado, with full corporate power and authority to conduct its business as now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its respective obligations under the Company Contracts, except where the failure to have such power or authority would not result in a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of the states of California, North Dakota, Montana, Utah and Wyoming and the Province of Alberta, Canada, and each other state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not result in a Company Material Adverse Effect.

2.2. AUTHORITY; ENFORCEABILITY; NO CONFLICT

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval of this Agreement by the holders of two-thirds (2/3) of the then outstanding shares of Company Common Stock (“Required Company Shareholder Vote”) and the filing of appropriate merger documents as required by the CBCA). The affirmative vote by the holders of two-thirds (2/3) of the then outstanding shares of Company Common Stock as of the record date for the Company Shareholders’ Meeting is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Agreement and the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy and other laws affecting creditors’ rights generally and to general principles of equity. No filings, permits, authorizations, consents or approvals are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in order to consummate the Contemplated Transactions.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws, (B) the filing of Articles of Merger as required by the CBCA, and (C) such material Consents set forth on Schedule 2.2 of the Company Disclosure Schedule (the “Company Required Material Consents”); and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not result in a Company Material Adverse Effect.

(c) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly, except as set forth in Section 2.2(b), (i) Contravene, conflict with or result in a violation of (A) any provision of the Governing Documents of the Company, or (B) any resolution adopted by the board of directors or Shareholders of the Company; (ii) Contravene, conflict with or result in a violation of any Law or Order; (iii) Contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Company; (iv) Contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or cancel, terminate or modify, any material Company Contract; (v) require a

Consent from any Person; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company, except, in the case of clauses (ii), (iii), (iv), (v) and (vi), for any such Contravention, conflict or violation that would not have a Company Material Adverse Effect. The Company’s board of directors has approved the Merger, this Agreement, the Shareholder Agreements and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Shareholder Agreements and the transactions contemplated hereby and thereby any material limitations on business combinations contained in any restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation under Colorado Law or restrictive provision of any applicable anti-takeover provision in the Company’s Articles of Incorporation or Bylaws.

2.3. CAPITALIZATION

The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. As of the date hereof, (a) 12,029,661 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 1,716,125 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Stock Options, (c) 848,000 shares of Company Common Stock are held in the treasury of the Company, and (d) 233,000 shares of Company Common Stock are reserved for issuance pursuant to Company Stock Options not yet granted. Other than the financing arrangements that have been specifically disclosed in or filed as Exhibits to the Company SEC Reports, there are not any bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s Shareholders may vote. Except as set forth in this Section 2.3, as of the date hereof no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of Company Stock Options outstanding as of the date hereof. Except as set forth in this Section 2.3, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character (“Options”) relating to the issued or unissued capital stock of the Company, or obligating the Company to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Company. The Company does not own, or have any Contract or other obligation to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. The Company has no Subsidiaries.

2.4. SEC FILINGS

Since January 1, 2001, the Company has filed all required forms, reports, registration statements, information statements and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The Company SEC Reports (a) have been filed on a timely basis; and (b) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. None of the Company SEC Reports required by the Exchange Act at the time filed, nor any of the Company SEC Reports required by the Securities Act as of the date of their effectiveness, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Company SEC Report has been revised or superseded by a later-filed Company SEC Report filed and publicly available prior to the date hereof.

2.5. FINANCIAL STATEMENTS; TAX MATTERS

(a) The financial statements and notes contained or incorporated by reference in the Company SEC Reports fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to year-end adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements found in the Company’s Report on Form 10-Q for the period ended September 30, 2003 included in the Company SEC Reports (the balance sheet included in such Quarterly Report is the “Balance Sheet”)); the financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

(b) The Company has duly filed all material Tax Returns required to be filed by it in respect of any Taxes, and all Taxes owed by the Company shown thereon to be due and payable have been paid. All Tax Returns filed by the Company are accurate in all material respects. The Company has accrued on its financial statements or financial books and records adequate reserves for the payment of all Taxes not yet due and payable, in accordance with past practice. Except as set forth in the Company Disclosure Schedule, (i) no claim for material unpaid Taxes has become an Encumbrance against the property of the Company or is being asserted against the Company; (ii) no audit, examination, investigation or other proceeding is pending, being conducted, or to the Knowledge of the Company, threatened by a Tax authority in connection with any examination of Taxes paid by or on behalf of, or Tax Returns filed by or on behalf of, the Company; (iii) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect; (iv) the Company is not a party to, or bound by, or has any obligation under, or potential liability with regards to, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement and the Company does not have any liability for Taxes under Treasury Regulation Section 1.1502 6 (or an analogous provision of state, local or foreign law); (v) no power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes; and (f) the Company has not been the subject of a Tax ruling or determination that has continuing effect.

(c) Neither the Company nor any Affiliate of the Company has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.6. NO UNDISCLOSED LIABILITIES

The Company has no Liabilities except for Liabilities reflected or reserved against in the Balance Sheet, current liabilities incurred in the Ordinary Course of Business, Liabilities set forth in the Company SEC Reports and contingent or inchoate liabilities that would not have a Company Material Adverse Effect.

2.7. ABSENCE OF CERTAIN CHANGES AND EVENTS

Since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business, there has not been any Company Material Adverse Effect and there has not been:

(a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company that has had a Company Material Adverse Effect;

(b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of the Company, or (ii) any repurchase, redemption or other acquisition by the Company of any shares of capital stock or other securities;

(c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of the Company (except for Company Common Stock issued upon the valid exercise of outstanding Company Stock Options), (ii) any option, warrant or right to acquire any capital stock or other security of the Company (except for Company Stock Options) or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(d) any amendment to any Governing Document of the Company or any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving the Company;

(e) any creation of any Subsidiary of the Company or acquisition by the Company of any equity or other interest in any other Person;

(f) except as set forth in Section 2.7(f) of the Company Disclosure Schedule, any single capital expenditure by the Company which exceeds $100,000;

(g) except as set forth in Section 2.7(g) of the Company Disclosure Schedule, any sale of a Company Oil and Gas Property;

(h) except in the Ordinary Course of Business, any action by the Company to (i) enter into, or suffer any of the assets owned or used by it to become bound by, any Company Material Contract, or (ii) amend or terminate, or waive any material right or remedy under, any Company Material Contract;

(i) any (i) acquisition, lease or license by the Company of any material right or other material asset from any Person, (ii) sale or other disposal or lease or license by the Company of any material right or other material asset to any Person or (iii) waiver or relinquishment by the Company of any right, except for rights or other assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(j) any write-off as uncollectible of, or establishment of any reserve in excess of $50,000 with respect to, any account receivable or other indebtedness of the Company outside the Ordinary Course of Business;

(k) any pledge of any assets of, or sufferance of any of the assets of, the Company to become subject to any Encumbrance, except for pledges or sufferances of assets made in the Ordinary Course of Business;

(l) any adoption, establishment, entry into or amendment by the Company of any stock option plan, stock bonus plan, or incentive compensation plan;

(m) any employment or severance agreement (not terminable at will) entered into by the Company;

(n) change in any Company Plan or other Benefit Plan;

(o) any change of the methods of accounting or accounting practices of the Company in any material respect;

(p) any material Tax election by the Company;

(q) any commencement or settlement of any Proceeding by the Company which exceeds $25,000; or

(r) any agreement or commitment to take any of the actions referred to in clauses (b) through (q) above.

2.8. LEGAL PROCEEDINGS

Except as set forth in Section 2.8 of the Company Disclosure Statement, there is no pending, or to the Knowledge of the Company threatened, Proceeding (a) that has been commenced by or against the Company or that otherwise relates to or the business of, or any of the assets owned by, the Company, except for such Proceedings as are normally incident to the business carried on by the Company, or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

2.9. RECOMMENDATION OF THE COMPANY BOARD; OPINION OF FINANCIAL ADVISOR

(a) The board of directors of the Company, at a meeting duly called and held, (i) determined that this Agreement and the Contemplated Transactions are fair to, and in the best interests of, the Shareholders of the Company, (ii) approved this Agreement and the Contemplated Transactions, and (iii) resolved to recommend the approval of this Agreement and the Merger by the Shareholders of the Company (the “Company Board Recommendation”) and directed (subject to Section 4.3(c) hereof) that such matter be submitted for consideration by the Shareholders of the Company at the Company Shareholders’ Meeting.

(b) Petrie Parkman & Co., Inc. (“Petrie Parkman”) has rendered to the Company’s board of directors its opinion to the effect that, as of the date of its opinion and subject to the assumptions and limitations set forth in such opinion, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. A complete and correct written copy of Petrie Parkman’s engagement letter has been delivered to Parent and a complete and correct written copy of Petrie Parkman’s opinion letter will be delivered to Parent promptly after the date of this Agreement. The Company has received the approval of Petrie Parkman to permit the inclusion of a copy of its written opinion, when delivered, in its entirety in the Proxy Statement/Prospectus, subject to Petrie Parkman’s review of the Proxy Statement/Prospectus, and references thereto in the Proxy Statement/Prospectus and Form S-4.

2.10. BENEFIT PLANS; ERISA COMPLIANCE

Section 2.10 of the Company Disclosure Schedule sets forth a complete list of all Benefit Plans. The Company has no material Unfunded Liabilities relating to any Single Employer Plans. Neither the Company nor any other member of the Controlled Group has incurred any material withdrawal liability relating to any Multiemployer Plans. Each Company Plan and other Benefit Plan has been administered in a manner that would not result in a Company Material Adverse Effect, no material Reportable Event has occurred with respect to any Plan, neither the Company nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. The Company is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. Section 25 10.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code). With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(l) of ERISA), (i) no such Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of employment or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code, and (ii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without liability that would have a Company Material Adverse Effect. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or Parent to cause any such Benefit Plan to be amended or terminated (or which would result in any materially adverse consequence for so doing). No payment or benefit that will or may be made by the Company, Parent, or any of their respective subsidiaries or affiliates with respect to any employee of the Company under any Benefit Plan in connection with the Merger will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.

For purposes of Section 2.7 (n) and this Section 2.10, the following defined terms shall apply:

“Benefit Plan” means any “employee benefit plans” (as defined in Section 3(3) of ERISA), bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other material employee benefit plans, programs, arrangements or agreements currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any Person that, together with the Company, is treated as a single employer under Section 414 of the Code for the benefit of any current or former employees, officers, directors or independent contractors of the Company and with respect to which the Company has any liability.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the Pension Benefit Guaranty Corporation has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 4 12(d) of the Code.

“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using Pension Benefit Guaranty Corporation actuarial assumptions for single employer plan terminations.

2.11. ENVIRONMENTAL MATTERS

To the Knowledge of the Company, the Company is in substantial compliance with all applicable Environmental Laws except to the extent that any events of non-compliance, when considered in the aggregate, would not result in Environmental Liabilities that would have a Company Material Adverse Effect. To the Knowledge of the Company, the Company has not received any order, notice, or other communication regarding a current, unresolved violation of any applicable Environmental Law from (a) any Governmental Body, or (b) the current or prior owner or operator of any Facilities. For purposes of this Section 2.11, “Environmental Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law and consisting of or relating to:

(a) any environmental conditions or pollution (including on-site or off-site contamination and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; or

(c) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

2.12. AGREEMENTS, CONTRACTS AND COMMITMENTS

(a) Section 2.12 of the Company Disclosure Schedule sets forth all material Contracts (excluding oil and gas leases and assignments, agreements creating other oil and gas interests, joint operating agreements and exploration/participation agreements under which the Company does not have any unperformed material obligations) to which the Company is a party (each, a “Company Material Contract”), including, but not limited to, Contracts (i) that relates to indebtedness for borrowed money in an amount exceeding $1 million, (ii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that obligates the Company to make any payments or issue or pay anything of value to any director, officer, key employee or consultant, (iv) that limits or purports to limit the ability of the Company to compete in the United States or Canadian oil and gas exploration, production and marketing business with any Person in any geographic area or during any period of time, (v) that includes any material indemnification, contribution or guarantee obligations, (vi) that relates to capital expenditures involving total payments of more than $500,000, (vii) that requires annual or remaining payments in excess of $100,000 after the date hereof, (viii) that is a seismic license agreement, (ix) that is a fixed price commodity sales agreement with a remaining term of more than 60 days or (x) that obligates the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Each such Contract (x) is valid and binding on the parties thereto and is in full force and effect and (y) upon consummation of the Contemplated Transactions shall continue in full force and effect except where such failure would not result in a Company Material Adverse Effect.

(b) The Company is not in default in any respect under any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, which default would have a Company Material Adverse Effect.

2.13. COMPLIANCE WITH LAWS; PERMITS

The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Company Material Adverse Effect. The Company has all permits, licenses, easements, variations, exemptions, consents, certificates approvals, authorizations and registrations (collectively, “Permits”) with and under all federal, state and local Laws, and from all Governmental Bodies required by it to carry on its business as currently conducted, except where the failure to have such Permits would not have a Company Material Adverse Effect.

2.14. CERTAIN PAYMENTS

To the Company’s Knowledge, the Company has not directly or indirectly, in violation of applicable Law, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company.

2.15. LABOR MATTERS; EMPLOYEES

(a) To the Knowledge of the Company:

(i) There is no labor strike, dispute, slowdown, work stoppage or lockout actually pending against or affecting the Company and, during the past 12 months, there has not been any such action;

(ii) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company;

(iii) none of the employees of the Company are represented by any labor organization and the Company has no Knowledge of any current union organizing activities among the employees of the Company;

(iv) there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board;

(v) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company pending before the National Labor Relations Board;

(vi) there are no pending citations, relating to the Company before the Occupational Safety and Health Administration; and

(vii) there are no pending claims by any current or former employee of the Company or any employment-related claims or investigations by any Governmental Body, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding compliance with federal, state or local wage and hour laws, audits by the Office of Federal Contractor Compliance Programs, complaints of sexual harassment or any other form of unlawful harassment, discrimination, or retaliation.

(b) In the last 12 months, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

2.16. BROKERS; FINDERS

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company, except for the fees payable by the Company to Petrie Parkman. The Company has heretofore furnished Parent true and complete copies of all agreements between the Company and Petrie Parkman.

2.17. INSURANCE

The Company has made available to Parent copies of all insurance policies carried by the Company. All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company has complied in all material respects with the terms and provisions of such policies.

2.18. INTELLECTUAL PROPERTY

The Company owns the right, title and interest, free and clear of any Encumbrance, in and to, or a license to use, or otherwise has the right to use, all patents and patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, domain names, corporate names and goodwill associated therewith, and copyrights (“Intellectual Property”) currently used in the conduct of the business of the Company, except where the failure to so own, be licensed or otherwise have the right to use such Intellectual Property would not have a Company Material Adverse Effect. No Person has notified the Company that the Company’s use of the Intellectual Property infringes on the rights of any Person.

2.19. BOOKS AND RECORDS

The minute books, stock record books and other records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, including an adequate system of internal controls. The minute books of the Company contain accurate and complete records of the meetings held of, and corporate action taken by, the Shareholders and the Company’s board of directors.

2.20. COMPANY OIL AND GAS PROPERTIES

(a) The Company has furnished Parent with a copy of the Company Reserve Report. To the Company’s Knowledge, the factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report and in any supplement thereto or update thereof furnished to Parent was accurate at the time provided to Ryder Scott Company in all material respects.

(b) Except for goods and other property sold, used or otherwise disposed of since the date of the Balance Sheet in the Ordinary Course of Business and as to title defects which, when considered in the aggregate, would not have a Company Material Adverse Effect, the Company has Defensible Title in and to (i) the oil and gas properties forming the basis for the proved reserves reflected in the Company Reserve Report as owned by the Company (the “Company Oil and Gas Properties”), and (ii) all other properties, interests in properties and assets, real and personal, reflected in the Company’s SEC Reports as owned by the Company, free and clear of any Encumbrances, except Permitted Encumbrances.

(c) As used herein, the term “Defensible Title” means such interest in production from the Company Oil and Gas Properties in the Company Reserve Report that entitles the holder thereof to receive not materially less than the interest set forth in the Company Reserve Report with respect to such property under the caption “Revenue Interest” or “NRI” without reduction during the life of such property except as stated in such reserve report; and obligates the holder thereof to pay costs and expenses relating to each such property in a proportion not materially greater than the interest set forth under the caption “Working Interest” or “WI” in the Company Reserve Report with respect to such property, without increase over the life of such property except as shown on the Company Reserve Report.

(d) As used herein, the term “Permitted Encumbrances” shall mean:

(i) lessors’ royalties, overriding royalties, division orders, reversionary interests and net profits and similar burdens which do not operate to reduce the net revenue interests in any property below those set forth in the Company Reserve Report;

(ii) the terms and conditions of the oil, gas and mineral leases (the “Company Leases”) related to the Company Oil and Gas Properties and all agreements, orders, instruments and declarations to which the Company Leases are subject and that are customary and acceptable in the oil and gas industry in the area of the particular property;

(iii) liens arising under operating agreements, pooling, unitization or communitization agreements, and similar agreements of a type and nature customary in the oil and gas industry and securing payment of amounts not yet delinquent;

(iv) liens securing payments to mechanics and materialmen, and liens securing payment of taxes or assessments, which liens are not yet delinquent or, if delinquent, are being contested in good faith in the Ordinary Course of Business;

(v) conventional rights of reassignment obligating the Company to reassign its interests in a portion of the Company Oil and Gas Properties to a third party in the event the Company intends to release or abandon such interest;

(vi) calls on or preferential rights to purchase production at not less than prevailing prices;

(vii) covenants, conditions, and other terms to which the Company Oil and Gas Properties are subject that are not such as to materially interfere with the operation, value, use and enjoyment of the Company Oil and Gas Properties;

(viii) rights reserved to or vested in any Governmental Body to control or regulate any of the Company Oil and Gas Properties in any manner, and all applicable laws, rules, regulations and orders of any such Governmental Body; and

(ix) easements, rights-of-way, servitudes, permits, surface leases, and other surface uses on, over or in respect of any of the Company Oil and Gas Properties that would not materially interfere with the operation of the Company Oil and Gas Properties.

(e) The Company Leases are in good standing, valid and effective and all royalties, rentals and other payments due by the Company to any lessor of any such leases have been properly paid, except as to Company Leases, royalties, rentals and other payments which, when considered in the aggregate, would not have a Company Material Adverse Effect. All major items of operating equipment of the Company are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

(f) Section 2.20(f) of the Company Disclosure Schedule sets forth the Company’s material future, hedge, swap, collar, put, call, floor, cap, option and other contracts intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of hydrocarbons as of the date hereof.

(g) Except as set forth in Section 2.20(g) of the Company Disclosure Schedule and for gas balancing agreements containing customary provisions, the Company is not obligated under, by virtue of a prepayment arrangement, a “take or pay” arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the

Company Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor. To the Company’s Knowledge, Section 2.20(g) of the Company Disclosure Schedule sets forth a substantially accurate estimate of the net amount that the Company Oil and Gas Properties are, in the aggregate, either “over-produced” or “under-produced.”

(h) Other than as expressly set forth in this Section 2.20, the Company makes no representation or warranty, and hereby disclaims any representation or warranty, that the reserve estimates, cost and cash flow estimates, oil and gas commodity price estimates, other price estimates or production or flow rate estimates contained in the Company Reserve Report, or in any supplement thereto or update thereof, are complete, accurate or not misleading, such estimates being predicted as to future events which are inherently subject to incompleteness, inaccuracy and uncertainty.

2.21. INFORMATION IN SEC DOCUMENTS

The information supplied by the Company for inclusion in the Form S-4 and Proxy Statement/Prospectus shall comply in all material respects with the provisions of applicable federal securities laws, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Merger Sub for inclusion in the Form S-4 and Proxy Statement/Prospectus.

2.22. DISCLOSURE SCHEDULE

The Parent and Merger Sub acknowledge and agree that (a) the Company Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the Parties hereto, (b) the disclosure of any matter in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Company that the matter is material or is required to be disclosed pursuant to the provisions of this Agreement, (c) any fact or item disclosed in the Company Disclosure Schedule and referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any section in this Agreement, be deemed to be disclosed with respect to such section whether or not a specific cross-reference appears (provided that the relevance of such fact or item shall be reasonably evident from such disclosure), (d) the disclosure of any fact or item in the Company Disclosure Schedule shall not represent an admission by the Company that such fact or item actually constitutes noncompliance with, or a violation of, any law, regulation or statute to which such disclosure is applicable as such disclosure has been made for purposes of creating exceptions to the representations and warranties made by the Company to Parent and Merger Sub, and (e) each attachment referenced in the Company Disclosure Schedule shall be deemed incorporated into and a part of such Company Disclosure Schedule.

2.23. DUE DILIGENCE

Company is experienced and knowledgeable in the oil and gas business and is aware of its risks. To the Company’s Knowledge, it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies and other properties and assets of the Parent that it and its Representatives have desired or requested to see or review, and that it and its

Representatives have had an opportunity to meet with the officers and employees of the Parent to discuss the business of the Parent. Company acknowledges that none of the Parent or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Parent furnished or made available to Company and its Representatives, except as expressly set forth in this Agreement or the Parent Disclosure Schedule, and none of the Parent or any other Person shall have or be subject to any liability to Company or any other Person resulting from the distribution to Company, or Company’s use of, any such information, including and any information, documents or material made available to Company in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby.

ARTICLE 3: REPRESENTATIONS AND

WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company that, except as set forth in the Parent Disclosure Schedule or in any of the Parent’s SEC Reports:

3.1. ORGANIZATION AND GOOD STANDING

The Parent and WOGC are each duly organized, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to conduct their business as now being conducted, to own or use the properties and assets that they purport to own or use and to perform all their respective obligations under their Contracts, except where the failure to have such power or authority would not result in a Parent Material Adverse Effect. The Parent and WOGC are each duly qualified to do business as a foreign corporation and are each in good standing under the laws of the states or jurisdictions in which either the ownership or use of the properties owned or used by either of them, or the nature of the activities conducted by either of them, requires such qualification, except where the failure to be so qualified would not result in a Parent Material Adverse Effect.

The Merger Sub is duly organized, validly existing and in good standing under the laws of the state of Colorado. Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the Contemplated Transactions, Merger Sub has not incurred any obligation or Liability nor engaged in any business or activity of any type or kind whatsoever, or entered into any agreement or arrangement with any Person.

3.2. AUTHORITY; ENFORCEABILITY; NO CONFLICT

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation by the Parent and Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the

Merger, the filing of appropriate merger documents as required by the CBCA). This Agreement has been duly and validly executed and delivered by the Parent and constitutes the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to bankruptcy and other laws affecting creditors’ rights generally and to general principles of equity.

(b) The execution and delivery of this Agreement by the Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Parent and Merger Sub will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws, (B) the filing of Articles of Merger as required by the CBCA, and (C) such material Consents set forth on Schedule 3.2 of the Parent Disclosure Schedule (the “Parent Required Material Consents”); and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not result in a Parent Material Adverse Effect.

(c) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly, except as set forth in Section 3.2(b), (i) Contravene, conflict with or result in a violation of (A) any provision of the Governing Documents of the Parent or Merger Sub, or (B) any resolution adopted by the board of directors or stockholders of the Parent or Merger Sub; (ii) Contravene, conflict with or result in a violation of any Law or Order; (iii) Contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Parent; (iv) Contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or cancel, terminate or modify, any material Parent Contract or (v) require a Consent from any Person, except, in the case of clauses (ii), (iii), (iv) and (v), for any such Contravention, conflict or violation that would not have a Parent Material Adverse Effect. The boards of directors of the Parent and Merger Sub, at meetings duly called and held, have approved this Agreement and the Contemplated Transactions. The vote of the Parent’s stockholders is not required in connection with the Contemplated Transactions.

3.3. CAPITALIZATION

The authorized capital stock of the Parent consists of 75,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock. As of the date hereof, (a) 18,750,000 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 2,000,000 shares of Parent Common Stock are reserved for issuance under the Parent’s stock option plans, and (c) no shares of Parent Common Stock are held in the treasury of the Parent. Other than the financing arrangements that have been specifically disclosed in or filed as Exhibits to the Parent SEC Reports, there are not any bonds, debentures, notes or other indebtedness or securities of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Parent’s stockholders may vote. Except as set forth in this Section 3.3, as of the date hereof no shares of capital stock or other voting securities of the Parent are issued, reserved for issuance or outstanding, and no shares of capital stock or other voting securities of the Parent will be issued or become outstanding after the date hereof other than upon exercise of Parent

Options outstanding as of the date hereof. Except as set forth in this Section 3.3, there are no Options relating to the issued or unissued capital stock of the Parent, or obligating the Parent to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Parent. WOGC is the Parent’s only Subsidiary which would constitute a “significant subsidiary” within Rule 1-02(w) or Regulation S-X of the Securities Act.

The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock. As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and held by Parent.

3.4. SEC FILINGS

The Parent has filed all required forms, reports, registration statements, information statements and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The Parent SEC Reports (a) have been filed on a timely basis; and (b) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. None of the Parent SEC Reports required by the Exchange Act at the time filed, nor any of the Parent SEC Reports required by the Securities Act as of the date of their effectiveness, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later-filed Parent SEC Report filed and publicly available prior to the date hereof.

3.5. FINANCIAL STATEMENTS; TAX MATTERS

(a) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Parent and WOGC as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to year-end adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements for the period ended September 30, 2003 included in the Parent SEC Reports (the “Parent Balance Sheet”)); the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

(b) Neither the Parent nor any Affiliate of the Parent has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.6. NO UNDISCLOSED LIABILITIES

Neither the Parent nor WOGC has any Liabilities except for Liabilities reflected or reserved against in the Parent Balance Sheet, current liabilities incurred in the Ordinary Course of Business, Liabilities set forth in the Parent SEC Reports and contingent or inchoate liabilities that would not have a Parent Material Adverse Effect.

3.7. ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as disclosed in the Parent SEC Reports, since September 30, 2003, the Parent and WOGC have each conducted their business only in the Ordinary Course of Business and there has not been any Parent Material Adverse Effect.

3.8. LEGAL PROCEEDINGS

Except to the extent that would not have a Parent Material Adverse Effect, there is no pending, or to the Knowledge of the Parent or WOGC threatened, Proceeding (a) that has been commenced by or against the Parent or WOGC or that otherwise relates to or the business of, or any of the assets owned by, the Parent or WOGC, except for such Proceedings as are normally incident to the business carried on by the Parent or WOGC, or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

3.9. ENVIRONMENTAL MATTERS

To the Knowledge of the Parent, the Parent and WOGC are in substantial compliance with all applicable Environmental Laws except to the extent that any events of non-compliance, when considered in the aggregate, would not result in Environmental Liabilities that would have a Parent Material Adverse Effect. To the Knowledge of the Parent, neither the Parent nor WOGC has received any order, notice, or other communication regarding a current, unresolved violation of any applicable Environmental Law from (a) any Governmental Body, or (b) the current or prior owner or operator of any Facilities. For purposes of this Section 3.9, “Environmental Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law and consisting of or relating to:

(a) any environmental conditions or pollution (including on-site or off-site contamination and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; or

(c) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

3.10. COMPLIANCE WITH LAWS; PERMITS

The Parent and WOGC have each complied with, are not in violation of, and have not received any notices of violation with respect to, any applicable Law with respect to the conduct of their business, or the ownership or operation of their business, except for failures to comply or violations which would not have a Parent Material Adverse Effect. The Parent and WOGC each have all Permits with and under all federal, state and local Laws, and from all Governmental Bodies required by them to carry on their business as currently conducted, except where the failure to have such Permits would not have a Parent Material Adverse Effect.

3.11. BROKERS; FINDERS

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Parent or Merger Sub.

3.12. PARENT OIL AND GAS PROPERTIES

(a) The Parent has furnished Company with a copy of the Parent Reserve Report. To the Parent’s Knowledge, the factual, non-interpretive data on which the Parent Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Parent Reserve Report and in any supplement thereto or update thereof furnished to Company was accurate at the time provided to Ryder Scott Company, Cawley, Gillespie & Associates, Inc. and R.A. Lenser & Associates, Inc., in all material respects.

(b) Except for goods and other property sold, used or otherwise disposed of since the date of the Parent Balance Sheet in the Ordinary Course of Business and as to title defects which, when considered in the aggregate, would not have a Parent Material Adverse Effect, the Parent and WOGC, as applicable, has Defensible Title in and to (i) the oil and gas properties forming the basis for the proved reserves reflected in the Parent Reserve Report as owned by the Parent or WOGC (the “Parent Oil and Gas Properties”), and (ii) all other properties, interests in properties and assets, real and personal, reflected in the Parent’s SEC Reports as owned by the Parent or WOGC, free and clear of any Encumbrances, except Permitted Encumbrances.

(c) As used herein, the term “Defensible Title” means such interest in production from the Parent Oil and Gas Properties in the Parent Reserve Report that entitles the holder thereof to receive not materially less than the interest set forth in the Parent Reserve Report with respect to such property under the caption “Revenue Interest” or “NRI” without reduction during the life of such property except as stated in such reserve report; and obligates the holder thereof to pay costs and expenses relating to each such property in a proportion not materially greater than the interest set forth under the caption “Working Interest” or “WI” in the Parent Reserve Report with respect to such property, without increase over the life of such property except as shown on the Parent Reserve Report.

(d) As used herein, the term “Permitted Encumbrances” shall mean:

(i) lessors’ royalties, overriding royalties, division orders, reversionary interests and net profits and similar burdens which do not operate to reduce the net revenue interests in any property below those set forth in the Parent Reserve Report;

(ii) the terms and conditions of the oil, gas and mineral leases (the “Parent Leases”) related to the Parent Oil and Gas Properties and all agreements, orders, instruments and declarations to which the Parent Leases are subject and that are customary and acceptable in the oil and gas industry in the area of the particular property;

(iii) liens arising under operating agreements, pooling, unitization or communitization agreements, and similar agreements of a type and nature customary in the oil and gas industry and securing payment of amounts not yet delinquent;

(iv) liens securing payments to mechanics and materialmen, and liens securing payment of taxes or assessments, which liens are not yet delinquent or, if delinquent, are being contested in good faith in the Ordinary Course of Business;

(v) conventional rights of reassignment obligating the Parent or WOGC to reassign its interests in a portion of the Parent Oil and Gas Properties to a third party in the event the Parent or WOGC, as applicable, intends to release or abandon such interest;

(vi) calls on or preferential rights to purchase production at not less than prevailing prices;

(vii) covenants, conditions, and other terms to which the Parent Oil and Gas Properties are subject that are not such as to materially interfere with the operation, value, use and enjoyment of the Parent Oil and Gas Properties;

(viii) rights reserved to or vested in any Governmental Body to control or regulate any of the Parent Oil and Gas Properties in any manner, and all applicable laws, rules, regulations and orders of any such Governmental Body; and

(ix) easements, rights-of-way, servitudes, permits, surface leases, and other surface uses on, over or in respect of any of the Parent Oil and Gas Properties that would not materially interfere with the operation of the Parent Oil and Gas Properties.

(e) The Parent Leases are in good standing, valid and effective and all royalties, rentals and other payments due by the Parent and WOGC, as applicable, to any lessor of any such leases have been properly paid, except as to Parent Leases, royalties, rentals and other payments which, when considered in the aggregate, would not have a Parent Material Adverse Effect. All major items of operating equipment of the Parent and WOGC are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

(f) Other than as expressly set forth in this Section 3.12, the Parent makes no representation or warranty, and hereby disclaims any representation or warranty, that the reserve estimates, cost and cash flow estimates, oil and gas commodity price estimates, other price estimates or production or flow rate estimates contained in the Parent Reserve Report, or in any supplement thereto or update thereof, are complete, accurate or not misleading, such estimates being predicted as to future events which are inherently subject to incompleteness, inaccuracy and uncertainty.

3.13. INFORMATION IN SEC DOCUMENTS

The information supplied by Parent or Merger Sub for inclusion in the Form S-4 and Proxy Statement/Prospectus shall comply in all material respects with the provisions of applicable federal securities laws, except that no representation is made by Parent or Merger Sub with respect to statements made therein based on information furnished by the Company for inclusion in the Form S-4 and Proxy Statement/Prospectus.

3.14. DISCLOSURE SCHEDULE

The Company acknowledges and agrees that (a) the Parent Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the Parties hereto, (b) the disclosure of any matter in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Parent that the matter is material or is required to be disclosed pursuant to the provisions of this Agreement, (c) any fact or item disclosed in the Parent Disclosure Schedule and referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any section in this Agreement, be deemed to be disclosed with respect to such section whether or not a specific cross-reference appears (provided that the relevance of such fact or item shall be reasonably evident from such disclosure), (d) the disclosure of any fact or item in the Parent Disclosure Schedule shall not represent an admission by the Parent that such fact or item actually constitutes noncompliance with, or a violation of, any law, regulation or statute to which such disclosure is applicable as such disclosure has been made for purposes of creating exceptions to the representations and warranties made by the Parent and Merger Sub to Company, and (e) each attachment referenced in the Parent Disclosure Schedule shall be deemed incorporated into and a part of such Parent Disclosure Schedule.

3.15. DUE DILIGENCE

Parent is experienced and knowledgeable in the oil and gas business and is aware of its risks. To the Parent’s Knowledge, it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies and other properties and assets of the Company that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had an opportunity to meet with the officers and employees of the Company to discuss the business of the Company. Parent acknowledges that none of the

Company or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives, except as expressly set forth in this Agreement or the Company Disclosure Schedule, and none of the Company or any other Person shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including and any information, documents or material made available to Parent in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby. Parent acknowledges that, should the Closing occur, Parent shall acquire the capital stock of the Company without any representation or warranty as to merchantability or fitness of the assets of the Company for any particular purpose, and such assets shall be in an “as is” condition and on a “where is” basis.

ARTICLE 4: CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1. ACCESS AND INVESTIGATION

During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), each Party shall, and shall cause the Representatives of such Party to: (a) provide the other Party’s Representatives with reasonable access to such Party’s Oil and Gas Properties, such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party; and (b) provide the other Party’s Representatives with such copies of such Party’s Material Contracts and the existing books, records, Tax Returns, work papers and other documents and information relating to such Party, and with such additional financial, operating and other data and information regarding such Party, as the other Party may reasonably request.

4.2. OPERATION OF COMPANY’S BUSINESS

During the Pre-Closing Period, except as provided in this Agreement: (i) the Company shall conduct its business and operations (A) in the Ordinary Course of Business and (B) in compliance with all applicable Laws and the requirements of all of the Company’s Material Contracts, except where failure to so comply would not have a Company Material Adverse Effect; (ii) the Company shall use its Reasonable Best Efforts to preserve intact its current business organization, keep available the services of its current directors, officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) the Company shall not take, without the prior Consent of the Parent, any affirmative action within its control as a result of which any of the changes or events in Section 2.7 would occur; and (iv) the Company shall promptly notify the Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Proceeding commenced against, relating to or involving or otherwise affecting the Company that relates to the consummation of the Contemplated Transactions.

4.3. NO SOLICITATION

(a) The Company and its Representatives shall immediately cease any discussions or negotiations, if any, with any other Persons that may be ongoing as of the date hereof with respect to any Acquisition Proposal. The Company shall immediately request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company. Following the date hereof, the Company shall not directly or indirectly, and shall not authorize or permit any Representative of the Company directly or indirectly to, except pursuant to Section 4.3(c), (i) solicit, initiate or knowingly encourage any inquires that would reasonably be expected to lead to the submission of any Acquisition Proposal, (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub the Company Board Recommendation or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the approval of this Agreement by the Required Company Shareholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company to, or entering into discussions with, any Person in response to an unsolicited (i.e., solicited after the date hereof) Significant Proposal that is submitted to the Company by such Person (and not withdrawn) after the date of this Agreement if (w) neither the Company nor its Representatives have violated the provisions of this Section 4.3, (x) the board of directors of the Company shall have determined in good faith, after consultation with its outside legal advisors, that any such actions are required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s Shareholders under applicable Law, (y) the Company promptly gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement in substantially the form attached as Exhibit B (it being understood and agreed that, notwithstanding anything in this Agreement to the contrary, including the last sentence of Section 4.3(b), the Company shall be entitled to waive paragraph 8 of such confidentiality agreement and any such waiver shall not constitute a breach of this Section 4.3) and (z) the Company promptly furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

(b) The Company shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto. Subject to the provisions of this Section 4.3, the Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreements at the request of and on behalf of the Parent.

(c) Notwithstanding anything to the contrary contained in this Agreement, prior to the approval of this Agreement by the Required Company Shareholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) neither the Company nor its Representatives have violated the provisions of this Section 4.3; (ii) a bona fide written proposal to acquire (by merger or otherwise) all of the outstanding shares of Company Common Stock (other than Company Common Stock owned by the Person making the proposal) is made by a third party to the Company after the date of this Agreement and is not withdrawn; (iii) the Company provides Parent with at least five Business Days prior notice of any meeting of the Company’s board of directors at which the board of directors will consider and determine whether such offer is a Superior Proposal, during which five-Business Day period the Company shall cause its financial and legal advisors to negotiate in good faith with Parent in an effort to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; (iv) notwithstanding such negotiations and adjustments pursuant to clause (iii) above, the Company’s board of directors determines in good faith that such offer constitutes a Superior Proposal; (v) the Company’s Special Committee and board of directors determines in good faith, after having taken into account the written advice of the Company’s outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s Shareholders under applicable Law; and (vi) prior to the earlier of the withdrawal or modification of the Company Board Recommendation or the approval or recommendation of, or execution of a definitive agreement with respect to, any such Superior Proposal, the Company makes the payments required to be made pursuant to Section 9.3. In making any determination to withdraw or modify the Company Board Recommendation, the Company may consider any revised offer by Parent made prior to any determination to make such withdrawal or modification. The Company may communicate information about any Acquisition Proposal to its stockholders if, in the judgment of the Company’s board of directors, based upon the advice of outside counsel, the failure to communicate information would violate federal or state securities laws or constitute a breach of the directors’ fiduciary duties. Nothing contained in this Agreement shall prohibit the Company or the Company’s board of directors from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act.

ARTICLE 5: ADDITIONAL COVENANTS OF THE PARTIES

5.1. PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT

As soon as reasonably practicable following the date of this Agreement, the Company and Parent will prepare and Parent will file with the SEC a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (the “Form S-4”), in which the proxy statement relating to the approval by the Shareholders of the Company of the Agreement (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) will be included as a prospectus. Each of the Company and Parent will use its Reasonable Best Efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its Reasonable Best Efforts to cause the Proxy Statement/Prospectus to be mailed to the Shareholders of the Company as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent will also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company will furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement/Prospectus will made by the Company, in each case without providing the other Party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by law, disseminated to the Shareholders of the Company. The Parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or for additional information and will supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

5.2. SHAREHOLDERS’ MEETING

The Company shall, as soon as reasonably practicable, subject to the Company’s right to terminate this Agreement pursuant to Section 9.1, take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the Company’s Shareholders to vote on a proposal to approve the Merger and this Agreement (the “Company Shareholders’ Meeting”) and, subject to Section 4.3(c), shall use its Reasonable Best Efforts to solicit the approval of the Merger and this Agreement by the Required Company Shareholder Vote. The Company Shareholders’ Meeting shall be held on a date selected by the Company in consultation with Parent as promptly as practicable after the Form S-4 is declared effective by the SEC. Subject to Section 4.3(c), the Proxy Statement/Prospectus shall include the Company Board Recommendation.

5.3. REASONABLE BEST EFFORTS TO CLOSE

(a) The Parties shall use their Reasonable Best Efforts to take, or cause to be taken, all actions necessary to consummate and make effective the Contemplated Transactions. Without limiting the generality of the foregoing, but subject to the Company’s right to terminate this Agreement pursuant to Section 9.1, Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions and to submit promptly any additional information requested in connection with such filings and notices, (ii) shall use their Reasonable Best Efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Laws or Contract, or otherwise) by such Party in connection with any of the Contemplated Transactions and (iii) shall use its Reasonable Best Efforts to lift any restraint, injunction or other legal bar to any of the Contemplated Transactions. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Merger, this Agreement, the Shareholder Agreements or any of the transactions contemplated hereby or thereby, the Parties shall (at Parent’s expense) promptly grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

(b) Parent will cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

(c) Each of Parent and the Company will use its Reasonable Best Efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 8.7, including by executing customary representation letters referred to therein and delivering such letters prior to (i) the filing of the Form S-4 with the SEC and (ii) the Closing.

5.4. DISCLOSURE

Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company, Parent and Merger Sub shall not, and shall not permit any of their Representatives to, make any disclosure regarding the Merger or any of the other Contemplated Transactions unless (a) Parent and Company shall have approved such disclosure or (b) the Company or Parent shall have been advised by its outside legal counsel that such disclosure is required by applicable Law or the rules of the New York Stock Exchange or the Nasdaq National Market, as applicable.

5.5. INDEMNIFICATION

(a) For a period until six (6) years after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the

Company pursuant to any indemnification agreements, dated prior to the date hereof, between the Company and its directors and officers as of the date hereof to immediately prior to the Effective Time (the “Indemnified Parties”) and any indemnification provisions under the Company’s Governing Documents as in effect on the date hereof. The Governing Documents of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of expenses protecting and indemnifying the Indemnified Parties to the fullest extent of applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable law.

(b) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors’ and officers’ liability insurance covering the Indemnified Parties on terms no less favorable than those applicable to the current directors and officers of the Company, with an amount of coverage of not less than 100% of the amount of coverage maintained by the Company as of the date of this Agreement, with respect to matters occurring at or prior to the Effective Time (including, without limitation, the Contemplated Transactions); provided, however, that in satisfying its obligation under this Section 5.5(b) the Surviving Corporation shall not be obligated to pay annual premiums in excess of the amount per annum the Company is currently paying for such coverage; provided further, that if the annual premiums of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain policies with as much coverage as is available for a cost not exceeding such amount.

(c) This Section 5.5 shall survive the consummation of the Contemplated Transactions, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.5.

5.6. TRANSFER TAXES

Parent shall pay any sales, use, transfer, stamp, documentary or other similar Taxes and any recording and filing fees incurred in connection with the Contemplated Transactions.

5.7. AFFILIATES

The Company will deliver to Parent a letter identifying all persons who, to the Company’s reasonable knowledge, are at the time this Agreement is submitted for adoption by the Shareholders, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company will use its Reasonable Best Efforts to cause each such person to deliver to Parent prior to the mailing of the Proxy Statement/Prospectus a written letter substantially in the form attached as Exhibit C hereto.

5.8. SECTION 16 MATTERS

Prior to the Effective Time, each of the Parent and the Company shall use their Reasonable Best Efforts to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.9. PUBLIC ANNOUNCEMENTS

The Parent and the Company will consult with and provide each other the reasonable opportunity to review and comment upon any press release prior to the issuance of any press release relating to this Agreement or the Contemplated Transactions and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

ARTICLE 6: CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

The obligation of each Party to effect the Merger is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

6.1. COMPANY SHAREHOLDER APPROVAL

This Agreement and the Merger shall have been duly approved by the Required Company Shareholder Vote.

6.2. NO RESTRAINTS

No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Law enacted, adopted or deemed applicable to the Merger that prohibits, retrains, enjoins, restricts or makes consummation of the Merger illegal.

6.3. REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT

The SEC shall have declared the Form S-4 effective and the Parent Common Stock issuable to the Shareholders and to holders of Company Stock Options shall be approved for listing on the New York Stock Exchange, subject to official notice of issuance. No stop order suspending the effectiveness of the Form S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/ Prospectus, shall have been initiated or threatened in writing by the SEC and not concluded or withdrawn.

ARTICLE 7: CONDITIONS PRECEDENT TO PARENT’S

AND MERGER SUB’S OBLIGATION TO CLOSE

The obligation of Parent and Merger Sub to effect the Merger and to take the other actions required to be taken by Parent and Merger Sub at Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Parent and Merger Sub, in whole or in part):

7.1. ACCURACY OF REPRESENTATIONS

The representations and warranties of the Company contained in this Agreement (a) that are qualified as to materiality or a Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause (b) that have not had a Company Material Adverse Effect.

7.2. COMPANY’S PERFORMANCE

The Company shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

7.3. CONSENTS

Each of the Governmental Authorizations, the Company Required Material Consents and the other Consents identified in Section 2.2 must have been obtained and must be in full force and effect, the absence of which would result in a Company Material Adverse Effect. Each of the Governmental Authorizations, the Parent Required Material Consents and the other Consents identified in Section 3.2 must have been obtained and must be in full force and effect, the absence of which would result in a Parent Material Adverse Effect. If a filing pursuant to the HSR Act is required, the applicable waiting period under the HSR Act shall have expired or been terminated.

7.4. OFFICER’S CERTIFICATE

The Company shall have delivered to Parent and Merger Sub a certificate, executed on behalf of the Company by an authorized executive officer of the Company, and dated as of the Closing Date that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.5 have been duly satisfied.

7.5. NO PROCEEDINGS

There shall not be pending any Proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from the Company or any of its officers or directors or from Parent or any of its Subsidiaries any damages that would result in a Parent Material Adverse Effect; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Company; (d) which would materially and adversely affect the right of Surviving Corporation to own the assets or operate the business of the Company; or (e) seeking to compel the Company, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets, as a result of the Merger, which, in each instance, if adversely determined, would have a Company Material Adverse Effect.

ARTICLE 8: CONDITIONS PRECEDENT

TO COMPANY’S OBLIGATION TO CLOSE

The Company’s obligation to effect the Merger and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

8.1. ACCURACY OF REPRESENTATIONS

The representations and warranties of Parent and Merger Sub contained in this Agreement (a) that are qualified as to materiality or a Parent Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause (b) that have not had a Parent Material Adverse Effect.

8.2. PARENT’S AND MERGER SUB’S PERFORMANCE

Parent and Merger Sub shall have performed, in all material respects, their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

8.3. CONSENTS

Each of the Governmental Authorizations, the Parent Required Material Consents and the other Consents identified in Section 2.2 must have been obtained and must be in full force and effect without limitation or condition that has, or would be reasonably expected to have a Parent Material Adverse Effect. If a filing pursuant to the HSR Act is required, the applicable waiting period under the HSR Act shall have expired or been terminated.

8.4. OFFICER’S CERTIFICATE

Parent shall have delivered to the Company a certificate, executed on behalf of Parent and Merger Sub by an authorized executive officer of Parent, and dated as of the Closing Date that the conditions set forth in Sections 8.1, 8.2, 8.3 and 8.6 have been duly satisfied.

8.5. FEES AND EXPENSES

At Closing, all reasonable fees and expenses of the Special Committee and its advisors, including all reasonable attorneys’ and other professional fees shall be paid in full.

8.6. NO PROCEEDINGS

There shall not be pending any Proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain material damages from the Company; or (c) which would materially and adversely affect the right of Surviving Corporation to own the assets or operate the business of the Company.

8.7. LEGAL OPINION

The Company shall have received the written opinion of Holme Roberts & Owen LLP, in form and substance reasonably satisfactory to it, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as customary representation letters of Parent, Merger Sub and Company.

ARTICLE 9: TERMINATION

9.1. TERMINATION

This Agreement may be terminated prior to the Effective Time (whether before or after the approval of this Agreement by the Company’s Shareholders):

(a) by mutual written consent of Parent and the Company.

(b) by either Parent or the Company if:

(i) if the Merger shall not have been consummated by July 31, 2004 (unless the failure to consummate the Merger is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Effective Time);

(ii) any Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

(iii) (A) the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s Shareholders shall have voted on a proposal to approve this Agreement, and (B) this Agreement shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Company Shareholder Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(iii) if the failure to obtain such Shareholder approval is attributable to a failure on the part of such Party to perform any material obligation required to be performed by such Party at or prior to the Effective Time.

(c) by the Company if:

(i) [Intentionally omitted.]

(ii) prior to the approval of this Agreement by the Required Company Shareholder Vote, (A) any of Parent’s or Merger Sub’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied, or (B) (1) any of Parent’s or Merger Sub’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied and (2) such inaccuracy has not been cured by Parent or Merger Sub, as applicable, within five Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (C) any of Parent’s or Merger Sub’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.2 could not be satisfied; provided, that the Company may not terminate this Agreement pursuant to this Section 9.1(c)(ii) if the Company is at such time in material breach of its obligations under this Agreement; or

(iii) prior to the approval of this Agreement by the Required Company Shareholder Vote, (i) a bona fide written proposal to acquire (by merger or otherwise) all of the outstanding shares of Company Common Stock (other than Company Common Stock owned by the Person making the proposal) is made by a third party to the Company after the date of this Agreement and is not withdrawn; (ii) the Company provides Parent with at least five Business Days prior notice of any meeting of the Company’s board of directors at which the board of directors will consider and determine whether such offer is a Superior Proposal, during which five-Business Day period the Company shall cause its financial and legal advisors to negotiate in good faith with Parent in an effort to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; (iii) notwithstanding such negotiations and adjustments pursuant to clause (ii) above, the Company’s board of directors determines in good faith that such offer constitutes a Superior Proposal, (iv) in light of such Superior Proposal, the Special Committee and board of directors of the Company shall have determined in good faith, after having taken into account the written advice of the Company’s outside legal advisors, that termination of this Agreement is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s Shareholders under applicable Law, (v) the Company and its Representatives have complied in all material respects with Section 4.3, (vi) the Company pays the Damage Payment and expenses provided for under Section 9.3(a) prior to termination, and (vii) the board of directors of the Company concurrently approves, and the Company concurrently enters into, a binding definitive written agreement providing for the implementation of such Superior Proposal.

(d) by Parent if:

(i) [Intentionally omitted.]

(ii) any of the following have occurred: (a) the Company’s board of directors recommends to the Company’s Shareholders any Acquisition Proposal, Significant Proposal or Superior Proposal; (b) the Company enters into any agreement, letter of intent or similar document (other than a confidentiality or other similar agreement executed in accordance with Section 4.3(c)) contemplating or otherwise relating to any Acquisition Proposal, Significant Proposal or Superior Proposal; (c) the Company’s board of directors or any committee thereof shall have withdrawn, modified or changed, or publicly proposed to withdraw, modify or change, in a manner adverse to Parent or Merger Sub the Company Board Recommendation; or (d) the Company’s board of directors shall have resolved to do any of the foregoing; or

(iii) prior to the approval of this Agreement by the Required Company Shareholder Vote, (A) any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied, or (B) (1) any of the Company’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied, and (2) such inaccuracy has not been cured by the Company within five Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (C) any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.2 could not be satisfied; provided, that Parent may not terminate this Agreement pursuant to this Section 9.1(d)(iii) if either the Parent or Merger Sub is at such time in material breach of its obligations under this Agreement.

9.2. EFFECT OF TERMINATION

If this Agreement is terminated as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that this Section 9.2 and Section 9.3 and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect. Any confidentiality, non-disclosure agreement or other similar agreements by or among the Parties shall also survive the termination of this Agreement.

9.3. EXPENSES/DAMAGE UPON TERMINATION

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, however, that if this Agreement is terminated (i) by Parent pursuant to Section 9.1(d), (ii) by the Company pursuant to Section 9.1(c)(iii), or (iii) by Parent or the Company pursuant to Sections 9.1(b)(i) or 9.1(b)(iii) and, in the case of such a termination pursuant to Sections 9.1(b)(i) or 9.1(b)(iii), (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been received by the Company and/or publicly announced or otherwise publicly communicated to the Company’s Shareholders generally and (B) prior to the twelve month anniversary of such termination, the Company shall enter into a definitive agreement with respect to such Acquisition Proposal or such Acquisition Proposal is consummated, then the Company shall, in the case of clause (i), not later than one Business Day following such termination, in the case of clause (ii), as provided in Section 9.1(c)(iii), or in the case of clause (iii), not later than one Business Day following the Company entering into a definitive agreement with respect to, or the consummation of, the Acquisition Proposal prior to the twelve month anniversary of such termination, make a nonrefundable cash payment to Parent in an amount equal to $2,500,000 (the “Damage Payment”), together with the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with any of the Contemplated Transaction. The Company acknowledges that the agreements contained in this Section 9.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 9.3(a), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 9.3(a), the Company shall pay to Parent or Merger Sub, as the case may be, its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank One, NA in effect on the date such payment was required to be made.

(b) Notwithstanding the preceding, in the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), then Parent shall make a nonrefundable cash payment to the Company equal to the Damage Payment, together with the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of this Agreement and otherwise in connection with any other Contemplated Transaction.

(c) THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE DAMAGE PAYMENT (TOGETHER WITH THE PAYMENT OF APPLICABLE COSTS AND EXPENSES) SHALL BE DEEMED TO BE SOLE AND EXCLUSIVE LIQUIDATED DAMAGES FOR THE TERMINATION OF THIS AGREEMENT FOR THE CAUSES DESCRIBED IN SECTION 9.3(a) AND SECTION 9.3(b), AS APPLICABLE.

ARTICLE 10: GENERAL PROVISIONS

10.1. NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a Party may designate by notice to the other Parties):

If to the Company:

Equity Oil Company

10 West Broadway, Suite 806

Salt Lake City, Utah 84101

        Attn: Paul M. Dougan

Facsimile No.: (801) 521-3534

E-mail Address: pdougan@xmission.com

With a copy (which will not constitute notice) to:

Holme Roberts & Owen LLP

299 South Main Street, Suite 1800

Salt Lake City, Utah 84111

        Attn: Stuart A. Fredman

Facsimile No.: (801) 521-9639

E-mail Address: stuart.fredman@hro.com

If to Parent or Merger Sub:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

        Attn: James J. Volker, President and CEO

Facsimile No.: (303) 861-4023

E-mail Address: JimV@whiting.com

With a copy (which will not constitute notice) to:

Welborn Sullivan Meck & Tooley, P.C.

821 – 17th Street, Suite 500

Denver, Colorado 80202

        Attn: Kendor P. Jones

Facsimile No.: (303) 832-2366

E-mail Address: kjones@wsmtlaw.com

and

Foley & Lardner

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

        Attn: Benjamin F. Garmer, III

Facsimile No.: (414) 297-4900

E-mail Address: bgarmer@foley.com

10.2. FURTHER ACTIONS

Upon the request of any Party to this Agreement, the other Parties will (a) furnish to the requesting Party any additional information, (b) execute and deliver any other documents and (c) take any other actions as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement and the Contemplated Transactions.

10.3. INCORPORATION OF SCHEDULES AND EXHIBITS

The Schedules and Exhibits identified in this Agreement, including the Company Disclosure Schedule and any supplements thereto, are incorporated herein by reference and made a part of this Agreement.

10.4. ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements among the Parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the approval of this Agreement by the Company’s Shareholders); provided, however, that after any such approval of this Agreement by the Company’s Shareholders, no amendment shall be made which by Law requires further approval of the Company’s Shareholders without the further approval of such Shareholders. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by all of the Parties to this Agreement.

10.5. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and all rights to any causes of action relating thereto shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

10.6. TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.7. DRAFTING AND REPRESENTATION

The Parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any Party because that Party or its legal representative drafted the provision.

10.8. SEVERABILITY

If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.9. ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties; provided, however, Parent can assign all of its rights and obligations under this Agreement to any Affiliate of Parent so long as Parent unconditionally guarantees the obligations of such Affiliate. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of each Party’s successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section and for the provisions of Article 1 (collectively, “Third-Party Provisions”). The Third-Party Provisions may be enforced by the beneficiaries thereof.

10.10. ENFORCEMENT OF AGREEMENT

Each Party acknowledges and agrees that the other Party could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, each Party agrees that, in addition to any other right or remedy to which the other Party may be entitled, at Law or in equity, but subject to the provisions of Section 9.3, the other Party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.11. WAIVER

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.12. GOVERNING LAW

This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Colorado (without giving effect to principles of conflict of law).

10.13. JURISDICTION; SERVICE OF PROCESS

Any action, hearing, suit or Proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Colorado, City and County of Denver, or, if it has or can acquire jurisdiction, in the federal courts located in the State of Colorado, City and County of Denver. Each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The Parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any Party anywhere in the world.

10.14. COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

[The remainder of this page intentionally left blank]

The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

WHITING PETROLEUM CORPORATION

By:	/s/ James J. Volker
James J. Volker, President and CEO

WPC EQUITY ACQUISITION CORP.

By:	/s/ James J. Volker
James J. Volker, President and CEO

EQUITY OIL COMPANY

By:	/s/ Paul M. Dougan
Paul M. Dougan, President and CEO

EXHIBIT A

CONSTRUCTION AND DEFINITIONS

1. CONSTRUCTION

Any reference in the Agreement (as defined below) to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to the Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of the Agreement. In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) “or” is used in the inclusive sense of “and/or”;

(i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

2. DEFINITIONS

For the purposes of the Agreement, the following terms and variations on them have the meanings specified in this Section:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than Parent, Merger Sub or any of their affiliates) directly or indirectly acquires beneficial or record ownership of securities representing more than 9.9% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues or sells securities representing more than 9.9% of the outstanding securities of any class of voting securities of the Company; or

(b) any sale (other than sales of Inventory in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of Inventory in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for a material portion of the consolidated net revenues, net income or assets of the Company.

“Affiliate” of a specified Person means a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Agreement” is defined in the first paragraph of the Agreement.

“Articles of Merger” is defined in Section 1.3.

“Balance Sheet” is defined in Section 2.5.

“Business Day” means any day other than a Saturday, a Sunday or a day when commercial banks in Salt Lake City, Utah or Denver, Colorado are authorized by law, rule or regulation to be closed. In computing time periods, the first Business Day following the occurrence of the applicable event shall be counted as the first day of the time period.

“CBCA” is defined in Section 1.2.

“Closing” is defined in Section 1.3.

“Closing Date” is defined in Section 1.3.

“Code” is defined in the Preliminary Statements to this Agreement.

“Company” is defined in the first paragraph of the Agreement.

“Company Board Recommendation” is defined in Section 2.9(a).

“Company Common Stock” means the common stock, $1.00 par value per share, of the Company.

“Company Contract” means any legally binding Contract (a) under which the Company has or may acquire rights, (b) under which the Company is or may become subject to Liability or (c) by which the Company or any of its assets is or may become bound.

“Company Disclosure Schedule” means the Disclosure Schedule delivered pursuant to Article 2 by the Company to Parent concurrently with the execution and delivery of the Agreement, together with any updates to it permitted by the Agreement.

“Company Leases” is defined in Section 2.20(d).

“Company Material Adverse Effect” means an event, violation, inaccuracy, circumstance or other matter that would have a material adverse effect on the long-term business, condition, capitalization, assets, liabilities, operations or financial performance of the Company taken as a whole; provided, however, that solely for purposes of the representations and warranties set forth in Sections 2.6, 2.11 and 2.20(b), “Company Material Adverse Effect” means events, violations, inaccuracies, circumstances or other matters that would have an adverse impact on the results of its operations or financial or other condition of an amount in excess of $6,000,000; provided, further, that in any event, the following shall not be deemed to constitute, create or cause a Company Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and gas industry such as fluctuations in the price of oil and gas, and that result from international, national, regional, state or local economic conditions, from general developments or conditions in the industry in which the Company conducts business or from other general economic conditions, facts or circumstances that are not subject to the control or such Party, (ii) that result from any of the Contemplated Transactions and public announcement thereof, (iii) that result from any change in the trading prices or volumes of the capital stock of the Company, (iv) that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, without limitation, the occurrence of one or more terrorist attacks or (v) that result from any change resulting from the actions of Parent. The method of determining the amount of a Company Material Adverse Effect resulting from a violation, inaccuracy or breach of the Company’s representations and warranties set forth in Section 2.11 and Section 2.20(b) shall be determined in accordance with Schedule 1.

“Company Material Contracts” is defined in Section 2.12.

“Company Oil and Gas Properties” is defined in Section 2.20(b).

“Company Required Material Consents” is defined in Section 2.2(b).

“Company Reserve Report” means the report of Ryder Scott Company containing estimates of the Company’s oil and gas reserves as of October 1, 2003.

“Company SEC Reports” means (a) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning since January 1, 2001, (b) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (a) above, (c) all proxy statements relating to the Company’s meetings of Shareholders (whether annual or special) held, and all information statements relating to Shareholder consents, since the beginning of the first fiscal year referred to in clause (a) above, (d) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (a) above, and (e) all other forms, reports, registration statements and other documents filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (a) above.

“Company Shareholders’ Meeting” is defined in Section 5.2.

“Company Stock Certificate” means any validly issued certificate representing shares of Company Common Stock.

“Company Stock Options” is defined in Section 1.5(d).

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions to be carried out in accordance with the Agreement, including the merger of Merger Sub with and into the Company, the performance by the Parties of their other obligations under the Agreement.

“Contract” means any contract, agreement, commitment, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation (whether written or oral and whether express or implied) that is legally binding.

“Contravene” or “Contravention” — an act or omission would “Contravene” something if, as the context requires:

(a) the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it;

(b) the act or omission would give any Governmental Body or other Person the right to revoke, withdraw, suspend, cancel, terminate or modify it, to exercise any remedy or obtain any relief under it or to declare a default or accelerate the maturity of any obligation under it; or

(c) the act or omission would result in the creation of an Encumbrance on the stock or any of the assets of the Company.

“Converted Option” is defined in Section 1.5(e).

“Damage Payment” is defined in Section 9.3(a).

“Defensible Title” is defined in Section 2.20(c).

“Effective Time” is defined in Section 1.3.

“Encumbrance” means any mortgage, pledge, claim, lien, security interest, encumbrance or restriction of any kind; provided, however, that the term “Encumbrance” does not include (a) mechanic’s, materialman’s or similar liens with respect to amounts arising or incurred in the Ordinary Course of Business, (b) statutory liens for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings, (c) liens securing rental payments under capital lease arrangements, (d) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance or zoning, entitlement and other land use and environmental regulations by any Governmental Body, (e) Permitted Encumbrances, (f) any Encumbrance on or affecting the applicable Party’s properties and assets which is discharged at or prior to the Effective Time or disclosed on the such Party’s Disclosure Schedule; and (g) such other imperfections in title, charges, easements, restrictions and Encumbrances which do not result in a Company or Parent Material Adverse Effect, as applicable.

“Entity” means any corporation, general partnership, limited liability company, limited partnership, limited liability partnership, joint venture, estate, trust, company, firm, society or other enterprise, association or organization.

“Environment” means the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any applicable binding and enforceable federal or state Law relating to the Environment or Hazardous Materials, as currently enforced, including the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., as amended, Resource Conservation and Recovery Act; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 1.6(a).

“Exchange Fund” is defined in Section 1.6(a).

“Exchange Ratio” is defined in Section 1.5(a).

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by such Person and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by such Person.

“Form S-4” is defined in Section 5.1.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Governing Document” means any charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation or organization of an Entity, and any Contract among all equity holders, partners or members of an Entity.

“Governmental Authorization” means any Consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other Entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (f) official of any of the foregoing.

“Hazardous Materials” means any substances in reportable quantities that are classified as of the date of this Agreement pursuant to Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “toxic pollutants,” “hazardous air pollutants.”

“HSR Act” is defined in Section 2.2.

“Indemnified Parties” is defined in Section 5.5(a).

“Intellectual Property” is defined in Section 2.18.

“Knowledge” means, with respect to any Party, the actual knowledge of such Party’s directors or officers.

“Law” means any constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law, principle of common law or notice of any Governmental Body.

“Liabilities” includes liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Merger” is defined in the Preliminary Statements.

“Merger Consideration” is defined in Section 1.5(a).

“Option Plans” is defined in Section 1.5(d).

“Merger Sub” is defined in the first paragraph of the Agreement.

“Merger Sub Common Stock” means the common stock of Merger Sub.

“Options” is defined in Section 2.3.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator, and any Contract with any Governmental Body pertaining to compliance with Law.

“Ordinary Course of Business” refers to actions taken in such Person’s normal operation, consistent with its past practice and having no Company or Parent Material Adverse Effect, as applicable.

“Parent” is defined in the first paragraph of the Agreement.

“Parent Balance Sheet” is defined in Section 3.5.

“Parent Common Stock” means the Common Stock, $0.001 par value per share, of Parent.

“Parent Disclosure Schedule” means the Disclosure Schedule delivered pursuant to Article 3 by Parent and Merger Sub to the Company concurrently with the execution and delivery of the Agreement, together with any updates to it permitted by the Agreement.

“Parent Leases” is defined in Section 3.12.

“Parent Material Adverse Effect” means an event, violation, inaccuracy, circumstance or other matter that would have a material adverse effect on the long-term business, condition, capitalization, assets, Liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole; provided, however, that the following shall not be deemed to constitute, create or cause a Parent Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and industry such as fluctuations in the price of oil and gas, and that result from international, national, regional, state or local economic conditions, from general developments or conditions in the industry in which Parent conducts business or from other general economic conditions, facts or circumstances that are not subject to the control or such Party, (ii) that result from any of the Contemplated Transactions and public announcement thereof, (iii) that result from any change in the trading prices or volumes of the capital stock of Parent; (iv) that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, without limitation, the occurrence of one or more terrorist attacks; or (v) that result from any change resulting from the actions of the Company.

“Parent Oil and Gas Properties” is defined in Section 3.12.

“Parent Required Material Consents” is defined in Section 3.2(b).

“Parent Reserve Report” means the report of Ryder Scott Company, Cawley, Gillespie & Associates, Inc. and R.A. Lenser & Associates, Inc., containing estimates of the Parent’s and WOGC’s oil and gas reserves as of October 7, 2003.

“Parent SEC Reports” means all forms, reports, registration statements and other documents filed by Parent with the SEC.

“Party” means the Company, Parent or Merger Sub.

“Permits” is defined in Section 2.13.

“Permitted Encumbrances” is defined in Section 2.20(d).

“Person” refers to an individual or an Entity.

“Petrie Parkman” is defined in Section 2.9(c).

“Pre-Closing Period” is defined in Section 4.1.

“Proceeding” means any action, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Proxy Statement/Prospectus” is defined in Section 5.1.

“Reasonable Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Reasonable Best Efforts under the Agreement will not be required to make any material change to its business, dispose of any material asset, expend material funds, incur any material burden or take actions that would result in a material adverse change in the benefits to such Person of the Agreement and the Contemplated Transactions.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

“Required Company Shareholder Vote” means the affirmative vote in favor of the Agreement and the Merger by the holders of two-thirds (2/3) of the issued and outstanding shares of Company Common Stock entitled to vote on the matter.

“SEC” means the United States Securities and Exchange Commission and any successor agency performing similar functions.

“Secretary of State” is defined in Section 1.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means record and beneficial holders of the Shares of Company Common Stock.

“Shares” means shares of Company Common Stock.

“Significant Proposal” means any bona fide written proposal made by a third party (other than by Parent, Merger Sub or any of their affiliates) to acquire directly or indirectly (i) all the equity securities or (ii) the assets of the Company substantially as an entirety, which the Company board of directors determines in good faith, (a) could be more favorable from a financial point of view to the Company’s Shareholders than the Contemplated Transactions, and (b) is reasonably capable of being consummated.

“Special Committee” means that committee of independent directors established by the Company’s board of directors to evaluate the fairness of the Agreement and the Contemplated Transactions to the Company’s Shareholders.

“Subsidiary” of any Entity means any Entity of which such Entity directly or indirectly owns or has a right to acquire, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable the Entity owning the securities to elect at least a majority of the members of such Entity’s board of directors or other governing body, and (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means any bona fide written proposal made by a third party (other than by Parent, Merger Sub or any of their affiliates) to acquire directly or indirectly (i) all the equity securities or (ii) the assets of the Company substantially as an entirety, which the Company board of directors determines in good faith (after consultation with its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, (x) would, if consummated, be more favorable from a financial point of view, to the Shareholders than the Contemplated Transactions, (y) is made by a third party that has the good faith intent to proceed with negotiations and has the financial and other capability to consummate and (z) is reasonably likely to be consummated without undue delay. In the event that the Superior Proposal is a cash offer, such offer must be fully financed (which for the purposes of this Agreement shall mean the receipt of a commitment letter, from a reputable Person capable of financing the transaction, subject only to normal and customary conditions).

“Surviving Corporation” is defined in Section 1.1.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment and social security taxes, that are imposed by any Governmental Body, and including any interest, penalties or additions to tax attributable thereto.

“Tax Return” means any report, return or other information required to be supplied to a Governmental Body in connection with any Taxes.

“Third-Party Provisions” is defined in Section 10.9.

“WOGC” means (i) Whiting Oil and Gas Corporation, a Delaware corporation and wholly-owned Subsidiary of Parent and (ii) any other “significant subsidiary” within Rule 1-02(w) or Regulation S-X of the Securities Act.

EXHIBIT B

CONFIDENTIALITY AGREEMENT

                    ,

[Other Person’s Name and Address]

Attention: [Name of Contact at other Person]

To Whom It May Concern:

Equity Oil Company (“Equity”) and [Other Person (“X”)] (each referred to as a “Company” and collectively referred to as the “Companies”) have a preliminary interest in exploring a possible negotiated transaction that might involve a merger or other form of business combination of the Companies. In connection with [X’s] analysis of such a transaction, [X] has requested or may request in the future certain oral and written information concerning Equity, which information may be furnished by officers, directors, employees and/or agents or representatives of Equity (collectively, the “Information”). As a condition to being furnished with the Information, [X] agrees (and agrees to cause its affiliates and direct its advisors) to treat all Information in accordance with, and otherwise to comply with, the following terms and conditions of this letter agreement (this “Agreement”):

1. All Information furnished will be used by [X] solely for the purpose of evaluating a possible negotiated transaction between the Companies, approved by the board of directors of the Companies, and will not be used in any way directly or indirectly detrimental to Equity, and unless and until the Companies have completed a negotiated transaction pursuant to a definitive agreement (the “Transaction Agreement”) such Information will be kept confidential by [X] and its affiliates and advisors; provided, however, that [X] may disclose the furnished Information or portions thereof to those of its directors, officers and employees and representatives of its advisors (the persons to whom such disclosure is permissible being collectively called “Representatives”) who need to know such Information for the purpose of evaluating the possible transaction (it being understood that those Representatives will be informed of the confidential nature of the Information, will agree to be bound by this Agreement and will be directed by [X] not to disclose to any other person any Information relating to Equity).

[X] agrees to be responsible for any breach of this Agreement by its affiliates, advisors or Representatives.

If [X] is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Information furnished in the course of its dealings with Equity or its affiliates or advisors, [X] will (i) provide Equity with prompt notice thereof and copies of the documents requested or required to be disclosed so that Equity may seek an appropriate protective order or other appropriate remedy, or waive compliance with the provisions of this Agreement and (ii) consult with Equity as to the advisability of [X’s] taking of legally available steps to resist or narrow such request. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, [X] is nonetheless, in the written opinion of its legal counsel, compelled to disclose Information concerning Equity to any tribunal or to any party to a proceeding before any tribunal or else stand liable for contempt or suffer other censure or penalty, [X] may disclose such Information to such tribunal or party without liability hereunder; provided, however, that [X] shall give Equity written notice of the Information to be so disclosed as far in advance of its disclosure as is practicable and shall use its reasonable efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Information so required to be disclosed.

2. For the purposes of this Agreement, the term “Information” does not include any information that: (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by [X] or its affiliates, advisors or Representatives); (ii) is already in the possession of [X] at the time of such disclosure or thereafter becomes available to [X] on a nonconfidential basis from a source other than Equity or its affiliates, advisors or Representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to Equity of which [X] has knowledge after reasonable inquiry; or (iii) has already been or is hereafter independently acquired or developed by [X] without violating any confidentiality agreement with or other obligation of secrecy to [X].

3. If the Companies do not proceed with a transaction, or if Equity so requests at any time, [X] will return promptly to Equity all copies, extracts or other reproductions in whole or in part of the Information in the possession of [X] or its affiliates, advisors or Representatives, and [X] will destroy or cause to be destroyed all copies of any memoranda, notes, analyses, compilations, studies or other documents prepared by [X] or for its use based on, containing or otherwise reflecting any Information relating to Equity. Such destruction shall, if requested, be certified in writing to Equity by an authorized officer supervising such destruction.

4. Except with the prior written consent of the other Company or as required by applicable law, each Company will not, and will direct its affiliates, advisors and Representatives not to, disclose to any person either the fact that any investigations, discussions or negotiations are taking place concerning a possible transaction between the Companies or that any Information has been requested or received, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except to the extent that any such disclosure is, in the written opinion of counsel, required by applicable law. In the event either Company determines that it is required by applicable law to make any such disclosure, such Company shall so advise the other Company immediately and shall consult and cooperate to the greatest extent feasible with respect to the timing, manner and contents of such disclosure. The term “person” as used throughout this Agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership or other entity or individual.

5. Until the earliest to occur of (a) the execution by the Companies of a Transaction Agreement, or (b) two years from the date of this agreement, [X] agrees not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee or agent of Equity or its subsidiaries regarding its business, operations, prospects or finances, except with the express permission of Equity.

6. It is understood that the Companies will arrange for appropriate contacts for due diligence purposes. Unless otherwise agreed to by the Companies, all (i) communications regarding a possible transaction, (ii) requests for additional Information, (iii) requests for property or facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Petrie Parkman & Co., Inc. and [Name of Contact at other Person] at [X] or any other person they may designate in writing. [X] further agrees that for a period of one year from the date hereof, [X] will not offer employment to any of the employees of Equity (or any subsidiary thereof) with whom it has had contact during the period of its due diligence investigations, provided that this prohibition shall not apply to offers of employment made by [X] to the public or the industry generally, and that [X] shall not be prohibited from employing any such person who contacts [X] on his or her own initiative.

7. [X] understands and acknowledges that Equity is not and will not be (other than in the Transaction Agreement, if any) making any representation or warranty, express or implied, as to the accuracy or completeness of any furnished Information; and neither Equity nor any of its directors, officers, employees, stockholders, owners, affiliates, representatives or agents has or will have any liability to [X] or any other person (other than as provided in the Transaction Agreement, if any) resulting from any reliance upon or use of, or otherwise with respect to, any furnished Information.

8. [X] agrees that until the expiration of two years from the date of this Agreement, it shall not (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of Equity or any of its subsidiaries, (b) except at the specific written request of Equity, propose to enter into, directly or indirectly, any merger or business combination involving Equity or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of Equity or any of its subsidiaries, (c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Equity or any of its subsidiaries, (d) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of Equity or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Equity, (f) disclose any intention, plan or arrangement inconsistent with the foregoing or (g) advise, assist or encourage any other persons in connection with any of the foregoing. [X] also agrees during such period not to (i) request Equity (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provisions of this paragraph (including this sentence), or (ii) take any action which might require Equity to make a public announcement regarding the possibility of a business combination or merger.

9. Each of the Companies hereby acknowledges that it is aware, and that it has advised or will advise its directors, officers,

employees, agents and advisors who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has material, nonpublic information concerning the matters that are the subject of this Agreement from purchasing or selling securities of a company that may be a party to a transaction of the type contemplated by this Agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10. Each of the Companies also understands and agrees that, unless and until a Transaction Agreement has been executed and delivered, no contract or agreement providing for a transaction between the Companies shall be deemed to exist, and neither Company is or will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this Agreement or any other written or oral expression, except, in the case of this Agreement, for the matters specifically agreed to herein. Unless agreed otherwise, each of the Companies shall be responsible for its own expenses incurred in connection with the matters described in this Agreement. The agreement set forth in this paragraph may be modified or waived only by a separate writing by each of the Companies expressly so modifying or waiving such agreement. For purposes of this paragraph, the term “Transaction Agreement” does not include any executed letter of intent or any other preliminary written agreement which by its terms contemplates a further definitive agreement, nor does it include any written or verbal acceptance of any offer or bid that may be made in the future.

11. Each of the Companies agrees that the other Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available to the other Company at law or in equity, and that it shall not oppose the granting of such relief on the basis that the other party has adequate remedy at law. Each Company also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Utah and of the United States of America located in Utah for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any action, suit or proceedings brought against it in any such court. Each Company hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Utah or the United States of America located in Utah, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. No failure or delay by a Company in exercising any right, privilege or power under this Agreement will operate as a waiver thereof, and no variation shall be effective unless in writing and signed by an officer of the Company on its behalf.

12. [X] agrees that Equity reserves the right by written notice, in its sole and absolute discretion, to reject any or all proposals, to decline to furnish further Information and to terminate discussions and negotiations at any time. The exercise by Equity of the rights referred to in this paragraph shall not affect the enforceability of any provision of this Agreement.

13. This Agreement is for the sole benefit of the Companies and will be governed and construed in accordance with the laws of the State of Utah, without giving effect to the choice of law rules thereof.

14. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15. This Agreement is not assignable by either Company to any person or entity, including by operation of law, without the prior written consent of the other Company, and any assignment without the written consent shall be null and void. Subject to the foregoing, this Agreement shall be binding on the respective successors and assigns of the Companies.

16. This Agreement contains the entire agreement and understanding between the Companies as to the subject matter hereof and supersedes any prior agreements, commitments, representations, writings and discussions, whether oral or written, relating to that subject matter.

17. All obligations under this Agreement will expire two years from the date of this Agreement, except as otherwise set forth herein.

To confirm your agreement with the foregoing, please sign this Agreement and return one executed copy, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

EQUITY OIL COMPANY

By:
Paul M. Dougan
President and Chief Executive Officer

Confirmed and Agreed as of the date set forth below:

[Other Person]

By:

Date:

EXHIBIT C

RULE 145 AFFILIATES LETTER

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

Attn: James J. Volker, President and CEO

To Whom It May Concern:

I have been advised that I have been identified as a possible “affiliate” of Equity Oil Company, a Colorado corporation (the “Company”), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the General Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), although nothing contained herein shall be construed as an admission of such status or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter agreement.

Pursuant to the terms of an Agreement and Plan of Merger dated as of February 1, 2004 (the “Merger Agreement”) among Whiting Petroleum Corporation, a Delaware corporation (“Parent”), WPC Equity Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, I will receive Merger Consideration (as defined in the Merger Agreement), including shares of common stock, par value $0.001 per share of the Parent (“Parent Common Stock”), in exchange for shares of common stock, par value $1.00 per share of the Company (“Common Stock”), owned by me at the effective time of the Merger as determined pursuant to the Merger Agreement.

1. The undersigned hereby represents, warrants and covenants to Parent that in the event the undersigned receives any Parent Common Stock pursuant to the terms of the Merger Agreement and is deemed to be an “affiliate” of the Company for purposes of paragraphs (c) and (d) of Rule 145:

a. The undersigned shall not make any offer, sale, pledge, transfer or other disposition of shares of Parent Common Stock in violation of the Securities Act or the Rules and Regulations.

b. The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Parent Common Stock, to the extent the undersigned felt necessary, with the undersigned’s counsel or counsel for the Company.

c. The undersigned has been advised that the issuance of Parent Common Stock to the undersigned pursuant to the terms of the Merger Agreement has been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However,

the undersigned has also been advised that, because at the time the Merger Agreement and the transactions contemplated thereby are submitted for a vote of the shareholders of the Company, (i) the undersigned may be deemed to be an affiliate of the Company and (ii) the distribution by the undersigned of Parent Common Stock has not been registered under the Securities Act, the undersigned may not sell, transfer or otherwise dispose of the shares of Parent Common Stock issued to the undersigned pursuant to the terms of the Merger Agreement unless (A) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, (B) such sale, transfer or other disposition has been registered under the Securities Act or (C) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a “no action” letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

d. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by the undersigned or on the undersigned’s behalf under the Securities Act. Furthermore, except as provided in paragraph 2(a) below, Parent is under no obligation to take any other action necessary in order to make compliance with an exemption from such registration available.

e. The undersigned also understands that stop transfer instructions will be given to Parent’s transfer agent with respect to Parent Common Stock issued to the undersigned pursuant to the terms of the Merger Agreement, and there will be placed on the respective certificates for such Parent Common Stock a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended. The shares may not be sold, pledged or otherwise disposed of except in compliance with the requirements of Rule 145 or pursuant to a registration statement under, or in accordance with an exemption from the registration requirements of, the Securities Act of 1933, as amended.”

f. Execution of this letter shall not be considered an admission on the undersigned’s part that the undersigned is an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate.

2. By Parent’s acceptance of this letter Parent hereby agrees with the undersigned as follows:

a. For so long as and to the extent necessary to permit the undersigned to sell the shares of Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall take all such actions as are reasonably available to file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 145 and otherwise take all such actions as reasonably available to permit such sales or other dispositions pursuant to Rule 145 and Rule 144. Parent has filed, on a timely basis, all reports and data required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.

b. It is understood and agreed that certificates with the legend set forth in paragraph 1(e) above will, after surrender of such certificates, be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock, received pursuant to the terms of the Merger Agreement and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock, received pursuant to the terms of the Merger Agreement and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no-action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Securities Act no longer apply to the undersigned.

3. This letter shall be governed by, and construed in accordance with, the laws of the State of Colorado without giving effect to its principles or rules of conflicts of laws to the extent such principles or rules would require the application of the law of another jurisdiction.

Very truly yours,

By:
Name:
Title (if applicable):

Acknowledged and Accepted:
WHITING PETROLEUM CORPORATION

By:
James J. Volker, President and CEO

Schedule 1

Calculation Of Title Defects And Environmental Defects

Capitalized terms used but not defined in this Schedule 1 shall have the meanings assigned to such terms in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the Agreement to which this Schedule 1 is appended.

(a) Notice of Title Defects. In connection with the Parent’s due diligence review conducted prior to the Effective Time, the Parent may give the Company notice (a “Defect Notice”) of any Title Defect (as defined below). Such Defect Notice shall comply with the following:

(i) Such Defect Notice must be received by the Company on or before the Effective Time (the “Notice Deadline”).

(ii) Such Defect Notice shall be in writing and shall include the following:

(A) a description of each Company Oil and Gas Property that is affected by the Title Defect (a “Defective Interest”);

(B) the basis for treating such property as a Defective Interest and copies of supporting documents reasonably necessary for the Company to verify the existence of such asserted Title Defect;

(C) the Allocated Value (as defined below) of the affected property; and

(D) the Parent’s good faith estimate of the amount by which the Allocated Value of a Defective Interest has been reduced by the Title Defect (the “Defect Value”) (calculated pursuant to Section (a)(iii)).

(iii) In determining which portion of a property is a Defective Interest, it is the intent of the Parties to include only that portion of the property materially and adversely affected by the Title Defect. The Defect Value may not exceed the Allocated Value of the property and shall be determined by the parties in good faith taking into account all relevant factors, including without limitation, the following:

(A) the Allocated Value of the affected property;

(B) as to the well, lease and unit interests, the potential for or actual reduction in the NRI of the Defective Interest, or the potential for or actual increase in the WI to the extent such increase is not accompanied by a corresponding increase in NRI;

(C) the legal effect of the Title Defect;

(D) if the Title Defect is a lien or encumbrance on the property, the cost of removing such lien or encumbrance;

(E) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur; and

(F) whether the Company has received proceeds of production from the Defective Interest, consistent with the NRI set forth in the Company Reserve Report, for the last three years without interruption or challenge based on the Title Defect.

(b) Notice of Environmental Defects. In connection with the Parent’s due diligence review conducted prior to the Effective Time, the Parent may give the Company notice (an “Environmental Defect Notice”) of any violation of Environmental Laws, the presence of Hazardous Materials or any other Environmental Liabilities (an “Environmental Defect”) related to the Company Oil and Gas Properties existing as of the date of this Agreement. Notwithstanding the foregoing, Environmental Liabilities relating to (A) restoration or reclamation that does not involve a violation of Environmental Laws or the release or disposal of Hazardous Materials; (B) plugging and abandonment liabilities that do not involve a violation of Environmental Laws; or (C) employee health and safety, shall not be considered an Environmental Defect. Such Environmental Defect Notice shall be in writing, must be delivered by the Notice Deadline and shall include:

(i) a description of each Company Oil and Gas Property that is affected by the Environmental Defect (an “Environmental Defective Interest”);

(ii) sufficient detail to put the Company on reasonable notice of the nature of the Environmental Defect identified;

(iii) a description in reasonable detail of the investigation, removal, remediation or other action required to remedy the Environmental Defect (the “Cleanup”) and a calculation of the amount necessary to carry out the Cleanup, itemized in reasonable detail in accordance with the requirements of this Section (b); and

(iv) if applicable, a statement of the amount of Environmental Liabilities likely to be incurred by the Parent (or the Company) on account of the Environmental Defect, such amount to include the likely expense of defense in connection with any existing or probable third party action. The aggregate of claimed amounts in Section (b)(iii) and (iv) is herein called the “Environmental Defect Value.” The Environmental Defect Value shall be determined in accordance with the Lowest Cost Response (as defined below) applicable to such Environmental Defect and shall not include any internal costs of any Party associated with the Cleanup.

Related Definitions to be Added to Schedule 1

“Allocated Value” means the value allocated to the proved reserves for a particular Company Oil and Gas Property which shall be calculated by multiplying the discounted present value of the proved reserves for such Company Oil & Gas Property set forth in the Company Reserve Report at fifteen percent (15%) discount rate by a fraction, (x) the numerator of which is the total Merger Consideration paid for all Shares and (y) the denominator of which is total discounted present value of the proved reserves for all Company Oil & Gas Properties set forth in the Company Reserve Report at fifteen percent (15%) discount rate.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the condition present at (x) the lowest cost (considered as a whole taking into consideration any negative impact such response may have on the conduct of the Company’s oil and gas exploration and production business and any potential additional costs or liabilities that may arise as a result of such response) as compared to any other response that is consistent with Environmental Laws and (y) consistent with the policies of the Parent to address similar conditions present, if any, at the Parent’s properties. Taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be consistent with Environmental Laws, any requirements of contracts, leases or other agreements binding on the property and any requirements of any Governmental Body with jurisdiction (collectively, the “Environmental Requirements”). If taking no action is not consistent with the Environmental Requirements, the least costly non-permanent remedy (such as mechanisms to contain or stabilize Hazardous Materials, including caps, dikes, encapsulation, leachate collection systems, etc.) shall be the Lowest Cost Response, provided that such non-permanent remedy is consistent with the Environmental Requirements and least costly permanent remedy.

“Title Defect” means any lien, encumbrance, adverse claim, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders the title of the Company to be less than Defensible Title. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i) defects based solely on lack of information in the Company’s files provided that the public records contain such information;

(ii) defects in the early chain of title consisting of the mere failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless the Parent provides affirmative evidence that such failure or omission has resulted in another party’s actual and superior claim of title to the relevant property;

(iii) defects arising out of lack of survey, unless a survey is required by applicable laws or regulations;

(iv) defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription;

(v) defects arising out of lack of corporate or other entity authorization unless the Parent provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant property;

(vi) defects based on a gap in Company’s chain of title in the BLM records as to federal leases, or in the BIA or BLM records as to Native American leases, in the state’s records as to state leases or in the county records as to fee leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents shall be included in a Defect Notice; and

(vii) defects asserting a change in WI or NRI based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the date of the Company Reserve Report, to the extent reasonably anticipated by Parent prior to the execution of this Agreement.

Appendix B

600 Travis, Suite 7400

Houston, Texas 77002

713/650-3383 • Fax: 713/650-8461

February 1, 2004

The Board of Directors

Equity Oil Company

10 West, 300 South

Suite 806

Salt Lake City, Utah 84101

Members of the Board:

Whiting Petroleum Corporation, a Delaware Corporation (“Parent”), WPC Equity Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of Parent (“Sub”), and Equity Oil Company, a Colorado corporation (“Equity” or the “Company”) propose to enter into an agreement and plan of merger (the “Merger Agreement”) which provides for, among other things, the merger (the “Merger”) of Sub with and into Equity, as a result of which Equity will become a wholly owned subsidiary of Parent. Upon consummation of the merger, each share of common stock, par value $1.00 per share (the “Equity Common Stock”) of Equity issued and outstanding immediately prior to the Merger (other than Equity common stock held by Equity as treasury stock) will be converted into the right to receive 0.185 shares (the “Exchange Ratio”) of common stock, par value $0.001 per share, of Parent (the “Whiting Common Stock”).

You have requested our opinion as to whether the Exchange Ratio is fair from a financial point of view to the holders of the outstanding common shares of Equity.

In arriving at our opinion, we have, among other things:

1.	reviewed certain publicly available business and financial information relating to the Company, including (i) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 and (ii) its Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended September, 2003;

2.	reviewed certain information prepared and provided by the Company, including operating statements and unaudited financial statements for the year-to-date period ended December 31, 2003;

3.	reviewed certain publicly available business and financial information relating to Whiting, including its Registration Statement on Form S-1 dated November 20, 2003 and related audited financial statements for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002, and related unaudited financial statements for the fiscal quarter ended September 30, 2003;

DENVER 475 Seventeenth Street, Suite 1100 Denver, Colorado 80202 303/292-3877 • Fax: 303/292-4284	LONDON MacMillan House • 96 Kensington High Street London W8 4SG 20/7460-0902 • Fax: 20/7460-0906

4.	reviewed certain information prepared and provided by Whiting, including operating statements and unaudited financial statements for the year-to-date period ended December 31, 2003;

5.	reviewed certain estimates of the Company’s oil and gas reserves, including (i) estimates of proved and non-proved reserves prepared by the independent engineering firm of Ryder Scott Company, L.P. (“Ryder Scott”) as of October 1, 2003, (ii) estimates of proved and non-proved reserves in the Sacramento and Williston Basins prepared by Ryder Scott as of December 31, 2003, and (iii) estimates of proved reserves in the Bighorn Basin and Rangely Field prepared by Equity management as of December 31, 2003;

6.	reviewed certain estimates of Whiting’s oil and gas reserves, the including (i) estimates of proved reserves prepared by the independent engineering firms of Cawley, Gillespie & Associates, Inc., R.A. Lenser & Associates, Inc., and Ryder Scott Company, L.P. all as of December 31, 2003, and (ii) estimates of proved and non-proved reserves prepared by Whiting management as of December 31, 2003;

7.	analyzed certain historical and projected financial and operating data of the Company prepared by the management and staff of the Company;

8.	analyzed certain historical and projected financial and operating data of Whiting prepared by the management and staff of Whiting;

9.	discussed the current operations and prospects of the Company and Whiting with the management and staff of the Company and Whiting, respectively;

10.	reviewed the trading history of Equity Common Stock and Whiting Common Stock;

11.	compared recent stock market capitalization indicators for the Company and Whiting with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

12.	compared the financial terms of the Merger with the financial terms of other transactions that we deemed to be relevant;

13.	participated in certain discussions and negotiations among the representatives of Equity, Whiting and their respective legal advisors; and

14.	reviewed a draft dated January 30, 2004 of the Merger Agreement and drafts dated January 30, 2004 of the Shareholder Agreements among Parent and the Equity shareholders listed therein (together with the Merger Agreement, the “Agreements”); and

15.	reviewed such other financial studies and analyses and performed such other investigations and taken into account such other matters as we have deemed necessary or appropriate.

In connection with our opinion, we have assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to us by the Company and Whiting. We have further relied upon the assurances of representatives of the management of the Company and Whiting that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Whiting relating to the future financial and operational performance of the Company and Whiting, respectively. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management and staff of the Company and Whiting (and their engineering consultants, as applicable) relating to the oil and gas properties of the Company and Whiting, respectively. We have not made an independent evaluation or appraisal of the assets or liabilities of the Company or Whiting, nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with any such evaluations or appraisals. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Whiting. Consistent with the Merger Agreement, we have assumed that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have also assumed that the final forms of the Agreements will be substantially similar to the last drafts reviewed by us, and that the conditions precedent in the Merger Agreement are not waived. During the course of our engagement, we were asked by you to solicit indications of interest from various third parties regarding a transaction with the Company, and we have considered the results of such solicitation in rendering our opinion.

Our opinion relates solely to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Equity Common Stock. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement and our opinion does not constitute a recommendation to any holder of Equity Common Stock as to how such shareholder should vote on the Merger. Our opinion does not address the underlying business decision of the Company to engage in the Merger. We have not been asked to consider, and this opinion does not address, the tax consequences of the Merger to any particular shareholder of Equity, or the prices at which the Equity Common Stock or the Whiting Common Stock will actually trade at any time, including following the announcement or consummation of the Merger. We are not rendering any legal or accounting advice and understand the Company is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Merger. As you are aware, we are acting as financial advisor to Equity and we will receive a fee from Equity for our services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to Whiting, including acting as co-manager on the initial public offering of Whiting Common Stock, and have received customary fees for such services. Furthermore, in the ordinary course of business, we or our affiliates may trade in the debt or equity securities of the Company or Whiting for the accounts of our customers or for our own account and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets as they exist and can be evaluated on the date hereof and the conditions and prospects, financial and otherwise, of the Equity and Whiting as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Equity Common Stock.

Very truly yours, PETRIE PARKMAN & CO., INC.

By:	/s/ Jon C. Hughes

Appendix C

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT, dated as of February 1, 2004 (the “Agreement”), among Whiting Petroleum Corporation, a Delaware corporation (“Parent”), WPC Equity Acquisition Corp., a Colorado corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Paul M. Dougan (the “Shareholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and Equity Oil Company, a Colorado corporation, (the “Company”), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”); and

WHEREAS, as a condition to and inducement to entering into the Merger Agreement, Parent and Merger Sub have required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Acquisition Proposal” shall have the meaning set forth in Section 2 of Exhibit A of the Merger Agreement.

(b) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(c) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d 3 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)).

(d) “Common Stock” shall mean the common stock, $1.00 par value, of the Company.

(e) “Governmental Body” shall have the meaning set forth in Section 2 of Exhibit A of the Merger Agreement.

(f) “Person” shall mean an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

(g) “Proxy Statement/Prospectus” shall have the meaning set forth in Section 2 of Exhibit A of the Merger Agreement.

Capitalized terms used in this Agreement but otherwise not defined shall have the meanings set forth in the Merger Agreement.

2. Option.

(a) In order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholder hereby grants to Merger Sub an irrevocable option (a “Securities Option”) to purchase 481,629 shares of Common Stock (the “Existing Securities,” and together with any shares of Common Stock acquired by the Shareholder in any capacity after the date hereof and prior to the termination of this Agreement by means of purchase, dividend, distribution, exercise of warrants, options or other rights to acquire Common Stock or in any other way, the “Securities”) (the “Option Securities”) at $3.56 per share in cash upon the following conditions: (i) if the Merger Agreement is terminated pursuant to Section 9.1(c)(iii) or Section 9.1(d)(ii) thereof; or (ii) the Merger Agreement is terminated in accordance with Section 9.1(b)(i), Section 9.1(b)(iii), Section 9.1(d)(i) or Section 9.1(d)(iii) thereof and at any time after the date of this Agreement and prior to a termination under this subsection (ii), an Acquisition Proposal shall have been received by the Company and/or publicly announced or otherwise publicly communicated to the Company’s Shareholders generally and, prior to the 90th day after such termination, the Company shall enter into a definitive agreement with respect to such Acquisition Proposal or such Acquisition Proposal is consummated; then, in any such case, the Securities Option shall become exercisable, in whole or in part, upon the first to occur of any such event and remain exercisable in whole or in part until the date which is 90 days after the date of the occurrence of such event.

(b) In the event that Merger Sub wishes to exercise the Securities Option, Merger Sub shall send a written notice (the “Notice”) to the Shareholder identifying the place and date (not less than two nor more than 10 Business Days from the date of the Notice) for the closing of such purchase. At the closing, (i) against delivery of the Option Securities, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, Parent shall cause Merger Sub to make payment to the Shareholder of the aggregate price for the Option Securities by wire transfer of immediately available funds; and (ii) the Shareholder shall deliver to Merger Sub a duly executed certificate or certificates representing the number of Option Securities purchased from the Shareholder, together with transfer powers endorsed in blank relating to such certificates.

3. Additional Agreements.

(a) Voting Agreement. Subject to the Shareholder’s fiduciary duties as a director of the Company as set forth in Section 4.3 of the Merger Agreement and in accordance with Section 8 below, the Shareholder shall, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, vote (or cause to be voted) all Securities then held of record by the Shareholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any takeover Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in Articles 6, 7 or 8 of the Merger Agreement not being fulfilled.

(b) No Inconsistent Arrangements. Subject to the Shareholder’s fiduciary duties as a director of the Company as set forth in Section 4.3 of the Merger Agreement and in accordance with Section 8 below, the Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Shareholder shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Securities or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Securities or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to the Securities, (iv) deposit the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

(c) Grant of Irrevocable Proxy; Appointment of Proxy.

i. The Shareholder hereby grants to, and appoints, James J. Volker and James R. Casperson, or either of them, in their respective capacities as officers or directors of Parent, and any individual who shall hereafter succeed to any such office or directorship of Parent, and each of them individually, the Shareholder’s proxy, which is coupled with an interest and shall be irrevocable for so long as this Agreement is in full force and effect, and attorney in fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Securities, or grant a consent or approval in respect of the Securities in the manner set forth in Section 3.(a) hereof, to the extent permissible under applicable laws, rules and regulations.

ii. The Shareholder represents that any proxies heretofore given in respect of the Shareholder’s Securities are not irrevocable, and that any such proxies are hereby revoked.

iii. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder hereby affirms that the proxy set forth in this Section 3.(c) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the proxy granted herein is coupled with an interest and shall be irrevocable for so long as this Agreement is in full force and effect. Such proxy is executed and intended to be irrevocable in accordance with the provisions of Section 7-107-203 of the Colorado Business Corporation Act.

(d) No Solicitation. Subject to the Shareholder’s fiduciary duties as a director of the Company as set forth in Section 4.3 of the Merger Agreement and in accordance with Section 8 below, the Shareholder hereby agrees, in his capacity as a shareholder of the Company, that neither the Shareholder nor any of his representatives or agents shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal. The Shareholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Shareholder will promptly advise Parent of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period.

(e) Mutual Cooperation. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Body in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

(f) Waiver of Appraisal Rights. The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Shareholder may have.

(g) Proxy Statement/Prospectus and Form S-4. The Shareholder hereby permits Parent and Merger Sub to publish and disclose in the Proxy Statement/Prospectus and the Form S-4 (including all documents, schedules and exhibits filed with the SEC) his identity and ownership of the Securities and the nature of his commitments, arrangements and understandings under this Agreement.

4. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Ownership of Securities. The Shareholder is the record and Beneficial Owner of the Existing Securities. On the date hereof, the Existing Securities constitute all of the Securities owned of record or Beneficially Owned (other than Securities owned by (i) the Shareholder’s spouse; (ii) a trust for which the Shareholder’s spouse acts as a trustee; or (iii) a family limited partnership of which the Shareholder is the general partner) by the Shareholder. The Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Securities with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. The Shareholder has the power and authority to enter into and perform all of the Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

(c) No Conflicts. Except for filings under the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Body for the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby and the compliance by the Shareholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Shareholder is a party or by which the Shareholder or any of his properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Shareholder or any of his properties or assets. Without limiting the foregoing, neither the Shareholder nor any “immediate family” (as defined in Rule 16a-1(e) of the Exchange Act) member of the Shareholder sharing the same household as the Shareholder has acquired Beneficial Ownership of any shares of Common Stock during the past six months in a transaction that was not exempt under Section 16(b) of the Exchange Act.

(d) No Liens; Title. Except as permitted by this Agreement, the Existing Securities and the certificates representing the Existing Securities are held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements, encumbrances, security interests or other adverse claims, other than any liens or proxies arising under this Agreement. Upon purchase of the Securities, Merger Sub will obtain good and marketable title to such Securities, free and clear of all adverse claims, liens, encumbrances and security interests.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f) Reliance by Parent. The Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

5. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to the Shareholder as follows:

(a) Power; Binding Agreement. Parent and Merger Sub each has the corporate power and authority to enter into and perform all of its respective obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub will not violate any other agreement to which Parent or Merger Sub is a party. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with the terms hereof. Without limiting the foregoing, the indemnification of the Shareholder contained in and as set forth in Section 9 below, is the legal, valid and binding obligation of Parent, enforceable in accordance with the terms thereof.

(b) No Conflicts. Except for filings under the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Body for the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby and the compliance by Parent or Merger Sub with the provisions hereof and (ii) none of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets.

6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7. Stop Transfer. The Shareholder shall not request that the Company register the transfer (book entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split, recapitalization, combination, exchange of shares or the like, the term “Securities” shall refer to and include the Securities as well as all such stock dividends and distributions and any shares into which or for which any and all of the Securities may be changed or exchanged.

8. Shareholder Capacity. By entering into this Agreement, the Shareholder shall not be deemed to make any agreement or understanding in this Agreement in his capacity as an officer or director of the Company. The Shareholder is entering into this Agreement solely in his individual capacity as the record owner and Beneficial Owner of the Securities. Nothing in this Agreement shall limit or affect any actions taken by the Shareholder in his capacity as an officer or director of the Company, including without limitation, any actions taken in accordance with the provisions of Section 4.3 of the Merger Agreement, Section 9.1(c)(iii) of the Merger Agreement, or any other provisions of the Merger Agreement.

9. Indemnification. Parent shall indemnify and hold harmless, to the fullest extent permitted by law, the Shareholder against any losses, claims, damages, liabilities, costs and expenses (including attorney’s fees) (“Losses”) arising out of any claim, action, suit or proceeding (a “Claim”) (other than any Claim arising out of a breach of a representation, warranty or covenant by the Shareholder made in this Agreement) against the Shareholder that is made against the Shareholder as a result of the transactions contemplated by this Agreement if and only to the extent that (a) the Shareholder is not indemnified and fully reimbursed by the Company for all Losses arising out of such Claim or (b) the Shareholder is not fully reimbursed by the insurance carrier under the Company’s directors’ and officers’ liability insurance policy for all Losses arising out of such Claim, and in the event of any such Claim, the Shareholder may retain counsel satisfactory to the Shareholder after consultation with Parent; provided, however, that (i) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to the Shareholder for any legal expenses subsequently incurred by the Shareholder in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Shareholder reasonably advises that there are issues that raise conflicts of interest between Parent and the Shareholder, the Shareholder may retain counsel satisfactory to the Shareholder after consultation with Parent, and Parent shall pay the fees and expenses of such counsel for the Shareholder, (ii) Parent shall in all cases be obligated pursuant to this Section 9 to pay for only one firm or counsel for the Shareholder, and (iii) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Shareholder desires to claim indemnification under this Section 9, upon learning of any such Claim, the Shareholder shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 9 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 9 shall not expire until 90 days following the termination of all statutes of limitations that may be construed to be applicable to the Shareholder in his capacity as a shareholder of the Company; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such claim. Parent shall advance all fees, costs and other expenses (“Expenses”) incurred by Shareholder in connection with any Losses arising out of any Claim (other than any Claim arising out of a breach of a representation, warranty or covenant by the Shareholder made in this Agreement) against the Shareholder that is made against the Shareholder as a result of the transactions contemplated by this Agreement if and only to the extent that (a) the Shareholder is not advanced such Expenses in full by the Company or (b) the Shareholder is not advanced such Expenses in full by the insurance carrier under the Company’s directors’ and officers’ liability insurance policy. The advances to be made hereunder shall be paid by the Parent to Shareholder as soon as practicable but in any event no later than ten Business Days after written demand by Shareholder therefor to the Parent. Such written demand shall include documentation describing the fees, costs and expenses incurred by Shareholder. The Shareholder agrees and acknowledges that the Shareholder will demand from the Company and the insurance carrier under the Company’s directors’ and officers’ liability insurance policy (A) indemnification and/or reimbursement for Losses arising out of any Claim hereunder and (B) advancement of Expenses incurred by the Shareholder in connection with any Losses arising out of any Claim hereunder prior to submitting such demands for indemnification, reimbursement and/or advancement to Parent pursuant to this Section 9.

10. Termination. The covenants, agreements and proxy contained herein with respect to the Securities shall terminate upon the earlier of (a) the Effective Time, (b) the date the Securities Option expires under Section 2 with respect to a termination of the Merger Agreement pursuant to Sections 9.1 (b)(i), 9.1(b)(iii), 9.1(c)(iii) or 9.1(d) thereof, (c) the termination of the Merger Agreement pursuant to Sections 9.1(a), 9.1(b)(ii), 9.1(c)(i) or 9.1(c)(ii) thereof or (d) the date upon which the Merger Agreement is amended without the consent of the Shareholder in a manner that is adverse to the shareholders of the Company (other than insignificant changes or amendments or other than to waive any condition other than the Minimum Condition). Sections 9, 10 and 11 shall survive the termination of this Agreement.

11. Miscellaneous.

(a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Securities and shall be binding upon any person or entity to which legal or Beneficial Ownership of the Securities shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder’s administrators or successors. Notwithstanding any transfer of Securities, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

(c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Shareholder or Parent and Merger Sub, as the case may be, provided that Parent or Merger Sub may assign, in sole discretion, rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations.

(d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e) Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

If to the Shareholder:

Paul M. Dougan

c/o Equity Oil Company

10 West Broadway, Suite 806

Salt Lake City, Utah 84101

Facsimile No.: (801) 521-3534

E-mail Address: pdougan@xmission.com

If to Parent or Merger Sub:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

        Attn: James J. Volker, President and CEO

Facsimile No.: (303) 861-4023

E-mail Address: JimV@whiting.com

With a copy (which will not constitute notice) to:

Welborn Sullivan Meck & Tooley, P.C.

821 – 17th Street, Suite 500

Denver, Colorado 80202

        Attn: Kendor P. Jones

Facsimile No.: (303) 832-2366

E-mail Address: kjones@wsmtlaw.com

and

Foley & Lardner

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

        Attn: Benjamin F. Garmer, III

Facsimile No.: (414) 297-4900

E-mail Address: bgarmer@foley.com

(f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

(k) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Colorado (without giving effect to principles of conflict of law). In addition, any action, hearing, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby must be brought in the courts of the State of Colorado, City and County of Denver, or, if it has or can acquire jurisdiction, in the federal courts located in the State of Colorado, City and County of Denver. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The parties agree that any or all of them may file a copy of this Section 11(k) with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in this Section may be served on any party anywhere in the world.

(l) Attorneys’ Fees. If any suit or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover, from the other party, reasonable attorneys’ fees and other costs incurred in that suit or proceeding, in addition to any other relief to which such party may be entitled.

(m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Shareholder have caused this Agreement to be duly executed as of the day and year first written above.

WHITING PETROLEUM CORPORATION

By:	/s/ James J. Volker
Name: James J. Volker
Title: President and Chief Executive Officer

WPC EQUITY ACQUISITION CORP.

By:	/s/ James J. Volker
Name: James J. Volker
Title: President and Chief Executive Officer

By:	/s/ Paul M. Dougan
Paul M. Dougan, solely in his individual capacity as a shareholder of Equity Oil Company

Appendix D

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT, dated as of February 1, 2004 (the “Agreement”), among Whiting Petroleum Corporation, a Delaware corporation (“Parent”), WPC Equity Acquisition Corp., a Colorado corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and John W. Straker, Jr. as Shareholder (as such term is defined below).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and Equity Oil Company, a Colorado corporation, (the “Company”), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”); and

WHEREAS, as a condition to and inducement to entering into the Merger Agreement, Parent and Merger Sub have required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Acquisition Proposal” shall have the meaning set forth in Section 2 of Exhibit A of the Merger Agreement.

(b) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(c) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d 3 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)).

(d) “Common Stock” shall mean the common stock, $1.00 par value, of the Company.

(e) “Governmental Body” shall have the meaning set forth in Section 2 of Exhibit A of the Merger Agreement.

(f) “Person” shall mean an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

(g) “Proxy Statement/Prospectus” shall have the meaning set forth in Section 2 of Exhibit A of the Merger Agreement.

(h) “Shareholder” shall mean John W. Straker, Jr. individually, and on behalf of Oxford Oil Company (an entity 100% owned by Mr. Straker), as applicable.

Capitalized terms used in this Agreement but otherwise not defined shall have the meanings set forth in the Merger Agreement.

2. Option.

(a) In order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholder hereby grants to Merger Sub an irrevocable option (a “Securities Option”) to purchase 1,520,709 shares of Common Stock (the “Existing Securities,” and together with any shares of Common Stock acquired by the Shareholder in any capacity after the date hereof and prior to the termination of this Agreement by means of purchase, dividend, distribution, exercise of warrants, options or other rights to acquire Common Stock or in any other way, the “Securities”) (the “Option Securities”) at $3.56 per share (the “Exercise Price”) in cash upon the following conditions: (i) if the Merger Agreement is terminated pursuant to Section 9.1(c)(iii) or Section 9.1(d)(ii) thereof; or (ii) the Merger Agreement is terminated in accordance with Section 9.1(b)(i), Section 9.1(b)(iii), Section 9.1(d)(i) or Section 9.1(d)(iii) thereof and at any time after the date of this Agreement and prior to a termination under this subsection (ii), an Acquisition Proposal shall have been received by the Company and/or publicly announced or otherwise publicly communicated to the Company’s Shareholders generally and, prior to the 90th day after such termination, the Company shall enter into a definitive agreement with respect to such Acquisition Proposal or such Acquisition Proposal is consummated; then, in any such case, the Securities Option shall become exercisable, in whole or in part, upon the first to occur of any such event and remain exercisable in whole or in part until the date which is 90 days after the date of the occurrence of such event.

(b) In the event that Merger Sub wishes to exercise the Securities Option, Merger Sub shall send a written notice (the “Notice”) to the Shareholder identifying the place and date (not less than two nor more than 10 Business Days from the date of the Notice) for the closing of such purchase. At the closing, (i) against delivery of the Option Securities, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, Parent shall cause Merger Sub to make payment to the Shareholder of the aggregate price for the Option Securities by wire transfer of immediately available funds; and (ii) the Shareholder shall deliver to Merger Sub a duly executed certificate or certificates representing the number of Option Securities purchased from the Shareholder, together with transfer powers endorsed in blank relating to such certificates. In the event that the Option Securities are acquired by Merger Sub pursuant to the exercise of the Securities Option (the “Acquired Securities”), the Shareholder shall be entitled to receive, and the Merger Sub shall promptly pay to the Shareholder, upon any subsequent disposition, transfer or sale (“Sale”) of the Acquired Securities during the term of this Agreement an amount per share in cash equal to 50% of the difference between the net proceeds received per share in the Sale and the Exercise Price. The Merger Sub shall only effect any Sale in an arms’ length bona fide transaction to an unaffiliated third party.

3. Additional Agreements.

(a) Voting Agreement. Subject to the Shareholder’s fiduciary duties as a director of the Company as set forth in Section 4.3 of the Merger Agreement and in accordance with Section 8 below, the Shareholder shall, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, vote (or cause to be voted) all Securities then held of record by the Shareholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any takeover Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in Articles 6, 7 or 8 of the Merger Agreement not being fulfilled.

(b) No Inconsistent Arrangements. Subject to the Shareholder’s fiduciary duties as a director of the Company as set forth in Section 4.3 of the Merger Agreement and in accordance with Section 8 below, the Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Shareholder shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Securities or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Securities or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to the Securities, (iv) deposit the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

(c) Grant of Irrevocable Proxy; Appointment of Proxy.

i. The Shareholder hereby grants to, and appoints, James J. Volker and James R. Casperson, or either of them, in their respective capacities as officers or directors of Parent, and any individual who shall hereafter succeed to any such office or directorship of Parent, and each of them individually, the Shareholder’s proxy, which is coupled with an interest and shall be irrevocable for so long as this Agreement is in full force and effect, and attorney in fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Securities, or grant a consent or approval in respect of the Securities in the manner set forth in Section 3.(a) hereof, to the extent permissible under applicable laws, rules and regulations.

ii. The Shareholder represents that any proxies heretofore given in respect of the Shareholder’s Securities are not irrevocable, and that any such proxies are hereby revoked.

iii. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder hereby affirms that the proxy set forth in this Section 3.(c) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the proxy granted herein is coupled with an interest and shall be irrevocable for so long as this Agreement is in full force and effect. Such proxy is executed and intended to be irrevocable in accordance with the provisions of Section 7-107-203 of the Colorado Business Corporation Act.

(d) No Solicitation. Subject to the Shareholder’s fiduciary duties as a director of the Company as set forth in Section 4.3 of the Merger Agreement and in accordance with Section 8 below, the Shareholder hereby agrees, in his capacity as a shareholder of the Company, that neither the Shareholder nor any of his representatives or agents shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal. The Shareholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Shareholder will promptly advise Parent of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period.

(e) Mutual Cooperation. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Body in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

(f) Waiver of Appraisal Rights. The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Shareholder may have.

(g) Proxy Statement/Prospectus and Form S-4. The Shareholder hereby permits Parent and Merger Sub to publish and disclose in the Proxy Statement/Prospectus and the Form S-4 (including all documents, schedules and exhibits filed with the SEC) his identity and ownership of the Securities and the nature of his commitments, arrangements and understandings under this Agreement.

4. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Ownership of Securities. The Shareholder is the record and Beneficial Owner of the Existing Securities. On the date hereof, the Existing Securities constitute all of the Securities owned of record or Beneficially Owned (other than Securities owned by (i) the Shareholder’s spouse; (ii) a trust for which the Shareholder’s spouse acts as a trustee; or (iii) a family limited partnership of which the Shareholder is the general partner) by the Shareholder. The Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Securities with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. The Shareholder has the power and authority to enter into and perform all of the Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

(c) No Conflicts. Except for filings under the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Body for the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby and the compliance by the Shareholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Shareholder is a party or by which the Shareholder or any of his properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Shareholder or any of his properties or assets. Without limiting the foregoing, neither the Shareholder nor any “immediate family” (as defined in Rule 16a-1(e) of the Exchange Act) member of the Shareholder sharing the same household as the Shareholder has acquired Beneficial Ownership of any shares of Common Stock during the past six months in a transaction that was not exempt under Section 16(b) of the Exchange Act.

(d) No Liens; Title. Except as permitted by this Agreement, the Existing Securities and the certificates representing the Existing Securities are held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements, encumbrances, security interests or other adverse claims, other than any liens or proxies arising under this Agreement. Upon purchase of the Securities, Merger Sub will obtain good and marketable title to such Securities, free and clear of all adverse claims, liens, encumbrances and security interests.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f) Reliance by Parent. The Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

5. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to the Shareholder as follows:

(a) Power; Binding Agreement. Parent and Merger Sub each has the corporate power and authority to enter into and perform all of its respective obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub will not violate any other agreement to which Parent or Merger Sub is a party. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with the terms hereof. Without limiting the foregoing, the indemnification of the Shareholder contained in and as set forth in Section 9 below, is the legal, valid and binding obligation of Parent, enforceable in accordance with the terms thereof.

(b) No Conflicts. Except for filings under the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Body for the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby and the compliance by Parent or Merger Sub with the provisions hereof and (ii) none of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets.

6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7. Stop Transfer. The Shareholder shall not request that the Company register the transfer (book entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split, recapitalization, combination, exchange of shares or the like, the term “Securities” shall refer to and include the Securities as well as all such stock dividends and distributions and any shares into which or for which any and all of the Securities may be changed or exchanged.

8. Shareholder Capacity. By entering into this Agreement, the Shareholder shall not be deemed to make any agreement or understanding in this Agreement in his capacity as an officer or director of the Company. The Shareholder is entering into this Agreement solely in his individual capacity as the record owner and Beneficial Owner of the Securities. Nothing in this Agreement shall limit or affect any actions taken by the Shareholder in his capacity as an officer or director of the Company, including without limitation, any actions taken in accordance with the provisions of Section 4.3 of the Merger Agreement, Section 9.1(c)(iii) of the Merger Agreement, or any other provisions of the Merger Agreement.

9. Indemnification. Parent shall indemnify and hold harmless, to the fullest extent permitted by law, the Shareholder against any losses, claims, damages, liabilities, costs and expenses (including attorney’s fees) (“Losses”) arising out of any claim, action, suit or proceeding (a “Claim”) (other than any Claim arising out of a breach of a representation, warranty or covenant by the Shareholder made in this Agreement) against the Shareholder that is made against the Shareholder as a result of the transactions contemplated by this Agreement if and only to the extent that (a) the Shareholder is not indemnified and fully reimbursed by the Company for all Losses arising out of such Claim or (b) the Shareholder is not fully reimbursed by the insurance carrier under the Company’s directors’ and officers’ liability insurance policy for all Losses arising out of such Claim, and in the event of any such Claim, the Shareholder may retain counsel satisfactory to the Shareholder after consultation with Parent; provided, however, that (i) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to the Shareholder for any legal expenses subsequently incurred by the Shareholder in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Shareholder reasonably advises that there are issues that raise conflicts of interest between Parent and the Shareholder, the Shareholder may retain counsel satisfactory to the Shareholder after consultation with Parent, and Parent shall pay the fees and expenses of such counsel for the Shareholder, (ii) Parent shall in all cases be obligated pursuant to this Section 9 to pay for only one firm or counsel for the Shareholder, and (iii) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Shareholder desires to claim indemnification under this Section 9, upon learning of any such Claim, the Shareholder shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 9 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 9 shall not expire until 90 days following the termination of all statutes of limitations that may be construed to be applicable to the Shareholder in his capacity as a shareholder of the Company; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such claim. Parent shall advance all fees, costs and other expenses (“Expenses”) incurred by Shareholder in connection with any Losses arising out of any Claim (other than any Claim arising out of a breach of a representation, warranty or covenant by the Shareholder made in this Agreement) against the Shareholder that is made against the Shareholder as a result of the transactions contemplated by this Agreement if and only to the extent that (a) the Shareholder is not advanced such Expenses in full by the Company or (b) the Shareholder is not advanced such Expenses in full by the insurance carrier under the Company’s directors’ and officers’ liability insurance policy. The advances to be made hereunder shall be paid by the Parent to Shareholder as soon as practicable but in any event no later than ten Business Days after written demand by Shareholder therefor to the Parent. Such written demand shall include documentation describing the fees, costs and expenses incurred by Shareholder. The Shareholder agrees and acknowledges that the Shareholder will demand from the Company and the insurance carrier under the Company’s directors’ and officers’ liability insurance policy (A) indemnification and/or reimbursement for Losses arising out of any Claim hereunder and (B) advancement of Expenses incurred by the Shareholder in connection with any Losses arising out of any Claim hereunder prior to submitting such demands for indemnification, reimbursement and/or advancement to Parent pursuant to this Section 9.

10. Termination. The covenants, agreements and proxy contained herein with respect to the Securities shall terminate upon the earlier of (a) the Effective Time, (b) the date the Securities Option expires under Section 2 with respect to a termination of the Merger Agreement pursuant to Sections 9.1 (b)(i), 9.1(b)(iii), 9.1(c)(iii) or 9.1(d) thereof, (c) the termination of the Merger Agreement pursuant to Sections 9.1(a), 9.1(b)(ii), 9.1(c)(i) or 9.1(c)(ii) thereof or (d) the date upon which the Merger Agreement is amended without the consent of the Shareholder in a manner that is adverse to the shareholders of the Company (other than insignificant changes or amendments or other than to waive any condition other than the Minimum Condition). Sections 9, 10 and 11 shall survive the termination of this Agreement.

11. Miscellaneous.

(a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Securities and shall be binding upon any person or entity to which legal or Beneficial Ownership of the Securities shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder’s administrators or successors. Notwithstanding any transfer of Securities, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

(c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Shareholder or Parent and Merger Sub, as the case may be, provided that Parent or Merger Sub may assign, in sole discretion, rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations.

(d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e) Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

If to the Shareholder:

John W. Straker, Jr.

4900 Boggs Road

Zanesville, Ohio 43702-0910

Facsimile No.: (740) 452-4505

E-mail Address: jwstrakes@hotmail.com

If to Parent or Merger Sub:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

Attn: James J. Volker, President and CEO

Facsimile No.: (303) 861-4023

E-mail Address: JimV@whiting.com

With a copy (which will not constitute notice) to:

Welborn Sullivan Meck & Tooley, P.C.

821 – 17th Street, Suite 500

Denver, Colorado 80202

Attn: Kendor P. Jones

Facsimile No.: (303) 832-2366

E-mail Address: kjones@wsmtlaw.com

and

Foley & Lardner

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attn: Benjamin F. Garmer, III

Facsimile No.: (414) 297-4900

E-mail Address: bgarmer@foley.com

(f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

(k) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Colorado (without giving effect to principles of conflict of law). In addition, any action, hearing, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby must be brought in the courts of the State of Colorado, City and County of Denver, or, if it has or can acquire jurisdiction, in the federal courts located in the State of Colorado, City and County of Denver. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The parties agree that any or all of them may file a copy of this Section 11(k) with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in this Section may be served on any party anywhere in the world.

(l) Attorneys’ Fees. If any suit or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover, from the other party, reasonable attorneys’ fees and other costs incurred in that suit or proceeding, in addition to any other relief to which such party may be entitled.

(m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Shareholder have caused this Agreement to be duly executed as of the day and year first written above.

WHITING PETROLEUM CORPORATION

By:	/s/ James J. Volker
Name: James J. Volker
Title: President and Chief Executive Officer

WPC EQUITY ACQUISITION CORP.

By:	/s/ James J. Volker
Name: James J. Volker
Title: President and Chief Executive Officer

By:	/s/ John W. Straker, Jr.
John W. Straker, Jr., solely in his individual capacity as a shareholder of Equity Oil Company

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors And Officers.

Under the provisions of Section 145 of the Delaware General Corporation Law, Whiting is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that Whiting may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Whiting or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to Whiting (except for expenses allowed by a court).

Whiting’s Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of Whiting to the full extent permitted by applicable law. Under the provisions of Whiting’s Amended and Restated By-Laws, Whiting is required to indemnify officers or directors to a greater extent than under the current provisions of Section 145 of the Delaware General Corporation Law. Except with respect to stockholder derivative actions, the By-Law provisions generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Whiting, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

The foregoing standards also apply with respect to the indemnification of expenses incurred in a stockholder derivative suit. However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In accordance with the Delaware General Corporation Law, Whiting’s Amended and Restated Certificate of Incorporation contains a provision to limit the personal liability of the directors of Whiting for violations of their fiduciary duty. This provision eliminates each director’s liability to Whiting or its stockholders, for monetary damages except (i) for breach of the director’s duty of loyalty to Whiting or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of are, including any such actions involving gross negligence.

Whiting maintains insurance policies that provide coverage to its directors and officers against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules.

(a) See the Exhibit Index included immediately preceding the exhibits to this registration statement.

(b) All of the financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the applicable instructions or are not applicable and therefore have been omitted.

Item 22.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado on March 18, 2004.

WHITING PETROLEUM CORPORATION

By:	/s/ James J. Volker

James J. Volker
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. Volker James J. Volker	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2004

/s/ James R. Casperson James R. Casperson	Chief Financial Officer (Principal Financial Officer)	March 18, 2004

/s/ Michael J. Stevens Michael J. Stevens	Controller and Treasurer (Principal Accounting Officer)	March 18, 2004

* Thomas L. Aller	Director	March 18, 2004

* Graydon D. Hubbard	Director	March 18, 2004

* J. B. Ladd	Director	March 18, 2004

* Kenneth R. Whiting	Director	March 18, 2004

*	By:	/s/ James J. Volker

James J. Volker
Attorney-in-fact

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EXHIBIT INDEX

EXHIBIT NUMBER		DESCRIPTION

2	—	Agreement and Plan of Merger, dated as of February 1, 2004, among Whiting Petroleum Corporation, WPC Equity Acquisition Corp. and Equity Oil Company (included as Appendix A to the proxy statement/prospectus which forms a part of this registration statement).

5	—	Opinion of Foley & Lardner LLP*

8	—	Tax Opinion of Holme Roberts & Owen LLP*

23.1	—	Consent of Deloitte & Touche LLP

23.2	—	Consent of PricewaterhouseCoopers LLP

23.3	—	Consent of Foley & Lardner LLP (contained in Exhibit 5)

23.4	—	Consent of Holme Roberts & Owen LLP (contained in Exhibit 8)

23.5	—	Consent of Cawley, Gillespie & Associates, Inc., Independent Petroleum Engineers to Whiting Petroleum Corporation

23.6	—	Consent of R.A. Lenser & Associates, Inc., Independent Petroleum Engineers to Whiting Petroleum Corporation

23.7	—	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers to Whiting Petroleum Corporation

23.8	—	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers to Equity Oil Company

23.9	—	Consent of Petrie Parkman & Co.

24	—	Powers of Attorney

99.1	—	Form of Proxy Card of Equity Oil Company

99.2	—	Shareholder Agreement, dated February 1, 2004, by and among Whiting Petroleum Corporation, WPC Equity Acquisition Corp. and Paul M. Dougan (included as Appendix C to the proxy statement/prospectus which forms a part of this registration statement).

99.3	—	Shareholder Agreement, dated February 1, 2004, by and among Whiting Petroleum Corporation, WPC Equity Acquisition Corp. and John W. Straker, Jr. (included as Appendix D to the proxy statement/prospectus which forms a part of this registration statement).

*	To be filed by amendment.

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